As filed with the Securities and Exchange Commission on June 3, 2022
Registration
No. 333-264427

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAST RADIUS, INC.
(Exact name of registrant as specified in its
charter)

Delaware	3559	85-3692788
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
113 N. May Street
Chicago, Illinois 60607
(888)
787-1629
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lou Rassey
Chief Executive Officer
c/o Fast Radius, Inc.
113 N. May Street
Chicago, Illinois 60607
(888)
787-1629
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua M. Samek, Esq.
Drew M. Valentine, Esq.
DLA Piper LLP (US)
200 South Biscayne Boulevard, Suite 2500
Miami, Florida 33131

(305)
423-8500
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated June 3, 2022
PROSPECTUS
Fast Radius, Inc.
Up to 83,205,293 Shares of Common Stock
Up to 6,891,667 Warrants

The selling securityholders named in this prospectus may offer and sell from time to time (i) up to 6,891,667 warrants to purchase shares of our common stock, par value $0.0001 per share (“
Common Stock
”), consisting of (A) 6,266,667 warrants (the “
Private Placement Warrants
”) to purchase shares of Common Stock issued to ENNV Holdings, LLC (the “
Sponsor
”) and Goldman Sachs Asset Management, L.P., in its capacity as investment adviser on behalf of its clients (“
GSAM
”) in a private placement that closed concurrently with our initial public offering (the “
ENNV IPO
” or “
Initial Public Offering
”) on February 11, 2021 and (B) up to 625,000 warrants (the “
Forward Purchase Warrants
”, and together with the Private Placement Warrants, the “
Warrants
”) issued at Closing (as defined below) to GSAM based on that certain Forward Purchase Agreement, dated as of January 24, 2021, by and between the Fast Radius, Inc. (formerly known as ECP Environmental Growth Opportunities Corp. (the “
Company
”)), the Sponsor and GSAM (as amended, the “
Forward Purchase Agreement
”), and (ii) up to 83,205,293 shares of Common Stock consisting of:

•	up to 8,625,000 shares of Common Stock issued at approximately $0.003 per share to the Sponsor and GSAM prior to the ENNV IPO (the “ Founder Shares ”);

•
up to 6,266,667 shares of Common Stock that are issuable by us upon exercise of the Private Placement Warrants, which Private Placement Warrants were originally purchased at a price of $1.50 per Private Placement Warrant (the “
Private Warrant Shares
”);

•
up to 625,000 shares of Common Stock that are issuable by us upon exercise of the Forward Purchase Warrants, which Forward Purchase Warrants were purchased at a price of approximately $0.42 per Forward Purchase Warrant (the “
Forward Purchase Warrant Shares
”);

•
up to 8,624,972 shares (the “
Public Warrant Shares
,” and together with the Private Warrant Shares and the Forward Purchase Warrant Shares, the “
Warrant Shares
”) of Common Stock that are issuable by us upon exercise of the public warrants (the “
Public Warrants
”) that were sold as part of the units in the ENNV IPO and that were previously registered;

•	up to 125,000 shares (the “ Forward Purchase Shares ”) that were issued and sold under the Forward Purchase Agreement to GSAM at a price of $10.00 per share;

•
up to 755,461 shares (the “
ECP Notes Shares
”) that were issued upon conversion of certain convertible notes issued by Legacy Fast Radius (as defined below) to an affiliate of the Sponsor, which were issued pursuant to the Merger Agreement (as defined below) in connection with the Business Combination (as defined below) as merger consideration at an acquiror share value of $10.00 per share;

•
up to 7,500,000 shares of Common Stock (the “
PIPE Shares
”) issued to certain investors (the “
PIPE Investors
”) at a price of $10.00 per share in private placements that closed concurrently with the Business Combination;

•
up to 39,286,460 shares of outstanding Common Stock held by certain of our directors, officers and affiliates (collectively, the “
Insider Shares
”), which were issued pursuant to the Merger Agreement in connection with the Business Combination as merger consideration at an acquiror share value of $10.00 per share;

•
up to 7,196,224 shares of Common Stock (the “
Control Earnout Shares
”), which our directors, officers and affiliates have the contingent right to receive upon our stock achieving certain trading price milestones on or prior to February 4, 2027;

•
up to 2,661,465 shares of Common Stock issuable upon exercise of outstanding options (the “
Options
” and the shares issuable upon exercise thereof, the “
Option Shares
”), which were assumed by the Company and converted into options for Common Stock in connection with the Business Combination and have an average weighted exercise price of $0.70 per share;

•
up to 970,952 shares of Common Stock underlying nonvested RSUs (the “
Executive RSUs
” and the shares subject to vesting thereunder, the “
RSU Shares
”) held by certain of our directors and officers that are subject to certain time-based vesting conditions, which were assumed by the Company and converted into RSUs for Common Stock in connection with the Business Combination based on an acquiror share value of $10.00 per share; and

•
up to 568,092 shares of Common Stock underlying outstanding restricted stock awards (the “
Executive RSAs
” and the shares subject to vesting thereunder, the “
RSA Shares
” held by certain of our directors and officers that are subject to certain time-based vesting conditions, which were assumed by the Company and converted into restricted stock awards for Common Stock in connection with the Business Combination based on an acquiror share value of $10.00 per share.

We refer to the Insider Shares, the Control Earnout Shares, the Option Shares, the RSU Shares and the RSA Shares, collectively, as the “Control Shares.”
In connection with the Business Combination, holders of 31,512,573 shares of Common Stock, or 91.34% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.01 per share, for an aggregate redemption amount of approximately $315.4 million. The shares of common stock being offered for resale pursuant to this prospectus by the selling securityholders represent approximately 74.8% of shares outstanding on a fully diluted basis as of June 1, 2022. Given the substantial number of shares of common stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in the ENNV IPO, certain of the selling securityholders, including the Sponsor, may still have an incentive to sell shares of our common stock because they purchased the shares at prices lower than the public investors or the current trading price of our common stock. For example, based on the closing price of our common stock of $0.53 as of June 1, 2022, the Sponsor and other holders of the Founder Shares would experience a potential profit of up to approximately $0.527 per share, or approximately $4,545,375.00 million in the aggregate.
We are registering the shares of Common Stock and Warrants for resale pursuant to the selling securityholders’ registration rights under certain agreements between us and the selling securityholders. Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the shares of Common Stock or Warrants. The selling securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Warrants, except with respect to amounts received by us upon the exercise of the Warrants or Options. The exercise price of our Public Warrants and Private Placement Warrants is $11.50 per Warrant. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “
Plan of Distribution
” of this prospectus.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “
Securities Act
”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Common Stock and Public Warrants are listed on The Nasdaq Stock Market LLC (“
NASDAQ
”) under the symbols “FSRD” and “FSRDW”, respectively. On June 1, 2022, the last reported sales price of our Common Stock was $0.53 per share and the last reported sales price of our Public Warrants was $0.07 per Public Warrant.

Investing in our securities involves a high degree or risk. These risks are described in the section titled “
Risk Factors
” beginning on page 8 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     2022

You should rely only on the information contained in this prospectus or any supplement to this prospectus filed with the Securities and Exchange Commission. Neither we nor the selling securityholders have authorized anyone to provide you with different or additional information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: neither we nor the selling securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the U.S. Securities and Exchange Commission (the “
SEC
”), using a “shelf” registration process. By using a shelf registration statement, the selling securityholders may sell up to 83,205,293 shares of Common Stock and up to 6,891,667 warrants from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them as described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of warrants, the issuance by us of the shares of Common Stock reserved for issuance upon the exercise of options held by certain of our employees and the vesting of the shares of Common Stock underlying nonvested RSUs and restricted stock awards held by certain of our employees. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants, options, RSUs or restricted stock awards pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the warrants or options for cash.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “
Where You Can Find More Information
.”
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “
Risk Factors
” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable
®
,
™
and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
On February 4, 2022 (the “
Closing Date
”), we consummated (the “
Closing
”) the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of July 18, 2021, as amended on December 26, 2021 and as further amended on January 31, 2022 (as amended, the “
Merger Agreement
”) by and among Fast Radius, Inc. (formerly known as ECP Environmental Growth Opportunities Corp.), ENNV Merger Sub,

Inc., a Delaware corporation and a wholly owned direct subsidiary of ENNV (“
Merger Sub
”), and Fast Radius Operations, Inc., a Delaware corporation (formerly known as Fast Radius, Inc., “
Legacy Fast Radius
”), effected by the merger of Merger Sub with and into Legacy Fast Radius, with Legacy Fast Radius surviving the merger as a wholly owned subsidiary of the Company (the “
Merger
,” and, together with the other transactions contemplated by the Merger Agreement, the “
Business Combination
”). On the Closing Date, and in connection with the Closing, we changed our name from ECP Environmental Growth Opportunities Corp. to Fast Radius, Inc. Unless the context otherwise requires, the terms “we,” “us,” “our,” “Fast Radius,” and the “Company” refers to the registrant and its subsidiaries, including Legacy Fast Radius, after the Closing, and “ENNV” refers to the registrant prior to the Closing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”). All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors” and the risks and uncertainties relating to:

•	the Company’s ability to execute its business strategy, including monetization of solutions and services provided;

•	the Company’s ability to scale and adapt existing technology, processes, and infrastructure to meet the needs of its business;

•	the Company’s ability to realize the benefits expected from the Business Combination;

•	the Company’s ability to continue to develop new solutions and innovations to meet constantly evolving customer demands;

•	the Company’s ability to acquire or make investments in other businesses, patents, technologies, solutions, or services to grow the business;

•	the Company’s ability to compete in the markets it serves;

•	the Company’s ability to increase brand awareness;

•	the Company’s ability to develop, design, and sell solutions that are differentiated from those of competitors;

•	the Company’s ability to anticipate the impact of the COVID-19 pandemic and its effect on business and financial conditions;

•	the Company’s ability to manage risks associated with operational changes in response to the COVID-19 pandemic;

•	the Company’s ability to retain and hire necessary employees;

•	the Company’s ability to attract, train, and retain effective officers, key employees or directors;

•	the Company’s ability to enhance future operating and financial results;

•	the Company’s ability to comply with laws and regulations applicable to its business;

•	the Company’s ability to stay abreast of modified or new laws and regulations applying to its business, including trade export and privacy regulations;

•	the Company’s ability to anticipate the impact of, and response to, new accounting standards;

•	the Company’s ability to respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•	the Company’s ability to anticipate the significance and timing of contractual obligations;

•	the Company’s ability to maintain key strategic relationships with customers and suppliers;

•	the Company’s ability to respond to uncertainties associated with solution development and market acceptance;

•	the Company’s ability to successfully defend litigation;

•	the Company’s ability to upgrade and maintain information technology systems;

•	the Company’s ability to acquire and protect intellectual property;

•	the Company’s ability to anticipate rapid technological changes;

•	the Company’s ability to meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•	the Company’s ability to maintain the listing of its securities on NASDAQ or another national securities exchange;

•	the Company’s ability to effectively respond to general economic and business conditions;

•	the Company’s ability to implement and maintain effective internal controls over financial reporting;

•	the Company’s ability to obtain additional capital, including through the use of the debt markets;

•	the Company’s ability to successfully deploy the proceeds from the Business Combination and the PIPE Investment (as defined below);

•	the Company’s ability to continue as a going concern;

•	the fluctuation of operating results from period to period due to a number of factors, including the pace of customer adoption of our solutions;

•	increasing competition in the advanced manufacturing industry;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, and demographic trends; and

•	any defects in new solutions or enhancements to existing solutions.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. Some of these risks and uncertainties may in the future be amplified by the
COVID-19
pandemic. Additionally, new risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, the forward-looking statements in this prospectus may not prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

v

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock or Warrants.
Unless the context otherwise requires, references in this prospectus to “we,” “our,” “Fast Radius” and the “Company” refer to the business and operations of Legacy Fast Radius and its consolidated subsidiaries prior to the Business Combination and to Fast Radius, Inc. (formerly known as ECP Environmental Growth Opportunities Corp.) and its consolidated subsidiaries following the consummation of the Business Combination.
Our Mission
Our mission is to Make New Things Possible to advance the state of the world. We believe in the importance of manufacturing-not
just for the things we make, but the things we make possible. We also believe that how the world currently makes and moves things is fundamentally broken and that traditional global supply chains are rigid, wasteful, and inaccessible. Our vision is to build a new infrastructure to design, make, and move physical products in the digital age.
Company Overview
Fast Radius is a leading cloud manufacturing and digital supply chain company. Founded in 2017, Fast Radius is headquartered in Chicago with offices in Atlanta, Louisville, and Singapore and microfactories in Chicago and at the United Parcel Service (“
UPS
”) Worldport facility in Louisville, Kentucky. Fast Radius has approximately 300 full-time employees and works with companies across industries and throughout the product design and manufacturing lifecycle.
Since 2017, we have served more than 2,800 customers, produced over 14 million parts, and our Cloud Manufacturing Platform has evaluated over 128,000 unique designs. We serve customers of all sizes and across industries, including early-stage start-ups,
established
mid-size
companies, and larger firms, including over 45 of the Fortune 500.
We have built and our Cloud Manufacturing Platform which includes both physical infrastructure - Fast Radius microfactories and third-party supplier factories - and a proprietary digital infrastructure software layer. Our Cloud Manufacturing Platform supports engineers, product developers, and supply chain professionals across what we consider the three critical stages of product design and manufacturing: Design, Make, and Move:

•
Design
: Via an online experience, the platform provides engineers with real-time design insights and feedback across a range of manufacturing technologies and materials to help engineers optimize designs, improve yields, and select the right approach to manufacture their parts. Engineers also have the ability to compare technologies and materials. This machine-learning powered tool leverages proprietary data captured during the production of parts in our microfactories.

•
Make
: When customers are ready to order parts, the platform provides a modern front-end
user experience to facilitate the ordering and procurement process for industrial-grade parts. Users also have access to a set of features that shows exactly where their part is in the production process, enhancing visibility into production and order status.

•	Move : The platform allows engineers to store part designs in our Virtual Warehouse and eliminate the need for expensive and wasteful physical storage.

We believe our Cloud Manufacturing Platform ultimately enables a new infrastructure to make and move physical products-one
that is more flexible, sustainable, and accessible than current global supply chains.
We offer a wide range of manufacturing technologies including additive manufacturing (often referred to as 3D Printing), Computer Numerically Controlled (“
CNC
”) machining, injection molding, sheet metal, urethane casting, and other manufacturing methods. We offer these manufacturing capabilities through our own microfactories as well as a network of curated third-party suppliers.
As of March 2022, we had four microfactories leveraging the following manufacturing technologies: (1) CNC machining, (2) Carbon DLS, (3) HP
Multi-Jet
Fusion, and (4) Stratasys FDM. Our Chicago location was recognized in 2018 by the World Economic Forum as one of the nine most advanced factories in the world embracing the tools of Industry 4.0. In addition to our full microfactories, we also have a suite of other technologies that we offer for small scale application and development, including machines from Formlabs and Desktop Metal. We plan to continue expanding the breadth of our microfactories in the coming years across a wide range of manufacturing technologies. In December 2021, we launched a new solution that allows customers to partner with us to design and stand up customized advanced microfactories, which are owned and operated by Fast Radius but tailored to a customer’s production needs and manufacturing methods.
In addition to our own microfactories, we utilize a network of third-party suppliers to produce parts on behalf of our customers. These suppliers are curated and vetted for quality and key capabilities.

We have grown our revenue at a compound annual growth rate (“
CAGR
”) of approximately 60% from 2017 through 2021. Since 2017, we have served more than 2,800 customers, produced over 14 million parts, and our Cloud Manufacturing Platform has evaluated over 128,000 unique designs. This growth has been driven by both an increase in revenue of existing customers and the on-boarding
of new customers to our platform. Our Net Promoter Score (“
NPS
”) as of April 2022 was 81,

which exceeds the industry average NPS of 51% for manufacturing companies and is reflective of our commitment to providing a best in class customer service experience.

We are an early-stage company with a history of losses since our incorporation in 2017 and have funded our cash flow deficits primarily through the issuance of capital stock and debt. As of March 31, 2022, we had an accumulated deficit of approximately $192.9 million, including net losses of approximately $44.6 million and $12.8 million for the three months ended March 31, 2022 and 2021, respectively. We expect to continue to incur operating losses and negative cash flow as we continue to invest significantly in research and development efforts, sales and marketing and other aspects of our business. See the section entitled “
Risk Factors—Risks Related to Our Operating History
” for more information.
We are led by
Co-Founder
and CEO Lou Rassey, a manufacturing industry pioneer who helped architect and lead McKinsey & Company’s work in Industry 4.0. Our leadership team includes other experienced, visionary executives with proven track records across high-growth technology businesses. We believe the team we have assembled is uniquely suited to continue scaling our Cloud Manufacturing Platform.
Background
We were incorporated as ECP Environmental Growth Opportunities Corp. on October 29, 2020. On February 4, 2022, we consummated the Business Combination with Legacy Fast Radius and changed our name to Fast Radius, Inc. The Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP (“
GAAP
”). Under this method of accounting, ENNV has been treated as the “accounting acquiree” and Legacy Fast Radius as the “accounting acquirer” for financial reporting purposes.
The Business Combination involved the consummation of the following transactions on the Closing Date:

•	Merger Sub merged with and into Legacy Fast Radius, with Legacy Fast Radius surviving as a wholly-owned subsidiary of the Company;

•
each share of Legacy Fast Radius capital stock that was issued and outstanding was cancelled and converted into the right to receive (i) approximately 2.1 shares of Common Stock and (ii) approximately 0.3 Merger Earnout Shares;

•
each outstanding and unexercised option to purchase Legacy Fast Radius common stock was assumed by the Company and converted into an option (each such option, an “
Exchanged Option
”) to purchase approximately 2.3 shares of Common Stock. Each Exchanged Option will continue to be governed by substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Legacy Fast Radius option immediately prior to the effective time of the Merger;

1	Our Net Promoter Score is a three-month rolling average of our NPS score derived through regular online surveys we send to customers after parts have been shipped to and/or received by the customer.
2
NPS is a score that measures the likelihood of users to recommend a company’s products or services to others, and ranges from a low of negative 100 to high of positive 100, and benchmark scores can vary significantly by industry. A score greater than zero represents a company having more promoters than detractors. Industry average NPS is based on survey data from Clearly Rated:
https://www.clearlyrated.com/solutions/2021-nps-benchmarks-for-b2b-service-industries/.

•
each outstanding restricted stock award relating to shares of Legacy Fast Radius common stock converted into restricted stock awards (each such restricted stock award, an “
Exchanged Restricted Stock Award
”) representing an aggregate of 2.3 shares of Common Stock;

•
each restricted stock unit relating to Legacy Fast Radius common stock (each, a “
Legacy Fast Radius RSU
”) that, pursuant to its terms, vested upon the Closing subject to continued service of the applicable holder thereof through the Closing or that was vested but not settled as of the Closing (each, a “
Vested RSU
”), became fully vested immediately prior to the Effective Time and was canceled and automatically converted into the right to receive (i) approximately 2.1 shares of Common Stock and (ii) approximately 0.3 Merger Earnout Shares;

•
each outstanding Legacy Fast Radius RSU (other than Vested RSUs) converted into an award of restricted stock units (each such restricted stock unit, an “
Exchanged RSU
”) representing an aggregate of 2.3 shares of Common Stock. Each Exchanged RSU will continue to be governed by substantially the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Legacy Fast Radius RSU immediately prior to the effective time of the Merger;

•
each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time was cancelled and automatically converted into one validly issued, fully paid and nonassessable share of Legacy Fast Radius common stock held by the Company;

•
all of the outstanding 8,625,000 shares of the Company’s Class B common stock, par value of $0.0001 per share (the “
Class
 B Common Stock
”), held by ENNV Holdings, LLC (the “
Sponsor
”), Goldman Sachs Asset Management, L.P., in its capacity as investment adviser on behalf of its clients (“
GSAM
”), and the Company’s independent directors prior to the Closing were converted into an aggregate 8,625,000 shares of Common Stock;

•	all of the ENNV units were separated into one share of Common Stock and one-quarter (1/4) of one Warrant to purchase one share of Common Stock at an exercise price of $11.50 per share; and

•	the Company issued an aggregate of 125,000 shares of Common Stock to GSAM pursuant to the Forward Purchase Agreement.
In connection with the Business Combination, ENNV entered into a series of separate subscription agreements with a number of accredited investors subscribing for shares of ENNV’s common stock, par value $0.0001 per share (“
ENNV Class
 A Common Stock
,” and such parties, the “
Subscribers
”), pursuant to which the Subscribers agreed to purchase, and ENNV agreed to sell to the Subscribers, an aggregate of up to 7,500,000 shares of ENNV Class A Common Stock, for a purchase price of $10.00 per share and at an aggregate purchase price of up to $75.0 million. Immediately prior to the Closing of the Business Combination, we issued and sold 7,500,000 shares of our Common Stock to the Subscribers for aggregate gross proceeds to us of $75.0 million (the “
PIPE Investment
”).
The rights of holders of our Common Stock and Warrants are governed by our Second Amended and Restated Certificate of Incorporation (the “
Charter
”), our amended and restated bylaws (the “
Bylaws
”), and the Delaware General Corporation Law (the “
DGCL
”), and, in the case of our Public Warrants, the Warrant Agreement, dated as of February 8, 2021, between the Company and American Transfer & Trust Company, LLC (the “
Warrant Agreement
”). See the section titled “
Description of Our Securities
.”
Risks Associated with Our Business
Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section titled “
Risk Factors
,” immediately following this prospectus summary. These risks relate to the following, among others:

•
We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability for any period in the future or sustain cash flow from operating activities.

•
We have a relatively limited operating history and have experienced rapid growth, which makes evaluating our current business and future prospects difficult and may increase the risk of your investment.

•	We may not timely and effectively scale and adapt our existing technology, processes, and infrastructure to meet the needs of our business.

•	Our operating results may fluctuate significantly from period-to-period and may fall below expectations in any particular period, which could adversely affect the market price of our common stock.

•	The global COVID-19 pandemic has significantly affected our business and operations.

•
We face intense and growing competition in the advanced manufacturing industry. Our inability to compete effectively with competitors could affect our ability to achieve our anticipated market penetration and achieve or sustain profitability.

•
The advanced manufacturing industry in which we operate is characterized by rapid technological change, requiring continual innovation and development of new solutions and innovations to meet constantly evolving customer demands.

•
Forecasts of our market and market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, there can be no assurance that our business will serve a significant portion of the market or grow at similar rates, or at all.

•
We may experience significant delays in the design, production and launch of our advanced manufacturing solutions and enhancements to existing solutions, and we may be unable to successfully commercialize solutions on our planned timelines.

•
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all. If we fail to obtain additional capital on terms that are acceptable, we may not be able to implement such plans for business growth fully, if at all.

•	Without obtaining adequate capital funding or improving our financial performance, we may not be able to continue as a going concern.

•
If demand for our solutions does not grow as expected, or if market adoption of advanced manufacturing and our Cloud Manufacturing Platform does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.

•	We rely on a limited number of third-party logistics providers for distribution of our products, and their failure to distribute products effectively would adversely affect our sales.

•	Our bookings might not accurately predict our future revenue, and we might not realize all or any part of the anticipated revenues reflected in bookings.

•
A real or perceived defect, security vulnerability, error or performance failure in our software or technical problems or disruptions caused by our third-party service providers could cause us to lose revenue, damage our reputation and expose us to liability.

•	We may not be able to adequately protect our proprietary and intellectual property rights in our data or technology.

•	If third parties claim that we infringe upon or otherwise violate their intellectual property rights, our business could be adversely affected.

•
Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes Oxley Act could impair our ability to produce timely and accurate financial statements or comply with applicable regulations and have a material adverse effect on our business.

•
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

Corporate Information
We were incorporated in the State of Delaware on October 29, 2020 under the name ECP Environmental Growth Opportunities Corp. for the purpose of effecting a transaction such as the Business Combination and completed the ENNV IPO in February 2021. On February 4, 2022, we completed the Business Combination, and changed our name to Fast Radius, Inc. Our principal executive offices are located at 113 N. May St., Chicago, Illinois 60607. Our telephone number is
(888) 787-1629.
Our website address is
 www.fastradius.com.
Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an emerging growth company as defined in the JOBS Act. We will remain an emerging growth company until the earliest of (a) December 31, 2026, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC, which requires at least $700.0 million in market value of outstanding securities held by non-affiliates
measured on the last business day of our second fiscal quarter, or (d) the date on which we have issued more than $1.0 billion in non-convertible debt
securities during the previous three years.
We are also a “smaller reporting company” as defined in the Securities and Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our Common Stock held by non-affiliates is
less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is
less than $700.0 million measured on the last business day of our second fiscal quarter.
As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

Securities offered by the selling securityholders	We are registering the resale by the selling securityholders named in this prospectus, or their permitted transferees, of up to (i) 6,891,667

Warrants consisting of (A) up to 6,266,667 Private Placement Warrants and (B) up to 625,000 Forward Purchase Warrants and (ii) up to an aggregate of 83,205,293 shares of Common Stock consisting of:

•	up to 8,625,000 Founder Shares (as defined below);

•	up to 15,516,639 Warrant Shares;

•	up to 755,461 ECP Notes Shares;

•	up to 125,000 Forward Purchase Shares;

•	up to 7,500,000 PIPE Shares; and

•	up to 50,683,193 Control Shares.

Terms of the offering	The selling securityholders will determine if, when and how they will dispose of the securities registered pursuant to the registration statement of which this prospectus forms a part.

Shares of Common Stock outstanding prior to the offering	As of June 1, 2022, 74,820,884 shares of our Common Stock were issued and outstanding.

Shares of Common Stock outstanding after the offering	99,564,884 shares of Common Stock (assuming the exercise for cash of warrants to purchase 15,516,639 shares of our Common Stock, the purchase for cash of the 2,661,465 Option Shares, the full vesting of the 970,952 RSU Shares, and the issuance of 7,196,224 Control Earnout Shares to the selling securityholders)

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders. We will receive the proceeds from any exercise for cash of any warrants and the Options, which we intend to use for general corporate and working capital purposes. See “
Use of Proceeds
” on page 55 for additional information. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants.

Risk factors	See “ Risk Factors ” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

NASDAQ symbol for our Common Stock	“FSRD”

NASDAQ symbol for our Public Warrants	“FSRDW”

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock and Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to Our Business and Industry
Risks Related to Our Operating History
We are an early-stage company with a history of losses. We have not been profitable historically and may not achieve or maintain profitability for any period in the future or sustain cash flow from operating activities.
We have a history of losses since our incorporation in 2017 and have funded our cash flow deficits primarily through the issuance of capital stock and debt. As of March 31, 2022, we had an accumulated deficit of approximately $192.9 million, including net losses of approximately $44.6 million and $12.8 million for the three months ended March 31, 2022 and 2021, respectively. We expect to continue to incur operating losses and negative cash flow as we continue to invest significantly in research and development efforts, sales and marketing and other aspects of our business.
We cannot make any assurances that these investments will result in increased revenue or growth in our business. Additionally, as a public company, we expect our legal, accounting, and other expenses to be substantially higher than the expenses we incurred as a private company. Furthermore, we may encounter unforeseen issues that require us to incur additional costs. Any such increased expenditures make it harder for us to achieve and maintain future profitability. Revenue growth and growth in our bookings and customer base may not be sustainable, and we may not achieve sufficient revenue to achieve or maintain profitability. While we have a revenue history, we expect to bring new advanced manufacturing solutions to market that we anticipate will generate a substantial portion of our future revenue, and it is difficult for us to predict our future operating results. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events. As a result, our losses may exceed forecasts, we may incur significant losses for the foreseeable future, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability. Accordingly, if we are not able to achieve or maintain profitability and we incur significant losses in the future, the market price of our common stock may decline, and you could lose part or all of your investment.
We have a relatively limited operating history and have experienced rapid growth, which makes evaluating our current business and future prospects difficult and may increase the risk of your investment.
Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our business could suffer and the trading price of our stock may decline.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. The financial projections included our filings with the SEC are based on our estimates and assumptions as of the dates indicated in such filings concerning various factors, which are subject to significant risks and uncertainties, many of which are beyond our control, and therefore actual results may differ materially. These estimates and assumptions include, among others: the continuing effects of the
COVID-19
pandemic, projections of the size and growth of the overall advanced manufacturing industry, revenue growth for our existing solutions, our available cash and cash requirements, our ability to develop and successfully commercialize new solutions and services, including new software applications and services, and the mix and gross margins of internal and outsourced production revenue. These estimates and assumptions require the exercise of judgment and may not occur and are subject to various economic, business, competitive, regulatory, legislative, political and other factors beyond our control, including, for example, changes in customer demand, increased costs in our supply chain or raw materials, and market acceptance of our solutions and services. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Our failure to achieve our projected results could harm the trading price of the Company’s securities and the Company’s financial position.
We may not timely and effectively scale and adapt our existing technology, processes, and infrastructure to meet the needs of our business.
A key element to our continued growth is the ability to quickly and efficiently quote an increasing number of product developer and engineer submissions across geographic regions and to manufacture the related parts. This will require us to timely and effectively scale and adapt our existing technology, processes, and infrastructure to meet the needs of our business. With respect to our Cloud Manufacturing Platform and quoting technology, it may become increasingly difficult to maintain and improve their performance, especially during periods of heavy usage and as our solutions become more complex and our user traffic increases across geographic regions. Similarly, our Cloud Manufacturing Platform may not enable us to process the large numbers of unique designs and efficiently manufacture the related parts in a timely fashion to meet the needs of product developers and engineers as our business continues to grow. Any failure in our ability to timely and effectively scale and adapt our existing technology, processes and infrastructure could negatively impact our ability to retain existing customers and attract new customers, damage our reputation and brand, result in lost revenue, and otherwise substantially harm our business and results of operations.
Our operating results may fluctuate significantly from
period-to-period
and may fall below expectations in any particular period, which could adversely affect the market price of our common stock.
Our quarterly results of operations may fluctuate significantly from period-to-period.
Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. If our revenue or operating results fall below the expectations of investors or any securities analysts that follow our company in any period, the price of our common stock would likely decline. Each of the risks described in this section, as well as other factors, may affect our operating results. For example, factors that may cause our operating results to fluctuate include:

•	the degree of market acceptance of our Cloud Manufacturing Platform and related solutions;

•	our ability to compete with competitors and new entrants into our markets;

•	changes in our pricing policies or those of our competitors, including our response to price competition;

•	the effectiveness of our securing new orders and fulfilling existing orders;

•	the adoption and capital expenditure cycles of our customers’ sales cycle, and seasonality among our customers;

•	the impact of the COVID-19 pandemic on our customers, suppliers, manufacturers, and operations;

•	the mix of products that we sell and the cost of manufacturing during any period;

•	the cost to acquire new customers through our various customer acquisition channels, including digital marketing, inside sales, and business development;

•	The financial position of our customers;

•	the retention rates and average revenue and gross margins of existing and new customers;

•	the timing of our sales and deliveries of products to customers;

•	changes in the amount that we spend to develop and manufacture new solutions or technologies;

•	timing of expenditures to develop and bring to market new or enhanced solutions and the generation of revenue from those solutions;

•	changes in the cost of satisfying our warranty obligations and servicing products;

•	litigation-related expenses and/or liabilities;

•	the effectiveness of our internal controls and ability to remediate the material weaknesses in our internal control over financial reporting;

•	unforeseen liabilities or difficulties in integrating our acquisitions or newly acquired businesses;

•	our ability to collect against our accounts receivables balances from our customers in a timely manner, or at all;

•	disruptions to our internal and third-party supplier facilities and processes;

•	disruptions to our information technology systems or our third-party suppliers;

•	disruptions to our global supply chain, including raw materials availability;

•	the geographic distribution of our sales;

•	general economic and industry conditions that affect customer demand; and

•	changes in accounting rules and tax laws.
In addition, for our more complex solutions, which may require additional facilities investment and installation support, potential customers may spend a substantial amount of time performing internal assessments prior to making a purchase decision. This may cause us to devote significant effort in advance of a potential sale without any guarantee of receiving any related revenues. As a result, revenues and operating results for future periods are difficult to predict with any significant degree of certainty, which could lead to adverse effects on our inventory levels and overall financial condition. Accordingly, you should not rely on quarter-over-quarter and year-over-year comparisons of our results as an indicator of our future performance.
The global
COVID-19
pandemic has significantly affected our business and operations.
The
COVID-19
pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. In light of the uncertain situation relating to the spread of
COVID-19,
we have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate. These measures include substantial modifications to employee travel policies, office closures as employees are advised to work from home, and cancelled or shifted conferences and other events to virtual-only.
The
COVID-19
pandemic has also created many negative headwinds that present risks to our business and results of operations. For example, it has generally disrupted the operations of our customers and prospective customers, and may continue to disrupt their operations, including as a result of travel restrictions and/or business shutdowns, uncertainty in the financial markets or other harm to their business and financial results. These disruptions caused us to reduce marketing and planned capital expenditures during the second quarter of 2020. Further, in May 2020, we conducted a reduction in force as a result of reduced demand for our solutions and uncertainty about future revenues.
Because the future effects of the
COVID-19
pandemic are unpredictable, the impact could be more prolonged and significant in the future. These disruptions could result in further reductions to capital expenditure budgets,

delayed purchasing decisions, longer sales cycles, extended payment terms or missed payments, and postponed or canceled projects, any of which would negatively impact our business and operating results, including sales and cash flows. We cannot predict the long-term impact that the
COVID-19
pandemic may have on our business and cannot guarantee that it will not be materially negative. Although vaccines have become available to the public and states, including Illinois where our headquarters is located, have begun to ease certain restrictions, we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available. The ongoing effects of the
COVID-19
pandemic and/or the precautionary measures that we have adopted may create operational and other challenges, any of which could harm our business and results of operations.
Historically, a significant portion of our field sales, customer training events and other application services have been conducted in person, and the rollout of our new solutions has historically been supported by our participation at industry conferences. Currently, as a result of the work and travel restrictions related to the
COVID-19
pandemic, and the precautionary measures that we have adopted, most of our field sales and professional services activities are being conducted remotely, which has resulted in a decrease in our travel expenditures. However, we have begun in-person
interactions at trade shows and other customer events where permitted. We expect our travel expenditures to increase in the future, which could negatively impact our financial condition and results of operations. As of the date of this prospectus, we do not yet know the extent of the negative impact of such restrictions and precautionary measures on our ability to attract new customers or retain and expand our relationships with existing customers over the near and long term.
In addition, many of our suppliers may experience operational challenges as a result of
COVID-19,
which in turn may destabilize our supply chain or otherwise have an adverse effect on our ability to provide products to our customers. Our suppliers may have to temporarily close a facility for disinfecting after employees test positive for
COVID-19,
face staffing shortages from employees who are sick or apprehensive about coming to work or be overwhelmed by unexpected demand. To date, certain of our suppliers have experienced delays in equipment fulfillment and other logistics related to reduced operational capacity of warehouses and shipping vessel backlogs, which has caused delays in shipping products to our customers; if these trends continue, it may negatively affect our inventory and delay delivery to our customers, which in turn will adversely affect our revenue and results of operations. If our suppliers are unable to deliver the materials we require on a timely basis, we cannot guarantee that we will be able to locate alternative sources of supply for our products on acceptable terms, or at all. If we are unable to adequately purchase appropriate amounts of inventory, our business and results of operations may be materially and adversely affected.
Additionally, the
COVID-19
pandemic has impacted, and may continue to impact, our headquarters, which is our primary corporate office, sales and marketing center and has also impacted our microfactories, including through the effects of facility closures, reductions in operating hours and other social distancing efforts. For example, if even a small number of our employees who work in clusters relating to critical functions such as manufacturing, procurement, supply chain, and research and development, test positive for
COVID-19,
the entire business function could be temporarily shut down to ensure the safety of our employees and the effectiveness of business would be severely impacted. Additionally, while Illinois and other states have begun to ease restrictions on in-person
operations, we cannot predict whether these conditions and concerns will continue or whether we will experience more significant or frequent disruptions in the future, including the complete closure of one or more of our facilities. Furthermore, as a result of the
COVID-19
pandemic, we have encouraged all employees who are able to do so to work remotely on a full-time or partial basis. It is possible that widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and on third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. If a natural disaster, power outage, connectivity issue or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in increased consumer privacy, data security and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities in connection with the
COVID-19
pandemic, may be subject to legal or regulatory challenge, particularly as regulatory guidance evolves in response to future developments.
More generally, the
COVID-19
pandemic has had, and may continue to have, adverse effects on economies and financial markets globally, leading to an economic downturn, which may decrease technology spending generally and could adversely affect demand for our Cloud Manufacturing Platform and services. It is not possible at this time to estimate the full impact that
COVID-19
will have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted.
To the extent the
COVID-19
pandemic adversely affects our business, financial condition and results of operations, it may also have the effect of heightening many of the other risks described in this “
Risk Factors
” section, including but not limited to, those related to our ability to increase sales to existing and new customers, continue to perform on existing contracts, develop and deploy new technologies, expand our marketing capabilities and sales organization, generate sufficient cash flow to service our indebtedness, and comply with the covenants in the agreements that govern our indebtedness.
Risks Related to the Advanced Manufacturing Industry
We face intense and growing competition in the advanced manufacturing industry. Our inability to compete effectively with our competitors could affect our ability to achieve our anticipated market penetration and achieve or sustain profitability.
The advanced manufacturing industry in which we operate is highly competitive. We compete for customers with a wide variety of manufacturers of custom parts and software providers. Some of our existing and potential competitors are researching, designing, developing, and marketing other types of solutions and services that may render our existing or future solutions obsolete, uneconomical, or less competitive. Existing and potential competitors may also have substantially greater financial, technical, marketing and sales, manufacturing, distribution and other resources than us, including name recognition, as well as experience and expertise in intellectual property rights and operating within certain international markets or industry verticals, any of which may enable them to compete effectively against us. Moreover, many of our competitors have more extensive customer and partner relationships than we do, and may therefore be in a better position to identify and respond to market developments or changes in customer demands, including successfully developing technologies that outperform our technologies. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features.
Future competition may arise from the development of allied or related techniques for equipment, materials, software and services that are not encompassed by our patents, from the issuance of patents to other companies that may inhibit our ability to develop certain solutions and from improvements to existing technologies.
We intend to continue to follow a strategy of continuing product development and microfactory network expansion to enhance our competitive position to the extent practicable. But we cannot assure you that we will be able to maintain our current position or continue to compete successfully against current and future sources of competition. If we do not keep pace with technological change and introduce new solutions, services, software, and technologies, demand for our solutions may decline, and our operating results may suffer.
Increased consolidation among our customers, suppliers and competitors in the advanced manufacturing industry may have an adverse effect on our business and results of operations.
Increased consolidation in the advanced manufacturing industry among our customers, suppliers and competitors may adversely affect our business and results of operations. Customer consolidation could lead to changes in buying patterns, slowdowns in spending, and impact our distribution channels. Moreover, the significant purchasing power of these large companies can increase pricing and competitive pressures for us, including the potential for decreases in our average selling prices. If one of our customers is acquired by another company that does not rely on us to provide it with solutions or relies on another provider of similar products, we may lose that customer’s business. Any of the foregoing results will adversely affect our business, financial condition, and results of operations.
In addition, supplier consolidation may lead to increased prices of materials for our products, deployment delays and/or a disruption in output. In addition, such consolidation may exacerbate the risks relating to our dependence on a small number of suppliers for certain materials that are required to manufacture our products.
The advanced manufacturing industry in which we operate is characterized by rapid technological change, requiring continual innovation and development of new solutions and innovations to meet constantly evolving customer demands.
Our revenues are primarily derived from the sale of manufactured parts and related materials and services. The advanced manufacturing market is subject to rapid innovation and technological change and our customers’ needs are rapidly evolving. While we intend to invest substantial resources to remain on the forefront of technological development, continuing advances in advanced manufacturing technology, changes in customer requirements and preferences and the emergence of new standards, regulations and certifications could adversely affect adoption of our solutions. Our ability to compete in the advanced manufacturing market depends, in large part, on our success in developing and introducing new manufacturing capabilities, new solutions, new features and functionality within our Cloud Manufacturing Platform, and in improving our existing solutions and technology and qualifying new materials which our systems can support. We believe that we must continuously enhance and expand the functionality and features of our solutions and technologies in order to remain competitive. However, we may not be able to:

•	predict future customer demand;

•	develop cost effective new solutions and technologies that address the increasingly complex needs of prospective customers;

•	enhance our existing solutions and technologies;

•	respond to technological advances and emerging industry standards and certifications on a cost-effective and timely basis;

•	adequately protect our intellectual property as we develop new solutions and technologies;

•	identify the appropriate technology or solutions to which to devote our resources; or

•	ensure the availability of cash resources to fund research and development.
Even if we successfully introduce new advanced manufacturing solutions and technologies and enhance our existing solutions and technologies, it is possible that these will eventually supplant our existing solutions or that our competitors will develop new solutions and technologies that will replace our own. As a result, any of our solutions may be rendered obsolete or uneconomical by our or our competitors’ technological advances, leading to a loss in market share, decline in revenue and adverse effects to our business and prospects.
Forecasts of our market and market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, there can be no assurance that our business will serve a significant portion of the market or grow at similar rates, or at all.
Market opportunity estimates and growth forecasts included in this prospectus, including the expected size and growth of the markets for various manufacturing technologies and other markets in which we participate, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate.

Our ability to serve a significant portion of this estimated market is subject to many factors, including competitive constraints, capital expenditure requirements, and our success in implementing our business strategy, which is subject to many risks and uncertainties. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our solutions, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including internally generated estimates, should not be taken as indicative of our future growth. In addition, these forecasts may not adequately consider the impact of the current global
COVID-19
pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.
Declines in the prices of our solutions and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.
Our business is subject to price competition. Such price competition may adversely affect our results of operations, especially during periods of decreased demand. Decreased demand also adversely impacts the volume of our sales. If our business is not able to offset price reductions resulting from these pressures, or decreased volume of sales due to contractions in the market, by improved operating efficiencies and reduced expenditures, then our operating results will be adversely affected.
Certain of our operating costs, including certain of our software costs and costs to lease manufacturing equipment, are fixed, and cannot readily be reduced, which has an impact on our operating results. To the extent the demand for our solutions slows, or the advanced manufacturing market contracts, we may be faced with excess manufacturing capacity and related costs that cannot readily be reduced, which will adversely impact our financial condition and results of operations. Conversely, because we generally do not have long-term supply agreements, we are subject to the risk of significant cost increases by our suppliers.
We may experience significant delays in the design, production and launch of our advanced manufacturing solutions and enhancements to existing solutions, and we may be unable to successfully commercialize solutions on our planned timelines.
We have several advanced manufacturing solutions and enhancements to existing solutions that are still under development. There are often delays in the design, testing, manufacture and commercial release of new solutions, and any delay in the launch of our solutions could materially damage our brand, business, growth prospects, financial condition, and operating results. Even if we successfully complete the design, testing and manufacture for one or all of our solutions or enhancements under development, we may fail to develop a commercially successful solution on the timeline we expect for a number of reasons, including:

•	misalignment between the solutions and customer needs;

•	length of sales cycles;

•	insufficient solution innovation;

•	solution quality and performance issues;

•	insufficient resources or qualified personnel to develop the solution;

•	failure of the solution to perform in accordance with the customer’s expectations and industry standards;

•	inability to procure parts of adequate quality needed to build a product on commercially acceptable terms, or at all;

•	insufficient labor or process stability to build the product to required specifications;

•	ineffective distribution, sales, and marketing;

•	delay in obtaining any required regulatory approvals;

•	the impact of the COVID-19 pandemic on production and demand for our solutions;

•	unexpected production costs and delays; or

•	release of competitive solutions.
Our success in the market for the new solutions we develop will depend in part on our ability to prove our new solutions’ capabilities in a timely manner. Until demonstration, our customers may not believe that our solutions and/or technology have the capabilities they were designed to have or that we believe they have. Furthermore, even if we do successfully demonstrate our solutions’ capabilities, potential customers may be more comfortable doing business with a competitor, including larger and more established companies, may take longer than expected to make the decision to order our solutions, or may not have the budget or decision making authority to purchase the solution. Significant revenue from new solution investments may not be achieved for a number of years, if at all. If the timing of our launch of new solutions and/or of our customers’ acceptance of such solutions is different than our assumptions, our revenue and results of operations may be adversely affected.
Changes in our solutions mix may impact our gross margins and financial performance.
Our financial performance may be affected by the mix of solutions and services we sell during a given period, and our gross margin may fluctuate from period to period as a result of changes in solution pricing, manufacturing costs and solutions mix. We also expect to continue to offer solutions at a variety of price points. Sales of certain of our solutions have, or are expected to have, higher gross margin contributions than others. If our solution mix shifts too far into lower gross margin solutions, or we are unable to maintain or increase gross margins, and we are not able to sufficiently reduce the engineering, production and other costs associated with those solutions or substantially increase the sales of our higher gross margin solutions, our profitability could be reduced. Additionally, the introduction of new solutions or services may further heighten quarterly fluctuations in gross profit and gross profit margins due to manufacturing ramp-up
and
start-up
costs. Relatedly, if our solution mix shifts such that our production rates decrease, our costs and margins may be negatively impacted. We may experience significant quarterly fluctuations in gross profit margins or operating income or loss due to the impact of the mix of solutions, channels, or geographic areas in which we sell our solutions from period to period.
Risks Related to Our Business Operations
We expect to continue to experience rapid growth and organizational change. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction or attract new employees and customers.
We expect to continue to experience growth in our number of customers, sales, revenues, and headcount. We expect to continue to make significant investments in our business, including investments in our infrastructure, software, technology, personnel headcount, facilities, marketing, and sales efforts. If our business does not generate the level of revenue required to support our investment, our net sales and profitability will be adversely affected.
To manage growth in our operations and personnel, we will need to continue to scale and improve our operational, financial, and management controls, and our reporting systems and procedures, which will require significant capital expenditures, increasing our cost of operations and the reallocation of valuable management resources. As we scale, it may become more difficult and will require additional capital expenditures to maintain and increase the productivity of our employees, expand production to address the needs of our actual and prospective customers, to further develop and enhance our solutions, and remain competitive against our competitors’ solutions. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all. If we fail to obtain additional capital on terms that are acceptable, we may not be able to implement such plans for business growth fully, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges and opportunities, including the need to develop new features or enhance our solutions, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds if our existing sources of cash and any funds generated from operations do not provide us with sufficient capital.
If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.
Without obtaining adequate capital funding or improving our financial performance, we may not be able to continue as a going concern.
Our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern without additional capital raising activities. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern. Similarly, Legacy Fast Radius’ independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements as of, and for the year ended, December 31, 2021, describing the existence of substantial doubt about our ability to continue as a going concern. We do not believe that the funds raised through the Business Combination will enable us to fund our expansion plans, realize our business objectives and to continue as a going concern for the next twelve months. Failure to secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.
We are dependent on the continued services and performance of our senior management and other key employees, as well as on our ability to successfully hire, train, manage and retain qualified personnel.
Our future performance depends on the continued services and contributions of our executive team, founders, and other key employees, including, in particular, our co-founder
and chief executive officer, Lou Rassey, to execute on our business plan and to identify and pursue new opportunities and solution innovations.
Such persons may resign at any time and the loss of their services could delay or prevent the successful implementation of our strategy, commercialization of new applications for our systems or other solutions, or could otherwise adversely affect our ability to manage our company effectively and carry out our business plan. There is no assurance that if any senior executive, founder, or other key employee leaves in the future, we will be able to rapidly replace him or her and transition smoothly towards his or her successor, without any adverse impact on our operations.

Our ability to successfully pursue our growth strategy will also depend on our ability to attract, motivate, and retain existing and new personnel. We experience intense competition for qualified senior management and other key personnel (including scientific, technical, manufacturing, engineering, financial and sales personnel) in the advanced manufacturing industry, especially in the greater Chicago area. Our personnel are generally employed on an at-will
basis, which means that they could terminate their employment with us at any time. There can be no assurance that we will be able to retain our current key personnel or attract new persons to join our organization in the future. Some of our competitors for these employees have greater resources and more experience, making it difficult for us to compete successfully for key personnel. These pressures could result in increased costs in order to provide competitive compensation packages to attract and retain key personnel. Moreover, new employees may not be as productive as we expect since we may face challenges in adequately integrating them into our workforce and culture. If we cannot attract and retain sufficiently qualified technical employees for our research and development activities, as well as experienced sales and marketing personnel, we may be unable to develop and commercialize new solutions and enhancements to existing solutions.
If demand for our solutions does not grow as expected, or if market adoption of advanced manufacturing and our Cloud Manufacturing Platform does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline, and our business may be adversely affected.
We believe that the industrial manufacturing market, which today is dominated by conventional manufacturing processes that do not involve advanced manufacturing technology, is undergoing a shift towards advanced manufacturing. We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of advanced manufacturing technologies or our Cloud Manufacturing Platform, or our solutions may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift towards advanced manufacturing and our Cloud Manufacturing Platform. We must anticipate, sometimes several years in advance, the direction that the industrial manufacturing market is taking. We may not correctly anticipate the direction, which may lead us to invest in the wrong solutions, which may adversely affect our results of operations and financial condition. If advanced manufacturing technology does not continue to gain broader market acceptance as an alternative to more traditional, less advanced, and less automated manufacturing processes, or if the marketplace adopts advanced manufacturing technologies that differ from our technologies, we may not be able to increase or sustain the level of sales of our solutions, and our operating results would be adversely affected as a result.
Our success also depends in part on the widespread adoption by customers of our Cloud Manufacturing Platform as an alternative to traditional methods of communication, such as
e-mail,
phone and
in-person
communications. Currently our customers engage with us through both our Cloud Manufacturing Platform and via traditional methods of communication, such as email, phone, and in-person
communications with our Account Executives. Existing and potential customers may need further education on the value of online platforms in general and our Cloud Manufacturing Platform in particular, and on how to integrate them into current operations. A lack of education as to how our platform operates may cause customers to prefer more traditional forms of communication or to have difficulty integrating our platform into their business. Accordingly, the adoption of our Cloud Manufacturing Platform may be slower than we anticipate. In order to attain the level of profitability we are forecasting, our customers will need to continue adopting our Cloud Manufacturing Platform to reduce our costs to serve customers. If we are unable to drive adoption of our Cloud Manufacturing Platform and customers instead prefer to rely on traditional forms of communication, we may experience slower than projected growth and our profitability will be impaired.
Our failure to meet our customers’ price expectations would adversely affect our business and results of operations.
Demand for our cloud-based solutions is sensitive to price. We believe our competitive pricing has been an important factor in our results to date. Therefore, changes in our pricing strategies can have a significant impact on our business and ability to generate revenue. Many factors, including our production and personnel costs, our competitors’ pricing and marketing strategies, our customers’ budgets, and the value our cloud-based solutions bring to our customers can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations in any given period, demand for our cloud-based solutions could be negatively impacted and our business, results of operations and brand could suffer.
Our revenue model is also evolving, and we may introduce new revenue models or avenues that may not be accepted by our customers and as such will not materialize.
We rely on a limited number of third-party logistics providers for distribution of our products, and their failure to distribute our products effectively would adversely affect our sales.
We rely on a limited number of third-party logistics providers for shipping our products. Some third-party logistics providers store our products in a limited number of warehouses where they prepare and ship our products based on digital instructions. The use of a limited number of third-party logistics providers increases the risk that a fire or damage from another type of disaster at any of the warehouses may result in a disruption of our commercialization efforts. Additionally, because we use a limited number of third-party logistics providers, if there is a disruption in the distribution channels of such third-party logistics providers, our business and financial condition could be adversely impacted.
If our third-party logistics providers do not fulfill their contractual obligations to us, or refuse or fail to adequately distribute our products, such as by shipping our products to the incorrect recipient, or the agreements are terminated without adequate notice, shipments of our products, and associated revenues, would be adversely affected. In addition, we expect that it may take a significant amount of time if we were required to change our third-party logistics providers and would require significant efforts to provide the systems support required for a new provider to effectively support our operations.
Defects in new products or in enhancements to our existing products that give rise to product returns or warranty or other claims could result in material expenses, diversion of management time and attention and damage to our reputation.
Our manufacturing solutions are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a product has been used. We may not know which products are affected by defects. These defects could be systemic and could affect all of the products we shipped prior to discovery thereof. It may not be economically feasible to identify, replace or repair all affected products. In the event that the defect is severe enough or impacts customer safety, a product recall may be required. This could result in delayed market acceptance of our products or claims from customers or others, which may result in litigation, increased customer warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support, management and engineering personnel to correct the defect or error.
We may from time to time become subject to warranty or product liability claims related to product quality issues that may require us to take remedial action and could, regardless of merit, lead us to incur significant expenses, result in diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or fail to attract new customers. We generally attempt to include provisions in our agreements with customers that are designed to manage our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these provisions may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. Moreover, when such warranties are included in our agreements with customers, they generally have a service life of four years beginning from the date of product purchase and, in the event of a failure of products covered under the warranties, we may be required to repair or replace the products at the customers’ discretion.

We may be unable to consistently manufacture our products to the necessary specifications or in quantities necessary to meet demand at an acceptable cost or at an acceptable performance level.
Our products are sometimes integrated solutions with many different components that work together. As such, a quality defect in a single component can compromise the performance of the entire solution. As we continue to grow and introduce new products, and as our products incorporate increasingly sophisticated technology, it will be increasingly difficult to ensure our products are produced in the necessary quantities without sacrificing quality. There is no assurance that we or our third-party manufacturers and any component suppliers will be able to continue to manufacture our products so that they consistently achieve the product specifications and quality that our customers expect. Relatedly, certain of our materials are sourced by a single supplier and, if the supply became disrupted as a result of insufficient quality, service delays or any other factor, our manufacturing efforts may be adversely affected. Any future design issues, unforeseen manufacturing problems, such as contamination of our or such third-party facilities, equipment malfunctions, aging components, component obsolescence, business continuity issues, quality issues with components and materials sourced from third-party suppliers, or failures to strictly follow procedures or meet specifications, may have a material adverse effect on our brand, business, financial condition and operating results. Furthermore, we or our third-party manufacturers may not be able to increase manufacturing to meet anticipated demand or may experience downtime.
In order to meet our customers’ needs, we attempt to forecast demand for our products and components used for the manufacture of our products. If we fail to accurately forecast this demand, we could incur additional costs or experience manufacturing delays and may experience lost sales or significant inventory carrying costs.
The risk of manufacturing defects or quality control issues is generally higher for new products, whether produced by us or a third-party manufacturer, products that are transitioned from one manufacturer to another, particularly if manufacturing is transitioned or initiated with a manufacturer we have not worked with in the past, and products that are transferred from one manufacturing facility to another. There can be no assurance that we and our third-party manufacturers will be able to launch new products on time, transition manufacturing of existing products to new manufacturers, transition our manufacturing capabilities to a new location or transition manufacturing of any additional materials in-house
without manufacturing defects. An inability to manufacture products and components that consistently meet specifications, in necessary quantities and at commercially acceptable costs will have a negative impact and may have a material adverse effect on our brand, business, financial condition and results of operations.
Our commercial contracts generally contain limitations on liability, and we carry liability insurance in amounts that we believe are adequate for our risk exposure and commensurate with industry norms. However, commercial terms and our insurance coverage may not be adequate or available to protect our company in all circumstances, and we might not be able to maintain adequate insurance coverage for our business in the future at an acceptable cost. Any liability claim against us that is not covered by adequate insurance could adversely affect our consolidated results of operations and financial condition. Finally, any liability claim against us may cause harm to our brand, reputation and adversely impact our business.
As manufacturing is a core part of our operations, we are exposed to accompanying risks and liabilities.
In-house
and outsourced manufacturing has been and continues to be a significant part of our business. As a result, we expect to continue to be subject to various risks associated with the manufacturing and supply of products, including the following:

•
If we fail to supply products in accordance with contractual terms, including terms related to time of delivery and performance specifications, we may be required to repair or replace defective products and may become liable for direct, special, consequential and other damages, even if manufacturing or delivery was outsourced;

•	Raw materials used in the manufacturing process, labor and other key inputs may become scarce, obsolete, and expensive, causing our costs to exceed cost projections and associated revenues;

•
Manufacturing processes typically involve large machinery, fuels, and chemicals, any or all of which may lead to accidents involving bodily harm, destruction of facilities and environmental contamination and associated liabilities;

•
As our manufacturing operations expand, we expect that a portion of our manufacturing will be done in regions outside the United States, either by third-party contractors or in a factory owned by us. Any manufacturing done in such locations presents risks associated with quality control, currency exchange rates, foreign laws and customs, timing and loss risks associated with international transportation and potential adverse changes in the political, legal, and social environment in the host county;

•
We have made, and may be required to make, representations as to our right to supply and/or license intellectual property and to our compliance with laws. Such representations are usually supported by indemnification provisions requiring us to defend our customers and otherwise make them whole if we license or supply products that infringe on third-party technologies or violate government regulations;

•
As our manufacturing operations scale, so will our dependence on skilled labor at both in-house
and third-party manufacturing facilities. If we are unable to obtain and maintain skilled labor resources, we may unable to meet customer production demands; and

•
With scaling production volume, demand for our products may make up a significant percentage of global volume in select categories or commodities. Such commodities could be subject to large pricing swings due to the global political, legal, and social environment and could cause our costs to exceed production and associated revenues.

Any failure to adequately manage risks associated with the manufacture and supply of materials and products could adversely affect profits from that segment of our business and/or lead to significant liabilities, which would harm our brand, business, operations, and financial condition.
As we acquire and invest in companies or technologies, we may not realize expected business, technological or financial benefits and the acquisitions or investments could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our business, results of operations, and financial condition.
As part of our business strategy, we may evaluate and make investments in, or acquisitions of, complementary companies, solutions, software, and technologies, to further grow and augment our business and solution offerings. The success of any attempts to grow our business through acquisitions to complement our business depends in part on the availability of, our ability to identify, and our ability to engage and pursue suitable acquisition candidates. We may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all.
If we do complete future acquisitions, we cannot assure you that they will ultimately strengthen our competitive position or that they will be viewed positively by customers, financial markets, or investors. Furthermore, future acquisitions could pose numerous additional risks to our operations, including:

•	diversion of management’s attention from existing operations;

•	unanticipated costs or liabilities associated with the acquisition, including risks associated with acquired intellectual property and/or technologies;

•
difficulties in, and the cost of, integrating personnel and cultures, operations, technologies, solutions, and services which may lead to failure to achieve the expected benefits on a timely basis or at all;

•	challenges in achieving strategic objectives, cost savings and other anticipated benefits;

•	inability to maintain relationships with key customers, suppliers, vendors and other third parties on which the purchased business relies;

•	the difficulty of incorporating acquired technology and rights into our solutions and solution portfolio and of maintaining quality and security standards consistent with our brand;

•	ineffective controls, procedures and policies inherited from the acquired company or during the transition and integration;

•	inability to generate sufficient revenue to offset acquisition and/or investment costs;

•	negative impact to our results of operations because of the amortization and depreciation of amounts related to acquired intangible assets and fixed assets;

•
requirements to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated;

•	the loss of acquired unearned revenue and unbilled unearned revenue;

•	recording goodwill or other long-lived asset impairment charges (if any) in the periods in which they occur, which could result in a significant charge to our earnings in any such period;

•	use of substantial portions of our available cash, issuance of dilutive equity or the incurrence of debt to consummate the acquisition;

•	potential write-offs of acquired assets or investments, and potential financial and credit risks associated with acquired customers;

•	tax effects and costs of any such acquisitions, including the related integration into our tax structure and assessment of the impact on the realizability of our future tax assets or liabilities;

•	the potential entry into new markets in which we have little or no experience or where competitors may have stronger market positions; and

•	currency and regulatory risks associated with conducting operations in foreign countries.
In addition, acquired technologies and intellectual property may be rendered obsolete or uneconomical by our own or our competitors’ technological advances. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.
We have in the past and may in the future depend on certain key customers for a significant portion of our revenues. The loss of any of these key customers or the loss of any contracted volumes could have a material adverse effect on our business.
We have historically relied on a limited number of customers for a significant portion of our revenues. For example, our largest customer for the year ended December 31, 2020 accounted for approximately 21.6% of our revenue. Although no single customer represented greater than 10% of revenue for 2021, sales to a limited number of customers may in the future account for a high percentage of our revenues in any given period, and the loss of any of these customers, or a significant reduction in sales to our existing customer base, could have a material adverse effect on our business.
Our bookings might not accurately predict our future revenue, and we might not realize all or any part of the anticipated revenues reflected in our bookings.
Our bookings represent the anticipated contract value of goods and services to be delivered in the future under contracts (or purchase orders) which have been executed as well as contracts under negotiation that are priced, fully scoped, verbally awarded, and expected to be executed shortly. Bookings vary from period to period depending on numerous factors, including the overall health of the manufacturing industry, industry consolidation, and sales performance. We expect that the majority of purchase orders included in bookings for a given fiscal quarter will be earned as revenues within the quarter or subsequent four fiscal quarters, with the specific timing determined by the nature and scope of each purchase order, but generally not to exceed one fiscal year. However, in some cases, larger than average, long-term purchase orders may have a delivery schedule that spans beyond four quarters. Executed purchase orders also may be terminated or delayed at any time by our customers for reasons beyond our control. To the extent projects are delayed, the anticipated timing of our revenues could be materially adversely affected.
In the event a customer terminates a contract or purchase order, we are generally entitled to be paid for performance rendered through the termination date and for performance provided in winding down the project. However, we are generally not entitled to receive the full amount of revenues reflected in our bookings in the event of a contract or purchase order termination. A number of factors may affect bookings and the revenues generated from our bookings, including:

•	the size, complexity and duration of the products being manufactured;

•	changes in delivery schedules; and

•	the cancellation or delay of a contract or purchase order.
Although we expect an increase in bookings will generally result in an increase in future revenues to be recognized over time (depending on future contract modifications, contract cancellations and other adjustments), an increase in bookings over a particular period in time does not necessarily correspond to an increase in revenues during a particular period. The timing and extent to which bookings will result in revenues depends on many factors, including the timing of commencement of work, the rate at which we perform services, schedule changes, cancellations and delays, and the nature, duration, size and complexity of the products being manufactured. As a result of these factors, bookings are not necessarily a reliable indicator of future revenues and we might not realize all or any part of the revenues from the authorizations in bookings as of any point in time.
Risks associated with our labor force could have a significant adverse effect on our business.
We had approximately 300 employees as of March 31, 2022. Various national, federal, and state labor laws govern our relationships with our employees and affect our operating costs. These laws include employee classifications as exempt or non-exempt,
minimum wage requirements, unemployment tax rates, workers’ compensation rates, overtime, family leave, anti-discrimination laws, safety standards, payroll taxes, employment agreements, citizenship requirements and other wage and benefit requirements for employees classified as non-exempt.
As our employees may be paid at rates that relate to the applicable minimum wage, further increases in the minimum wage could increase our labor costs. Employees may make claims against us under national, federal, or state laws, which could result in significant costs. Significant additional government regulations could materially affect our business, financial condition, and results of operations.
None of our U.S. employees are currently covered by collective bargaining or other similar labor agreements. However, if a large number of our U.S. employees were to unionize, including in the wake of any future legislation that makes it easier for employees to unionize, our business could be negatively affected. Any inability by us to negotiate collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if other employees become represented by a union, we could experience a disruption of our operations and higher labor costs.
In addition, certain of our suppliers and logistics providers may have unionized work forces. Strikes, work stoppages or slowdowns could result in slowdowns or closures of facilities where the products that we sell are manufactured or could affect the ability of our suppliers to deliver such products to us. Any interruption in the production or delivery of these products could delay or reduce availability of these products and increase our costs.

Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.
We generally enter into
non-competition
agreements with our employees. These agreements prohibit our employees from competing directly with us or working for our competitors or clients for a limited period after they cease working for us. We may be unable to enforce these agreements under the current or future laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. For example, in Illinois, where most of our employees are based, applicable law imposes a number of requirements to enter into a valid non-competition
agreement.
Regulations and evolving legislation governing issues involving climate change and sustainability could result in increased operating costs, which could have a material adverse effect on our business.
A number of international, federal, state or local governments or governmental bodies have introduced or are contemplating regulatory changes in response to the potential impact of climate change. For example, the United States Environmental Protection Agency (“
EPA
”) issued a notice of finding and determination that emissions of carbon dioxide, methane, and other greenhouse gases (“
GHGs
”) present an endangerment to human health and the environment, which allowed EPA to begin regulating emissions of GHGs under existing provisions of the Clean Air Act (“
CAA
”). Legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas and countries not subject to such limitations. Given the political significance, regulatory or compliance obligations and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. These impacts may adversely impact the cost, production and financial performance of our operations.
Risks Related to Third-Parties
We rely on our software and information technology systems to manage numerous aspects of our business, including our Cloud Manufacturing Platform, and a disruption of these systems could adversely affect our business.
We rely on our information technology systems to manage numerous aspects of our business, including our Cloud Manufacturing Platform, as well as to efficiently purchase products from our suppliers, provide procurement and logistic services, ship products to our customers, receive orders from our customers, manage our accounting and financial functions, including our internal controls, and maintain our research and development data. Our information technology systems are an essential component of our business and any disruption could significantly limit our ability to manage and operate our business efficiently. A failure of our information technology systems to perform properly could disrupt our supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on our reputation and our financial condition. In particular, our Cloud Manufacturing Platform is an essential system that virtually all of our customers depend on for their design needs. If our Cloud Manufacturing Platform were to fail, we could face adverse consequences to our results of operations, financial condition, and business reputation. In addition, during the
COVID-19
pandemic, a substantial portion of our employees have conducted work remotely, making us more dependent on potentially vulnerable communications systems and making us more vulnerable to cyberattacks.
Although we take steps and incur significant costs to secure our information technology systems, including our computer systems, intranet and internet sites, email and other telecommunications and data networks, our security measures may not be effective and our systems may be vulnerable to damage or interruption. Disruption to our information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyberattacks, ransomware attacks, phishing schemes, malware or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war, terrorism and usage errors by our employees.
Our reputation and financial condition could be adversely affected if, as a result of a significant cyber-event or otherwise:

•	our operations are disrupted or shut down;

•	our confidential, proprietary information is stolen or disclosed;

•	we incur costs or are required to pay fines in connection with stolen customer, employee, or other confidential information; or

•	we must dedicate significant resources to system repairs or increase cyber security protection.
In addition, any unauthorized access, disclosure or other loss or unauthorized use of information or data could result in legal claims or proceedings, regulatory investigations or actions, and other types of liability under laws that protect the privacy and security of personal information, including federal, state and foreign data protection and privacy regulations, violations of which could result in significant penalties and fines. In addition, although we seek to detect and investigate all data security incidents, security breaches and other incidents of unauthorized access to our information technology systems and data can be difficult to detect and any delay in identifying such breaches or incidents may lead to increased harm and legal exposure.
The cost of investigating, mitigating, and responding to potential data security breaches and complying with applicable breach notification obligations to individuals, regulators, partners, and others can be significant. Our insurance policies may not be adequate to compensate us for the potential costs and other losses arising from such disruptions, failures, or security breaches. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, defending a suit, regardless of its merit, could be costly, divert management attention and harm our reputation.
If our computer systems are damaged or cease to function properly, or, if we do not replace or upgrade certain systems, we may incur substantial costs to repair or replace them and may experience an interruption of our normal business activities or loss of critical data. Any such disruption could adversely affect our reputation and financial condition.
We also rely on information technology systems maintained by third parties, including third-party cloud computing services and the computer systems of our suppliers for both our internal operations and our customer-facing infrastructure related to our advanced manufacturing solutions. These systems are also vulnerable to the types of interruption and damage described above but we have less ability to take measures to protect against such disruptions or to resolve them if they were to occur. Information technology problems faced by third parties on which we rely could adversely impact our business and financial condition as well as negatively impact our brand reputation.
A real or perceived defect, security vulnerability, error or performance failure in our software or technical problems or disruptions caused by our third-party service providers could cause us to lose revenue, damage our reputation and expose us to liability.
The products we manufacture, and our manufacturing operations, rely upon complementary software, which is inherently complex and, despite extensive testing and quality control, has in the past and may in the future contain defects or errors, especially when first introduced, or otherwise not perform as contemplated. As the use of our products, including products that were recently acquired or developed, expands to more sensitive, secure or mission critical uses by our customers, we may be subject to increased scrutiny, potential reputational risk or potential liability should our software fail to perform as contemplated in such deployments. We have in the past and may in the future need to issue corrective releases of our software to fix these defects, errors or performance failures and we may encounter technical problems when we attempt to perform routine maintenance or enhance our software, internal applications, and systems, which could require us to allocate significant research and development and customer support resources to address these problems and divert the focus of our management and research and development teams. In addition, our Cloud Manufacturing Platform may be negatively impacted by technical issues experienced by our third-party service providers.
Our business, brands, reputation, and ability to attract and retain customers depend upon the satisfactory performance, reliability and availability of our software solutions, which in turn depend upon the availability of the internet and our third-party service providers. For example, we outsource our software hosting to Amazon Web Services (“
AWS
”), our hosting provider. Our hosting provider runs its own platforms upon which our solutions depend, and we are, therefore, vulnerable to service interruptions at the hosting provider level. We do not control the operation of any of AWS’ data center hosting facilities, and they may be subject to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, terrorist attacks and similar events. They may also be subject to interruptions due to system failures, computer viruses, software errors or subject to breaches of computer hardware and software security, break-ins,
sabotage, intentional acts of vandalism and similar misconduct. And while we rely on service level agreements with our hosting provider, if they do not properly maintain their infrastructure or if they incur unplanned outages, our customers may experience performance issues or unexpected interruptions and we may not meet our service level agreement terms with our customers. We have experienced, and expect that in the future we may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints.
Any inefficiencies, security vulnerabilities, errors, defects, technical problems or performance failures with our software, internal applications and systems could reduce the quality of our solutions or interfere with our customers’ (and their users’) use of our solutions, which could negatively impact our brand and reputation, reduce demand, lead to a loss of customers or revenue, adversely affect our results of operations and financial condition, increase our costs to resolve such issues and subject us to financial penalties and liabilities under our service level agreements. Any limitation of liability provisions that may be contained in our customer agreements may not be effective as a result of existing or future applicable law or unfavorable judicial decisions. The sale and support of our solutions entail the risk of liability claims, which could be substantial in light of the use of our solutions in enterprise-wide environments. In addition, our insurance against this liability may not be adequate to cover a potential claim.
If we experience a significant cybersecurity breach or disruption in our information systems or any of our partners’ information systems, our business could be adversely affected.
Malicious actors may be able to penetrate our network and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Malicious actors also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. While we employ a number of protective measures, including firewalls, network infrastructure vulnerability scanning, anti-virus and endpoint detection and response technologies, these measures may fail to prevent or detect attacks on our systems due to the frequent evolving nature of cybersecurity attacks. Although these measures are designed to ensure the confidentiality, integrity and availability of our information and technology systems, there is no assurance that these measures will detect all threats or prevent a cybersecurity attack in the future, which could adversely affect our business, reputation, operations or products.
In addition, our hardware and software or third party components and software that we utilize in our products may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation or security of the products. The costs to us to eliminate or mitigate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant and, if our efforts to address these problems are not successful, could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede our sales, manufacturing, distribution or other critical functions.
To the extent we experience cybersecurity incidents in the future, our relationships with our partners, suppliers and customers may be materially impacted, our brand and reputation may be harmed and we could incur substantial costs in investigating, responding to and remediating the incidents, and in resolving any regulatory investigations or disputes that may arise with respect to them, any of which would cause our business, operations, or products to be adversely affected. In addition, the cost and operational consequences of implementing and adding further data protection measures could be significant.
We depend on a limited number of suppliers for a portion of our manufacturing needs and any delay, disruption or quality control problems in their operations, including due to the
COVID-19
pandemic, could cause harm to our operations, including loss of market share and damage to our brand.
We depend on suppliers for the components and raw materials used in our products. While there are several potential suppliers for most of these products, all of our products are manufactured, assembled, tested, and generally packaged by a limited number of suppliers and several single source providers of certain supplies. In most cases, we rely on these suppliers to procure components and, in some cases, subcontract engineering work. Our reliance on a limited number of suppliers involves a number of risks, including:

•	unexpected increases in manufacturing and repair costs;

•	inability to control the quality and reliability of products or materials;

•	inability to control delivery schedules;

•	potential liability for expenses incurred by third-party suppliers in reliance on our forecasts that later prove to be inaccurate;

•	potential lack of adequate capacity to manufacture all or a part of the products we require;

•	potential labor unrest affecting the ability of the third-party suppliers to produce our products; and

•	unexpected component or process obsolescence making key components unavailable.
If any of our suppliers experience a delay, disruption or quality control problems in their operations, including due to the
COVID-19
pandemic, or if a primary third-party supplier does not renew its agreement with us, our operations could be significantly disrupted and our product shipments could be delayed. Qualifying a new supplier and commencing volume production is expensive and time consuming. Ensuring that a supplier is qualified to manufacture our products to our standards is time consuming. In addition, there is no assurance that a supplier can scale its production of our products at the volumes and in the quality that we require. If a supplier is unable to do these things, we may have to move production for the products to a new or existing third-party supplier, which would take significant effort and our brand, business, results of operations and financial condition could be materially adversely affected. Finally, if a supplier producing a highly specified product changes its materials or is unable to meet our production demands, it could lead to specification changes, increased lead time or cancellation of the product.
As we contemplate moving manufacturing into different jurisdictions, we may be subject to additional significant challenges in ensuring that quality, processes, and costs, among other issues, are consistent with our expectations.
In addition, because we use a limited number of third-party suppliers, increases in the prices charged may have an adverse effect on our results of operations, as we may be unable to find a supplier who can supply us at a lower price. As a result, the loss of a limited source supplier could adversely affect our relationships with our customers and our results of operations and financial condition.

All of our products must satisfy safety and regulatory standards and some of our products must also receive government certifications. We rely on third-party providers to conduct the tests that support our applications for most regulatory approvals for our products. As part of the certification process, our third-party suppliers are subject to audit and must receive approvals from third-parties providing such certifications. Failure to meet these certifications by our third-party suppliers could adversely impact our business. Moreover, if our third-party suppliers fail to timely and accurately conduct the tests supporting our applications for regulatory approvals, we may be unable to obtain the necessary domestic or foreign regulatory approvals or certifications to sell our products in certain jurisdictions. As a result, we would be unable to sell our products and our sales and profitability could be reduced, our relationships with our sales channel could be harmed and our reputation and brand would suffer.
If our suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.
We acquire certain of our materials, which are critical to the ongoing operation and future growth of our business, from several third parties. We rely on our suppliers to manage their supply chains. If one of our suppliers has supply chain disruption, or our relationship with our supplier terminates, we could experience delay. While most manufacturing equipment and materials for our products are available from multiple suppliers, certain of those items are only available from limited sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. As a result, the loss of a limited source supplier could adversely affect our brand and relationship with our customers as well as our results of operations and financial condition.
In the case of certain materials, we have specified a certain grade of a product to be used in our manufacturing process. While there are several potential suppliers of most of these component materials that we use, we currently choose to use only one or a limited number of suppliers for several of these components and materials. For those materials, we could be impacted by any changes our suppliers make to such materials, which could include specification changes, lead time or cancellation of the material. If there is not an alternate product available, replacement thereof would require significant engineering and manufacturing efforts by us to qualify a replacement. Additionally, if a supplier of such materials decided to terminate their relationship with us, we may face delays in our production as we seek out a replacement supplier. Our reliance on a single or limited number of suppliers involves a number of risks, including:

•	potential shortages of some key components;

•	product performance shortfalls, if traceable to particular product components, since the supplier of the faulty component cannot readily be replaced;

•	discontinuation of a product or certain materials on which we rely;

•	potential insolvency of these vendors; and

•	reduced control over delivery schedules, manufacturing capabilities, quality, and costs.
In addition, we evaluate new suppliers pursuant to our internal procedures. This process involves evaluations of varying durations, which may cause production delays if we were required to qualify a new supplier unexpectedly. We generally assemble our systems and parts based on our internal forecasts and the availability of raw materials, assemblies, components, and finished goods that are supplied to us by third parties, which are subject to various lead times. If certain suppliers were to decide to discontinue production of an assembly, component or raw material that we use, the unanticipated change in the availability of supplies, or unanticipated supply limitations, could cause delays in, or loss of, sales, increased production or related costs and consequently reduced margins, and damage to our reputation. If we were unable to find a suitable supplier for a particular component, material, or compound, we could be required to modify our existing products or the end-parts
that we

offer to accommodate substitute components, material, or compounds. While we monitor risk internally related to our sourcing (particularly concerning raw materials), there is no guarantee that will sufficiently protect us if we suddenly lose access to supplies unexpectedly.
The manufacture and distribution of our products is subject to the risks of doing business in China, which could affect our ability to obtain products from suppliers or control the costs of our products.
The possibility of adverse changes in trade or political relations with China, political instability, increases in labor costs, or the continuation of the COVID-19 pandemic or the outbreak of another pandemic disease in China could severely interfere with the manufacturing and/or shipment of our products and would have a material adverse effect on our operations. Our business operations may be adversely affected by the current and future political environment in China. Our ability to source supplies and products from China may be adversely affected by changes in Chinese laws and regulations (or the interpretation thereof), including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under its current leadership, China’s Communist Party has been pursuing economic reform policies; however, there is no assurance that China’s government will continue to pursue these policies, or that it will not significantly alter these policies without notice. Policy changes could adversely affect our interests through, among other factors: changes in laws and regulations, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. In addition, electrical shortages, labor shortages or work stoppages may extend the production time necessary to produce our orders. There may be circumstances in the future where we may have to incur higher freight charges to expedite the delivery of product to our customers which could negatively affect our gross profit if we are unable to pass on those charges to our customers.
Our manufacturing facilities and those of our suppliers, as well as our customers’ facilities and our third-party logistics providers, are vulnerable to disruption due to natural or other disasters, strikes and other events beyond our control.
A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a major flood, seasonal storms, nuclear event or terrorist attack affecting our facilities or the areas in which they are located, or affecting those of our customers or suppliers or fulfillment centers, could significantly disrupt our or their operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace our or their damaged manufacturing facilities. These delays could be lengthy and costly. If any of our facilities, or those of our suppliers, third-party logistics providers or customers are negatively impacted by such a disaster, production, shipment and installation of our advanced manufacturing machines could be delayed, which can impact the period in which we recognize the revenue related to that advanced manufacturing machine sale. Additionally, customers may delay purchases of our products until operations return to normal. Even if we are able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in our business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic or pandemic diseases (including the outbreak of the coronavirus disease
COVID-19)
could have a negative effect on our operations and sales.
Fluctuations in the cost and availability of raw materials, equipment, labor, and transportation could cause manufacturing delays or increase our costs.
The price and availability of key raw materials and components used to manufacture our products may fluctuate significantly. Additionally, the cost of logistics and transportation fluctuates in large part due to the price of oil, currency fluctuations, and global demand trends. Any fluctuations in the cost and availability of any of our raw materials or other sourcing or transportation costs related to our raw materials or products could harm our gross margins and our ability to meet customer demand. If we are unable to successfully mitigate a significant portion of these product cost increases or fluctuations, our results of operations could be harmed.

Risks Related to International Operations
Our existing and planned global operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling custom parts and other products in non-United
States locations.
For the year ended December 31, 2021, our products and services were distributed in over 25 countries around the world, and we derived approximately 5% of our revenue from these international markets. Accordingly, we face operational risks from doing business internationally.
Our operating results may be affected by volatility in currency exchange rates and our ability to effectively manage our currency transaction risks. Although we currently invoice customers in United States dollars, increases in the value of the dollar relative to foreign currencies may make our products less attractive to foreign customers. We may also incur currency transaction risks when we enter into either a purchase or a sale transaction using a different currency than United States dollars. In such cases, we may suffer an exchange loss because we do not currently engage in currency swaps or other currency hedging strategies to address this risk. As we realize our strategy to expand internationally, our exposure to currency risks may increase. Given the volatility of exchange rates, we can give no assurance that we will be able to effectively manage our currency transaction risks or that any volatility in currency exchange rates will not have an adverse effect on our results of operations.
The shipments of our products to foreign customers and/or
end-users
may be subject to tariffs and other restrictions imposed by the destination countries. As we procure equipment and materials from foreign suppliers, we may be required to pay import duties and comply with regulations imposed by the CBP. Both the U.S. and foreign tariff rates and import restrictions may change from time to time, which could adversely impact our global operations, for example, by decreasing the price competitiveness of our products in foreign markets and/or by increasing our manufacturing costs.
Other risks and uncertainties we face from our global operations include:

•	difficulties in staffing and managing foreign operations;

•	limited protection for the enforcement of contract and intellectual property rights in certain countries where we may sell our products or work with suppliers or other third parties;

•	potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

•	costs and difficulties of customizing products for foreign countries;

•	challenges in providing solutions across a significant distance, in different languages and among different cultures;

•	laws and business practices favoring local competition;

•	being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties, and regulations, including local labor laws;

•	strict laws and regulations governing privacy and data security, including the European Union’s General Data Protection Regulation;

•	uncertainty and resultant political, financial and market instability arising from the United Kingdom’s exit from the European Union;

•	compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act;

•	tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;

•	operating in countries with a higher incidence of corruption and fraudulent business practices;

•	changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices, and data privacy concerns;

•	failure by our distribution partners to comply with local laws or regulations, export controls, tariffs and embargoes or other trade restrictions;

•	potential adverse tax consequences arising from global operations;

•	seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year end globally;

•	rapid changes in government, economic and political policies, and conditions; and

•	political or civil unrest or instability, terrorism, war or epidemics and other similar outbreaks or events.
In October 2021, based on an internal review, we became aware of certain additional customs duties likely owed to CBP. We initiated a voluntary prior disclosure to CBP in late 2021 of certain possible errors in the declaration of imported products relating to value, classification, and other matters. As part of our disclosure, we conducted a comprehensive review of our import practices and in March 2022 made a further submission to CBP providing details regarding the possible errors. Based on currently known information, we recognized a $1.0 million charge within “Cost of revenues” in our Consolidated Statement of Operations for the year ended December 31, 2021, included in the Legacy Fast Radius financial statements included in this prospectus. The information we submitted will be reviewed by CBP and we may be liable to CBP for additional unpaid duties and interest. The resolution of this prior disclosure could be material to our cash flows in a future period and to our results of operations for any period.
In addition, additive manufacturing has been identified by the U.S. government as an emerging technology and is currently being further evaluated for national security impacts. We expect additional regulatory changes to be implemented that will result in increased and/or new export controls related to additive manufacturing technologies, components and related materials and software. These changes, if implemented, may result in our being required to obtain additional approvals and/or licenses to sell products in the global market.
Our failure to effectively manage the risks and uncertainties associated with our global operations could limit the future growth of our business and adversely affect our business and operating results.
Global economic, political, and social conditions and uncertainties in the market that we serve may adversely impact our business.
Our performance depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. Declines in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. Economic uncertainty in Europe, the United States, India, Japan, China, and other countries may cause customers and potential customers to further delay or reduce technology purchases.
We also face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed.
For example, the possibility of an ongoing trade war between the United States and China may impact the cost of raw materials, finished products or components used in our products. Other changes in U.S. social, political, regulatory, and economic conditions or in laws and policies governing foreign trade, manufacturing, development, and investment could also adversely affect our business. In particular, on June 23, 2016, the U.K. held a referendum in which a majority of the eligible members of the electorate voted to leave the EU, commonly referred to as Brexit. Pursuant to Article 50 of the Treaty on EU, the U.K. ceased being a member state of the EU on January 31, 2020. The implementation period began February 1, 2020 and continued until December 31, 2020, during which U.K. continued to follow all of the EU’s rules and the U.K.’s trading relationship remained the same. The U.K. and the EU have signed an
EU-UK
Trade and Cooperation Agreement, or TCA, which became effective on May 1, 2021. This agreement provides details on how some aspects of the U.K. and EU’s relationship will operate going forwards however there are still many uncertainties and how the TCA will take effect in practice is still largely unknown. Additionally, there is a risk that other countries may decide to leave the European Union. This uncertainty surrounding this transition may have an effect on global economic conditions and the stability of global financial markets, which in turn could have a material adverse effect on our business, financial condition and results of operations. If global economic conditions remain volatile for a prolonged period or if European economies experience further disruptions, our results of operations could be adversely affected.
Uncertainty and instability resulting from the conflict between Russia and Ukraine could negatively impact our business, financial condition and operations.
Russia’s recent invasion of Ukraine and the uncertainty surrounding the escalating conflict could negatively impact global and regional financial markets which could result in businesses postponing spending in response to tighter credit, higher unemployment, financial market volatility, negative financial news, and other factors. In addition, our suppliers and contractors may have staff, operations, materials or equipment located in the Ukraine or Russia which could impact our supply chain or services being provided to us. Poor relations between the United States and Russia, sanctions by the United States and the European Union against Russia, and any escalation of political tensions or economic instability in the area could have an adverse impact on our suppliers and contractors. In particular, Russia’s invasion of Ukraine and the increased tensions among the United States, the North Atlantic Treaty Organization and Russia could increase the threat of armed conflict, cyberwarfare and economic instability that could disrupt or delay the operations of these resources in Russia and/or Ukraine, disrupt or delay communication with such resources or the flow of funds to support their operations, or otherwise render our resources unavailable.
The effects of regulations relating to conflict minerals may adversely affect our business.
On August 22, 2012, under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC adopted new requirements for companies that use certain minerals and metals, known as conflict minerals, in their products, whether or not these products are manufactured by third parties. These requirements require companies to research, disclose and report whether or not such minerals originate from the Democratic Republic of Congo and adjoining countries. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of such minerals if they are found to be used in the manufacture of our products or materials. In addition, we expect to continue to incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. Since our supply chain is complex, we may not be able to sufficiently verify the origins for these minerals and metals used in our products through the due diligence procedures that we implement, which may harm our reputation. In such event, we may also face difficulties in satisfying customers who require that all of the components of our products are certified as conflict mineral free.
Risks Related to Sales of Products to the U.S. Government
We are subject to audits by the U.S. government which could adversely affect our business.
U.S. government agencies routinely audit and investigate government contractors to monitor performance, cost allocations, cost accounting and compliance with applicable laws, regulations, and standards. Since some of our contracts provide for cost reimbursement, the U.S. government has the right to audit our costs even after job completion and after we have billed and recognized the corresponding revenue. The U.S. government also may review the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation, and management information systems. Any costs found to be improperly allowed or improperly allocated to a specific contract will not be reimbursed, and any such costs that have already been reimbursed must be refunded, which would affect associated revenue that had already been recognized. While we intend to implement uniform procurement and compliance programs for all of our business, we may be subject to more risks from these audits until we are able to implement such a program effectively.
Responding to governmental audits, inquiries or investigations may involve significant expense and divert the attention of our management. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, damages, fines and suspension or debarment from doing business with U.S. government agencies. In addition, our reputation could be seriously harmed by allegations of impropriety, even if unfounded. Our internal controls may not prevent or detect all improper or illegal activities.
Our business is subject to laws and regulations that are more restrictive because we are a contractor and subcontractor to the U.S. government.
As a contractor and subcontractor to the U.S. government, we are subject to various laws and regulations that are more restrictive than those applicable to non-government
contractors, including the Federal Acquisition Regulations and its supplements, which comprehensively regulate the formation, administration and performance of U.S. government contracts, and the Truth in Negotiations Act and various other laws, which require certain certifications and disclosures. These laws and regulations, among other things:

•	require that we obtain and maintain material governmental authorizations and approvals to conduct our business as it is currently conducted;

•	require certification and disclosure of cost and pricing data in connection with certain contract negotiations;

•	impose rules that define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. government contracts;

•
may require certain products that the U.S. government purchases to be manufactured in the U.S. and other relatively high-cost manufacturing locations under Buy American Act or other regulations, and we may not manufacture all products in locations that meet these requirements, which may preclude our ability to sell some solutions or services;

•	restrict the use and dissemination of information classified for national security purposes and the export of certain products and technical data; and

•
impose requirements relating to ethics and business practices, which carry penalties for noncompliance ranging from monetary fines and damages to loss of the ability to do business with the U.S. government as a prime contractor or subcontractor.

In addition, we may be subject to industrial security regulations of the U.S. Department of Defense and other federal agencies that are designed to safeguard against unauthorized access by foreigners and others to classified and other sensitive U.S. government information. If we were to come under foreign ownership, control or influence, our U.S. government customers could terminate, or decide not to renew, our contracts, or we may be subjected to burdensome industrial security compliance measures. Such a situation could impair our ability to obtain new contracts and subcontracts. The government may also change its procurement practices or adopt new contracting rules and regulations that could be costly to satisfy or that could impair our ability to obtain new contracts.

Risks Related to Litigation and Liability
We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting.
We have restated our financial statements for the nine months ended September 30, 2021, in the financial statements included in our Current Report on Form 8-K/A filed with the SEC on March 30, 2022. As a result of material weaknesses that we have identified in our internal control over financial reporting, the restatement, the adjustments relating to the overstatement of revenue and overstatement and understatement of certain expenses, and other matters raised or that may in the future be raised by the SEC or others, we may be subject to potential litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. We can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.
We could be subject to personal injury, property damage, product liability, warranty and other claims involving allegedly defective products that we supply.
The products we supply are sometimes used in potentially hazardous or critical applications, such as the assembled parts of an aircraft, medical device, or motor vehicles. The sale of our products and the provision of related services in general, and to customers in the foregoing industries in particular, exposes us to possible claims for property damage and personal injury or death, which may result from the use of these end-use
parts. While we have not experienced any such claims to date, actual or claimed defects in the products we supply could result in our being named as a defendant in lawsuits asserting potentially large claims. We may be potentially liable, in significant amounts, and face significant harm to our reputation if an aircraft, medical or vehicular part, component or accessory or any other aviation, medical or vehicular product that we have sold, produced or repaired fails due to our fault, in whole or in part, or if an aircraft or motor vehicle for which we have provided services or in which their parts are installed crashes, and the cause can be linked to those parts or cannot be determined. A similar risk arises in connection with sales of our products to customers in the aerospace industry to the extent that the parts produced by those products do not function properly and are responsible for damages. Our commercial contracts generally contain limitations on liability, and we carry liability insurance in amounts that we believe are adequate for our risk exposure and commensurate with industry norms. While we intend to monitor our insurance coverage as our business continues to grow, claims may arise in the future, and that insurance coverage may not be adequate or available to protect our consolidated company in all circumstances. Additionally, we might not be able to maintain adequate insurance coverage for our business in the future at an acceptable cost. Any liability claim against us that is not covered by adequate insurance could adversely affect our consolidated results of operations and financial condition. Finally, any liability claim against us may cause harm to our brand, reputation and adversely impact our business.
Failure of our global operations to comply with anti-corruption laws and various trade restrictions, such as sanctions and export controls, could have an adverse effect on our business.
We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. Doing business on a global basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business.
We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea, Russia and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products. In recent years the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls, and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs. For instance, recent amendments to the U.S. Export Administration Regulations (“
EAR
”) increased restrictions on exports to certain “military
end-users”
and for “military
end-uses”
by certain persons in China, Russia, or Venezuela, which requires us to perform due diligence on customers and end-users
in those countries for potential military connections.
We also need to monitor the changes in export-related laws and regulations, such as International Traffic in Arms Regulations (“
ITAR
”), and their applicability to our products and services. If our products or services become subject to the ITAR, we may be required to obtain licenses, clearances, or authorizations from various regulatory entities. If we are not allowed to export our products or services, or if the clearance process is burdensome, our ability to generate revenue would be adversely affected and our operating costs could increase.
In addition, international sales of certain of our products may be subject to local laws and regulations in foreign jurisdictions which we may not be familiar with. We may not be allowed to ship our products to certain countries without meeting their local laws and regulations. The failure to comply with any of these laws or regulations could adversely affect our ability to conduct our business and generate revenues.
We are committed to doing business in accordance with applicable anti-corruption laws and regulations and with applicable trade restrictions. We are subject, however, to the risk that our affiliated entities or our and our affiliates’ respective officers, directors, employees, and agents (including distributors of our products) may take action determined to be in violation of such laws and regulations. Any violation by us or by any of these persons could result in substantial fines, sanctions, civil and/or criminal penalties, or curtailment of operations in certain jurisdictions, and might adversely affect our operating results. In addition, actual or alleged violations could damage our reputation and ability to do business.
Although we take precautions to prevent violations of applicable anti-corruption laws and regulations and applicable trade restrictions, we cannot guarantee that the precautions we take will prevent violations of such laws. If we are found to be in violation of U.S. anti-corruption, sanctions, or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. We may also be adversely affected through other penalties, reputational harm, loss of access to certain markets or otherwise.
We are subject to environmental, health and safety laws and regulations related to our operations, which could subject us to compliance costs and/or potential liability.
We are subject to domestic and foreign environmental, health and safety laws and regulations governing our operations. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling, transport and disposal of chemicals and waste materials, the presence of specified substances in electrical products; the emission and discharge of hazardous materials into the ground, air or water; the investigation and cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. As such, our operations, including our production activities, carry an inherent risk of environmental, health and safety liabilities. Under these laws and regulations, we could be subject to liability for improper disposal of chemicals and waste materials, including those resulting from the use of our systems and accompanying materials by end-users.
Accidents or other incidents that occur at our facilities or involve our personnel or operations could result in claims for damages against us. In the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities, or may be required to make significant expenditures to achieve compliance. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liabilities for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. The amount of any costs, including fines or damages payments that we might incur under such circumstances could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.
We may be subject to environmental laws and regulations concerning the import and export of chemicals and hazardous substances including, without limitation, the United States Toxic Substances Control Act (“
TSCA
”) and the Registration, Evaluation, Authorization and Restriction of Chemical Substances (“
REACH
”). These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products and materials or incur costs to register such chemicals to gain and/or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.
The cost of complying with current and future environmental, health and safety laws applicable to our operations, or the liabilities arising from releases of, or exposure to, hazardous substances, may result in future expenditures. Any of these developments, alone or in combination, could have an adverse effect on our business, financial condition, and results of operations.
Aspects of our business are subject to laws and regulations governing privacy and data security. Changes in laws, regulations, and public perception concerning data protection and privacy, or changes in the interpretation or patterns of enforcement of existing laws and regulations, could impair our efforts to maintain and expand our customer base or the ability of our customers to use our services. Breaches of laws and regulations concerning data protection and privacy could expose us to significant fines and other penalties.
We hold personal information about a variety of individuals, such as our employees, prospects, and our customers. Processing of personal information is increasingly subject to legislation and regulation in numerous jurisdictions around the world.
For example, relevant applicable laws and regulations governing the collection, use, disclosure or other processing of personal information include, in the United States, rules and regulations promulgated under the authority of the Federal Trade Commission, the California Consumer Privacy Act of 2018 (the “
CCPA
”) and state breach notification laws. In particular, the CCPA, among other things, requires covered “Businesses” to provide new disclosures to California consumers and afford such consumers new rights with respect to their personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation.
The CCPA has prompted a number of proposals for new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.
Moreover, we have customers in the EU and the United Kingdom. Accordingly, we are subject to the General Data Protection Regulation (EU) 2016/679 (the “
GDPR
”), and related member state implementing legislation,

and to the UK’s Data Protection Act 2018 (collectively, “
European Data Protection Law
”). European Data Protection Law places obligations on controllers and processors of personal data, while establishing rights for individuals with respect to their personal data. European Data Protection Law is also explicitly extraterritorial in its application, and could affect our business activities in jurisdictions outside the EU and the UK. Additionally, European Data Protection Law imposes strict rules on the transfer of personal data outside of the EU to countries that do not ensure an adequate level of protection, like the United States. These transfers are prohibited unless an appropriate safeguard specified by the GDPR is implemented, such as the Standard Contractual Clauses (SCCs) or binding corporate rules. The Court of Justice of the European Union (the “
CJEU
”) recently deemed that these transfers need to be analyzed on a case-by-case
basis to ensure EU standards of data protection are met in the jurisdiction where the data importer is based. European regulators have issued recent guidance following the CJEU case that imposes significant new diligence requirements on transferring data outside the EU. Complying with this guidance is and will continue to be expensive and time consuming and may ultimately prevent us from transferring personal data outside the EU, which would cause significant business disruption. The GDPR imposes sanctions for violations up to the greater of €20 million and 4% of worldwide gross annual revenue, enables individuals to claim damages for violations and introduces the right for non-profit
organizations to bring claims on behalf of data subjects.
The regulatory framework governing the collection, processing, storage, use and sharing of personal information is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our services and platform capabilities. We cannot yet fully determine the impact these or future laws, rules, regulations, and industry standards may have on our business or operations. Additionally, our customers may be subject to differing privacy laws, rules, and legislation, which may mean that they require us to be bound by varying contractual requirements applicable to certain other jurisdictions.
Adherence to such contractual requirements may impact our collection, use, processing, storage, sharing and disclosure of personal information and may mean we become bound by, or voluntarily comply with, self-regulatory or other industry standards relating to these matters that may further change as laws, rules and regulations evolve. We have incurred, and may continue to incur, significant expenses to comply with evolving mandatory privacy and security standards and protocols imposed by law, regulation, industry standards, shifting merchant and customer expectations, or contractual obligations, and we may not be able to respond quickly or effectively to regulatory, legislative and other developments. These changes may in turn impair our ability to offer our existing or planned features, solutions, and services and/or increase our cost of doing business.
We publicly post documentation regarding our privacy practices. Although we endeavor to comply with our published policies and documentation, we may at times fail to do so or be alleged to have failed to do so. Any failure or perceived failure by us to comply with our privacy policies or any applicable privacy, security or data protection, information security or consumer-protection related laws, regulations, orders or industry standards could expose us to costly litigation, significant awards, fines or judgments, civil and/or criminal penalties or negative publicity, and could materially and adversely affect our business, financial condition and results of operations. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices, which could, individually or in the aggregate, materially and adversely affect our business, financial condition and results of operations.
Our business has risks that may not be adequately covered by insurance or indemnity.
We may face unanticipated risks of legal liability for damages caused by the actual or alleged failure of our products. While we have attempted to secure liability insurance coverage at an appropriate cost, it is impossible to adequately insure against all risks inherent in our industry, nor can we assure you that our insurers will pay a particular claim, or that we will be able to maintain coverage at reasonable rates in the future. Our insurance policies also contain deductibles, limitations, and exclusions, which increase our costs in the event of a claim.

Even a partially uninsured claim of significant size, if successful, could have an adverse effect on our financial condition. In addition, we may not be able to continue to obtain insurance coverage on commercially reasonable terms, or at all, and our existing policies may be cancelled or otherwise terminated by the insurer. Maintaining adequate insurance and successfully accessing insurance coverage that may be due for a claim can require a significant amount of our management’s time, and we may be forced to spend a substantial amount of money in that process. Substantial claims in excess of or not otherwise covered by indemnity or insurance could harm our financial condition and operating results.
Risks Related to Intellectual Property
We may not be able to adequately protect our proprietary and intellectual property rights in our data or technology.
Our success is dependent, in part, upon protecting our proprietary information and technology. Our intellectual property portfolio primarily consists of patent applications, registered and unregistered trademarks, unregistered copyrights, domain names, know-how,
and trade secrets. We may be unsuccessful in adequately protecting our intellectual property.
Our trade secrets,
know-how
and other unregistered proprietary rights are a key aspect of our intellectual property portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how
or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that we may have over such competitor. This concern could manifest itself in particular with respect to our proprietary materials that are used with our systems. Portions of our proprietary materials may not be afforded patent protection.
Current laws may not provide for adequate protection of our solutions, especially in foreign jurisdictions which may have laws that provide insufficient protections to companies. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of our proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our solutions, or certain aspects of our solutions may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and the laws and mechanisms for protection and enforcement of intellectual property rights in some foreign countries may be inadequate. As we continue to operate in foreign countries and expand our international activities, we have encountered and may in the future encounter challenges in navigating the laws of foreign countries, which may adversely affect our ability to protect our proprietary rights. Further, competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our proprietary information and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our technology and intellectual property or claiming that we infringe upon or misappropriate their technology and intellectual property.
To protect our intellectual property rights, we may be required to spend significant resources to monitor, protect, and defend these rights, and we may or may not be able to detect infringement by our customers or third parties. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our Cloud Manufacturing Platform, impair the functionality of our Cloud Manufacturing Platform, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies into our Cloud Manufacturing Platform, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.
If third parties claim that we infringe upon or otherwise violate their intellectual property rights, our business could be adversely affected.
We have in the past and may in the future be subject to claims that we have infringed or otherwise violated third parties’ intellectual property rights. There is patent, copyright, and other intellectual property development and enforcement activity in our industry and relating to the advanced manufacturing technology we use in our business. Our future success depends in part on not infringing upon or otherwise violating the intellectual property rights of others. From time to time, our competitors or other third parties (including non-practicing
entities and patent holding companies) may claim that we are infringing upon or otherwise violating their intellectual property rights, and we may be found to be infringing upon or otherwise violating such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our current or future technology or conflict with our rights, and the patent, copyright, and other intellectual property rights of others may limit our ability to improve our technology and compete effectively. Any claims of intellectual property infringement or other intellectual property violations, even those without merit, could:

•	be expensive and time consuming to defend;

•	cause us to cease making, licensing, or using our Cloud Manufacturing Platform or solutions that incorporate the challenged intellectual property;

•	require us to modify, redesign, reengineer or rebrand our Cloud Manufacturing Platform or solutions, if feasible;

•	divert management’s attention and resources; or

•	require us to enter into royalty or licensing agreements to obtain the right to use a third-party’s intellectual property.
Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly settlement agreements, or prevent us from offering our Cloud Manufacturing Platform or solutions, any of which could have a negative impact on our operating profits and harm our future prospects. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses, modify our Cloud Manufacturing Platform or solutions, or refund fees, which could further exhaust our resources. Such disputes could also disrupt our Cloud Manufacturing Platform or solutions, adversely affecting our customer satisfaction and ability to attract customers.
We may incur substantial costs enforcing and defending our intellectual property rights.
We may incur substantial expense costs in protecting, enforcing, and defending our intellectual property rights against third parties. Intellectual property disputes may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Third-party intellectual property claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from assembling or licensing certain of our products, subject us to injunctions restricting our sale of products, cause severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products. Any of these could have an adverse effect on our business and financial condition.
If we are unable to adequately protect or enforce our intellectual property rights, such information may be used by others to compete against us.
We have devoted substantial resources to the development of our technology and related intellectual property rights. Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We rely on a combination of registered and unregistered intellectual property and protect our rights using patents, licenses, trademarks, trade secrets, confidentiality and assignment of invention agreements and other methods.
Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes, or improvements. We cannot assure you that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated, or circumvented, or will otherwise provide us with meaningful protection. Our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.
Our trade secrets,
know-how
and other unregistered proprietary rights are a key aspect of our intellectual property portfolio. While we take reasonable steps to protect our trade secrets and confidential information and enter into confidentiality and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may not have entered into such agreements with all relevant parties. Such agreements may be breached and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave our company and join our competitors, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of any of our trade secrets, know-how
or other technology not protected by a patent or other intellectual property system could materially reduce or eliminate any competitive advantage that we may have over such competitor.
If our patents and other intellectual property do not adequately protect our technology, our competitors may be able to offer solutions similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents and other intellectual property. Any of the foregoing events would lead to increased competition and reduce our revenue or gross margin, which would adversely affect our operating results.
If we attempt enforcement of our intellectual property rights, we may be subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Any of the foregoing could adversely affect our business and financial condition.
As part of any settlement or other compromise to avoid complex, protracted litigation, we may agree not to pursue future claims against a third party, including related to alleged infringement of our intellectual property rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on our ability to defend and protect our intellectual property rights, which in turn could adversely affect our business.
Our Cloud Manufacturing Platform contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to commercialize our solutions.
Our Cloud Manufacturing Platform contains components that are licensed under so-called
“open source,” “free” or other similar licenses. Open source software is made available to the general public on an
“as-is”
basis under the terms of a
non-negotiable
license. We currently combine our proprietary software with open source software and intend to continue doing so in the future. Additionally, we make some of our source code available under open source licenses, which may limit our ability to protect our intellectual property rights in our source code and prevent our competitors or others from using such source code. Our use and distribution of open source software may entail greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to disclose or make available the source code of our proprietary software to third parties. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of third-party intellectual property rights in open source software. These claims could result in litigation, require us to purchase a costly license or remove the software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer
our solutions, incur additional costs or discontinue the sale of our offerings if re-engineering
could not be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.
We store confidential customer information in our systems that, if breached or otherwise subjected to unauthorized access, may harm our reputation, or brand or expose us to liability.
Our systems store, process, and transmit our customers’ confidential information, including the intellectual property in their part designs, credit card information, and other sensitive data. We rely on encryption, authentication, and other technologies licensed from third parties, as well as administrative and physical safeguards, to secure such confidential information. Any compromise of our information security could damage our reputation and brand and expose us to a risk of loss, costly litigation, and liability that would substantially harm our business and operating results. We may not have adequately assessed the internal and external risks posed to the security of our company’s systems and information and may not have implemented adequate preventative safeguards or take adequate reactionary measures in the event of a security incident. In addition, most states have enacted laws requiring companies to notify individuals and often state authorities of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our existing and prospective customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether successful or not, would harm our reputation and brand and could cause the loss of customers.
General Risk Factors
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes Oxley Act of 2002 and rules subsequently implemented by the

SEC and The Nasdaq Global Market (“
NASDAQ
”) have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.
Pursuant to Section 404 of the Sarbanes Oxley Act of 2002 (the “
Sarbanes Oxley Act
”), we are required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. We could be an emerging growth company for up to five years. To achieve compliance with Section 404 of the Sarbanes Oxley Act within the prescribed period, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes Oxley Act. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements. In addition, if we are not able to continue to meet these requirements, we may not be able to remain listed on NASDAQ.
Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes Oxley Act could impair our ability to produce timely and accurate consolidated financial statements or comply with applicable regulations and have a material adverse effect on our business.
We have significant requirements for financial reporting and internal controls as a public company. The process of designing and implementing effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis or result in material misstatements in our consolidated financial statements, which could harm our operating results. In addition, we are required, pursuant to Section 404 of the Sarbanes Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment needs to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.
The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business. Our independent registered public accounting firm is required to attest to the effectiveness of our internal control over financial reporting on an annual basis. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. If we are not able to complete our initial assessment of our internal controls and otherwise implement the requirements of Section 404 of the Sarbanes Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to certify as to the adequacy of our internal control over financial reporting.

We intend to use
non-GAAP
financial measures in reporting our annual and quarterly results of operations.
As part of our reporting of our annual and quarterly results of operations, we intend to publish measures compiled in accordance with GAAP as well as non-GAAP
financial measures, along with a reconciliation between the GAAP and non-GAAP
financial measures. The reconciling items adjust amounts reported in accordance with GAAP for certain items which are described in detail in our published results of operations. Our consolidated financial statements themselves do not and will not contain any non-GAAP
financial measures.
We believe that our
non-GAAP
financial measures are meaningful to investors when analyzing our results of operations as this is how our business is managed. The market price of our stock may fluctuate based on future non-GAAP results if investors base their investment decisions on such non-GAAP
financial measures. If we decide to alter or curtail the use of non-GAAP
financial measures in our quarterly earnings press releases, the market price of our stock could be adversely affected if investors analyze our performance in a different manner.
Further, any failure to accurately report and present our
non-GAAP
financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.
We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate the material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.
In connection with the audits of our consolidated financial statements for the years ended December 31, 2021 and 2020, our management identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to the fact that we did not design or maintain an effective control environment commensurate with our financial reporting requirements, including (a) lack of a sufficient number of trained professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (b) lack of accounting processes, structures, reporting lines and appropriate authorities and responsibilities to achieve financial reporting objectives. These deficiencies in our control environment contributed to the following additional deficiencies (each of which individually represents a material weakness) in our internal control over financial reporting:

•
We did not design and maintain formal accounting policies, procedures, and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of account reconciliations, journal entries, and complex transactions; and

•
We did not design and maintain effective controls over segregation of duties for key financial processes and access within IT systems, which includes certain personnel having the ability to both prepare and post manual journal entries without an independent review by someone without the ability to prepare and post manual journal entries.

In addition, in the process of preparing our fourth quarter 2021 financial statements, management discovered misstatements related to the overstatement of revenue and overstatement and understatement of certain expenses related to the nine month period ended September 30, 2021. On March 28, 2022, the Audit Committee of our board of directors concluded that we would restate our previously issued financial statements for the nine months ended September 30, 2021. We concluded that material weaknesses over financial reporting contributed to the following accounting errors:

•	Revenue was recorded incorrectly for transactions which we could not assert that collection from the customer was probable under the requirements of Accounting Standard Codification (“ASC”) 606.

•
Software capitalization costs and the associated amortization were incorrectly calculated and recorded due to errors in tracking the time period when the design, development and testing of the software occurs and is therefore capitalizable under ASC 350-40.

•	We incorrectly accrued certain transaction costs twice.

•	Certain transaction-related fees that were paid were incorrectly classified as operating cash flows on the condensed consolidated statement of cash flows
Please refer to Note 16 of the audited financial statements of Legacy Fast Radius included in Exhibit 99.1 to the Current Report on Form 8-K/A filed with the SEC on March 30, 2022 for additional information.
In addition, ENNV identified material weaknesses in its internal control over financial reporting as of December 31, 2021. On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”). In the Statement, the SEC staff, among other things, expressed its view that certain terms and conditions common to warrants issued by SPACs, such as ENNV, may require such warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. ENNV previously accounted for its outstanding warrants as components of equity instead of as derivative liabilities. Following the issuance of the Statement, ENNV’s management and audit committee concluded that in light of the Statement, it was appropriate to restate ENNV’s previously issued audited balance sheet as of February 11, 2021 included in the Current Report on Form 8-K filed with the SEC on February 19, 2021.
Additionally, ENNV reevaluated its application of ASC 480-10-S99-3A on the classification of redeemable shares of common stock that were issued as part of the Units sold in the ENNV IPO. Historically, a portion of our public shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that ENNV would consummate its initial business combination only if it has net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, ENNV’s management determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible assets required to complete ENNV’s initial business combination. ENNV’s management and audit committee concluded that in light of this change it was appropriate to restate ENNV’s previously issued financial statements as of February 11, 2021, as restated in the Notes to Unaudited Condensed Financial Statements of ENNV’s Quarterly Report on Form 10-Q filed with the SEC on May 24, 2021, ENNV’s unaudited financial statements as of and for the period ended March 31, 2021 included in ENNV’s Quarterly Report on Form 10-Q filed with the SEC on May 24, 2021 and ENNV’s unaudited financial statements as of and for the period ended June 30, 2021 included in ENNV’s Quarterly Report on Form 10-Q filed with the SEC on August 20, 2021.
Moreover, the Company reassessed its application of ASC 718 to the 35,000 Founder Shares transferred by the
Sponsor to the Company’s independent directors. Under such guidance, compensation expense relating to the shares transferred should be deferred. The Company corrected its accounting for these shares in its Annual
Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 15, 2022.
In connection with these restatements, ENNV identified material weaknesses in its internal controls over financial reporting due to the ability to apply the nuances of the complex accounting standards and preparation of financial statements in accordance with GAAP.
We have begun remediation and will continue to implement several measures, including, among others:

•	engaging a third party to assist with the development of a Sarbanes-Oxley program;

•	hiring additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of GAAP and SEC financial reporting requirements;

•
establishing and designing internal financial reporting structures and authorizing certain departments or capable and responsible persons to be in charge of the overall financial management and financial objectives of the Company;

•	establishing an ongoing program to provide sufficient additional training to our accounting staff, especially training related to GAAP and SEC financial reporting requirements;

•	designing and preparing accounting policies in accordance with relevant rules, especially in relation to complex and major transactions; and

•	updating our policies and procedures to address segregation of duties for key financial processes.
Although we have begun to implement measures to address the material weaknesses above, including hiring a new Chief Financial Officer and Chief Accounting Officer, the implementation of these measures may not fully address the material weaknesses and deficiencies in our internal controls over financial reporting and there can be no assurance that the measures we have taken to date and actions we may take in the future will be sufficient to remediate these matters. Further, in the future we may determine that we have additional material weaknesses. Our failure to remediate the material weaknesses or failure to identify and address any other material weaknesses or control deficiencies could result in inaccuracies in our consolidated financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis, which could cause investors to lose confidence in our reported financial information. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing its remediation plan; however, these remediation measures will be time consuming, will result in the incurrence of significant costs, and will place significant demands on our financial and operational resources.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls.
Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require us to change our compensation policies.
Accounting methods and policies for public companies are subject to review, interpretation and guidance from relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require us to reclassify, restate or otherwise change or revise our consolidated financial statements. Such changes could also impact the amount or timing of revenues or expenses in future periods and negatively impact our reported results of operations.
In order to satisfy our obligations as a public company, we need to hire qualified accounting and financial personnel with appropriate public company experience.
As a newly public company, we need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.

We are an “emerging growth company” and a “smaller reporting company” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the ENNV IPO; (c) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates
exceeds $700 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act;

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

•
exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved, and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, our consolidated financial statements may not be comparable to companies that comply with public company effective dates.
We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.
So long as we remain an “emerging growth company,” we expect to take advantage of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes- Oxley Act. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 of the Sarbanes- Oxley Act will correspondingly increase. Moreover, if we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to use net operating loss (“NOL”) carryforwards and other tax attributes may be limited as a result of the Business Combination and other ownership changes.
We have incurred substantial losses during our history and our ability to become profitable in the near future is uncertain. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire (if at all). On a gross basis, we had federal NOL carryforwards of approximately $89.8 million and $43.9 million as of December 31, 2021 and 2020, respectively, of which $1.0 million will expire in 2027 and the remainder of which may be carried forward indefinitely. We also had state gross NOL carryforwards of approximately $79.3 million and $50.1 million as of December 31, 2021 and 2020, respectively, in various state jurisdictions which begin to expire in 2030. A full valuation allowance has been established for these net operating losses carry forwards as of December 31, 2021 and December 31, 2020.
Federal NOLs incurred in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding such loss, and NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Because we have had no taxable income in prior years, we do not anticipate carrying back any of our net operating losses. Moreover, federal NOLs generated in taxable years ending after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs may be limited to 80% of our taxable income annually for tax years beginning after December 31, 2020. Our NOL carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. In addition, in general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change
NOLs or tax credits to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases their ownership by more than 50 percentage points over their lowest ownership percentage within a specified testing period. Our existing NOLs or credits may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with, or undergo an ownership change following, the Business Combination, our ability to utilize NOLs or credits could be further limited by Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Our NOLs or credits may also be impaired under state law. Accordingly, we may not be able to utilize a material portion of our NOLs or credits. If we determine that an ownership change has occurred and our ability to use our historical NOLs or credits is materially limited, such limitations could result in increased future tax liability to us and our future cash flows could be adversely affected. Section 382 and 383 of the Code would apply to all net operating loss and tax credit carryforwards, whether the carryforward period is indefinite or not. We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
Comprehensive tax reform legislation could adversely affect our business and financial condition.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes include, among others, a permanent reduction to the corporate income tax rate. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform is uncertain, and our business and financial condition could be adversely affected. The U.S. government in the future may enact additional legislation that affects the taxation of business entities, including with respect to the treatment of NOLs.
Further, the changes in tax laws could negatively impact our effective tax rate. Prior to the U.S. presidential election, President Biden proposed an increase in the U.S. corporate income tax rate from 21% to 28%, doubling the rate of tax on certain earnings of foreign subsidiaries, the creation of a 10% surtax on certain imports and a 15% minimum tax on worldwide book income. If any or all of these (or similar) proposals are ultimately enacted into law, in whole or in part, they could have a negative impact to our effective tax rate. Holders of our securities are urged to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of holding our securities.
Currently, we incur losses in certain countries where we do not receive a financial statement benefit, and we operate in countries which have different statutory rates. Consequently, changes in the mix and source of earnings between countries could have a material impact on our overall effective tax rate.
Risks Related to Corporate Structure and Securities
Our warrants and the Forward Purchase Agreement are accounted for as derivative liabilities and will be recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of shares of our common stock.
In connection with the ENNV IPO, we issued an aggregate of 14,891,667 warrants (including 8,625,000 Public Warrants included in the units and 6,266,667 Private Placement Warrants). In connection with the forward purchase agreement, dated as of January 24, 2021, by and among the Company, ENNV Holdings, LLC (the “
Sponsor
”) and Goldman Sachs Asset Management, L.P. (“
GSAM
”) (as amended, the “
Forward Purchase Agreement
”), GSAM committed to purchase an aggregate of up to 5,000,000 Forward Purchase Units, including up to 1,250,000 Forward Purchase Warrants. We account for such warrants and the Forward Purchase Agreement as derivative liabilities at fair value and any changes in fair value each period are reported in earnings. The impact of changes in fair value on earnings may have an adverse effect on the market price of shares of our common stock.
The price of our common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.
The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in
“-Risks Related to Our Business and Industry
” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “ JOBS Act ”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	the restatement of our financial statements;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

•
changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of shares of the Company common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of the Company common stock is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
We do not intend to pay dividends on our common stock for the foreseeable future.
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your shares of our common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our common stock.
If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our securities, the price and trading volume of our securities could decline.
The trading market for our securities will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our securities, or if our reporting results do not meet their expectations, the market price of our common stock could decline.

There may be a limited public market for the shares of our Common Stock, and the ability of our stockholders to dispose of their common stock may be limited.
Our Common Stock is traded on NASDAQ. We cannot foresee the degree of liquidity that will be associated with our Common Stock. A holder of the common stock may not be able to liquidate his, her or its investment in a short time period or at the market prices that currently exist at the time the holder decides to sell. The market price for the common stock may fluctuate in the future, and such volatility may bear no relation to our performance.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities has fluctuated significantly due to the market’s reaction to us and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities become delisted from NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
There can be no assurance that we will be able to comply with the continued listing standards of NASDAQ.
Our Common Stock and Public Warrants are currently listed on NASDAQ which imposes, among other requirements a minimum market value of listed securities and a minimum bid requirement. The closing bid price for our common stock must remain at or above $1.00 per share to comply with Nasdaq’s minimum bid requirement for continued listing. If the closing bid price for our common stock is less than $1.00 per share for 30 consecutive business days, Nasdaq may send us a notice stating that we will be provided a period of 180 days to regain compliance with the minimum bid requirement or else Nasdaq may make a determination to delist our common stock. If NASDAQ delists our securities from trading on its exchange for failure to meet the listing standards, including the minimum $1.00 bid price, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•
a determination that the Common Stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
Warrants are exercisable for our common stock, and upon any exercise would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Following the consummation of the Business Combination, we have outstanding issued warrants to purchase a total of 15,516,639 shares of common stock. Each whole warrant is exercisable to purchase one share of common stock at $11.50 per share. To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the then existing holders of the common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the common stock.

We have no obligation to net cash settle any warrants.
In no event do we have any obligation to net cash settle any warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of any warrants upon exercise of such warrants. Accordingly, our warrants may expire worthless.
The Warrants may never be in the money, and may expire worthless.
The exercise price of the Warrants is $11.50 per share. We believe the likelihood that warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe holders of the Warrants will be unlikely to exercise their Warrants. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants.
We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making the holders’ warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day
period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when our warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell their warrants at the then-current market price when the holders might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of our warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.
Our issuance of additional securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.
On April 15, 2022, we filed a registration statement with the SEC on Form
S-8
providing for the registration of shares of our common stock issued or reserved for issuance under our Fast Radius, Inc. 2022 Equity Incentive Plan (the “
Incentive Plan
”). Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares registered under the registration statement on Form
S-8
will be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of common stock or securities convertible into our common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of shares of our common stock.
In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of shares of our common stock and dilute their percentage ownership.
Sales of our common stock, or the perception of such sales of our common stock, by us or our existing stockholders in the public market, including the sales of shares of common stock pursuant to this prospectus, could cause our stock price to decline, and certain selling securityholders still may receive significant proceeds.
The sale of substantial amounts of our common stock in the public market, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Shares held by certain of our stockholders are eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights Agreement, certain stockholders have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares including the sales of shares of common stock pursuant to this prospectus, these stockholders could cause the prevailing market price of shares of our common stock to decline. The shares covered by registration rights represent approximately 91% of our common stock.
As restrictions on resale end and certain lock-up agreements entered into prior to the consummation of the Business Combination expire or if these stockholders exercise their registration rights, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them, including pursuant to this prospectus. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other securities.
The above-referenced lock-up restrictions on our common stock issuable upon the exercise of the Private Placement Warrants expired on February 18, 2022, the 30th day following the Business Combination. Lock-up restrictions on our common stock under the Registration Rights Agreement expire on August 4, 2022, the date that is six months following the Business Combination.
In addition, the shares of our common stock reserved for future issuance under the Incentive Plan and Fast Radius, Inc. 2022 Employee Stock Purchase Plan (the “
ESPP
”) will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up
agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares reserved for future issuance under the Incentive Plan and ESPP equal (i) 10% of the total number of shares of our common stock as determined on a fully diluted basis as of the closing and calculated to include the number of shares initially available for issuance under the Incentive Plan but excluding the number of shares initially available for issuance under the ESPP, (ii) an initial increase on April 1, 2022 equal to 5% of the total number of shares of our common stock issued and outstanding as of the date of the closing, and (iii) an annual increase for nine years commencing on the first day of each calendar year beginning January 1, 2023 and ending January 1, 2031 equal to the lesser of (A) 5% of the aggregate number of shares of our common stock issued and outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by our board of directors. The maximum number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options (“
ISOs
”) granted under the Incentive Plan will be equal to 52,500,000 shares. On April 15, 2022, we filed a registration statement on Form
S-8
under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plans and may file additional registration statements on Form S-8 in the future. Any such Form
S-8
registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
The shares of common stock being registered for resale pursuant to this prospectus include shares that were purchased at prices that may be significantly below the trading price of our common stock and the sale of which would result in the selling securityholder realizing a significant gain. In December 2020, the Sponsor paid in the aggregate $25,000, or approximately $0.003 per share, for 8,625,000 Founder Shares. In January 2021, the Sponsor transferred 35,000 such Founder Shares to each of ENNV’s independent directors, in each case for approximately the same per-share price initially paid by the Sponsor. In February 2021, the Sponsor transferred on the Company’s behalf 345,000 Founder Shares to GSAM in consideration for GSAM’s entry into the Forward Purchase Agreement. In addition, simultaneously with the consummation of the ENNV IPO, the Sponsor and GSAM purchased 6,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant. In connection with the Business Combination, the issuance of shares of common stock as merger consideration and the assumption and conversion of options, restricted stock and restricted stock units into the right to receive shares of the Company’s common stock were based on an acquiror share value of $10.00 per share. The shares of common stock being offered for resale pursuant to this prospectus by the selling securityholders represent approximately 74.8% of shares outstanding on a fully diluted basis as of June 1, 2022. Given the substantial number of shares of common stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in the ENNV IPO, certain of the selling securityholders, including the Sponsor, may still have an incentive to sell shares of our common stock because they purchased the shares at prices lower than the public investors or the current trading price of our common stock. For example, based on the closing price of our common stock of $0.53 as of June 1, 2022, the Sponsor and other holders of the Founder Shares would experience a potential profit of up to approximately $0.527 per share, or approximately $4,545,375.00 million in the aggregate.
The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock by Lincoln Park that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of our common stock to decrease.
On May 11, 2022, we entered into a purchase agreement (the “
Purchase Agreement
”) with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“
Lincoln Park
”), pursuant to which Lincoln Park has committed to purchase up to $30.0 million of our common stock. Upon the execution of the Purchase Agreement, we issued 728,385 shares of common stock to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement. Upon the date of the first Regular Purchase (as defined below), we will be required to issue 182,096 shares as an additional commitment fee.
Beginning on the date on which all requisite conditions under the Purchase Agreement have been satisfied, we have the right, but not the obligation, to deliver to Lincoln Park a notice directing Lincoln Park to purchase up to 100,000 shares of our common stock (the “
Regular Purchase Amount
”) provided that the closing sale price of our common stock on the purchase date is not below a threshold price set forth in the Purchase Agreement (a “
Regular Purchase
”). The Regular Purchase Amount may be increased to various limits, up to 400,000 shares, if the closing sale price of our common stock on the applicable purchase date equals or exceeds certain higher threshold prices set forth in the Purchase Agreement, provided that Lincoln Park’s maximum committed purchase obligation under any single Regular Purchase may not exceed $2.0 million. The above-referenced share amount limitations and closing sale price thresholds are subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction as provided in the Purchase Agreement. The purchase price per share for each Regular Purchase will be the lower of: (i) the lowest sale price of our common stock during the purchase date, or (ii) the average of the three lowest closing sale prices of our common stock in the ten business days prior to the purchase date. There are no upper limits on the price per share that Lincoln Park must pay for shares of common stock under the Purchase Agreement.
The aggregate number of shares of our common stock that we can sell to Lincoln Park under the Purchase Agreement may in no case exceed 14,643,920 shares (subject to adjustment as described above) of our common stock (which is equal to approximately 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement) (the “
Exchange Cap
”), unless (i) Fast Radius stockholder approval is obtained to issue shares above the Exchange Cap, in which case the Exchange Cap will no longer apply, or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds $0.62 per share of our common stock (which represents the lower of (A) the Nasdaq official closing price of our common stock on the trading day immediately preceding the date of the Purchase Agreement or (B) the average Nasdaq official closing price of our common stock for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, adjusted such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules).
In all cases, the Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Lincoln Park beneficially owning more than 9.99% of our common stock.
The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the trading price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to decrease. We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
We may be required to take write-downs or write-offs, or may be subject to restructuring, impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.
Factors both inside and outside of our control may, at any time, arise. As a result of these factors, we may be required to write-down assets, restructure our operations, or incur impairment or other charges that could result in losses. Unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash
items and therefore not have an immediate impact on our liquidity, the fact that our results of operations will report charges of this nature could contribute to negative market perceptions about our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.
Our management has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth of the Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.
As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. We have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences.
We are a public reporting company subject to the rules and regulations established from time to time by the SEC and NASDAQ. These rules and regulations will require, among other things that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.
In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. For additional information related to the risks and uncertainties of our compliance with the Sarbanes-Oxley Act, see “
Risk
Factors-Our
internal controls over financial reporting currently do not meet all of the standards contemplated by Section
 404 of the Sarbanes Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section
 404 of the Sarbanes Oxley Act could impair our ability to produce timely and accurate consolidated financial statements or comply with applicable regulations and have a material adverse effect on our business
” and “
-We have identified material weaknesses in our
internal control over financial reporting. If we fail to remediate the material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet its periodic reporting obligations.
”
Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.
Our second amended and restated certificate of incorporation (the “
Charter
”), our amended and restated bylaws (the “
Bylaws
”) and Delaware law contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, our Charter and Bylaws include the following provisions:

•
a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause;

•	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•
a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds
of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.
Any provision of our Charter, our Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.
Our Charter and Bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our Charter and Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the (i) Court of Chancery (the “
Chancery Court
”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action, suit or proceeding brought on our behalf; (B) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (C) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, our Charter or Bylaws; or (D) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our Charter and Bylaws provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders are not deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the selling securityholders. The selling securityholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the selling securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the selling securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.
We will receive the proceeds from any exercise of any warrants or options for cash. We intend to use the proceeds from any exercise of any warrants, options or restricted stock awards for cash for general corporate and working capital purposes.
There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. The exercise price of the Warrants is $11.50 per share. We believe the likelihood that warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe holders of the Warrants will be unlikely to exercise their Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We do not believe that the warrant holders’ failure to exercise warrants for cash would have a material impact on our liquidity, financial position or results of operations.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of
Regulation S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
On February 4, 2022 (“Closing” or the “Closing Date”), Fast Radius Inc. (formerly named ECP Environmental Growth Opportunities Corp. (“ENNV”)) (the “Company”) consummated a business combination with Fast Radius Operations, Inc. (formerly named Fast Radius, Inc.) (“Legacy Fast Radius”), pursuant to which ENNV Merger Sub, Inc., a wholly owned subsidiary of ENNV (“Merger Sub”), merged with and into Legacy Fast Radius, with Legacy Fast Radius surviving the Merger as a wholly owned subsidiary of ENNV (the “Business Combination”). After giving effect to the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests of Legacy Fast Radius and its subsidiary and the equity holders of Legacy Fast Radius immediately prior to the Business Combination own a portion of the Company’s common stock, par value $0.0001 per share (“Common Stock”).
The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 give effect to the Business Combination as if the Business Combination and other events contemplated by the Merger Agreement had been consummated on January 1, 2021. The unaudited pro forma condensed combined financial information does not include an unaudited pro forma condensed combined balance sheet as of March 31, 2022 as the Business Combination is already reflected in the Company’s historical unaudited condensed consolidated balance sheet as of March 31, 2022.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of ENNV for the year ended December 31, 2021, which are included in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2021 (the
Form “10-K”),
as well as the audited historical financial statements of Legacy Fast Radius for the year ended December 31, 2021 and the unaudited consolidated financial statements of Fast Radius for the three months ended March 31, 2022 included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s results of operations would have been had the Business Combination occurred on the date indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future results of operations of the Company. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

FAST RADIUS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the three months ended March 31, 2022
(In thousands, except per share amounts)

	Fast Radius (Historical)¹	ENNV (Historical)²	Pro Forma Adjustments		Pro Forma Combined
Revenue	$6,262	$—	$—		$6,262
Cost of Revenues	5,629	—	—		5,629

Gross profit	633	—			633

Operating expenses:
Sales and marketing	6,336	—	—		6,336
General and administrative	38,225	1,353	184	A	39,762
Research and development	3,332	—	—		3,332

Total operating expenses	47,893	1,353	184		49,430

Loss from operations	(47,260)	(1,353)	(184)		(48,797)

Other income (expenses):
Change in fair value of warrants	5,295	4,902	(1,759)	C	8,438
Change in fair value of derivative liability	30	—	(30)	C	—
Change in fair value of forward purchase agreement	—	175	(175)	E	—
Interest income and other income	(1)	—			(1)
Interest expense, including amortization of debt issuance costs	(2,664)	—	361	C	(2,303)
Interest and dividends earned on marketable securities held in Trust Account	—	2	(2)	D	—

Total other income (expenses)	2,660	5,079	(1,605)		6,134

Net income (loss) loss before income taxes	(44,600)	3,726	(1,789)		(42,663)
Provision for income taxes	—	—	—		—

Net income (loss)	$(44,600)	$3,726	$(1,789)		$(42,663)

	Fast Radius, Inc. (Historical)	ENNV (Historical)			Pro Forma Combined
Weighted Common shares outstanding—Basic and Diluted	60,852	—			73,843
Net loss per share—Basic and Diluted	$(0.73)	—			$(0.58)
Weighted shares outstanding of Class A redeemable common stock—Basic and Diluted	—	34,500			—
Net income per share—Basic and Diluted, Class A	$—	$0.09			$—
Weighted shares outstanding of Class B non-redeemable common stock—Basic and Diluted	—	8,625			—
Net income per share—Basic and Diluted, Class B	$—	$0.09			$—

¹	For the three months ended March 31, 2022, includes the results of operations of the combined company from February 4, 2022 through March 31, 2022.
²	Represents its results of operations from January 1, 2022 through February 3, 2022, the period prior to the Business Combination.

FAST RADIUS, INC,
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2021
(In thousands, except per share amounts)

	Legacy Fast Radius (Historical)	ENNV (Historical)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$20,012	$—	$—		$20,012
Cost of Revenues	20,300	—	—		20,300

Gross profit	(288)	—	—		(288)

Operating expenses:
Sales and marketing	22,721	—	—		22,721
General and administrative	32,974	4,976	1,719	A	40,546
			698	B
			179	F
Research and development	5,036	—	—		5,036
Franchise tax expense	—	179	(179)	F	—

Total operating expenses	60,731	5,155	2,417		68,303

Loss from operations	(61,019)	(5,155)	(2,417)		(68,591)

Other income (expenses):
Change in fair value of warrants	(1,781)	11,741	1,781	C	11,741
Change in fair value of derivative liability	(208)	—	208	C	—
Change in fair value of forward purchase agreement	—	1,333	(1,333)	E	—
Interest income and other income	1	—			1
Interest expense, including amortization of debt issuance costs	(4,877)	—	1,750	C	(3,127)
Offering costs on Founder Shares issued to related party	—	(1,250)	—		(1,250)
Offering costs allocated to derivative warrant liabilities	—	(751)	—		(751)
Interest and dividends earned on marketable securities held in Trust Account	—	34	(34)	D	—

Total other income (expenses)	(6,865)	11,107	2,372		6,614

Net income (loss) loss before income taxes	(67,884)	5,952	(45)		(61,977)
Provision for income taxes	—	—	—		—

Net income (loss)	$(67,884)	$5,952	$(45)		$(61,977)

	Fast Radius, Inc. (Historical)	ENNV (Historical)			Pro Forma Combined
Weighted Common shares outstanding—Basic and Diluted	4,139	—			73,843
Net loss per share—Basic and Diluted	$(16.40)	—			$(0.84)
Weighted shares outstanding of Class A redeemable common stock—Basic and Diluted	—	30,625			—
Net income per share—Basic and Diluted, Class A	$—	$0.15			$—
Weighted shares outstanding of Class B non-redeemable common stock—Basic and Diluted	—	8,499			—
Net income per share—Basic and Diluted, Class B	$—	$0.15			$—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Description of the Business Combination
On February 4, 2022, the Company consummated the Business Combination with Legacy Fast Radius, pursuant to which Merger Sub merged with and into Legacy Fast Radius, with Legacy Fast Radius surviving the Merger as a wholly owned subsidiary of the Company. After giving effect to the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests of Legacy Fast Radius and its subsidiary and the equity holders of Legacy Fast Radius immediately prior to the Business Combination own a portion of the Common Stock of the Company.
The following table illustrates ownership levels in the Company’s Common Stock immediately following the consummation of the Business Combination based on actual redemptions by the public shareholders and the following additional circumstances: (i) 65,000,000 shares of the Company’s Common Stock were issued to the holders of shares of common stock of Legacy Fast Radius at the Closing for $10 per share; (ii) 7,500,000 shares of the Company’s Common Stock were issued to the PIPE Investors; (iii) the forward purchase units were issued pursuant to the Forward Purchase Agreements prior to the Closing; (iv) no public warrants or private placement warrants to purchase the Company’s Common Stock that were outstanding immediately following the Closing have been exercised; and (v) no vested and unvested options to purchase shares of the Company’s Common Stock that were held by equity holders of Legacy Fast Radius immediately following the Closing have been exercised.

(shares in thousands)	Post Redemptions (Shares)%
Fast Radius Shareholders (1)	65,000	77.2%
Total Fast Radius Merger Shares	65,000	77.2%
ENNV Public Shares (2)	2,987	3.5%
ENNV Founder Shares (3)(4)	8,280	9.8%
Total ENNV Shares	11,267	13.3%
PIPE Investors and GSAM (5)	7,970	9.5%
Pro Forma Shares of Common Stock	84,237	100%

(1)
Excludes the Merger Earn Out Shares (as defined below) and includes 9,580,413 shares reserved for issuance in respect of or otherwise relating to Exchanged Options, Exchanged Restricted Stock Awards and Exchanged RSUs. The Merger Earn Out Shares are equity-classified and will be issued upon the satisfaction of certain price targets set forth in the Merger Agreement during the five-year period following the Closing (the “Earn Out Period”).

(2)	Includes 2,375,000 shares purchased by GSAM pursuant to the forward purchase agreement side letter.
(3)	Includes the Sponsor Earn Out Shares (as defined below).
(4)	Includes 140,000 shares of Common Stock held by former ENNV directors and officers.
(5)
Includes (a) 1,000,000 shares of Common Stock acquired by the Sponsor, in its capacity as a PIPE Investor, upon consummation of the PIPE Investment, (b) 6,500,000 shares of Common Stock acquired by the other PIPE Investors, upon consummation of the PIPE Investment, (c) 125,000 shares of Common Stock acquired by GSAM pursuant to the Forward Purchase Agreement and (d) 345,000 shares of Common Stock acquired by GSAM in connection with the ENNV IPO.

2. Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of
Regulation S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and are only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
The historical financial information of ENNV and Legacy Fast Radius has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are transaction accounting adjustments. The pro forma adjustments are prepared to illustrate the effect of the Business Combination and certain other adjustments.
The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, ENNV is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on evaluation of the following facts and circumstances: (i) Legacy Fast Radius equity holders hold a majority of the voting power of the Company; (ii) Legacy Fast Radius equity holders have the ability to elect the majority of the directors on the Company’s Board; (iii) Legacy Fast Radius’ management comprise the management of the Company; (iv) Legacy Fast Radius’ operations comprise the ongoing operations of the Company; (v) Legacy Fast Radius is the larger entity based on historical revenues and business operations; and (vi) the Company assumed Legacy Fast Radius’ name. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Legacy Fast Radius issuing shares of the Company for the net assets of ENNV, accompanied by a recapitalization. The net assets of ENNV will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Legacy Fast Radius.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 give pro forma effect to the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto as if they had been completed on January 1, 2021. These periods are presented on the basis of Legacy Fast Radius as the accounting acquirer.
The unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with, the following:

•
the (i) historical audited financial statements of Legacy Fast Radius for the year ended December 31, 2021, and the related notes, included elsewhere in this prospectus and (ii) historical audited financial statements of ENNV for the year ended December 31, 2021, and the related notes, included in the
Form 10-K;

•	the historical unaudited financial statements of Fast Radius for the three months ended March 31, 2022, and the related notes, included elsewhere in this prospectus; and

•
the disclosures and discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information relating to Fast Radius, ENNV and Legacy Fast Radius contained elsewhere in this prospectus and the
Form 10-K.

The pro forma financial information reflects transaction-related adjustments management believes are necessary to present fairly the Company’s pro forma results of operations following the consummation of the Business

Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto for the periods indicated. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations would have been had the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of the Company, ENNV and Legacy Fast Radius.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Legacy Fast Radius incurred significant losses during the historical periods presented.
3. Earn Out Shares
The aggregate merger consideration payable to all holders of Legacy Fast Radius securities outstanding immediately prior to the Closing included 10,000,000 shares of Common Stock (the “Merger Earn Out Shares”) which are subject to the satisfaction of certain price targets set forth in the Merger Agreement during the Earn Out Period, which price targets are based upon (i) the daily volume-weighted average sale price of shares of Common Stock quoted on NASDAQ, or the exchange on which the shares of Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with the occurrence of certain change of control events of the Company specified in the Merger Agreement (any such event, an “Acquiror Sale”). The Merger Earn Out Shares are issuable in two equal tranches of 5,000,000 shares of Common Stock at the time that the Common Stock reaches a value, as calculated above, of $15.00 and $20.00, respectively.
Furthermore, the Merger Agreement provides that 10% of the shares of Common Stock held by the Sponsor (the “Sponsor Earn Out Shares”) are subject to vesting upon the satisfaction of certain price targets set forth in the Sponsor Support Agreement (as defined below) during the Earn Out Period, which price targets are based upon (i) the daily volume-weighted average sale price of shares of Common Stock quoted on NASDAQ, or the exchange on which the shares of Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earn Out Period or (ii) the per share consideration received in connection with an Acquiror Sale. The Sponsor Earn Out Shares will vest in two equal tranches of 407,000 shares of Common Stock at the time that the Common Stock reaches a value, as calculated above, of $15.00 and $20.00, respectively.
If, during the Earn Out Period, there is an Acquiror Sale that will result in the holders of Common Stock receiving a per share price (based on the value of the cash, securities or in-kind
consideration being delivered in respect of such Common Stock, as determined in good faith by the Company’s board of directors) equal to or in excess of the applicable stock price level set forth above, then immediately prior to the consummation of such Acquiror Sale, the Legacy Fast Radius equity holders entitled to Merger Earn Out Shares and the Sponsor Earnout Shares shall be eligible to participate in such Acquiror Sale. If, during the Earn Out Period, there is an Acquiror Sale that will result in the holders of Common Stock receiving a per share price (based on the value of the cash, securities or in-kind
consideration being delivered in respect of such Common Stock, as determined in good faith by the Company’s board of directors) that is less than the applicable stock price level set forth above, then no Merger Earn Out Shares shall be issuable and no Sponsor Earn Out Shares shall become vested in connection with or following completion of such Acquiror Sale. In the event of an Acquiror Sale, including where the consideration payable is other than a specified price per share, for purposes of determining whether the applicable stock price levels set forth above have been achieved, the price paid per share of Common Stock will be calculated on a basis that takes into account the number of Sponsor Earn Out Shares that will vest and the number of Merger Earn Out Shares that will vest (i.e., the ultimate price per share payable to all holders of Common Stock will be the same price per share used to calculate the number of Sponsor Earn Out Shares and Merger Earn Out Shares that vest). The Sponsor will have all of the rights of a holder of Common Stock with respect to the unvested Sponsor Earn Out Shares, except that the Sponsor will not be entitled to consideration in connection with any sale or other transaction and the Sponsor Earn Out Shares cannot be sold, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of prior to vesting.
As the Merger Earn Out Shares and Sponsor Earn Out Shares are not puttable by the holders thereof, the underlying shares are not redeemable outside of the Company’s control, and the Merger Earn Out Shares and Sponsor Earn Out Shares are settled through the issuance (in the case of the Merger Earn Out Shares) or through the vesting (in the case of the Sponsor Earn Out Shares) a fixed number of shares, the Merger Earn Out Shares and Sponsor Earn Out Shares are not a liability within the scope of ASC 480, Distinguishing Liabilities from Equity. Further, although the Merger Earn Out Shares and Sponsor Earn Out Shares meet the definition of a derivative, they qualify for the equity-scope exception to derivative accounting because they meet the criteria for equity indexation and equity classification under ASC
815-40,
Contracts in Entity’s Own Equity. Note that if an Acquiror Sale occurs as a result of a cash offer, the calculation of the share price used to determine if the applicable stock price level set forth above have been achieved would include the Merger Earn Out Shares and Sponsor Earn Out Shares. Lastly, the Merger Earn Out Shares and Sponsor Earn Out Shares are indexed to the Company’s own stock, as there are no other events that would accelerate the vesting of such shares other than the share price being in excess of the applicable stock price levels set forth above or an Acquiror Sale.
4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto and has been prepared for informational purposes only.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that directly reflect the accounting for the Business Combination. Legacy Fast Radius and ENNV have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination, the PIPE Investment, the purchase of the Forward Purchase Units by GSAM and the other transactions related thereto occurred on January 1, 2021.
The adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 are as follows:

(A)	Reflects the adjustment to stock-based compensation expense for the Closing RSU Award granted at Close. Refer to Note 6—Closing RSU Award for further information.

(B)	Reflects the acceleration of unrecognized ENNV director compensation associated with the founder shares transferred.

(C)
Reflects the reversal of the change in fair value of Fast Radius’ derivative liability and interest expense and warrant expense, which relate to the convertible notes and warrants that were converted into shares of Fast Radius common stock concurrent with the Closing.

(D)	Reflects the elimination of ENNV’s historical interest and dividend income earned on ENNV’s Trust Account.

(E)	Reflects the settlement of ENNV’s forward purchase agreement.

(F)	Reflects the reclassification of ENNV’s historical franchise tax expense to general and administrative expense to conform with the presentation that will be used following the Business Combination.
5. Loss per Share
The table below represents the net loss per share calculated based on the recapitalization resulting from the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented. The number of outstanding shares excludes 9,580,413 unvested RSUs and stock options, 8,624,972 shares issuable upon the exercise of the Acquiror Public Warrants, 6,891,667 shares issuable upon the exercise of the Acquiror Private Warrants, the Closing RSUs and 814,000 Sponsor Earn Out shares from the calculations of pro forma loss per share because they are antidilutive. Loss per share also excludes the Merger Earn Out Shares as they do not have the rights of a stockholder because they are not currently issued and outstanding and will not be issued until satisfaction of the applicable stock price levels set forth above.
The following table sets forth the computation of pro forma basic and diluted net loss per share for the three months ended March 31, 2022 and the year ended December 31, 2021:

(in thousands, except per share data)	Three Months Ended March 31, 2022	Year Ended December 31, 2021
Income (loss) available to common stockholders per share:
Net loss	$(42,663)	$(61,977)
Weighted average common shares outstanding:
Basic and Diluted	73,843	73,843
Net loss per share—Basic and Diluted	$(0.58)	$(0.84)
6. Closing RSU Award
Pursuant to the terms of his amended and restated employment agreement, Mr. Rassey was granted a restricted stock unit award under the Equity Incentive Plan granted concurrent with the Closing. See “Executive Compensation—Employment Agreements—Lou Rassey—Closing RSU Award” for more information regarding Mr. Rassey’s restricted stock unit award, which is referred to herein as the Closing RSU Award.
The Company has prepared a valuation of the grant date fair value and expense during the periods presented in the Pro Forma financial information for each tranche of the Closing RSU Award. The fair value is determined by using the Monte Carlo Simulation valuation model and the assumptions below. The valuation model incorporated the following key assumptions:

Closing RSU Award
Expected stock price	$7.63
Expected volatility	30.1%
Expected term (in years)	10.0
Risk-free rate	1.92%
Discount for lack of marketability (“DLOM”)	6.9%

Expected stock price: The expected stock price is determined based on an assumed share price of $7.63 of the Company common stock as of the consummation of the business combination based on the closing trading price of ENNV common stock upon the consummation of the Business Combination.
Expected volatility: The expected volatility was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.
Expected term: The expected term for valuation of the Closing RSU Award is its contractual term of 10 years.
DLOM: The shares underlying the Closing RSU Award are subject to a twelve-month holding period. The Company utilized the Finnerty method to determine the DLOM.
The aggregate grant date fair value of the Closing RSU Award is $11.6 million.
The derived service period under the Monte Carlo Simulation model for the equity-classified award was determined based on the median vesting time for the simulations that achieved the vesting hurdle. Stock-based compensation expense associated with each tranche under the Closing RSU Award is recognized over the longer of (i) derived service period of the tranche and (ii) expected service period, using the accelerated expense recognition method. It is estimated that the stock-based compensation expense for the Closing RSU Award will be recognized over 8 years.

FAST RADIUS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which Fast Radius’ management believes is relevant to an assessment and understanding of Fast Radius’ consolidated results of operations and financial condition. The discussion should be read together with Fast Radius’ financial statements and the notes thereto included elsewhere in this prospectus. In addition to historical financial information, this discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Fast Radius’ actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in this prospectus under the heading “Risk Factors”. References in this section to “Fast Radius,” “we,” “us,” “our” and “the Company” are intended to mean the business and operations of Fast Radius, Inc. and its consolidated subsidiary prior to the Business Combination and to the Combined Company after giving effect to the Business Combination.
Overview
We are a leading cloud manufacturing and digital supply chain company. We are headquartered in Chicago with offices in Atlanta, Louisville, and Singapore and micro-factories in Chicago and at the UPS Worldport facility in Louisville, Kentucky.
We have built and are scaling a Cloud Manufacturing Platform which includes both physical infrastructure – Fast Radius micro-factories and third-party supplier factories – and a proprietary software layer. Our Cloud Manufacturing Platform supports engineers, product developers, and supply chain professionals across the product design and manufacturing lifecycle.
We offer a wide and growing range of manufacturing technologies, including additive manufacturing (often referred to as 3D printing), CNC machining, injection molding, sheet metal, urethane casting, and other manufacturing methods. We offer these manufacturing capabilities through our own micro-factories as well as a network of curated third-party suppliers.
Recent Developments
Business combination
On February 4, 2022 (“the Closing Date”), the Company consummated a business combination with Legacy Fast Radius, pursuant to which ENNV Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), merged with and into Legacy Fast Radius, with Legacy Fast Radius surviving the Merger as a wholly owned subsidiary of the Company (the “Business Combination”). After giving effect to the Business Combination, the Company owns, directly or indirectly, all of the issued and outstanding equity interests of Legacy Fast Radius and its subsidiary and the equity holders of Legacy Fast Radius immediately prior to the Business Combination own a portion of the Company’s common stock, par value $0.0001 per share (“Common Stock”).
While the legal acquirer in the Business Combination was ENNV, for financial accounting and reporting purposes under U.S. GAAP (“GAAP”), Legacy Fast Radius was the accounting acquirer and the Business Combination was accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by ENNV for Legacy Fast Radius’ stock) does not result in a new basis of accounting, and the condensed consolidated financial statements of the combined entity represent the continuation of the condensed consolidated financial statements of Legacy Fast Radius in many respects. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Fast Radius became the historical condensed consolidated financial statements of the combined company, and ENNV’s assets, liabilities and results of operations were consolidated with those of Legacy Fast Radius beginning on the acquisition date. Operations prior to the Business Combination are presented as those of Legacy Fast Radius. The net assets of ENNV were recognized at historical cost, with no goodwill or other intangible assets recorded.

Concurrently with the execution of the Merger Agreement, ENNV entered into subscription agreements (collectively, the “Subscription Agreements”), with certain third-party investors, including, among others, UPS, Palantir and the Sponsor (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ENNV agreed to issue and sell, to the PIPE Investors an aggregate of 7,500,000 shares of Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share, or an aggregate purchase price of $75.0 million, in a private placement (the “PIPE Investment”). Under the Subscription Agreements, ENNV granted certain registration rights to the PIPE Investors with respect to the PIPE Shares. The PIPE Shares were issued concurrently with the closing of the Business Combination on the Closing Date.
Upon consummation of the Business Combination, the closing of the PIPE Investment and payment of certain other amounts that were contingent on the closing of the Business Combination, the most significant change in our reported financial position was an increase in cash and cash equivalents of approximately $73 million, primarily due to $75.0 million in gross proceeds from the PIPE Investment and $29.6 million in proceeds from the Trust Account, partially offset by cash payments that were disbursed at the Closing which included $8.3 million of transaction expenses, $2.5 million in debt repayments, $8.2 million in directors’ and officers’ (“D&O”) insurance premiums, and $12.8 million related to IT and other costs.
In connection with the Business Combination, over 31.5 million ENNV shares were submitted for redemption. As a result, the condition to Fast Radius’ obligation to consummate the Business Combination that the amount of cash available in ENNV’s trust account immediately prior to the effective time of the Business Combination, after deducting the amount required to satisfy payments to ENNV stockholders in connection with the redemptions, the payment of any deferred underwriting commissions being held in ENNV’s trust account and the payment of certain transaction expenses, plus the gross proceeds from the PIPE Investment to be consummated in connection with the closing of the Business Combination, is equal to or greater than $175 million (such condition, the “Minimum Cash Condition”) was not satisfied. Therefore, in connection with the closing of the Business Combination, we waived the Minimum Cash Condition.
The reduction in available cash upon closing of the Business Combination due to those share redemptions may reduce our ability to invest in our growth strategy. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to make changes to our long-term growth strategy in the discretion of our management and the Board. These changes may include, but are not limited to, decreasing our level of investment in new product launches and related marketing initiatives and scaling back our existing operations, which could have an adverse impact on our business and financial prospects.
In addition, as a consequence of the Business Combination, we became the successor to an
SEC-registered
and Nasdaq-listed company, which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, D&O liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.
COVID-19
pandemic
In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus
(“COVID-19”)
to be a pandemic. The
COVID-19
pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential
businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company previously made substantial modifications to employee travel policies, implemented office closures as employees were advised to work from home, and cancelled or shifted its conferences and other events to virtual-only. The
COVID-19
pandemic has impacted and may continue to impact the Company’s business operations, including its employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of the pandemic’s continued effects over time. In particular, the
COVID-19
virus continues to surge in various parts of the world, including China, and such surges have impacts on the Company’s suppliers and may cause supply chain issues, parts shortages and delayed shipping times.
COVID-19
and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.
If the
COVID-19
pandemic continues for a prolonged duration, we or our customers may be unable to perform fully on our contracts, which will likely result in increases in costs and reductions in revenue. These cost increases may not be fully recoverable or adequately covered by insurance. The long-term effects of
COVID-19
to the global economy and to us are difficult to assess or predict and may include a further decline in the market prices of our products, risks to employee health and safety, risks for the deployment of our products and services and reduced sales in geographic locations impacted. Any prolonged restrictive measures put in place in order to control
COVID-19
or other adverse public health developments in any of our targeted markets may have a material and adverse effect on our business operations and results of operation.
Key Factors Affecting Results
We believe that our future success will be dependent upon many factors, including those further discussed below. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve the results of our operations.
Cost-effectively attracting new customers
A key growth driver for us is
on-boarding
new customers to our Cloud Manufacturing Platform. In addition to customer referrals and brand marketing, we acquire customers through three primary acquisition channels:
(1) digital marketing, (2) inside sales, and (3) business development. In order to continue our growth and scale to profitability, these customer acquisition investments must continue to yield new customers at a cost that is well below the long-term value of these new customers. This includes scaling the breadth of the customer-facing elements of our software and driving adoption of these software elements to reduce cost-to-serve.
Growing revenue within existing customers
When we acquire a new customer, we typically start our new relationship with a small number of custom parts. Once we successfully produce the customer’s initial order, customers will typically return to us for part replenishment and for consideration across new parts. This often requires customers to certify us as a production supplier, a process which often includes on-site
factory audits,
in-depth
review of our quality management systems, and industry-specific capability verification and part-specific production verification (i.e., “PPAP”, or part production approval process). In order to grow our business with customers that require a production certification, we need to pass these supplier on-boarding
elements and maintain the requirements necessary to be considered a certified supplier.
In order to continue our growth across all existing customers, we must produce high quality parts, expand our relationships within existing customers, and ultimately increase the number of parts for which we are the customer’s production partner. If we are unable to accomplish one or more of these requirements, our growth within existing customers may be impaired which could negatively impact our overall growth trajectory.

Expanding our microfactory network
As we further enhance the
front-end
customer experience of our Cloud Manufacturing Platform and
on-board
new customers and new parts, we will need to continue expanding both our Fast Radius-owned microfactories and our network of third-party suppliers.
Our microfactories have been architected for scale since inception. The combination of our proprietary software operating system, replicable manufacturing operations, and strict quality control procedures are designed to ramp up new microfactories quickly and cost-effectively. Each microfactory is a deployment of a specific manufacturing technology (e.g., a microfactory specific for Carbon DLS, another distinct microfactory for CNC machining, etc.). We evaluate our microfactory expansion in two primary categories: (1) geographic expansion and (2) manufacturing technology expansion:
Microfactory geographic expansion
Our microfactory operations, software, and quality processes have been designed to be “copy and pasted” to new locations around the world. Similar to how other advanced manufacturing technologies have successfully scaled their manufacturing footprint (e.g., semi-conductor companies), we operate under a principle of “copy exactly” where every element of an initial microfactory will be copied to the next microfactory of the same technology. We control and maintain critical aspects of the operation – from the factory layout to materials handling to the technician “morning huddle” routine. This principle allows us to maintain consistent quality for production parts regardless of the microfactory location in which the parts are being produced. This enables us to deliver solutions such as our Virtual Warehouse so that customers can have the confidence that if they need their part produced at a microfactory in Chicago or a microfactory in Louisville, the quality and consistency of the part will be the same, regardless of the location of production. As we expand our microfactory footprint to locations around the world, this consistent quality of our “copy exactly” model will become even more important and valuable to our customers looking to produce parts proximate to where they are needed.
In order to successfully scale our microfactory network, we must maintain this “copy and paste” approach to deliver the high-quality solutions we believe our customers will demand. If we are unable to maintain this consistent quality, on-time
delivery, and cost structure across our network of microfactories, our growth and profitability may be impaired.
Microfactory technology expansion
We will also invest in new microfactories which operate on manufacturing equipment that is different than the equipment we currently operate. Our technical team continually evaluates potential manufacturing technologies to invest in and we are also guided by input from our customers. Once we determine a new technology for which to create a microfactory, we rely on our proven approach across software and processes to onboard these new manufacturing technologies onto the Cloud Manufacturing Platform. This allows us to ramp up new microfactories while ensuring the quality, cost structure, and operational efficiencies are maintained across both existing and new microfactories.
In order to continue expanding our manufacturing technology footprint, we must successfully invest in the software, technical evaluation, people resources, and business processes to enable the efficient ramp-up
of microfactories with new technologies.
Expanding our third-party supplier network
Our microfactories are complemented by a curated network of third-party suppliers who provide manufacturing capacity across a range of technologies. As we scale, we need to continue to expand both the breadth and depth of our supplier network partnerships, including further integrating our Cloud Manufacturing Platform software tools into the operations of our supplier partners.

Expanding software-driven workflows and applications
A key component of the Cloud Manufacturing Platform is the software-driven workflows and applications for our customers and internal operations. In order to continue designing and building this software platform, we need to recruit and retain high quality product and software engineers. The market for product and software talent is very competitive and if we are not able to attract and retain the talent we need, the expansion of our software capabilities and Cloud Manufacturing Platform may proceed slower than expected, if at all.
Increasing gross margins
We earn a gross margin through selling custom component parts, some of which are produced within our microfactories and others which are produced by third-party suppliers of Fast Radius. The gross margin of these two production methods varies and both methods have a cost structure and competitive dynamic which may fluctuate, leading to gross margins which may be different than our projections.
Specifically, in order to establish the microfactory cost structure we are forecasting, we will need to operate our internal microfactories at the utilization rates we are assuming in our cost models and maintain the pricing in the market that we have seen historically and anticipate will continue.
In order to maintain our gross margins through parts that are produced by third-party suppliers, we will need to continue to source high-quality components at a competitive cost and maintain the pricing with our end customers that we have seen historically. See “
Risk Factors—Increased consolidation among our customers, suppliers and competitors in the advanced manufacturing industry may have an adverse effect on our business and results of operations”
for further information
.
Our forecasted gross margins assume a mix between parts that are produced within our own microfactories and parts that are produced with third-party suppliers. If the mix between these production methods varies from our forecasted mix, our gross margins may be better or worse than we are forecasting.
Extending international operations
We plan to expand our operations outside of the United States. As we execute this expansion, we will face risks and uncertainties related to the market and regulatory environment of these new geographies. As a result, we may not be able to replicate the business performance we have seen in the United States in these international locations which may impact the overall financial performance of the business. Future international expansion will depend on many factors as set forth in the section titled “
Risk Factors
.”
Components of Operations
Revenues
Our primary source of revenue is from product sales of manufactured parts. We record revenue upon transfer of control to the customer. We have contracts with customers where the transfer of control of the specified good varies from contract to contract, but predominantly occurs upon shipment. We do not act as an agent in any of our customer contracts. We also derive revenue from ancillary consulting agreements. Under these arrangements, we produce digital assets (e.g., CAD files, finite element analyses, manufacturability reports) and physical assets (prototypes). For consulting arrangements, the goods and services delivered are generally combined into a single performance obligation based on not meeting the criteria for the goods and services being distinct within the context of the contract, and revenue is recognized over time or at a point-in-time
based on contract terms. We view consulting arrangements as a mechanism to develop meaningful customer relationships and a driver of future product sales.
We charge certain customers shipping and handling fees. These fees are recorded within revenue after transfer of control of the products to customers.

Cost of Revenues
Cost of revenues consists primarily of outsourced production costs, materials, salaries and benefits of internal production staff, microfactory rent, and subscription expense, depreciation, facilities costs and overhead allocations associated with the manufacturing process.
When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of revenues when incurred.
Operating Expenses
Sales and Marketing
Sales and marketing expense primarily consists of advertising expenses. Advertising expenses consist primarily of media advertising costs, trade and customer marketing expenses, sales and marketing related personnel, and public relations expenses which aim to strengthen the leadership of our brand in key vertical markets. All advertising expenses are recorded in Sales and marketing expense in the consolidated statements of net loss and comprehensive loss. Other expenses recorded in Sales and marketing include employee-related personnel expense and an allocated portion of overhead costs.
General and Administrative
General and administrative expense consists primarily of corporate employee compensation, benefits, leasehold improvement expenses, computer expenses and supplies, and other related overhead.
Research and development costs
We invest resources to advance the development of our products and services for our customers, including the development of the Cloud Manufacturing Platform. Research and development costs represent costs incurred to support the advancement of new and existing software, consumables, and activities to enhance manufacturing capabilities. Research and Development expenses consists of prototype parts, design expense, employee-related personnel expense, rent expense for machines for which we are testing new production processes and new materials on prior to being placed into production, and personnel costs for time spent on research and development efforts. As required by GAAP, eligible software development costs incurred during the application development stage are capitalized and subsequently amortized over the asset’s useful life once it is ready for its intended use.
Other Income (Expenses)
Change in fair value of warrants
We account for our warrants issued with other debt and equity instruments in accordance with Accounting Standards Codification (“ASC”) 480,
Distinguishing Liabilities from Equity
, and ASC 718,
Compensation –
Stock Compensation
. In the event the terms of the warrants qualify for classification as a liability rather than equity, we account for the instrument as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings.
Change in fair value of derivatives
We account for our derivative liabilities issued with and embedded in other debt instruments in accordance with ASC 815,
Derivatives and Hedge Accounting
. We account for the instruments as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings. All outstanding derivative liabilities, along with the related convertible debt instruments, were converted into Common Stock at the closing of the Business Combination.

Interest income (expense), including amortization of debt discounts and issuance costs
Interest income varies each reporting period depending on our average cash balances during the period and the current level of interest rates. Interest expense consists of interest on outstanding debt as well as the amortization of debt discounts and issuance costs over the terms of the related debt agreements.
Results of Operations
Three Months Ended March 31, 2022 Compared with the Three Months Ended March 31, 2021
The following table sets forth a summary of our consolidated results of operations, as well as the dollar and percentage change for the period:

	For the Three Months Ended March 31,
(in thousands)	2022	2021	Change ($)	Change (%)
Revenues	$6,262	$3,796	$2,466	65%
Cost of revenues (1)	5,629	2,966	2,663	90%

Gross Profit	633	830	(197)	-24%
Operating expenses
Sales and marketing (1)	6,336	3,469	2,867	83%
General and administrative (1)	38,225	7,712	30,513	396%
Research and development (1)	3,332	1,146	2,186	191%

Total operating expenses	47,893	12,327	35,566	289%
Loss from Operations	(47,260)	(11,497)	(35,763)	311%
Change in fair value of warrants	5,295	(1,253)	6,548	-523%
Change in fair value of derivatives	30	—	30	n/m
Interest income and other income (expense), net	(1)	9	(10)	-111%
Interest expense, including amortization of debt issuance costs	(2,664)	(45)	(2,619)	5820%

Loss before income taxes	(44,600)	(12,786)	(31,814)	249%
Provision for income taxes	—	—	—	n/m

Net Loss	$(44,600)	$(12,786)	$(31,814)	249%

(1)	Includes stock-based compensation, as follows:

Cost of Revenues	$115	$4	$111	2775%
General and Administrative	17,545	219	17,326	7911%
Selling and Marketing	1,183	—	1,183	n/m
Research & Development	1,525	31	1,494	4819%

Total	$20,368	$254	$20,114	7919%

Revenues
Revenues increased 65% from $3.8 million to $6.3 million for the three months ended March 31, 2022 compared to the prior-year period. The increase in 2022 was attributable to sales from new customers and an increase in revenue from existing customers.
Cost of Revenues
Cost of revenues increased 90% from $3.0 million to $5.6 million for the three months ended March 31, 2022 compared to the prior-year period. The increase in of cost of revenues was primarily attributable to the increase in revenues. Additionally, cost of revenues was impacted by an investment we made in a new CNC manufacturing facility in 2021, which is currently running at low utilization as we ramp up production.
Operating Expenses
Sales and Marketing
Sales and marketing expenses increased 83% from $3.5 million to $6.3 million for the three months ended March 31, 2022 compared to the prior-year period. The increase in sales and marketing expenses in 2022 was attributable to increases in spend related to online advertising and marketing and promotional activities combined with organizational headcount growth within the function. Additionally, we recorded incremental stock compensation expense in the first quarter of 2022 as our outstanding restricted stock units (“RSUs”) included a performance condition that became probable upon the closing of the Business Combination.
General and Administrative
General and administrative expenses increased 396% from $7.7 million to $38.2 million for the three months ended March 31, 2022 compared to the prior-year period. The most significant increase in 2022 was attributable to incremental stock compensation expense in the first quarter of 2022 as our outstanding RSUs included a performance condition that became probable upon the closing of the Business Combination and cash bonuses paid to certain employees that were contingent on the closing of the Business Combination. Additionally, we recorded expense of approximately $5.8 million related to our software subscription agreement with Palantir. Finally, we incurred incremental legal, consulting and accounting costs to support our growth, including costs related to the Business Combination, and new costs associated with being a publicly-traded company.
Research and Development
Research and development expenses increased 191% from $1.1 million to $3.3 million for the three months ended March 31, 2022 compared to the prior-year period. The $3.3 million of research and development expenses for the three months ended March 31, 2022 included $4.1 million of gross research and development expenses, primarily related to our Cloud Manufacturing Platform, that was offset by $0.8 million of internal-use
software costs that were capitalized. No software development costs were capitalized in the three months ended March 31, 2021. The increase in gross spend in 2022 is attributable to our continued focus on developing the Cloud Manufacturing Platform. Additionally, we recorded incremental stock compensation expense in the first quarter of 2022 as our outstanding RSUs included a performance condition related to the closing of the Business Combination.
Change in fair value of warrants
The income recorded in 2022 was attributable to mark to market adjustments on warrant liabilities and was attributable to a decrease in our enterprise valuation.
Change in fair value of Derivatives
The income recorded in 2022 was attributable to mark to market adjustments on embedded derivatives associated with 2021 convertible debt issuances. All outstanding derivative liabilities, along with the related convertible debt instruments, were converted into Common Stock at the closing of the Business Combination. Refer to Note 5 and Note 12 of the consolidated financial statements included elsewhere in this Report for additional information on derivative liabilities.
Interest income and other income
The decrease in interest income was primarily attributable to a decrease in our average money market account balance in 2022 as compared to 2021.

Interest expense, including amortization of debt issuance costs
The increase in interest expense was primarily attributable to higher outstanding debt levels in 2022 compared to 2021. Refer to Note 5 for additional information related to indebtedness.
Results of Operations
Fiscal Year 2021 Compared with Fiscal Year 2020
The following table sets forth a summary of our consolidated results of operations, as well as the dollar and percentage change for the period:

	For the Year Ended December 31,
(Dollars in thousands)	2021	2020	Change ($)	Change (%)
Revenues	20,012	13,966	6,046	43%
Cost of revenues (1)	20,300	12,039	8,261	69%

Gross Profit	(288)	1,927	(2,215)	-115%
Operating expenses
Sales and marketing (1)	22,721	8,328	14,393	173%
General and administrative (1)	32,974	12,044	20,930	174%
Research and development (1)	5,036	2,959	2,077	70%

Total operating expenses	60,731	23,331	37,400	160%
Loss from Operations	(61,019)	(21,404)	(39,615)	-185%
Change in fair value of warrants	(1,781)	(80)	(1,701)	N.M.
Change in fair value of derivatives	(208)	—	(208)	N.M.
Interest income and other income	1	121	(120)	N.M.
Interest expense, including amortization of debt issuance costs	(4,877)	(308)	(4,569)	1,483%

Loss before income taxes	(67,884)	(21,671)	(46,213)	213%
Provision for income taxes	—	—	—	N.M.

Net Loss	(67,884)	(21,671)	(46,213)	213%

(1)	Includes stock-based compensation, as follows:

Cost of Revenues	$13	$14	(1)	-7%
General and Administrative	680	826	(146)	-18%
Selling and Marketing	80	105	(25)	-24%
Research & Development	82	47	35	74%

Total	855	992	(137)	-14%

Revenues
Revenues increased 43% from $14.0 million to $20.0 million for the year ended December 31, 2021. The increase in 2021 was attributable to sales from new customers and an increase in revenue from existing customers.
Cost of Revenues
Cost of revenues increased 69% from $12.0 million to $20.3 million for the year ended December 31, 2021. The increase in 2021 of cost of revenues was primarily attributable to the increase in revenues. Cost of revenues was also negatively impacted in 2021 by the recognition of cost from the shipment of goods to a customer that did not meet the U.S. GAAP requirements to recognize the related revenue. In addition, based on an internal review, we became aware of certain additional duties likely owed to the United States Customs and Border Protection (“CBP”). As a result, we recognized a $1.0 million charge within ‘Cost of revenues’ in the Consolidated Statement of Operations for the year ended December 31, 2021. Refer to Note 11 of the consolidated financial statements included elsewhere in this prospectus for additional information.
Operating Expenses
Sales and Marketing
Sales and marketing expenses increased 173% from $8.3 million to $22.7 million for the year ended December 31, 2021. The increase in sales and marketing expenses in 2021 was primarily attributable to increases in spend related to online advertising and marketing and promotional activities combined with organizational headcount growth within the function.
General and Administrative
General and administrative expenses increased 174% from $12.0 million to $33.0 million for the year ended December 31, 2021. The most significant increase in 2021 was attributable to incremental legal, consulting and accounting costs of $8.5 million to support the Company’s growth, including costs related to the Business Combination. Salary expenses and placement costs increased $3.6 million and $1.1 million, respectively, in 2021 as we expanded the team to support our growth. Rent expense increased $1.2 million in 2021 due to the expansion of office space. Also contributing to the increase in 2021 was $0.9 million related to contract employees and $1.1 million of recruiting costs.
We expect to record various expenses in 2022 that were contingent upon the close of the Business Combination. Such expenses are material to our results of operations and include stock-based compensation expense, cash bonuses that were due to certain of our founders and employees and expenses related to our agreement with Palantir Technologies Inc. (“Palantir”). We also expect to incur additional annual expenses as a public company for, among other things, D&O liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.
Research and Development
Research and development expenses increased 70% from $3.0 million to $5.0 million for the year ended December 31, 2021. The $5.0 million of research and development expenses for the year ended December 31, 2021 included $7.9 million of gross research and development expenses, primarily related to our Cloud Manufacturing Platform, that was offset by $2.9 million of internal-use
software costs that were capitalized. No software development costs were capitalized in 2020. The increase in gross spend in 2021 is attributable to our continued focus on developing the Cloud Manufacturing Platform.
Change in fair value of warrants
The increase in expense related to mark to market adjustments on warrant liabilities in 2021 was attributable to a higher number of warrants outstanding due to 2021 issuances and an increase in our enterprise valuation. Refer to Note 8 and Note 10 of the consolidated financial statements included elsewhere in this prospectus for additional information on warrant liabilities.
Change in fair value of Derivatives
The expense recorded in 2021 was attributable to mark to market adjustments on embedded derivatives associated with 2021 convertible debt issuances. All outstanding derivative liabilities, along with the related convertible debt instruments, were converted into Common Stock at the closing of the Business Combination. Refer to Note 5 and Note 10 of the consolidated financial statements included elsewhere in this prospectus for additional information on derivative liabilities.
Interest income and other income
The decrease in interest income was primarily attributable to a decrease in our average money market account balance in 2021 as compared to 2020.
Interest expense, including amortization of debt issuance costs
The increase in interest expense was primarily attributable to higher outstanding debt levels in 2021 compared to 2020. Refer to Note 5 of the consolidated financial statements included elsewhere in this prospectus for additional information on debt issuances.
For the year ended December 31, 2021, we recognized $20.0 million in revenue, which was lower than our projected revenue of $23 million primarily due to a significant customer order initially included in our projections for which we later determined that revenue could not be recognized as we were not able to assert that collection from the customer was probable under the requirements of Accounting Standard Codification (“ASC”) 606. For the year ended December 31, 2021, we had net losses of approximately $67.9 million, which was greater than our projected net loss of $41 million primarily due to certain items that could not be forecasted at the time the projections were presented including mark to market adjustments on outstanding warrant and derivative liabilities, transaction costs related to our February 2022 Business Combination and interest expense related to indebtedness that had not yet been issued. Additionally, our operating expenses were higher than initially projected as we hired additional personnel to support our growth. In the future, actual results may differ from expectations as a result of a variety of risks and changes in circumstances. See “
Risk Factors—Risks Related to Our Operating History—We have a relatively limited operating history and have experienced rapid growth, which makes evaluating our current business and future prospects difficult and may increase the risk of your investment.
”
Non-GAAP
Financial Measures
In addition to our results determined in accordance with GAAP, we believe the below non-GAAP
financial measures are useful in evaluating our operational performance. We use this non-GAAP
financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP
financial information, when taken collectively, may be helpful to investors in assessing our operating performance.
We define “EBITDA” as net loss plus interest expense, income tax expense, depreciation and amortization expense.
We define “Adjusted EBITDA” as EBITDA adjusted for stock-based compensation, changes in the fair value of warrant liability, changes in the fair value of derivative liabilities, and transaction and related costs.
To provide investors with additional information regarding our financial results, we are presenting EBITDA and Adjusted EBITDA, non-GAAP
financial measures, in the table below along with a reconciliation to net loss, the most directly comparable measure calculated and presented in accordance with GAAP.
Adjusted EBITDA
We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.

Our definition of Adjusted EBITDA may differ from that used by other companies and therefore comparability may be limited. In addition, other companies may not present Adjusted EBITDA or similar metrics. Thus, our adjusted EBITDA should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP, such as net loss.
In addition, Adjusted EBITDA has limitations as an analytical tool, including:

•
although depreciation and amortization are
non-cash
charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash used for capital expenditures for such replacements or for new capital expenditures;

•
Adjusted EBITDA does not include the dilution that results from stock-based compensation or any cash outflows included in stock-based compensation, including from our purchases of shares of outstanding common stock;

•
Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and other companies may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

We provide investors and other users of our financial information with a reconciliation of Adjusted EBITDA to net loss. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with net loss.
Stock compensation expense
is a
non-cash
expense relating to stock-based awards issued to executive officers, employees, and outside directors, consisting of options and restricted stock units. We exclude this expense because it is a non-cash
expense and we assess our internal operations excluding this expense, and we believe it facilitates comparisons to the performance of other companies in our industry.
Change in the fair value of warrant liability
is a
non-cash
gain or loss impacted by the fair value of the issued liability-classified warrants. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
Change in the fair value of derivative liabilities
is a
non-cash
gain or loss impacted by the fair value of the derivative liabilities. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
Transaction costs
are costs for advisory, consulting, accounting and legal expenses in connection with the Business Combination as well as certain bonuses to employees that were contingent on the closing of the Business Combination.

The following table provides a reconciliation of net loss, the most closely comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, for the three months ended March 31, 2022 and 2021:

	For the Three Months Ended March 31,
(in thousands)	2022	2021
Net loss	$(44,600)	$(12,786)
Interest expense	2,664	45
Income tax expense (benefit), net	—	—
Depreciation and amortization	654	231

EBITDA	(41,282)	(12,510)

Stock compensation expense	20,368	254
Change in fair value of warrant liability	(5,295)	1,253
Change in fair value of derivative liability	(30)	—
Transaction costs	4,994	2,776

Adjusted EBITDA	(21,245)	(8,227)

The following table provides a reconciliation of net loss, the most closely comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, for the years ended December 31, 2021 and 2020:

	For the Year Ended, December 31
(Dollars in thousands)	2021	2020
Net loss	$(67,884)	$(21,671)
Interest expense	4,877	308
Income tax expense (benefit), net	—	—
Depreciation and amortization	1,653	842

EBITDA	(61,354)	(20,521)
Stock compensation expense	855	992
Change in fair value of warrant liability	1,781	80
Change in fair value of derivative liabilities	208	—
Transaction and related costs	5,194	—

Adjusted EBITDA	(53,316)	(19,449)

Liquidity and Capital Resources
We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our current liquidity needs include the working capital to support the purchase of custom component parts from our third-party supplier partners on behalf of our customers. In many cases, we pay our suppliers prior to being paid by our customers, resulting in a need for working capital. We also consume cash through other growth initiatives, including investing in new micro-factories, sales and marketing expenses and development of our Cloud Manufacturing Platform. Additionally, we will consume cash for additional expenses as a public company for, among other things, D&O liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. Our ability to maintain, expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.
We had $57.4 million in cash and cash equivalents as of March 31, 2022. Upon consummation of the Business Combination, we received approximately $73 million in cash, primarily due to $75.0 million in gross proceeds from the PIPE Investment and $29.6 million in proceeds from the Trust Account, partially offset by cash payments that were disbursed at the Closing which included $8.3 million of transaction expenses, $2.5 million in debt repayments, $8.2 million in D&O insurance premiums, and $12.8 million related to IT and other costs. Certain other transaction costs associated with and liabilities assumed as a result of the Business Combination totaling approximately $14 million as of March 31, 2022 have been deferred until later in 2022 or 2023.
On May 11, 2022, the Company entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $30.0 million of Common Stock. Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $30.0 million of Common Stock. Such sales of Common Stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the
24-month
period commencing on the date that is one business day following the satisfaction of certain customary conditions, including effectiveness of a registration statement covering the resale of such shares of Common Stock. Refer to Note 14 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2022 included in this prospectus for additional information related to the Purchase Agreement.
We expect our capital expenditures and working capital requirements to continue to increase in the immediate future as we are still in the growth stage of our business and expect to continue to make substantial investments in our business, including in the expansion of our product portfolio and research and development, sales and marketing teams, in addition to incurring additional costs as a result of being a public company. Our short-term liquidity priorities are to pay off existing indebtedness and liabilities, to fund ongoing working capital needs, and to invest in the Company’s growth strategy.
We believe our cash and cash equivalents, including the cash we obtained from the Business Combination and the PIPE Investment, as well as potential proceeds available under the Purchase Agreement with Lincoln Park, are not sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of our unaudited condensed consolidated financial statements for the three months ended March 31, 2022. We expect to seek additional cash to fund our growth through future debt or equity financing transactions; however, there can be no assurance that we will be able to obtain additional capital on terms acceptable to us, if at all, or that we will generate sufficient future revenues and cash flows to fund our operations. Our estimates of our working capital and capital expenditure requirements may be different than our actual needs, and those estimates may need to be revised if, for example, our actual revenue is lower, and our net operating losses are higher, than we project and our cash and cash equivalents position is reduced faster than anticipated. Our actual revenue was lower than projected revenue and our net operating losses were higher than projected net operating losses for the year ended December 31, 2021, and this had a negative impact on our cash and cash equivalents position. Failure to secure additional funding may require us to modify, delay, or abandon some of our planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on our business, operating results, financial condition, and ability to achieve our intended business objectives.
As of March 31, 2022, we had $28.9 million in debt, net of discounts and issuance costs, outstanding.
On February 4, 2022, the 2021 SVB Loan was amended to extend the maturity date from the Closing Date to April 3, 2023 and required payment of $2.0 million of the $20.0 million outstanding principal balance upon consummation of the Business Combination. This amendment also added the original $0.8 million fee due at the SPAC closing to the amended loan’s outstanding principal balance, deferring its repayment until maturity. In exchange for the extension of the loan, we will pay an additional fee of $2.1 million due at maturity. We will make six interest-only payments beginning March 1, 2022 and will begin paying $2.4 million in principal beginning September 1, 2022.
Additionally, on February 4, 2022, as part of the closing of the Business Combination, the related party convertible notes that had a carrying value of $12.5 million as of December 31, 2021 were converted into Common Stock. 15,516,639 ENNV liability-classified warrants were also assumed as part of the Business

Combination with a carrying and fair value of $2.5 million as of March 31, 2022. Finally, certain other transaction costs associated with and liabilities assumed as a result of the Business Combination totaling approximately $14 million as of March 31, 2022 have been deferred until later in 2022 or 2023.
The shares of common stock being offered for resale pursuant to this prospectus by the selling securityholders represent approximately 74.8% of shares outstanding on a fully diluted basis as of June 1, 2022. Given the substantial number of shares of common stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock.
We do not expect to rely materially on the cash exercise of warrants to fund our operations. The exercise price of the Warrants is $11.50 per share. We believe the likelihood that warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock. If the trading price for our common stock is less than $11.50 per share, we believe holders of the Warrants will be unlikely to exercise their Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
Other commitments
In May 2021, we entered into a master subscription agreement with Palantir for access to Palantir’s proprietary software for a six-year
period for a total of $45.0 million. The
non-cancellable
future minimum payments due on this firm purchase agreement are $10.1 million after taking into account the $9.4 million payment made to Palantir at Close. Refer to Note 6 of the consolidated financial statements included elsewhere in this Report for additional information on our agreement with Palantir.
Cash Flows
The following table sets forth a summary of cash flows for the three months ended March 31, 2022 and 2021:

	For the Three Months Ended March 31,
(in thousands)	2022	2021
Net cash used by operating activities	$(48,133)	$(9,094)
Net cash used by investing activities	$(1,610)	$(1,372)
Net cash generated by financing activities	$93,401	$584

Net increase (decrease) in cash flows	$43,658	$(9,882)

Operating Activities
Cash used in operating activities for the three months ended March 31, 2022 and 2021 was $48.1 million and $9.1 million, respectively. The increase in operating cash outflows in 2022 was partly due to higher operating losses in the current year. Additionally, we used a portion of the proceeds from the Business Combination described below in Financing Activities to make cash payments related to various transaction and other costs that became due as a result of the Business Combination.
Investing Activities
Cash used in investing activities for the three months ended March 31, 2022 and 2021 was $1.6 million and $1.4 million, respectively. The increase was attributable to higher purchases of property and equipment and capitalized software development costs during the period.

Financing Activities
Cash provided by financing activities for the three months ended March 31, 2022 and 2021 was $93.4 million and $0.6 million, respectively.
In 2022, we received proceeds from the Business Combination of approximately $97.6 million, net of transaction costs. A portion of those proceeds were used to settle debt obligations of $2.9 million and to pay various transaction and other expenses included in Operating Activities above. Additionally, we made payments of approximately $1.4 million related to deferred underwriting fees associated with the ENNV IPO in 2021 that were assumed as a result of the Business Combination. Refer to Note 3 of the condensed consolidated financial statements included elsewhere in this Report for additional information on the Business Combination.
The following table sets forth a summary of cash flows for the years ended December 31, 2021 and 2020:

	For the Year Ended, December 31
(Dollars in thousands)	2021	2020
Net cash used in operating activities	$(48,771)	$(20,904)
Net cash used in investing activities	(8,622)	(712)
Net cash provided by financing activities	47,601	5,294

Net decrease in cash	$(9,792)	$(16,322)

Operating Activities
Cash used in operating activities for the years ended December 31, 2021 and 2020 was $48.8 million and $20.9 million, respectively. The increase in operating cash outflows in 2021 was primarily due to higher operating losses in the current year.
In 2022, we used a portion of the proceeds from the Business Combination described below in Financing Activities to make cash payments related to various transaction and other costs of approximately $29.3 million that became due upon the close of the Business Combination.
Investing Activities
Cash used in investing activities for the years ended December 31, 2021 and 2020 was $8.6 million and $0.7 million, respectively. The increase was attributable to higher purchases of property and equipment and capitalized software development costs during the period.
Financing Activities
Cash provided by financing activities for the years ended December 31, 2021 and 2020 was $47.6 million and $5.3 million, respectively. The increase was primarily attributable to the proceeds from term loans and related party convertible notes, respectively, partially offset by term loan repayments.
In 2022, we received proceeds from the Business Combination of approximately $105.8 million. A portion of those proceeds were used to settle debt obligations of $2.5 million and to pay various transaction and other expenses as described in Operating Activities above. Refer to Note 15 of the consolidated financial statements included elsewhere in this prospectus for additional information on the Business Combination.

Contractual Obligations
Our contractual obligations consist primarily of debt liabilities and operating leases which impact our short-term and long-term liquidity and capital needs. The table below is presented as of March 31, 2022.

	Payments Due By Period
(in thousands)	Total	2022	2023-2024	2025-2026	More than 5 years
Contractual obligations
Operating leases	$6,034	$2,193	$2,971	$870	$—
Debt	31,463	12,147	19,109	207	—
Interest on debt	2,063	1,500	557	6	—
Purchase commitments	10,125	5,625	2,250	2,250	—

Total contractual obligations	$49,685	$21,465	$24,887	$3,333	$—

Off-Balance
Sheet Arrangements
As of March 31, 2022 and December 31, 2021, we did not have any off-balance
sheet arrangements, as defined in Regulation
S-K,
Item 303(a)(4)(ii).
Critical Accounting Policies and Estimates
The preparation of consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Our most significant estimates and judgements involve valuation of our equity, including assumptions made in the fair value of stock-based compensation and warrants, and convertible debt, including assumptions made in the fair value of embedded derivative liabilities. Although we regularly assess these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.
Our significant accounting policies are described in Note 2 of the consolidated financial statements included elsewhere in this prospectus. Our critical accounting policies are described below.
Stock-Based Compensation
We account for stock-based compensation awards in accordance with FASB ASC Topic 718,
Compensation—Stock Compensation
(“ASC 718”). ASC 718 requires all stock-based payments to employees and nonemployees, including grants of stock options, restricted stock, restricted stock units (“RSUs”), and modifications to existing stock awards, to be recognized in the statements of net loss and comprehensive loss based on their fair values. Our stock-based awards are comprised of stock options and RSUs. Stock options and RSUs are assigned a fair market value when granted. The fair value of the common stock options and RSUs are estimated using the Black Scholes option-pricing model or the Monte Carlo Simulation model.
Our stock-based awards are subject to service and/or performance-based vesting conditions. We recognize compensation expenses for awards with only a service condition, over the explicit service period using the straight-line method. For awards subject to a service and performance condition, compensation cost is recognized over the longer of the explicit, implicit, or derived period using the accelerated attribution method for cost allocation, as long as the performance condition is probable of achievement. At each reporting period, we evaluate the probability that our performance-based stock options will be earned and adjust our previously recognized compensation expense as necessary. If the achievement of the respective performance condition is not probable or the respective performance goals are not met, we reverse our previously recognized compensation expense.
We account for stock-based compensation awards issued to nonemployees for services, as prescribed by
ASC 718-10,
at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable using the measurement date guidelines enumerated in
ASU 2018-07,
Improvements to Nonemployee Share-Based Payment Accounting
(“ASU
2018-07”).
Refer to Note 9 of the consolidated financial statements included elsewhere in this prospectus for further detail.
Enterprise valuations
We are required to estimate the enterprise value underlying our equity-based awards when performing fair value calculations. Due to the prior absence of a market for our equity interests, our enterprise value was determined by management with the assistance of valuation specialists. Our management considers the following factors in the determination of our enterprise value:

•	Material changes in milestones established by the entity

•	Material changes in management’s forecast

•	Material changes in strategic relationships with major suppliers or customers

•	Material changes in enterprise cost structure and financial condition

•	Material change in the state of the industry and economy

•	Material changes in competence of management team

•	Material changes in workforce and workforce skills

•	Material changes in existing proprietary technology, products, or services

•	Material third-party arm’s-length transactions in the entity’s equity

•	Material changes in valuation assumptions used in the last valuation
In determining the March 2019 and March 2020 valuations, we used an option pricing model (“OPM”) using a market-based valuation approach to determine the common stock fair value, while incorporating a Back solve approach to the Series B Preferred Equity issuances that took place at an arms-length in March 2019 and March 2020.
On December 22, 2020, we formally decided to pursue a transaction with a SPAC and held an initial meeting with prospective legal, investment banking and other advisors to communicate the intention to start discussions with a SPAC. On January 18, 2021, we formally engaged our investment banking advisor to support a prospective SPAC transaction. As a result, commencing with the December 31, 2020 and subsequent valuations, we applied a Probability Weighted Expected Return Valuation Method (“
PWERM
”). The PWERM model applies an estimation of future potential outcomes for a company, as well as values and probabilities associated with each respective potential outcome. We were valued under both “Remain Private” and “SPAC Acquisition” scenarios. The inputs to the valuation under the “SPAC Acquisition” scenario are based on the higher fair value implied by the Business Combination. As of December 31, 2020, our management estimated a 5.0% probability associated with a SPAC transaction occurring within 2021 and a 95.0% probability of remaining private for approximately two years. The probability of a SPAC increased as the SPAC transaction became more likely. Details of the Company’s recent enterprise valuations are as follows:

Valuation Date	Common Stock Per Share Value	Valuation Model	Enterprise Value of Company (Private)	Enterprise Value of Company (SPAC)	SPAC Likelihood	Enterprise Value of Company (Weighted Average)
March 31, 2019	$1.77	OPM	—	—	—	$105,227,000
March 31, 2020	$1.97	OPM	—	—	—	$123,389,000
December 31, 2020	$4.11	PWERM	$128,300,000	$809,322,034	10%	$196,402,203
February 14, 2021	$16.53	PWERM	$405,100,000	$1,000,390,383	40%	$643,216,153
May 17, 2021	$21.21	PWERM	$498,000,000	$951,000,000	65%	$792,450,000
September 7, 2021	$25.77	PWERM	$578,000,000	$973,000,000	85%	$913,750,000
December 31, 2021	$28.05	PWERM	$586,000,000	$970,000,000	95%	$950,800,000
Based on the per share merger consideration to be paid by ENNV pursuant to the Merger Agreement, after accounting for the conversion exchange ratio that will be used in calculating the amount of such per share merger consideration, the implied fully diluted share price for our common stock immediately prior to Closing was $10.00 per share. The private company valuations of our board of directors differ from the public company valuation of us by ENNV and the PIPE Investors principally due to the private company discount for the lack of marketability and probability of various scenarios/liquidity events at various points in time.
Warrants
We account for our warrants issued with other debt and equity instruments in accordance with ASC 480,
Distinguishing Liabilities from Equity
(“ASC 480”), and ASC 718. In the event the terms of the warrants qualify for classification as a liability rather than in equity, we account for the instrument as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings. For the years ended December 31, 2021 and 2020, we measured the fair value of warrants using significant unobservable inputs (Level 3 inputs). Refer to Note 8 of the consolidated financial statements included elsewhere in this prospectus for further information regarding warrants.
Derivative Liabilities
We account for our derivative liabilities issued with and embedded in other debt instruments in accordance with ASC 815,
Derivatives and Hedge Accounting
. We account for the instruments as a liability recorded at fair value using Level 3 inputs each reporting period with the change in fair value recognized through earnings. All outstanding derivative liabilities, along with the related debt instruments, were converted into Common Stock at the closing of the Business Combination. Refer to Note 5 of the consolidated financial statements included elsewhere in this prospectus for further information regarding derivative liabilities issued with and embedded in other debt instruments.
Recent Accounting Pronouncements and EGC status
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. We have elected to use this extended transition period under the JOBS Act until such time we are no longer considered to be an EGC. The adoption dates discussed below reflect this election. Accordingly, the information contained herein may be different than the information you receive from other public companies.
We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, and reduced disclosure obligations regarding executive compensation.
From time to time, new accounting pronouncements are issued by the FASB under its ASC or other standard setting bodies. Recent accounting pronouncements are described in the
Recently Issued Accounting Pronouncements
section of Note 2 – Summary of Significant Accounting Policies included elsewhere in this prospectus.

BUSINESS
Throughout this section, unless otherwise noted, “we,” “us,” “Fast Radius” and the “Company” refer to d/b/a Fast Radius, Inc. and its consolidated subsidiaries.
Introduction
We are a Delaware corporation formerly known as ECP Environmental Growth Opportunities Corp., and as a result of the business combination with Fast Radius Operations, Inc. (formerly known as Fast Radius, Inc.) (“Legacy Fast Radius”) on February 4, 2022, we changed our name to Fast Radius, Inc. (which we refer to throughout this Annual Report as the “Business Combination”). The disclosure in Items 1 and 1A of this Annual Report gives effect to the Business Combination and includes the operations of Legacy Fast Radius prior to the Business Combination.
Our Mission
Our mission is to Make New Things Possible to advance the state of the world. We believe in the importance of manufacturing—not just for the things we make, but the things we make possible. We also believe that how the world currently makes and moves things is fundamentally broken and that traditional global supply chains are rigid, wasteful, and inaccessible. Our vision is to build a new infrastructure to design, make, and move physical products in the digital age.
Company Overview
Fast Radius is a leading cloud manufacturing and digital supply chain company. Founded in 2017, Fast Radius is headquartered in Chicago with offices in Atlanta, Louisville, and Singapore and microfactories in Chicago and at the United Parcel Service (“UPS”) Worldport facility in Louisville, Kentucky. Fast Radius has approximately 300 full-time employees and works with companies across industries and throughout the product design and manufacturing lifecycle.
Since 2017, we have served more than 2,800 customers, produced over 14 million parts, and our Cloud Manufacturing Platform has evaluated over 128,000 unique designs. We serve customers of all sizes and across industries, including early-stage start-ups,
established
mid-size
companies, and larger firms, including over 45 of the Fortune 500.
We have built our Cloud Manufacturing Platform which includes both physical infrastructure—Fast Radius microfactories and third-party supplier factories—and a proprietary digital infrastructure software layer. Our Cloud Manufacturing Platform supports engineers, product developers, and supply chain professionals across what we consider the three critical stages of product design and manufacturing: Design, Make, and Move:

•
Design:
Via an online experience, the platform provides engineers with real-time design insights and feedback across a range of manufacturing technologies and materials to help engineers optimize designs, improve yields, and select the right approach to manufacture their parts. Engineers also have the ability to compare technologies and materials. This machine-learning powered tool leverages proprietary data captured during the production of parts in our microfactories.

•
Make:
When customers are ready to order parts, the platform provides a modern front-end
user experience to facilitate the ordering and procurement process for industrial-grade parts. Users also have access to a set of features that shows exactly where their part is in the production process, enhancing visibility into production and order status.

•	Move: The platform allows engineers to store part designs in our Virtual Warehouse and eliminate the need for expensive and wasteful physical storage.

We believe our Cloud Manufacturing Platform ultimately enables a new infrastructure to make and move physical products—one that is more flexible, sustainable, and accessible than current global supply chains.
We offer a wide range of manufacturing technologies including additive manufacturing (often referred to as 3D Printing), Computer Numerically Controlled (“CNC”) machining, injection molding, sheet metal, urethane casting, and other manufacturing methods. We offer these manufacturing capabilities through our own microfactories as well as a network of curated third-party suppliers.
As of December 2021, we had four microfactories leveraging the following manufacturing technologies: (1) CNC machining, (2) Carbon DLS, (3) HP
Multi-Jet
Fusion, and (4) Stratasys FDM. Our Chicago location was recognized in 2018 by the World Economic Forum as one of the nine most advanced factories in the world embracing the tools of Industry 4.0. In addition to our full microfactories, we also have a suite of other technologies that we offer for small scale application and development, including machines from Formlabs and Desktop Metal. We plan to continue expanding the breadth of our microfactories in the coming years across a wide range of manufacturing technologies. In December 2021, we launched a new solution that allows customers to partner with us to design and stand up customized advanced microfactories, which are owned and operated by Fast Radius but tailored to a customer’s production needs and manufacturing methods.
In addition to our own microfactories, we utilize a network of third-party suppliers to produce parts on behalf of our customers. These suppliers are curated and vetted for quality and key capabilities.
We have grown our revenue at a compound annual growth rate (“CAGR”) of approximately 60% from 2017 through 2021. Since 2017, we have served more than 2,800 customers, produced over 14 million parts, and our Cloud Manufacturing Platform has evaluated over 128,000 unique designs. This growth has been driven by both an increase in revenue of existing customers and the on-boarding
of new customers to our platform. Our Net Promoter Score (“NPS”) as of April 2022 was 81,
1
which exceeds the industry average NPS of 51% for manufacturing companies and is reflective of our commitment to providing a best-in-class customer service experience.
2

1	Our Net Promoter Score is a three-month rolling average of our NPS score derived through regular online surveys we send to customers after parts have been shipped to and/or received by the customer.
2
NPS is a score that measures the likelihood of users to recommend a company’s products or services to others, and ranges from a low of negative 100 to high of positive 100, and benchmark scores can vary significantly by industry. A score greater than zero represents a company having more promoters than detractors. Industry average NPS is based on survey data from Clearly Rated:
https://www.clearlyrated.com/solutions/2021-nps-benchmarks-for-b2b-service-industries/.

We are an early-stage company with a history of losses since our incorporation in 2017 and have funded our cash flow deficits primarily through the issuance of capital stock and debt. As of March 31, 2022, we had an accumulated deficit of approximately $192.9 million, including net losses of approximately $44.6 million and $12.8 million for the three months ended March 31, 2022 and 2021, respectively. We expect to continue to incur operating losses and negative cash flow as we continue to invest significantly in research and development efforts, sales and marketing and other aspects of our business. See the section entitled “
Risk Factors—Risks Related to Our Operating History
” for more information.
We are led by
Co-Founder
and CEO Lou Rassey, a manufacturing industry pioneer who helped architect and lead McKinsey & Company’s work in Industry 4.0. Our leadership team includes other experienced, visionary executives with proven track records across high-growth technology businesses. We believe the team we have assembled is uniquely suited to continue scaling our Cloud Manufacturing Platform.
Industry Background
According to management estimates and third-party reports, we estimate that our total addressable market (“TAM”) is over $350 billion globally. This TAM includes the manufacturing of custom parts in volumes less than 100,000 units across the following manufacturing methods: CNC machining, injection molding, sheet metal, and additive manufacturing. We believe that our emphasis on production volumes (as opposed to prototypes) allows us to serve customers up to the 100,000 unit volume threshold and, in turn, allows us to address the full $350 billion market.
The custom parts manufacturing market is experiencing a wide range of disruptive innovations broadly characterized as “Industry 4.0.” This includes new technologies across nearly every stage of the product development and manufacturing value chain, many of which are directly incorporated into the Fast Radius Cloud Manufacturing Platform as highlighted below:

In addition to these Industry 4.0 innovations, we are seeing other trends in our industry which we believe will be supportive to our industry and business model, including:

•
Expertise gap in Industry 4.0:
These Industry 4.0 technologies and innovations are here, but we see a skill gap to embrace these new tools. Engineers and companies need support to fully capitalize on the potential of these new tools.

•
Consumerization of B2B:
Professionals are demanding a modern, digital-first customer experience when interacting with their vendors, just as they experience in their consumer lives.
On-demand
fulfillment is now expected by customers and new, digital-driven ways of working have been accelerated by the
COVID-19
pandemic.

•
More agile and sustainable supply chains:
Customers and countries are demanding more resilient and sustainable supply chains, including more distributed, localized production to mitigate risk and drive more localized sourcing.

Our Market Opportunity
Today’s infrastructure to make and move physical products is rigid, wasteful, and inaccessible. Parts are often produced in centralized mega-factories, shipped in slow-moving, carbon-intensive supply chains, and stored in massive warehouses where trillions of dollars of inventory are tied up. At the other end of the spectrum are the sub-scale
manufacturers.
These
sub-scale
manufacturers are highly fragmented; for example, based on data from the U.S. Census Bureau, approximately 90% of the machining in the U.S. is done by sub-scale
firms with less than 500 employees and approximately 68% is done by firms with less than 100 employees.
3
While these manufacturers have played an important role in the manufacturing economy of the past generation, we believe that many of these companies may not have the expertise or investment capital to deliver a modern, software-driven customer experience, to invest in next-generation factory infrastructure embracing Industry 4.0, or to allocate meaningful resources to new customer acquisition.
Fast Radius’ Solution—Cloud Manufacturing Platform
Fast Radius is displacing this rigid, wasteful, and outdated infrastructure with a new approach—our Cloud Manufacturing Platform—which is a more flexible, sustainable, and accessible infrastructure to design, make and move physical products:

•
Instead of centralized mega-factories, Fast Radius will be building localized microfactories, enabling a more distributed manufacturing footprint which allows for products be produced closer to the point of consumption.

•
Instead of slow-moving, carbon intensive supply chains, Fast Radius will allow customers to move parts “at the speed of light” by shipping digital part files across the internet and producing them in a local micro-factory.

•
Instead of physical inventory, the Fast Radius Virtual Warehouse enables a new paradigm of digital inventory where part designs and manufacturing instructions are stored in the Virtual Warehouse and will be produced on-demand
when and where they are needed.

•
Instead of
sub-scale
operators struggling to embrace Industry 4.0 innovations, the Fast Radius Cloud Manufacturing Platform embraces the new tools of Industry 4.0 to enable a modern, software-driven end-to-end
customer experience that is accessible to anyone with a browser.

3
Census Bureau, 2017 Statistics of U.S. Businesses Annual Data Tables by Establishment Industry: https://www.census.gov/data/tables/2017/econ/susb/2017-susb-annual.html; U.S. Census Bureau, 2017 County Business Patterns and Economic Census: https://www2.census.gov/programs-surveys/susb/tables/2017/us_state_naics_detailedsizes_2017.xlsx.

The Fast Radius Cloud Manufacturing Platform consists of the physical and digital infrastructure that ultimately enables this new, more flexible, sustainable, and accessible way to make and move products around the world. Specifically, our Cloud Manufacturing Platform consists of the following layers:

•
Infrastructure:
This includes the physical factories—both our own microfactories and our network of third-party factories—which are used to manufacture parts and gather proprietary manufacturing data throughout the process.

•
Digital Thread and Learning Engine:
Our digital thread is the “DNA” of how every part is manufactured. This includes not just the CAD file, but also all the manufacturing instructions and data from when the part is made and fulfilled. Within this layer, we also have a learning engine which utilizes machine learning to allow us to get smarter with every part we make. The learning engine provides real-time insights on costs, manufacturability, anticipated yield, and other manufacturing feedback.

•
Operating System:
Our operating system powers the
end-to-end
customer experience. It includes orchestration across sales, marketing, customer, factory operations, and fulfillment. This operating system is designed to host applications and services—both Fast Radius-developed applications and, over time, applications developed by third parties.

•
Applications
 & Services:
This is the customer-facing layer which includes the applications and services which we provide to our customers. Currently we have three applications running on our Cloud Manufacturing Platform: (1) Fast Radius
On-Demand,
(2) Fast Radius Additive Launch, and (3) Fast Radius Virtual Warehouse.

We also have a roadmap of additional applications and services that we plan to build on our Cloud Manufacturing Platform, including applications and services which will be developed by third-party developers and hosted on our platform. A description of the current applications on the platform are as follows:

•
Fast Radius
On-Demand:
Our customers use this offering to compare manufacturing technologies and material types and then ultimately process an order for on-demand
parts. The
On-Demand
application is built for production, not just prototyping, allowing customers to scale to high-volume production on the platform.

•
Fast Radius Additive Launch:
This application is designed for customers who are seeking to utilize additive manufacturing in production applications (as opposed to just prototyping). These customers leverage the Fast Radius Additive Launch application to gain design insights for various additive manufacturing techniques, with a goal to launch a new product with additive manufacturing.

•
Fast Radius Virtual Warehouse:
Instead of storing parts physically in a warehouse, this application allows our customers to store their part designs and manufacturing instructions digitally in the Fast Radius Cloud Manufacturing Platform and produce them when and where they are needed, driving material savings and waste reduction by eliminating the need for physical inventory.

Customer Examples
We work with customers across industries, including industries that have exceptional requirements for quality, such as aerospace, automotive, and medical devices. Below are customer case studies that provide more context on how customers engage with the various application and service offerings of the Cloud Manufacturing Platform.
Fast Radius
On-Demand
An example customer for our
On-Demand
offering is Curtiss Motorcycle (“Curtiss”). Curtiss is developing a new electric motorcycle and originally came to Fast Radius looking for prototype parts for their new bike. When they realized that the Fast Radius
On-Demand
offering allowed them to ramp to volume production, they expanded well beyond prototyping and are using Fast Radius to manufacture their electric motorcycle leveraging 8 different manufacturing technologies across over 100 parts.
The
On-Demand
application allows Curtiss and other customers to compare materials and manufacturing types, process orders, and gain visibility into the status of production.
As we see with many of our customers, once Curtiss understood the benefits of the Fast Radius Cloud Manufacturing Platform, they expanded their relationship with Fast Radius. Curtiss expanded from the first part to now over 119 parts across two bike models.
Fast Radius Additive Launch
Fast Radius is a world-recognized leader in production-grade additive manufacturing (also referred to as 3D printing), having earned the distinction from the World Economic Forum as having one of the nine most advanced factories in the world. Given this, customers often come to us looking for support in launching new products and applications uniquely enabled by additive manufacturing.
The Fast Radius Additive Launch service includes a combination of software tools and technical expertise to support customers through the lifecycle—from determining the right manufacturing technology, material type, and part design all the way through to volume production and product launch.
One customer example is Aptiv, a leading
tier-1
automotive supplier. Aptiv came to Fast Radius because they understood the cost and flexibility benefits of additive manufacturing and were looking for a partner to help launch new products to embrace these benefits. The Fast Radius Additive Launch application allowed Aptiv to gain design feedback from our software, engage with technical expertise to iterate on product designs, and ultimately to leverage a world-class additive manufacturing production capability.
Aptiv now relies on Fast Radius for numerous production parts which are being used in vehicles on the road today. Aptiv continues to expand their relationship with Fast Radius, adding more parts to the Platform and further strengthening the long-term partnership with Fast Radius.

Fast Radius Virtual Warehouse
One of the benefits of the Fast Radius Cloud Manufacturing Platform is the ability to store part designs and manufacturing instructions virtually. This is more than just the CAD file. Fast Radius has architected a proprietary “build package,” which codifies all the manufacturing instructions, historical manufacturing data, and knowledge about part-specific variability. This “build package” allows Fast Radius to produce parts consistently across multiple locations, allowing customers to store their parts digitally. Customers then have the confidence that when they need to replenish their parts, they can do so knowing that the part will have consistent quality over time and future microfactory locations. We call this application our Virtual Warehouse.
One example of a customer leveraging our Virtual Warehouse is Satair, a subsidiary of Airbus. Satair was looking for a supply chain solution to manage their key parts for airplane maintenance. The Fast Radius Virtual Warehouse allows Satair/Airbus to obtain airplane repair parts when and where they need them with much faster turnaround times than their prior approach. Fast Radius currently hosts dozens of parts for Satair/Airbus in the Virtual Warehouse and this library of parts for Satair/Airbus continues to expand as Fast Radius and Satair/Airbus evaluate additional parts which would be benefit for the Virtual Warehouse.

Our Growth Strategy
Over the last several years, we have developed a model to drive meaningful growth across commercial and operational infrastructure. Our long-term growth strategy includes the following elements:

•	Existing customer expansion

•	New customer acquisition

•	Manufacturing capability expansion

•	Geographic expansion

•	Continued development of our apps and services ecosystem

•	Opportunistic acquisitions to accelerate capability and geographic expansion

Existing Customer Expansion
We have experienced a significant “flywheel” of growth across many of our customers. Once we become a trusted supplier for a customer, we often see an expansion in both the number of unique parts we are producing for that customer and an expansion in the number of engineers or pods of engineers that we are working with at a customer. Examples of this “flywheel” include what we’ve experienced with Curtiss, Aptiv, and Satair/Airbus as described above.
We are investing heavily in customer expansion with Fast Radius Account Executives who are tasked with expanding the size of our existing customers. We are also investing in various digital marketing tactics to target individuals at existing customers to raise awareness of our capabilities and existing relationship with an incumbent customer.
In addition, customers often look to us as they ramp up from prototyping and initial production to volume production in the tens of thousands of units. We believe our focus on production-grade quality will allow us to continue this expansion and increase revenue within our existing customers.
New Customer Acquisition
We have three primary customer acquisition channels:

•
Digital Marketing.
We have built a modern digital marketing technology stack which allows us to efficiently target late-funnel, high value prospects through various digital channels and on-board
them to our Cloud Manufacturing Platform.

•
Inside Sales.
Our inside sales channel is similarly scalable with a technology-based platform which allows us to train, manage and coach our inside sales professionals to improve their prospecting and yield.

•
Business Development.
We have many customers who individually represent an addressable market measured in the hundreds of millions of dollars or more. For these customers, we are investing in a higher-touch business development motion, often dedicating a meaningful portion of an engineer and sales professional’s time to onboard and expand these customers within our Cloud Manufacturing Platform.

In each of these channels, we have demonstrated an ability to acquire new customers in a cost-efficient, scalable way. Moreover, when we acquire a new customer, our “flywheel” of growth expands to these new customers as well.
Manufacturing Capability Expansion
As of March 2022, we had four microfactories leveraging the following manufacturing technologies: CNC machining, Carbon DLS, HP
Multi-Jet
Fusion, and Stratasys FDM. We plan to continue expanding the breadth of our microfactories in the coming years across a wide range of manufacturing technologies. In December 2021, we also launched a new solution that allows customers to partner with us to design and stand up customized advanced microfactories, which are owned and operated by Fast Radius but tailored to a customer’s production needs and manufacturing methods.
Our microfactories are designed to be “copy and pasted” for scale, with each element of the physical and digital workflow operating the same way across locations. This allows us to both control the quality of production regardless of the location of the microfactory and facilitates our ability to scale our microfactory footprint quickly and cost-efficiently.
As we expand our microfactory footprint, our network of distributed microfactories will enable a new level of supply chain resiliency. Because each microfactory is a “copy”, our customers will have the confidence that regardless which microfactory (or continent) a part is produced in, the part will have the same quality and consistency. This will enable entirely new supply chain models in which parts are produced closest to where they are needed, reducing waste throughout the supply chain.

In addition to the expansion of our microfactories, we will continue to expand our relationships with third-party suppliers. This includes on-boarding
new partners with additional capabilities and geographic coverage. We will also continue deepening the partnerships with existing suppliers to include further software-driven integration with the Cloud Manufacturing Platform, including software tools to support production scheduling, manufacturing, quality, and fulfillment.
Geographic expansion
In the coming years, we plan to expand our microfactory model across multiple geographies around the world. We believe our geographic expansion strategy will allow us to both serve our existing customers more broadly, while also expanding our potential customer base within these new geographies.
We have a partnership with UPS, which includes a commitment to provide UPS a “right of first offer” on supporting the expansion of new facilities. This commitment does not limit Fast Radius’s ability to select the location that is right for us, but it does provide a helpful partner as we evaluate specific locations for our global expansion. We see many benefits of locating these facilities strategically adjacent to UPS hubs and other strategic partners as it allows us to provide more efficient supply chain solutions to our customers.
Applications and Services Expansion
Our Cloud Manufacturing Platform is designed to host a range of software applications and services developed by both Fast Radius and by third-party developers. Going forward we believe this evolving ecosystem of applications and services will drive additional production revenue from our customers by increasing the utility and stickiness of the platform.
Our software roadmap also calls for applications and services which will drive direct software revenue. To date we are providing all of our applications and services without any direct cost to our customers. We believe this approach facilitates production revenue and reduces friction to bring new customers on to the Cloud Manufacturing Platform. However, over time, we plan to charge directly for various premium applications and services, which will drive incremental revenue above and beyond the parts production revenue.
Opportunistic Acquisitions
We believe our organic growth plan is economically and operationally attractive. We also believe there will be accretive acquisition opportunities to accelerate software development, manufacturing capabilities, and geographic expansion. In evaluating any potential acquisitions, we will understand the costs of organically building a capability or geographic presence and weigh this cost with the cost of an acquisition. If we believe an acquisition is the most attractive path to increase enterprise value, we expect to pursue these acquisitions.
Our Competitive Strengths
The Fast Radius Cloud Manufacturing Platform is a fully-integrated physical and digital infrastructure that creates tangible benefits for companies bringing physical products to the world. This infrastructure also creates a more sustainable way to make and move products around the world—ultimately making Fast Radius’ offerings attractive to customers who value more sustainable solutions.
As the Fast Radius Cloud Manufacturing Platform scales, we are also creating a compelling competitive moat. The execution of this plan is being led by a world-class management team with deep experience building high-growth technology-based businesses.

Benefits
Benefits of our platform include:

•	Access. Our cloud gives anyone access to manufacturing services across the product lifecycle that can be accessed wherever and whenever a customer needs them.

•
Speed.
The Cloud Manufacturing Platform enables innovation and production in manufacturing to be much faster. With access to new technologies like industrial-grade additive manufacturing, and simplified supply chains, customers can get their parts in days instead of months.

•
Elasticity.
With our platform, customers use only the resources they need and can scale-up
with their demand. The platform can produce a few parts or a few thousand parts, with carbon-friendly digital warehouses, rather than wasteful physical storage, and on-demand
human expertise when customers need it, rather than constant hiring.

•
Knowledge.
The data collected through our microfactories and supplier network feeds our learning engine on top of which all of our apps and services are built. Our software is making this knowledge universally available.

•
Global Reach.
With a combination of our growing network of internal microfactories and our extensive international supplier network, parts can be produced and shipped where customers need them when they need them.

•
Cost Advantage.
Our Cloud Manufacturing Platform, capital expenses (factory equipment, physical storage, maintenance) are traded for variable expenses (production and virtual warehousing) when customers need them. We bring advanced manufacturing technologies many companies could not afford to invest in alone.

Sustainability
The Fast Radius Cloud Manufacturing Platform provides for a fundamentally more sustainable way to make and move parts around the world. Drivers of a more sustainable supply chain include:

•	Reduced Transportation Emissions. Local on-demand microfactory model enables on-shore production, cutting off significant amounts of transportation emissions.

•	Reduced Energy Consumption. Bundling together digital warehousing and local on-demand part production enables reduction in inventory and cuts the emissions generated by the warehousing.

•	Reduced Material Waste. Additive manufacturing enables optimized part design, reducing consumption of production materials.
Making, storing, and moving parts through the Cloud Manufacturing Platform reduces emissions from transportation, reduces waste from storage and obsolete inventory, all while empowering engineers to make smarter design choices from the start.
Competitive Moat
We believe we are building a sustainable competitive moat with the following key attributes:

•	Proprietary technology. Proprietary Cloud Manufacturing Platform protected by patent filings, trade secrets and application-specific expertise.

•	Operations advantage. Microfactory orchestration and end-to-end technology platform delivers consistent and positive customer experience.

•	Systems integration and scale advantage. Hard to replicate integrated system, with a world-recognized factory combined with a network, proprietary operating system, and applications platform.

•	Network effects. Application, user, data, and network flywheels: more users, more parts, more insights, more team members, better production.

•	High switching costs. Customers invest fixed costs to certify Fast Radius for production and Fast Radius owns the manufacturing process data.

Customers
Since 2017, we have served more than 2,800 customers, produced over 14 million parts, and our Cloud Manufacturing Platform has evaluated over 128,000 unique designs. Our customers are companies that make physical products and need custom manufactured components. We serve customers across industries, including in the automotive, aerospace, medical device, industrial, and consumer verticals. Approximately 95% of our revenue in 2021 came from customers in the Americas. For the year ended December 31, 2021, no individual customer comprised more than 10% of our revenue.
For many of our customers, we are a certified production supplier. This typically means that the customer has conducted on-site
audits of our factories, assessed our quality management system, and verified our certification statuses. For these customers, we are producing both prototypes and parts that are used in end-use,
final production products. We serve customers of all sizes, including early-stage start-ups,
established
mid-size
companies, and larger firms, including over 45 of the Fortune 500.
We provide our customers with parts produced across manufacturing technologies, including CNC machining, injection molding, additive manufacturing, and other manufacturing techniques. The majority of our order volume is with customers who ordered parts from us across more than one manufacturing technology. In the future, Fast Radius also expects to earn revenue directly from software in addition to custom manufactured components.
Research and Development
The manufacturing market is undergoing rapid technological advancements across software, automation, and manufacturing technologies. We invest significant resources into ongoing research and development programs because we believe that our ability to maintain and extend our market position depends in part on technologies that offer unique benefits to our customers and differentiation versus our competitors. Our research and development team is responsible for the development of new products and product improvements as well as the development of new technologies that enable those products with scalable automation and differentiated product features. Our research and development team has talented individuals with engineers, scientists, and technicians with expertise in software systems and architecture, data science and engineering, product design, mechanical engineering, and manufacturing engineering. Our team has deep experience in these disciplines and experience working in respected organizations that focus on these technologies across our key industry verticals.
Our primary areas of focus in research and development include, but are not limited to:

•	Software applications that provide our customers with a modern software experience and the ability to access our cloud manufacturing infrastructure;

•	Data science and engineering that gathers data across our operations and connects our factories and supply chain in order to drive highly informed data driven decisions and operations;

•	Data analysis and machine learning technologies that analyze manufacturing data and information to optimize our factory operations and provide customers with insights and expertise;

•	Factory technologies including factory software and automation, metrology and quality systems, and computer vision;

•	Digital design, including software tools that streamline and optimize design of mechanical components; and

•
Integration with other third-party software and computing infrastructure which can further expand the capabilities of the cloud platform (for example, connectivity with data science and engineering software tools).

Intellectual Property
We will continue to invest in and protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright, and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure
agreements with our vendors and business partners. Unpatented research, development, know-how
and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
As of March 31, 2022, we have filed four
non-provisional
patent applications in the United States, and we have licensed one non-provisional
patent application in the United States. We also have numerous trademarks registered in the United States and other countries. Fast Radius’s patent applications are directed toward, among other inventions, cloud manufacturing software, online user experiences and tools for cloud manufacturing, and digital factory operations.
Human Capital Management
Our employees are our most important assets and set the foundation for our ability to achieve our strategic objectives. They contribute to our success and, in particular, the employees in our manufacturing, sales, research and development and quality assurance departments are instrumental in driving operational execution and financial performance, advancing innovation and maintaining a strong quality and compliance program. We have approximately 300 full-time employees, primarily based in the greater Chicago, Illinois area. We also engage numerous consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in engineering, research and development, sales, operations, and related functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or represented by a labor union. We are committed to building a diverse, equitable, and inclusive workplace across all roles.

The success and growth of our business depends in large part on our ability to attract, retain and develop a diverse population of talented and high-performing employees at all levels of our organization, including the individuals who comprise our workforce as well as executive officers and other key personnel. To succeed in a competitive labor market, we have developed recruitment and retention strategies, objectives and measures that we focus on as part of the overall management of our business. These strategies, objectives and measures form our human capital management framework and are advanced through the following:

•
Competitive Pay and Benefits
. Our compensation programs are designed to align the compensation of our employees with our performance and to provide the proper incentives to attract, retain and motivate employees to achieve superior results. The structure of our compensation programs balances incentive earnings for both short-term and long-term performance.

•
Health and Safety
. Health and safety are firmly rooted across our business. In response to the
COVID-19
pandemic and related mitigation measures, we implemented changes in our business in 2020 in an effort to better protect our employees and customers, and to support appropriate health and safety protocols. For example, we implemented extensive cleaning and sanitation processes for both production and office administration spaces and implemented broad work-from-home initiatives for employees in our administrative functions. While our essential workers (manufacturing employees) have continued to work at our facilities and provide services to our customers, most employees in our administrative functions have effectively worked remotely since March 2020. We continually evaluate our COVID-19 safety protocols and will adjust our remote work and other policies over time.

•
Recruitment, Training and Development
. Our talent acquisition team uses internal and external resources to recruit highly skilled and talented workers, and we encourage employee referrals for open positions. We prioritize and invest in creating opportunities to help employees grow and build their careers, through a multitude of training and development programs. These include online, instructor-led
and
on-the-job
learning formats.

Facilities
Our corporate headquarters is located in an approximately 17,500 square foot facility that we lease in Chicago, Illinois. Our lease for this facility is on a month-to-month basis. We also lease additional facilities in Illinois, Kentucky, Georgia, and Singapore which are summarized below. In November 2021, we entered into a new agreement for Sales & Operations in Chicago. We have an option to renew our lease with UPS at their Worldport facility in Louisville, Kentucky for 12 months in December 2022. We believe that our facilities are adequate for our needs through at least mid-2022.
We are actively building our microfactory expansion roadmap. When we need additional space for this expansion, we believe we will be able to obtain additional space on commercially reasonable terms.

Location	~Size (sq. ft.)	Lease Expiration	Purpose
Chicago, IL (Main)	17,500	Month-to-Month	Headquarters, Innovation Center, and Microfactories
Chicago, IL	50,000	February 2026	Microfactories
Chicago, IL	30,000	August 2023	Sales & Operations
Louisville, KY	3,000	December 2022	Microfactory located on UPS’s Worldport facility
Atlanta, GA	2,000	February 2023	Sales & Operations
Singapore	500	May 2022	Operations
Government Regulations
We are subject to various laws, regulations and permitting requirements of federal, state and local authorities, including related to environmental, health and safety, anti-corruption and export controls. We believe that we are in material compliance with all such laws, regulations and permitting requirements.

Environmental Matters
We are subject to domestic and foreign environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for certain operations.
The export of our products internationally from our production facilities subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as TSCA and REACH. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our systems and other products.
See “
Risk Factors—We are subject to environmental, health and safety laws and regulations related to our operations, which could subject us to compliance costs and/or potential liability
” for additional information about the environmental, health and safety laws and regulations that apply to our business.
Export and Trade Matters
We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea, Russia and the Crimea Region of Ukraine. In addition, our products are subject to export regulations that can involve significant compliance time and may add additional overhead cost to our products. In recent years the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs.
See “
Risk Factors—Failure of our global operations to comply with anti-corruption laws and various trade restrictions, such as sanctions and export controls, could have an adverse effect on our business
” for additional information about the export and trade laws and regulations that apply to our business.
In October 2021, based on an internal review, we became aware of certain additional customs duties likely owed to U.S. Customs and Border Protection (“CBP”). We initiated a voluntary prior disclosure to CBP in late 2021 of certain possible errors in the declaration of imported products relating to value, classification, and other matters. As part of our disclosure, we conducted a comprehensive review of our import practices and in March 2022 made a further submission to CBP providing details regarding the possible errors. Based on currently known information, we recognized a $1.0 million charge within “Cost of revenues” in our Consolidated Statement of Operations for the year ended December 31, 2021. The information we submitted will be reviewed by CBP and we may be liable to CBP for additional unpaid duties and interest. The resolution of this prior disclosure could be material to our cash flows in a future period and to our results of operations for any period. See “
Risk
 Factors—Our existing and planned global operations subject
us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with selling custom parts and other products in non-United
States locations
” for additional information about the import duties and regulations imposed by CBP that apply to our business.
Competition
Our primary competitors are the fragmented,
sub-scale
manufacturing firms which serve the majority of our market today. For example, based on data from the U.S. Census Bureau, approximately 90% of machining in the U.S. is done by sub-scale
firms with less than 500 employees and 68% is done by firms with less than 100 employees. These competitors often do not have the scale or expertise to provide the modern, digital end-to-end
experience the Fast Radius Cloud Manufacturing Platform provides.
Other companies are also bringing new business models to this fragmented industry, including digital brokerage platforms, on-demand
and additive manufacturing providers, and large-scale contract manufacturers.
We believe that our cloud manufacturing technology offers customer benefits that are highly desired by the market and not available from alternative solutions. We are well-positioned to compete in our industry based on the following competitive strengths:

•
Our platform was designed from the beginning to support production at scale up to 100,000 units. We also serve companies in the prototyping and end-of-life
transition stages where the volumes are lower, given the elastic nature of our platform. This production focus is backed by a quality management system that has been certified to produce parts at production volumes for leading manufacturers across industries including automotive, aerospace, and medical devices. We believe this volume production and industrial-quality focus will allow us to capture a much larger portion of the addressable market than many other competitive solutions optimized for lower volumes and prototype-grade quality.

•
Our Cloud Manufacturing Platform is designed for applications and services to be built on top of it. Some competitors offer on-demand
manufacturing, but our platform offers a growing suite of applications, including Fast Radius
On-Demand,
Fast Radius Additive Launch, and Fast Radius Virtual Warehouse. We and third-party developers plan to continue expanding this library of software applications and manufacturing services, creating a unique ecosystem built on a foundation of proprietary data.

•
Our Cloud Manufacturing Platform includes applications that leverage data collected from our factories. These applications provide users with feedback and information about how to design their parts and configure their orders for best results and lowest cost. We believe most competitors cannot capture the same level of data fidelity since they do not manufacture the parts themselves (e.g., digital brokerages) or they do not have the Industry 4.0 factory infrastructure (e.g.
sub-scale,
fragmented machine shops).

•
Our Cloud Manufacturing Platform provides an
end-to-end
manufacturing service solution, with user applications and services, digital and physical infrastructure, a learning engine powered by data aggregated from user orders and manufacturing operations, and an operating system that links the components and orchestrates the platform.

•	The Fast Radius platform covers the entire product lifecycle, allowing users to monitor where these parts are during production and fulfillment.

•	We operate our factories using our own manufacturing execution software, which allows us to monitor and control factory operations in real time.

•
We have a quality system for internal production that is very capable and that can satisfy customer requirements across multiple industries. The quality system for our suppliers is rigorous and scalable.

Market Landscape
The term Cloud Manufacturing draws its name from cloud computing, and there are many similarities between the two. Both employ internet-connected facilities where users access shared physical resources; both use software to orchestrate operations between systems and information; and both allows users to build applications without having to invest in complex infrastructure. The chart below draws a direct comparison to the components of each concept.

With this framing in mind, Fast Radius is positioned at a unique intersection of next-generation infrastructure, software, and Industry 4.0 innovations around advanced manufacturing.
Legal Proceedings
We may be subject from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary
sanctions or relief. We intend to recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

MANAGEMENT
Executive Officers and Directors
Our current directors and executive officers of the date of this prospectus are as follows:

Name	Age*	Position
Executive Officers
Lou Rassey	48	Chief Executive Officer, Chairperson & Director
Prithvi Gandhi	52	Chief Financial Officer
Pat McCusker	44	Chief Operating Officer
Non-Employee Directors
Matthew Flanigan (1)(3)	60	Director
Steven Koch (1)	66	Director
Matthew Maloney (2)(3)	46	Director
Tyler Reeder	48	Director
Nick Solaro (2)	40	Director
Betsy Ziegler (1)(2)(3)	50	Director

*	As of June 1, 2022.
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
Executive Officers
Lou Rassey
Mr. Rassey has served as Chief Executive Officer and
co-founder
of Legacy Fast Radius since 2017. He became a director and executive officer of Fast Radius upon the closing of the Business Combination and was appointed Chairperson of our board of directors in March 2022. Mr. Rassey has a
20-plus-year
career driving innovation in the manufacturing sector and is a recognized leader on matters related to manufacturing, industrial innovation and competitiveness. Prior to co-founding
Fast Radius, Mr. Rassey was a Partner at McKinsey & Company from 2003 to 2015 where he co-led
the firm’s global research and advisory efforts on the “Future of Manufacturing.” Mr. Rassey has helped Fortune 100 executives, start-ups
and government leaders in developing and executing strategies to compete in the digital industrial age. He also founded in 2016 and is a managing member at Two Roads Group, LLC, an industrial-tech-focused advisory and investment firm, and spent the first chapter of his career in engineering and manufacturing in the auto industry. Mr. Rassey has an MBA and MS in Mechanical Engineering from MIT where he was an LFM Fellow, a MS from the University of Michigan-Dearborn, and BS from the University of Notre Dame.

Prithvi (Prith) Gandhi
has been the Chief Financial Officer of Legacy Fast Radius since August 2021 and leads all financial operations. Prior to joining Fast Radius, from August 2013 to May 2021, Mr. Gandhi held various positions at Owens Corning, most recently as Interim Chief Financial Officer and previously as Vice President of corporate strategy, corporate development and financial planning & analysis. Previously, Mr. Gandhi was Vice President of corporate development at Zebra Technologies Corporation from 2005 to 2011, where he was responsible for M&A, strategic investments, and corporate strategy and led the company’s newly-formed RFID business as divisional CFO. Before his experience at Zebra, Mr. Gandhi spent 11 years with Morgan Stanley in proprietary trading and technology M&A. He earned his BS in mathematics and economics from UC Berkeley, his MA in international economics from Georgetown University, and his MBA in accounting and finance from the Wharton School at the University of Pennsylvania.
Pat McCusker
has served as Chief Operating Officer and
co-founder
of Legacy Fast Radius since 2017. He also served as interim Chief Financial Officer from 2017 until August 2021. Prior to Fast Radius, Mr. McCusker was

President, North America at InnerWorkings (NASDAQ: INWK), a technology-enabled marketing services firm, from 2011 to November 2016. Prior to InnerWorkings, Mr. McCusker was an Associate Partner with McKinsey & Company, where he served technology clients across a wide range of functions. Before McKinsey, he held cross-functional leadership roles at multiple early-stage growth companies, including co-founding
a technology business which was acquired by a Fortune 500 retailer. Mr. McCusker holds an MBA from the University of Chicago and a BA from the University of Notre Dame.
Non-Employee
Directors
Matthew Flanigan
has become a director of Fast Radius upon the closing of the Business Combination. Mr. Flanigan retired in May 2019 from his role as Executive Vice President & Chief Financial Officer of Leggett & Platt, Incorporated (NYSE: LEG) (“Leggett”), a leading manufacturer of engineered components, where he also served on the Board of Directors for nine years. Mr. Flanigan served as Chief Financial Officer of Leggett from 2003 to May 2019. He previously served Leggett as Executive Vice President from 2013 to 2019, Senior Vice President from 2003 to 2005, Vice President and President of the Office Furniture Components Group from 1999 to 2003, and in various capacities since 1997. Prior to joining Leggett in 1997, Mr. Flanigan was employed in the banking industry for 13 years, the last ten of which as First Vice President and Manager for Société Générale S.A. in Dallas. Mr. Flanigan currently serves as a director of Performance Food Group Company (NYSE: PFGC), one of the nation’s largest food distribution businesses and as the lead director of Jack Henry & Associates, Inc. (NASDAQ: JKHY), a SaaS, cloud-based solutions provider primarily for the financial services industry. Mr. Flanigan holds a degree in finance and business administration from the University of Missouri.
Steven Koch
 has become a director of Fast Radius upon the closing of the Business Combination. Mr. Koch is the Managing Director of Bowline Group and a Managing Partner of the mHUB Product Impact Fund I, positions he has held since 2018 and 2020, respectively. Previously, he served as the
Co-Executive
Chairman and interim Chief Executive Officer of Motivate, a leading bike share company in North America, from January 2018 to November 2018, at which point Lyft acquired Motivate. From September 2012 to August 2017, he served as the Deputy Mayor of Chicago. Previously, Mr. Koch spent 27 years at Credit Suisse serving in various capacities, including co-chairman
of the global mergers and acquisitions business. Mr. Koch currently sits on the boards of the Chicago Community Trust, mHUB, the Greater Chicago Food Depository, Navy Pier Inc., The Chicago Council on Global Affairs, Naturally Chicago, The Southland Development Authority, The James Beard Foundation and the visiting committee of the University of Chicago Law School. He helped develop and teaches in the Directors’ Consortium, a training seminar for directors of public companies, sponsored by the University of Chicago and Stanford University. Mr. Koch received his BA from Hampshire College, his MBA from the University of Chicago Booth School of Business and his JD, cum laude, from the University of Chicago Law School.
Matthew Malone
y
 has become a director of Fast Radius upon the closing of the Business Combination. Mr. Maloney served as Chief Executive Officer and director of GrubHub Inc. (NASDAQ: GRUB) (“GrubHub”) from August 2013 to December 2021, and as GrubHub’s President from August 2015 to January 2018. Prior to August 2013, Mr. Maloney served as CEO and a member of the board of directors of GrubHub Holdings, a company he co-founded
in 2004. Mr. Maloney led GrubHub Holdings through five rounds of investment funding, the acquisition of DotMenu, its merger with Seamless Holdings Corporations in April 2013, and GrubHub’s initial public offering in April 2014. Mr. Maloney currently serves as an advisory board member for The University of Chicago Booth School of Business Polsky Center for Entrepreneurship. He is a member of ChicagoNEXT, an organization dedicated to driving growth and opportunity in the Chicago business community. Mr. Maloney holds a B.A. from Michigan State University and an MBA and MSCS from the University of Chicago.
Tyler Reeder
served as the Company’s President, Chief Executive Officer and as a member of the Company’s board since 2020 and upon the closing of the Business Combination, Mr. Reeder transitioned to be a director on our board of directors. Mr. Reeder is a Managing Partner of ECP and serves on ECP’s Partnership Committee, Investment Committee, Strategy Committee, Operating Committee, ESG Committee and Valuation Committee. Mr. Reeder participates in overall investment management, strategic planning and operations of ECP and its funds. He is involved in all areas of the firm’s investment activities, with a particular emphasis on power generation, renewables and environmental infrastructure. Mr. Reeder led the recent take-private acquisition of
 Calpine and
 currently serves on the boards of Calpine, Gopher, EnergySolutions, Convergent, Heartland Generation and Liberty Recycling, LP. Prior to realization, he served on the boards of Wheelabrator, ADA Carbon Solutions, LLC, Dynegy Inc., EquiPower Resources Corp., Broad River Power Holdings, LLC, CE2 Carbon Capital, LLC and Empire Gen Holdings, Inc. Prior to joining ECP in 2006, Mr. Reeder was a Vice President of Power and Fuel Markets of Texas Genco, LLC. Mr. Reeder was an advisor on the acquisition of Texas Genco, LLC by a consortium of private equity firms and became a member of the management team until the sale of the company to NRG Energy in 2006. While at Texas Genco, LLC, Mr. Reeder was the head of the asset optimization desk and was responsible for managing the power and fuel positions for their large generation portfolio. From 1998 to 2002, Mr. Reeder was a Director for Energy Markets and a Finance Manager at Orion Power Holdings, Inc., where he was responsible for acquisitions, power marketing, transaction analysis and execution. From 1996 to 1998, Mr. Reeder worked at Goldman Sachs. Mr. Reeder received a Bachelor of Arts in Economics from Colgate University.

Nick Solaro
has become a member of the board of directors upon closing of the Business Combination and was appointed as Lead Independent Director in March 2022. Since 2014, Mr. Solaro has been a General Partner at Drive Capital. Prior to joining Drive Capital, Mr. Solaro served as a manager at Google, where he helped lead the Global Android Strategic Partnerships team, from 2010 to 2014. During Mr. Solaro’s tenure at Google, the Android ecosystem grew from a few devices in a few markets to one of the world’s most dominant mobile operating system running on billions of handsets worldwide. Prior to joining Google, Mr. Solaro was a co-founder
of PetWave.com, an online veterinary health start up based in San Francisco, which he co-founded
in 2007. Mr. Solaro has also previously spent time as a technology investor at Technology Crossover Ventures, as well as an Equity Research Analyst at Goldman Sachs where he covered large cap enterprise technology companies including Apple, IBM, Hewlett-Packard, EMC, Sun, and Dell. Mr. Solaro graduated from Columbia University with a B.A. in Economics and Philosophy.
Elizabeth (Betsy)
Ziegler
has become a member of the board of directors upon closing of the Business Combination. Ms. Ziegler is the CEO of the Chicagoland Entrepreneurial Center (DBA 1871), a private incubator serving founders and innovators, a position she has held since joining 1871 in April 2018. Prior to joining 1871, Ms. Ziegler served in two different Associate Dean roles at Northwestern University’s Kellogg School of Management. Most recently, Ms. Ziegler served as Associate Dean, Chief Innovation Officer, from April 2016 to March 2018. Prior to that, she served as Associate Dean of Degree Programs and Dean of Students from June 2011 to April 2016. Previously, Ms. Ziegler spent 12 years at McKinsey and Company where she was a partner in the Chicago office, spending most of her time serving financial institutions at the intersection of operations and technology. Ms. Ziegler is an active civic leader in Chicago, and serves on the boards of Chicago’s Museum of Science and Industry, Choose Chicago, and Stanley Manne Research Institute at the Ann and Robert H Lurie Children’s Hospital. Ms. Ziegler received her MBA from Harvard Business School and her B.A. in Economics from The Ohio State University.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Board Composition
Our business and affairs are managed under the direction of our board of directors. Mr. Rassey serves as the Chairperson of our board of directors. The primary responsibilities of our board of directors is to provide oversight, strategic guidance, counseling and direction to our management. The board of directors meets on a regular basis and additionally as required.

In accordance with the terms of our amended and restated Bylaws, the board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors consists of seven members and is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our board of directors is divided into the following classes:

•	Class I directors are Tyler Reeder and Nick Solaro, whose terms of office will expire at our annual meeting of stockholders to be held in 2023;

•	Class II directors are Matthew Maloney and Betsy Ziegler, whose terms of office will expire at our annual meeting of stockholders to be held in 2024; and

•	Class III directors are Lou Rassey, Matthew Flanigan and Steven Koch, whose terms of office will expire at our annual meeting of stockholders to be held in 2025.
Director Independence
NASDAQ listing standards require that a majority of the board of directors of a company listed on NASDAQ be composed of “independent directors,” which is defined generally as a person other than an executive officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the Company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Based on information provided by each director concerning his or her background, employment and affiliations, including family relationships, the Company’s board of directors has determined that each of Matthew Flanigan, Steven Koch, Nick Solaro, Matthew Maloney and Betsy Ziegler is an “independent director” under the NASDAQ listing standards.
Role of the Board in Risk Oversight
Our board of directors is responsible for overseeing the Company’s risk management process. Our board of directors focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and oversees the implementation of risk mitigation strategies by management. The Audit Committee is also responsible for discussing the Company’s policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function will not negatively affect our board of directors’ leadership structure.
Board Leadership Structure
Our Corporate Governance Guidelines provide our board of directors with flexibility to combine or separate the positions of Chairperson of the board of directors and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Currently, the roles are combined, with Mr. Rassey serving as Chairperson and Chief Executive Officer. Our board of directors has determined that combining the roles of Chairperson and Chief Executive Officer is in the best interests of our Company and our stockholders at this time because it promotes unified leadership by Mr. Rassey and allows for a single, clear focus for management to execute the Company’s strategy and business plans.
Our Corporate Governance Guidelines provide that whenever the Chairperson is a director that does not otherwise qualify as an independent director, the independent directors may elect a lead director whose responsibilities include, but are not limited to, calling and presiding over the regularly scheduled executive sessions of the independent directors and the other members of the board of directors. Currently, Mr. Solaro serves as our Lead Independent Director.
Board Committees
Our board of directors has three standing committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. Each of the three standing committees are composed solely of independent directors and were reconstituted in connection with the closing of the Business Combination. Our board of directors also adopted a new charter for each of these committees, which comply with the applicable requirements of current SEC and NASDAQ rules in context of the Business Combination.
The committee assignments set forth below were in effect as of the date of this prospectus.
Audit Committee
Our Audit Committee currently consists of Matthew Flanigan, Steven Koch and Betsy Ziegler, with Matthew Flanigan serving as chair. Rule
10A-3
of the Exchange Act and NASDAQ rules require that the Audit Committee must be composed entirely of independent members. Each of Matthew Flanigan, Steven Koch and Betsy Ziegler meets the definition of “independent director” for purposes of serving on the Audit Committee under Rule
10A-3
of the Exchange Act and NASDAQ rules. Each member of the Audit Committee also meets the financial literacy requirements of NASDAQ listing standards. In addition, Matthew Flanigan qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation
S-K.
Our Audit Committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;

•	discussing with the independent registered public accounting firm of the Company its independence from management;

•	reviewing, with the independent registered public accounting firm of the Company the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by the independent registered public accounting firm of the Company;

•
overseeing the financial reporting process and discussing with management and the independent registered public accounting firm of the Company the quarterly and annual financial statements that the Company files with the SEC;

•	overseeing the Company’s financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing the Company’s policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
The Compensation Committee consists of Nick Solaro, Matthew Maloney and Betsy Ziegler, with Nick Solaro serving as chair. Each of Nick Solaro, Matthew Maloney and Betsy Ziegler meets the definition of “independent director” for purposes of serving on the Compensation Committee under NASDAQ rules, and are
“non-employee
directors” as defined in Rule
16b-3
of the Exchange Act.
Specific responsibilities of our Compensation Committee include:

•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving (either alone or, if directed by our board of directors, in conjunction with a majority of the independent members of our board of directors), the compensation of the Chief Executive Officer of the Company;

•
overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of the other executive officers of our board of directors;

•	reviewing and approving or making recommendations to our board of directors regarding the incentive compensation and equity-based plans, policies and programs of our board of directors;

•	reviewing and approving all employment agreement and severance arrangements for the executive officers of the Company;

•	making recommendations to our board of directors regarding the compensation of the members of our board of directors; and

•	retaining and overseeing.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Matthew Flanigan, Matthew Maloney and Betsy Ziegler, with Betsy Ziegler serving as chair. Each of Matthew Flanigan, Matthew Maloney and Betsy Ziegler meets the definition of “independent director” under NASDAQ rules.
Specific responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become members of the Company’s board of directors, consistent with criteria approved by the Company’s board of directors;

•	overseeing succession planning for the Chief Executive Officer and other executive officers of the Company;

•	periodically reviewing the Company board of directors’ leadership structure and recommending any proposed changes to the Company’s board of directors;

•	overseeing an annual evaluation of the effectiveness of the Company’s board of directors and its committees; and

•	developing and recommending to the Company’s board of directors a set of corporate governance guidelines.
Compensation Committee Interlocks
None of our executive officers serves as a member of the board of directors or Compensation Committee (or other committee performing equivalent functions) of any entity that has one or more executive officers that serves on our board of directors or compensation committee.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our management team and employees in accordance with applicable federal securities laws. You are able to review these documents by accessing our public filings at the SEC’s web site at
www.sec.gov
. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us, or may be accessed on our company website at https://fastradius.com. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form
8-K.
Our board of directors has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each charter is available on our website at
https://fastradius.com.

Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines that address the composition of the board, criteria for board membership and other board governance matters. These guidelines are available on our website at https://fastradius.com. A printed copy of the guidelines may also be obtained by any stockholder upon request.

EXECUTIVE COMPENSATION
Overview
As used in this Section, “Fast Radius” refers to Fast Radius Operations, Inc. (formerly Fast Radius, Inc.) prior to the closing of the Business Combination and Fast Radius, Inc. after the Closing of the Business Combination. Upon the closing of the Business Combination, the executive officers of Fast Radius Operations, Inc. became the executive officers of Fast Radius, Inc.
For 2021, Legacy Fast Radius’ named executive officers were:

•	Lou Rassey, Chief Executive Officer

•	Patrick McCusker, Chief Operating Officer

•	Prithvi Gandhi, Chief Financial Officer
We expect that Fast Radius’ executive compensation program will evolve to reflect its status as a newly publicly-traded company, while still supporting Fast Radius’ overall business and compensation objectives. In connection with the Business Combination, Fast Radius has engaged an independent executive compensation consultant to help advise on the post-Business Combination executive compensation program.
2021 Compensation of Named Executive Officers
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the other components of the executive compensation program. In general, we seek to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. See the “Salary” column in the 2021 Summary Compensation Table for the base salary amounts earned by the named executive officers in 2021.
Non-Equity
Incentive Compensation
Historically, cash bonuses have been provided pursuant to each named executive officer’s employment agreement based on the named executive officer meeting certain annual benchmarks determined by the Fast Radius board of directors in its sole and absolute discretion. Historically, such bonuses are paid in the first quarter of the following fiscal year. See the “
Non-Equity Incentive Compensation
” column in the 2021 Summary Compensation Table for the base salary amounts earned by the named executive officers in 2021.
Equity Awards
To further focus Fast Radius’ named executive officers on Fast Radius’ long-term performance, Fast Radius has granted equity compensation in the form of stock options, restricted stock, and restricted stock units (“
Legacy RSUs
”) pursuant to the Fast Radius, Inc. Amended and Restated 2017 Stock Plan, as amended, or the 2017 Stock Plan.
Fast Radius did not grant any option awards or restricted stock to its named executive officers in 2021.
In 2021, Fast Radius granted its named executive officers a total of 778,551 Legacy RSUs. 471,850 of such Legacy RSUs vested upon the consummation of the Business Combination, subject to continuous service by the officer through such vesting date. 306,971 of such Legacy RSUs will vest upon the first day following the lapse of the
“Lock-up
Period” on which Fast Radius’ valuation equals or exceeds $1,500,000,000 as determined by the Fast Radius board of directors, subject to continuous service by the officer through such vesting date. The
Lock-up
Period means the first 180 days after the consummation of an initial public offering or transaction with a special purpose acquisition company. See the “Equity Awards” column in the 2021 Summary Compensation Table for the equity awards received by the named executive officers in 2021.

Perquisites
Fast Radius maintains a 401(k) plan for its employees, including its executive officers, to encourage its employees to save some portion of their cash compensation for their eventual retirement. Our employees, including our executive officers, also receive a $600 monthly subsidy to be applied to the employee portion of insurance premiums for health and welfare benefits.
2021 Summary Compensation Table
(1)

Name and principal position	Year	Salary ($)	Non-Equity Incentive Compensation ($) (2)	Equity Awards ($) (3)	All other compensation ($) (4)		Total ($)
Lou Rassey	2021	$441,800	$192,500	$9,875,006	$16,800	(5)	$10,526,106
Chief Executive Officer

Patrick McCusker	2021	$391,800	$192,500	$2,993,775	$16,800	(5)	$3,594,875
Chief Operating Officer

Prithvi Gandhi	2021	$147,222	$131,894	$—	$449		$279,565
Chief Financial Officer

(1)
Compensation amounts shown in the Summary Compensation Table for 2021 above reflect amounts paid to our named executive officers for 2021 and do not necessarily reflect amounts that are expected to be paid in 2022 and beyond.

(2)
Bonus amounts payable to the named executive officers for fiscal year 2021 were earned at 70% of the 2021 target bonus amounts for the Company’s named executive officers (“Target Bonuses”), with 40% of the Target Bonuses being awarded in a cash payment and 30% of the Target Bonuses being awarded in the form of fully-vested restricted stock units which were automatically granted to the named executive officers on the date that the Company’s initial Registration Statement on Form S-8 was filed with the SEC on April 15, 2022. Mr. Gandhi’s Target Bonus for fiscal year 2021 was pro-rated based on his date of hire. The actual value of Mr. Gandhi’s 2021 annual incentive bonus award was $56,894. Mr. Gandhi also received a $75,000 bonus for cash relocation purposes.

(3)	Represents the grant date fair value under FASB ASC Topic 718 of equity awards granted during 2021.
(4)	Represents a subsidy for the employee portion of insurance premiums for health and welfare benefits.
(5)	These named executive officers also receive a $600 monthly subsidy.
Employment Agreements
Lou Rassey
Mr. Rassey’s employment agreement, amended and restated as of November 24, 2021, provides for Mr. Rassey to serve as Fast Radius’ Chief Executive Officer and member of the Fast Radius board of directors. Effective commencing upon the Closing, the employment agreement provides for Mr. Rassey’s current base salary of $425,000 to be raised to $500,000 and for his annual target incentive bonus to be raised to 80% of his base salary. The annual incentive bonus is eligible to be earned based on applicable benchmarks determined by the Fast Radius board of directors. Mr. Rassey’s employment by Fast Radius is for a term which expires on the close of business on March 15, 2025 (the “
Initial Term
”); provided that Fast Radius may terminate Mr. Rassey’s employment at any time during the Initial Term for “cause” or without “cause” (as described below). After the Initial Term, Mr. Rassey’s employment will continue until either party provides written notice of termination, which will not be deemed to be a termination without “cause.”
Closing RSU Award
Subject to Mr. Rassey’s continued employment through the applicable date of grant, Mr. Rassey has been granted a restricted stock unit award under the Equity Incentive Plan, which we refer to as the Closing RSU Award, in respect of a number of shares of Common Stock equal to 5% of the sum of: (i) the total number of shares of Common Stock as determined on a fully diluted basis as of the Closing (including the number of shares subject to the Equity Incentive Plan but excluding the number of shares subject to the Employee Stock Purchase Plan), plus (ii) total number of Earn Out Shares.
The Closing RSU Award has a maximum permitted term of ten years and was granted under and subject to the terms of the Equity Incentive Plan and a form of restricted stock unit grant notice and agreement, that includes the terms summarized below.
The Closing RSU Award is eligible to vest in installments contingent upon Mr. Rassey’s continued employment as Chief Executive Officer through the date of attainment of each of the Common Stock share price performance goals as specified in the table below, which we refer to as the Price Hurdles. As reflected in the table below, 10% of the total number of shares subject to the Closing RSU Award are eligible to vest upon attainment of each separate identified Price Hurdle. Except as specifically provided below, partial attainment of a Price Hurdle (share price performance that falls below a particular Price Hurdle) will not result in any partial vesting with respect to such Price Hurdle. Once any portion of the Closing RSU Award vests based on achievement of a specific Price Hurdle, no additional portion of the Closing RSU Award may vest based on any subsequent attainment of the same Price Hurdle on any later date during the term of the Closing RSU Award.

Tranche	# of RSUs Eligible to Vest	Mult. of Offering Price	Price Hurdle
Baseline			$10.00

1	10%	1.5x	$15.00
2	10%	2.0x	$20.00
3	10%	2.5x	$25.00
4	10%	3.0x	$30.00
5	10%	3.5x	$35.00
6	10%	4.0x	$40.00
7	10%	5.0x	$50.00
8	10%	6.0x	$60.00
9	10%	7.0x	$70.00
10	10%	8.0x	$80.00
In order for a Price Hurdle to be deemed attained and the corresponding portion of the Closing RSU Award to be eligible to vest, the
60-day
volume weighted average trading price of Common Stock must be at a level which is not less than the applicable Price Hurdle. Whether or not a Price Hurdle has been attained and such applicable portion of the Closing RSU Award is eligible to vest will be determined by the Company’s board of directors or a designated committee of the Company’s board of directors, in its discretion. The Price Hurdles set forth in the table above shall be adjusted appropriately, as determined by the board of directors in its discretion, to account for any of the following which occur following the Closing: any stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the Common Stock, subdivision of the common stock, a rights offering, a reorganization, merger, spin-off,
split-up,
repurchase, or exchange of common stock or other securities of the Company or other significant corporate transaction, or other similar change affecting the Common Stock; provided, however that such adjustments to the Price Hurdles shall be implemented in a manner that is not less favorable to Mr. Rassey.
Except as otherwise provided below, shares issued in settlement of vesting of the Closing RSU Award are subject to a holding period requirement and generally cannot be sold, transferred or otherwise disposed of by Mr. Rassey within 12 months following the date of achievement of the applicable Price Hurdle that triggered vesting of such portion of the Closing RSU Award; provided, however, that such holding period requirement is not applicable to the extent a broker same day sale procedure is utilized to fund payment of any withholding taxes payable by

Mr. Rassey in connection with vesting and issuance of shares in settlement such portion of the Closing RSU Award. From and following any Change of Control of the Company any holding period requirements applicable to the vested and earned shares subject to the Closing RSU Award will cease to apply.
If Mr. Rassey continues employment as the Company’s Chief Executive Officer through the date immediately preceding the tenth anniversary of the Closing, the greatest level of
60-day
volume weighted average trading price of the Common Stock that was attained at any point during the 180 day period immediately preceding such expiration, which we refer to as the Expiration Price, will be used to determine whether any previously unmet Price Hurdle goal shall be deemed to have been partially attained upon such expiration date such that any additional portion of the Closing RSU Award will be eligible to vest upon such partial attainment of such Price Hurdle in connection with the expiration of the Closing RSU Award. Partial attainment of a previously unmet Price Hurdle in connection with the RSU Expiration Date (as determined by reference to the Expiration Price) will result in pro-rata
partial vesting with respect to such 10% vesting installment using linear interpolation between the applicable Price Hurdle goals.
If Mr. Rassey ceases continued employment as the Company’s Chief Executive Officer for any reason, any then unvested portion of the Closing RSU Award will immediately be forfeited and cancelled and will not be eligible to vest following such termination date. If Mr. Rassey ceases to serve as the Chief Executive Officer but continues in the services of the Company in another capacity, any unvested portion of the Closing RSU Award will immediately be forfeited and cancelled and will not be eligible to vest following such date. Upon termination of Mr. Rassey’s services due to Mr. Rassey’s death, disability, termination without cause or resignation for good reason, any holding period requirements applicable to any previously vested shares subject to the Closing RSU Award will cease to apply.
In the event a Change of Control, as such term is defined in Mr. Rassey’s amended and restated employment, occurs while any unvested portion of the Closing RSU Award is outstanding, the treatment of the Closing RSU Award in such Change of Control shall be as follows:

•
The maximum potential purchase price per share payable for the Common Stock in the Change of Control (including any contingent consideration) which we refer to as the Change in Control Price will be used to determine whether any previously unmet Price Hurdle goal shall be deemed to have been fully or partially attained upon such Change in Control such that any additional portion of the Closing RSU Award will be eligible to vest upon such full or partial attainment of such Price Hurdle in connection with the Change in Control.

•
If the Change in Control Price is not greater than all previously attained Price Hurdles, no additional portion of the Closing RSU Award will be eligible to vest in connection with the Change in Control and the then remaining unvested portion of the Closing RSU Award shall be cancelled and terminated upon the closing of such Change in Control and shall not thereafter be eligible to vest.

•
If the Change in Control Price is greater than all previously attained Price Hurdles, a portion of the Closing RSU Award will be eligible vest contingent and upon closing of such Change of Control and the continued employment of Mr. Rassey through such Change of Control. Such additional portion of the Closing RSU Award eligible to vest in the Change in Control will be determined by reference to the Change in Control Price as compared to any previously unmet Price Hurdles. Partial attainment of a previously unmet Price Hurdle in connection with a Change in Control (as determined by reference to the Change in Control Price) will result in pro-rata
partial vesting with respect to such 10% vesting installment using linear interpolation between the applicable Price Hurdle goals. Any portion of the Closing RSU Award which does not vest based on the level of attainment of the Price Hurdles as determined by reference to the Change in Control Price shall be cancelled and terminated at the closing of the Change of Control and shall not thereafter be eligible to vest.

In the event of a Change of Control, all of Mr. Rassey’s unvested incentive equity in Fast Radius held directly by Mr. Rassey except for the Closing RSU Award will automatically vest if Mr. Rassey does not receive an employment offer in connection with such Change of Control that includes the foregoing increase to base salary and a target bonus opportunity (excluding equity-based compensation or incentives) that is no less favorable than Mr. Rassey’s target bonus opportunity immediately preceding the Change of Control. If Mr. Rassey receives an employment offer in connection with such Change of Control with the foregoing terms, sixty percent (60%) of all of Mr. Rassey’s unvested incentive equity on such date except for the Closing RSU Award will immediately vest, and the remainder of Mr. Rassey’s incentive equity (except for the Closing RSU Award) will vest on the twelve (12) month anniversary following such Change of Control. The Business Combination is not expected to constitute a Change of Control under Mr. Rassey’s employment agreement. Accordingly, the foregoing provisions will not be triggered upon the consummation of the Business Combination.
Mr. Rassey’s employment agreement provides that, in the event of an initial public offering or transaction with a special purpose acquisition company, Mr. Rassey will receive a one-time
cash bonus in an amount equal to $2,400,000 to be paid immediately preceding the anticipated closing of such event. The Business Combination constitutes a transaction with a special purpose acquisition company. Accordingly, Mr. Rassey received a one-time
cash bonus in an amount equal to $2,400,000 immediately prior to the Closing.
If Mr. Rassey’s employment is terminated due to his death or disability, the employment agreement provides that Fast Radius will pay to Mr. Rassey or Mr. Rassey’s estate his earned wages and any reimbursable expenses. Additionally, upon such a termination, six (6) additional months of Mr. Rassey’s unvested incentive equity in Fast Radius held directly by Mr. Rassey except for the Closing RSU Award will automatically vest and the remainder of such incentive equity will be automatically forfeited.
If, during the Initial Term, Mr. Rassey’s employment is terminated by him for “good reason” or if Fast Radius terminates his employment without “cause,” and Mr. Rassey executes and does not revoke the release of claims attached to his employment agreement so that the release becomes effective no later than the sixtieth (60th) day following the date of Mr. Rassey’s termination, then Fast Radius will pay to Mr. Rassey his earned wages, any reimbursable expenses, his then current base salary paid on Fast Radius’ regularly scheduled payroll dates for six (6) months beginning sixty days after his termination date, his prorated annual bonus to the extent he has met the eligibility criteria, and a reimbursement for COBRA premiums (if Mr. Rassey is eligible and elects continuation coverage) for himself and his eligible dependents for up to six (6) months of COBRA premiums. For purposes hereof, “good reason” means, without Mr. Rassey’s consent, the occurrence of any of the following events: (i) a reduction of his then current base salary, (ii) a material diminution in his title, authority, rank, duties or responsibilities, (iii) Fast Radius materially breaching the agreement, or (iv) a required relocation of his primary work location fifty (50) miles from his primary work location as of the effective date of the agreement. Mr. Rassey’s voluntary termination of his employment will only be deemed for “good reason” if he has provided the Fast Radius board of directors written notice identifying in reasonable detail the facts giving rise to the “good reason” within ninety (90) days of Mr. Rassey becoming aware of the facts giving rise to the “good reason,” and the Fast Radius board of directors has failed to cure any issue within thirty (30) days after receipt of notice, and Mr. Rassey’s termination of his employment is effective within sixty (60) days after such notice.
If Mr. Rassey’s employment is terminated by Fast Radius without “cause” at any time, the vesting of any of Mr. Rassey’s unvested incentive equity will immediately accelerate by eighteen (18) months’ worth of vesting based on the Executive’s normal vesting schedule; provided, however that such vesting acceleration shall not apply to the Closing RSU Award.
The Closing RSU Award will not accelerate vesting in connection with any termination of Mr. Rassey without “cause” or any resignation by Mr. Rassey for “good reason” or any termination due to Mr. Rassey’s death or disability, which we refer to as a Qualified Termination. Upon any Qualified Termination of Mr. Rassey, any holding period requirement applicable to any vested shares subject to the Closing RSU Award will cease to apply.
If Mr. Rassey terminates his employment without “good reason,” Fast Radius terminates his employment for “cause,” or if either party issues a notice of termination after the Initial Term, then Mr. Rassey is only entitled to receive his earned wages and any reimbursable expenses. Any unvested incentive equity in Fast Radius held directly by Mr. Rassey will be automatically forfeited. For purposes of this paragraph, “cause” for termination exists at any time during the Initial Term where Mr. Rassey (i) is convicted of a felony or other crime involving dishonesty or moral turpitude (but specifically excluding minor traffic offenses and other similar minor infractions), (ii) materially breaches the employment agreement, (iii) refuses to materially perform his duties reasonable requested by the Fast Radius board of directors and typically performed by Mr. Rassey for any reason other than mental or physical disability, (iv) materially fails to observe the Company’s written policies that are generally applicable to executives of the Company, or (v) engages in gross negligence, gross misconduct or fraud in connection with his employment by the Company. The Fast Radius board of directors must notify Mr. Rassey of the specific deficiencies under clauses (ii) through (v) and must afford Mr. Rassey thirty (30) days to cure such performance deficiencies before “cause” for termination would arise.
Mr. Rassey’s employment agreement contains various restrictive covenants, including but not limited to confidentiality, nondisparagement and six-month
noncompete and nonsolicitation covenants.
Patrick McCusker
Mr. McCusker’s employment agreement, dated as of February 28, 2021, provides for Mr. McCusker to serve as Fast Radius’ Chief Operating Officer. The employment agreement provides for Mr. McCusker to receive an annual base salary of $375,000, which is Mr. McCusker’s current base salary, and to be eligible to receive an annual target incentive bonus of $275,000 based on applicable benchmarks determined by the Fast Radius board of directors. Mr. McCusker’s employment by Fast Radius is for a term which expires on the close of business on March 15, 2025; provided that Fast Radius may terminate Mr. McCusker’s employment at any time during the Initial Term for “cause” or without “cause” (as described below). After the Initial Term, Mr. McCusker’s employment will continue until either party provides written notice of termination, which will not be deemed to be a termination without “cause.”
In the event of a Change of Control, Mr. McCusker’s annual base salary will be increased to $400,000. All of Mr. McCusker’s unvested incentive equity in Fast Radius held directly by Mr. McCusker will automatically vest if Mr. McCusker does not receive an employment offer in connection with such Change of Control that includes the foregoing increase to base salary and a target bonus opportunity (excluding equity-based compensation or incentives) that is no less favorable than Mr. McCusker’s target bonus opportunity immediately preceding the Change of Control. If Mr. McCusker receives an employment offer in connection with such Change of Control with the foregoing terms, sixty percent (60%) of all of Mr. McCusker’s unvested incentive equity on such date will immediately vest, and the remainder of Mr. McCusker’s incentive equity will vest on the twelve (12) month anniversary following such Change of Control. The Business Combination did not constitute a Change of Control under Mr. McCusker’s employment agreement. Accordingly, the foregoing provisions have not been triggered upon the consummation of the Business Combination.
In the event of an initial public offering or transaction with a special purpose acquisition company, Mr. McCusker will receive a one-time
cash bonus in an amount equal to $525,000 to be paid immediately preceding the anticipated closing of such event. The Business Combination constitutes a transaction with a special purpose acquisition company. Accordingly, Mr. McCusker received a one-time
cash bonus in an amount equal to $525,000 immediately prior to the Closing.
If Mr. McCusker’s employment is terminated due to his death or disability, the employment agreement provides that Fast Radius will pay to Mr. McCusker or Mr. McCusker’s estate his earned wages and any reimbursable expenses. Additionally, upon such a termination, six (6) additional months of Mr. McCusker’s unvested incentive equity in Fast Radius held directly by Mr. McCusker will automatically vest and the remainder of such incentive equity will be automatically forfeited.

If, during the Initial Term, Mr. McCusker’s employment is terminated by him for “good reason” or if Fast Radius terminates his employment without “cause,” and Mr. McCusker executes and does not revoke the release of claims attached to his employment agreement so that the release becomes effective no later than the sixtieth (60th) day following the date of Mr. McCusker’s termination, then Fast Radius will pay to Mr. McCusker his earned wages, any reimbursable expenses, his then current base salary paid on Fast Radius’ regularly scheduled payroll dates for six (6) months beginning sixty (60) days after his termination date, his prorated annual bonus, and a reimbursement for COBRA premiums (if Mr. McCusker is eligible and elects continuation coverage) for himself and his eligible dependents for up to six (6) months of COBRA premiums. For purposes hereof, “good reason” means, without Mr. McCusker’s consent, the occurrence of any of the following events: (i) a reduction of his then current base salary, (ii) a material diminution in his title, authority, rank, duties or responsibilities, (iii) Fast Radius materially breaching the agreement, or (iv) a required relocation of his primary work location fifty (50) miles from his primary work location as of the effective date of the agreement. Mr. McCusker’s voluntary termination of his employment will only be deemed for “good reason” if he has provided the Fast Radius board of directors written notice identifying in reasonable detail the facts giving rise to the “good reason” within ninety (90) days of Mr. McCusker becoming aware of the facts giving rise to the “good reason,” and the Fast Radius board of directors has failed to cure any issue within thirty (30) days after receipt of notice, and Mr. McCusker’s termination of his employment is effective within sixty (60) days after such notice.
If Mr. McCusker’s employment is terminated by Fast Radius without “cause” at any time, the vesting of any of Mr. McCusker’s unvested incentive equity will immediately accelerate by eighteen (18) months’ worth of vesting based on the Executive’s normal vesting schedule.
If Mr. McCusker terminates his employment without “good reason,” Fast Radius terminates his employment for “cause,” or if either party issues a notice of termination after the Initial Term, then Mr. McCusker is only entitled to receive his earned wages and any reimbursable expenses. Any unvested incentive equity in Fast Radius held directly by Mr. McCusker will be automatically forfeited. For purposes of this paragraph, “cause” for termination exists at any time during the Initial Term where Mr. McCusker (i) is convicted of a felony or other crime involving dishonesty or moral turpitude (but specifically excluding minor traffic offenses and other similar minor infractions), (ii) materially breaches the employment agreement, (iii) refuses to materially perform his duties reasonable requested by the Fast Radius board of directors and typically performed by Mr. McCusker for any reason other than mental or physical disability, (iv) materially fails to observe the Company’s written policies that are generally applicable to executives of the Company, or (v) engages in gross negligence, gross misconduct or fraud in connection with his employment by the Company. The Fast Radius board of directors must notify Mr. McCusker of the specific deficiencies under clauses (ii) through (v) and must afford Mr. McCusker thirty (30) days to cure such performance deficiencies before “cause” for termination would arise.
Mr. McCusker’s employment agreement contains various restrictive covenants, including but not limited to confidentiality, nondisparagement and six-month
noncompete and nonsolicitation covenants.
Prithvi Gandhi
Mr. Gandhi’s employment agreement, dated as of August 13, 2021, provides for Mr. Gandhi to serve as Fast Radius’ Chief Financial Officer. The employment agreement provides for Mr. Gandhi to receive an annual base salary of $400,000, which is Mr. Gandhi’s current base salary, and to be eligible to receive an annual target incentive bonus of $220,000 based on applicable benchmarks determined by the Fast Radius board of directors. Mr. Gandhi’s employment by Fast Radius is for a term which expires on the close of business on March 15, 2025; provided that Fast Radius may terminate Mr. Gandhi’s employment at any time during the Initial Term for “cause” or without “cause” (as described below). After the Initial Term, Mr. Gandhi’s employment will continue until either party provides written notice of termination, which will not be deemed to be a termination without “cause.”

Mr. Gandhi’s employment agreement provided for an initial grant to Mr. Gandhi of 275,000 RSUs following the filing of the Form S-8 registration statement with the SEC on April 15, 2022, with the RSUs subject to the terms of a grant agreement including that such RSUs will vest in equal annual installments on each of the first four anniversaries of the grant date. In addition, subject to and conditioned on the Closing, Mr. Gandhi was eligible to receive a supplemental grant of 20,000 RSUs which will vest fully as of the date that is six months after the Closing Date. Regardless of whether the Business Combination closed, Mr. Gandhi is also eligible to receive an additional grant of incentive equity during the first half of calendar year 2022 and each calendar year thereafter.
In connection with Mr. Gandhi’s employment, Mr. Gandhi is eligible to receive reimbursement of certain relocation expenses and a relocation bonus in the gross amount of $75,000 to relocate Mr. Gandhi and his family to the Chicago, Illinois metropolitan area.
If Mr. Gandhi’s employment is terminated due to his death or disability, the employment agreement provides that Fast Radius will pay to Mr. Gandhi or Mr. Gandhi’s estate his earned wages and any reimbursable expenses. Additionally, upon such a termination, six (6) additional months of Mr. Gandhi’s unvested incentive equity in Fast Radius held directly by Mr. Gandhi will automatically vest and the remainder of such incentive equity will be automatically forfeited.
If, during the Initial Term, Mr. Gandhi’s employment is terminated by him for “good reason” or if Fast Radius terminates his employment without “cause,” and Mr. Gandhi executes and does not revoke the release of claims attached to his employment agreement so that the release becomes effective no later than the sixtieth (60th) day following the date of Mr. Gandhi’s termination, then Fast Radius will pay to Mr. Gandhi his earned wages, any reimbursable expenses, his then current base salary paid on Fast Radius’ regularly scheduled payroll dates for six (6) months beginning sixty (60) days after his termination date, his prorated annual bonus to the extent he has met the eligibility criteria, and a reimbursement for COBRA premiums (if Mr. Gandhi is eligible and elects continuation coverage) for himself and his eligible dependents for up to six (6) months of COBRA premiums. For purposes hereof, “good reason” means, without Mr. Gandhi’s consent, the occurrence of any of the following events: (i) a reduction of his then current base salary, (ii) a material diminution in his title, authority, rank, duties or responsibilities, (iii) Fast Radius materially breaching the agreement, or (iv) a required relocation of his primary work location fifty (50) miles from his primary work location as of the effective date of the agreement. Mr. Gandhi’s voluntary termination of his employment will only be deemed for “good reason” if he has provided the Fast Radius board of directors written notice identifying in reasonable detail the facts giving rise to the “good reason” within ninety (90) days of Mr. Gandhi becoming aware of the facts giving rise to the “good reason,” and the Fast Radius board of directors has failed to cure any issue within thirty (30) days after receipt of notice, and Mr. Gandhi’s termination of his employment is effective within sixty (60) days after such notice.
If Mr. Gandhi terminates his employment without “good reason,” Fast Radius terminates his employment for “cause,” or if either party issues a notice of termination after the Initial Term, then Mr. Gandhi is only entitled to receive his earned wages and any reimbursable expenses. Any unvested incentive equity in Fast Radius held directly by Mr. Gandhi will be automatically forfeited. For purposes of this paragraph, “cause” for termination exists at any time during the Initial Term where Mr. Gandhi’ (i) is convicted of a felony or other crime involving dishonesty or moral turpitude (but specifically excluding minor traffic offenses and other similar minor infractions), (ii) materially breaches the employment agreement, (iii) refuses to materially perform his duties reasonable requested by the Fast Radius board of directors and typically performed by Mr. Gandhi for any reason other than mental or physical disability, (iv) materially fails to observe the Company’s written policies that are generally applicable to executives of the Company, or (v) engages in gross negligence, gross misconduct or fraud in connection with his employment by the Company. The Fast Radius board of directors must notify Mr. Gandhi of the specific deficiencies under clauses (ii) through (v) and must afford Mr. Gandhi thirty (30) days to cure such performance deficiencies before “cause” for termination would arise.
Mr. Gandhi’s employment agreement contains various restrictive covenants, including but not limited to confidentiality, nondisparagement and six-month
noncompete and nonsolicitation covenants.

Fast Radius, Inc. Amended and Restated 2017 Stock Plan
Fast Radius maintains the Fast Radius, Inc. Amended and Restated 2017 Stock Plan (as amended, the “
2017 Stock Plan
”). The maximum aggregate number of shares of common stock that may be issued under the 2017 Stock Plan is 10,500,000. The purpose of the 2017 Stock Plan is to provide awards in the form of stock options, Legacy RSUs and restricted stock awards in order to provide an incentive to attract, retain and reward persons performing services for the Company and to motivate such persons to contribute to the growth and profitability of the Company.
Administration
. The Fast Radius board of directors administers the 2017 Stock Plan. Subject to the terms of the 2017 Stock Plan, the Fast Radius board of directors has the power to, among other things, determine the persons to whom the awards shall be granted and the number of shares of stock subject to each award, determine the type of award granted, determine the fair market value of shares of stock, determine the terms, conditions and restrictions applicable to each award, modify from time to time any award or waive any restrictions or conditions applicable to any award, reprice or adjust the exercise price of any option, or grant in substitution for any option, a new award covering the same or a different number of shares of stock, accelerate the exercisability or vesting of any award including the period following a participant’s termination of service, prescribe, amend or rescind any policies relating to the plan, and correct any defect or reconcile any inconsistency in the plan or any award agreement.
Treatment Upon a Change in Control of the Company
. If a “
Change in Control
” of Fast Radius occurs, as defined in the 2017 Stock Plan, then the Fast Radius board of directors may provide for any one or more of the following except to the extent otherwise provided in the applicable form of award agreement: (i) acceleration of the exercisability and/or vesting in connection with a Change in Control of each or any outstanding award or portion thereof and shares acquired pursuant thereto, including termination of the participant’s service prior to, upon or following the Change in Control; (ii) provide for the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof following the Change in Control, as the case may be (the “
Acquiror
”), without the consent of any participant, to assume or continue the Company’s rights and obligations under each award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock; and/or (iii) cancel any award or portion thereof in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Fast Radius board of directors) of stock subject to such canceled award in (A) cash, (B) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (C) other property which, in any such case, shall be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share of stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such award.
Adjustments in Capital Structure
. The 2017 Stock Plan also provides that the Fast Radius board of directors may make appropriate and proportionate adjustments to the number of shares subject to outstanding awards to prevent dilution or enlargement of participants’ rights in the event of changes in our capitalization through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up,
split-off,
spin-off,
combination of shares, exchange of shares, or similar change in the capital structure, or in the event of payment of a dividend or distribution to the stockholders in a form other than stock (excepting regular, periodic cash dividends).
Subsequent to the Business Combination, Fast Radius will not grant any additional awards under the 2017 Stock Plan but instead, will grant equity awards under the Incentive Plan. The 2017 Stock Plan, however, will continue to govern the terms and conditions of all outstanding equity awards granted under the 2017 Stock Plan prior to the Business Combination.
Director Compensation
No compensation was provided for Fast Radius’
non-employee
directors during the year ended December 31, 2021.

Outstanding Equity Awards at 2021 Fiscal
Year-End
The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2021. Mr. Gandhi did not hold any equity awards as of December 31, 2021.

				Option Awards				Stock Awards
Name	Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (7)
Lou Rassey	6/8/2018	(1)	6/11/2018	—	—	—	—	145,943	$0.21
	5/20/2019	(2)	2/3/2020	30,272	83,247	$1.63	5/20/2029	—	—
	5/20/2019	(3)	3/21/2019	343,395	310,691	$1.63	5/20/2029	—	—
	5/16/2020	(4)	5/16/2020	—	—	—	—	10,418	$1.97
	2/14/2021	(5)	2/1/2021	—	—	—	—	362,079	$16.53
	2/14/2021	(6)	2/1/2021	—	—	—	—	235,351	$16.53
Patrick McCusker	6/8/2018	(1)	6/11/2018	—	—	—	—	78,699	$0.21
	5/20/2019	(2)	2/3/2020	9,255	25,451	$1.63	5/20/2029	—	—
	5/20/2019	(3)	3/21/2019	104,986	94,987	$1.63	5/20/2029	—	—
	5/16/2020	(4)	5/16/2020	—	—	—	—	9,192	$1.97
	2/14/2021	(5)	2/1/2021	—	—	—	—	109,771	$16.53
	2/14/2021	(6)	2/1/2021	—	—	—	—	71,350	$16.53

(1)
Such shares were acquired through the early exercise of options which were granted on June 8, 2018 and are subject to repurchase at cost if the executive terminates employment before vesting. Such shares vest on a monthly basis until (a) 50% are fully vested in June 2023 and (b) 50% are fully vested in March 2024.

(2)
Such option vested 10% on February 4, 2021, then 1/60th vests on a monthly basis thereafter through February 4, 2022, then 1/40th vests on a monthly basis thereafter through February 4, 2023, then 1/30th vests on a monthly basis thereafter until fully vested in February 2024.

(3)
Such option vested 10% on March 21, 2020, then 1/60th vests on a monthly basis thereafter through March 21, 2021, then 1/40th vests on a monthly basis thereafter through March 21, 2022, then 1/30th vests on a monthly basis thereafter until fully vested in March 2023.

(4)	Represents a grant of restricted shares of common stock that vested 25% on the first anniversary of the date of grant, then 1/48th vests on a monthly basis thereafter for three years.
(5)
Represents a grant of restricted stock units which will vest upon the first to occur of (i) the consummation of an initial public offering and (ii) the consummation of a transaction with a special purpose acquisition company.

(6)
Represents a grant of restricted stock units which will vest upon the first day following the lapse of the “
Lock-up
Period
” on which Fast Radius’ valuation equals or exceeds $1,500,000,000 as determined by the Fast Radius board of directors. The
Lock-up
Period means the first 180 days after the consummation of an initial public offering or transaction with a special purpose acquisition company.

(7)	Represents the grant date fair value under FASB ASC Topic 718 of equity awards granted.

Post-Combination Company Executive Officer and Director Compensation
Executive Compensation
We intend to develop an executive compensation program that is consistent with Fast Radius’ existing compensation policies and philosophies, which are designed to align compensation with business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.
Decisions on the executive compensation program are made by the Compensation Committee of the Company’s board of directors and guided by the advice of an independent compensation consultant. In connection with executive compensation decisions, our Compensation Committee has initially retained Compensia, Inc. as its independent compensation consultant.
We anticipate that compensation for our executive officers will continue to consist of salary, annual cash incentive bonuses and equity incentive award grants.
Non-Employee Director Compensation
On March 24, 2022, the Company’s board of directors approved the Non-Employee Director Compensation Program.
Under the Non-Employee Director Compensation Program each non-employee director will receive an annual cash retainer of $40,000 for serving on our board of directors, and the lead independent director will receive an additional annual cash retainer of $15,000. The chairperson of the audit committee of our board of directors will be entitled to an annual service retainer of $20,000, and each other member of the audit committee will be entitled to an annual service retainer of $10,000. The chairperson of the compensation committee of our board of directors will be entitled to an annual service retainer of $12,000, and each other member of the compensation committee will be entitled to an annual service retainer of $6,000. The chairperson of the nominating and corporate governance committee of our board of directors will be entitled to an annual service retainer of $10,000, and each other member of the nominating and corporate governance committee will be entitled to an annual service retainer of $5,000.
All annual cash compensation amounts will be payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated for any partial months of service. A pro-rata annual cash retainer will be paid for the first quarter of 2022. The first cash retainer was paid on April 15, 2022, for the period from the closing date of February 4, 2022 to March 31, 2022.
On April 15, 2022, the date that the Company’s initial Registration on Form S-8 was filed with the SEC (the “Form S-8 Filing Date”), each of our non-employee directors other than Tyler Reeder and Nick Solaro received a restricted stock unit award under the Incentive Plan for a number or stock units determined by dividing $300,000, by $2.23, which was our closing trading price on March 24, 2022 and rounding the resulting number up to the nearest whole unit, subject to their continued services with us through the Form S-8 Filing Date (the “
Initial
Director RSUs
”). The Initial Director RSUs will vest over three years following the Form S-8 Filing Date, with 50% of the Initial Director RSUs vesting one year following the Form S-8 Filing Date and 25% vesting on the second and third anniversary of the Form S-8 Filing Date, subject to continued services.
Each new non-employee director who joins our board of directors after the Form S-8 Filing Date will receive a restricted stock unit award under the Incentive Plan on such date of initial appointment for a number of stock units as is determined by dividing $300,000 by the closing trading price on the last trading date preceding the Form S-8 Filing Date, and rounding the resulting number up to the nearest whole RSU (“
New Director RSUs
”). New Director RSUs will vest over a three-year period, with 50% of New Director RSUs vesting one year following the date of grant and 25% vesting on the second and third anniversary of the date of grant, subject to continued services.

On July 1, 2022 each non-employee director, other than Tyler Reeder and Nick Solaro, who has previously received a grant of Initial Director RSUs or New Director RSUs will automatically be granted such number of RSUs under our Incentive Plan as is determined by dividing $125,000 by the closing trading price on the last trading date preceding July 1, 2022 or such annual shareholder meeting date, and rounding the resulting number up to the nearest whole RSU (the “
July 2022 RSUs
”). The July 2022 RSUs will vest upon the earlier of the one-year anniversary of the grant date or immediately prior to our 2023 annual shareholders meeting, subject to the non-employee director’s continuous service with us on each applicable vesting date.
On or as soon as practicable following each annual meeting of our stockholders commencing with our 2023 annual meeting each Non-Employee Director, other than Tyler Reeder and Nick Solaro, who has previously received a grant of Initial Director RSUs or New Director RSUs and who will continue to serve on our board of directors following such annual shareholder meeting will automatically be granted such number of RSUs under our Incentive Plan as is determined by dividing $125,000 by the closing trading price on the last trading date preceding such annual shareholder meeting date, and rounding the resulting number up to the nearest whole RSU (the “
Refresher RSUs
”). The Refresher RSUs will vest upon the earlier of the one-year anniversary of the grant date or immediately prior to the next annual meeting, subject to the non-employee director’s continuous service with us on each applicable vesting date.
All then outstanding non-employee director RSU awards granted under the Incentive Plan will vest upon a change in control of us, subject to the non-employee director’s continuous service with us through the date of our change in control. Each non-employee director RSU award will be granted pursuant to the form of Notice of Grant of Restricted Stock Unit and Restricted Stock Unit Award Agreement, in the form attached as Exhibit 10.22 hereto.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “
Executive Compensation
” and “
Management
”, the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•
any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Certain Relationships and Related Person Transactions- Fast Radius After the Closing
Procedures with Respect to Review and Approval of Related Person Transactions
The Company’s board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Thus, effective upon the consummation of the Business Combination, the Company’s board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on NASDAQ. Under the policy, the Company’s legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the Company’s general counsel is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. The Audit Committee is required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. The Company’s management updates the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.
Related Agreements
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement on July 18, 2021, the Sponsor and the Company’s directors and officers at the time entered into the Sponsor Support Agreement with the Company and Legacy Fast Radius, pursuant to which the Sponsor and the Company’s directors and officers agreed, at any special meeting of the Company’s stockholders for purposes of approving the Business Combination, to (i) appear or cause their shares to be counted present for quorum purposes, (ii) vote in favor of or consent to the Merger and any other matter included on the agenda for the special meeting of the Company’s stockholders relating to the Business Combination, (iii) vote (or execute an action by written consent with respect thereto) against any proposal that would reasonably be expected to impede the Business Combination and (iv) vote in favor of or consent to the Business Combination in any other circumstance so required for completion of the Business Combination.
At the Closing, all of the shares of the Company’s Class B common stock were converted into shares of the Company’s Common Stock in accordance with the terms of the Company’s amended and restated articles of incorporation. Pursuant to the Sponsor Support Agreement, at the Closing, 90% of such Converted Shares held by the Sponsor automatically vested. The remaining 10% of the Converted Shares (which will be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Company’s Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Company) by held the Sponsor, which we refer to as the “Sponsor Earn Out Shares”, are subject to vesting, for the duration of the Earn Out Period, in two equal tranches at the time that the Company’s Common Stock reaches a value of $15.00 and $20.00, which price targets will be based upon the (i) daily volume-weighted average sale price of shares of the Company’s Common Stock quoted on NASDAQ, or the exchange on which the shares of the Company’s Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the Earnout Period or (ii) the per share consideration received in connection with an Acquiror Sale. In the event of an Acquiror Sale in which the per share consideration received is less than a price target set forth in the Merger Agreement that has not previously occurred, the applicable provisions of the Sponsor Support Agreement will terminate and no Sponsor Earn Out Shares will become vested thereunder with respect to such price target in connection with or following completion of such Acquiror Sale. Upon the expiration of the Earn Out Period, any unvested Sponsor Earn Out Shares will be forfeited to the Company without consideration.
Company Support Agreement
Concurrently with the execution of the Merger Agreement on July 18, 2021, certain Supporting Legacy Fast Radius Stockholders entered into the Company Support Agreement with Fast Radius and Legacy Fast Radius, pursuant to which such support Legacy Fast Radius Stockholders agreed to, on (or effective as of) the second business day following the date on which the Company’s registration statement on Form S-4 was declared effective under the Securities Act, execute and deliver a written consent to adopt the Merger Agreement, the documents contemplated by the Merger Agreement and the Business Combination. In addition, such Supporting Legacy Fast Radius Stockholders agreed, in the event of an annual or special meeting of Legacy Fast Radius equityholders for purposes of approving the Business Combination, to (i) appear or cause their shares to be counted present for quorum purposes, (ii) vote in favor of or consent to the Merger and any other matter included on the agenda for such meeting of Legacy Fast Radius’ stockholders relating to the Business Combination, (iii) vote (or execute an action by written consent with respect thereto) against any proposal that would reasonably be expected to impede the Business Combination and (iv) vote in favor of or consent to the Business Combination in any other circumstance so required for completion of the Business Combination. Each such Supporting Legacy Fast Radius Stockholders also granted an irrevocable proxy to the then Chief Executive Officer of the Company to act for and on such stockholder’s behalf, and in such stockholder’s name, place and stead, in the event that such stockholder fails to comply in any material respect with his, her or its obligations under the Company Support Agreement in a timely manner, to vote such stockholder’s shares and grant all written consents with respect thereto and to represent such stockholder in any stockholder meeting held for the purpose of voting on the Transactions. Additionally, the Supporting Legacy Fast Radius Stockholders agreed to waive any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger.
On December 31, 2021, the Company, Legacy Fast Radius and certain Legacy Fast Radius stockholders that are party to the Company Support Agreement executed a letter agreement, which amended the Company Support Agreement to, among other things, authorize certain transfers of Legacy Fast Radius common stock by the Legacy Fast Radius stockholders party thereto.

Registration Rights Agreement
Concurrently with the execution of the Merger Agreement, the Company, the Sponsor, GSAM, the Company’s independent directors at the time and the Supporting Legacy Fast Radius Stockholders entered into an Amended and Restated Registration Rights Agreement (the “
Registration Rights Agreement
”). Pursuant to the Registration Rights Agreement, the Company agreed to file a shelf registration statement with respect to the registrable securities thereunder within 30 days of the Closing. The Company is thereafter required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time that the registration statement is effective, any holder signatory to the Registration Rights Agreement may request to sell all or a portion of its securities that are registrable in an underwritten offering pursuant to the registration statement. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by the Company. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, the Sponsor, the Company’s independent directors at the time and certain of the Supporting Legacy Fast Radius Stockholders have, subject to limited exceptions, agreed to a lock-up
on their respective shares of the Company’s Common Stock (other than, among others exceptions, shares of the Company’s Common Stock purchased by the Sponsor, in its capacity as a PIPE Investor, at closing) following the Closing, pursuant to which such parties will not transfer shares of the Company’s Common Stock held by such parties for 180 days following the Closing of the Business Combination. The Sponsor has also agreed to a lock-up
on its Private Placement Warrants, pursuant to which the Sponsor will not transfer such warrants for 30 days following the Closing.
Founder Shares
On December 8, 2020, the Sponsor purchased 8,625,000 shares of the Company’s Class B Common Stock (the “
Founder Shares
”) for an aggregate purchase price of $25,000, or approximately $0.003 per share. In January 2021, the Sponsor transferred 35,000 Founder Shares to each of Tracy McKibben, Kathryn E. Coffey, Richard Burke and David Lockwood, the Company’s independent directors prior to the Closing, in each case for approximately the same per-share
price initially paid by our Sponsor. On February 11, 2021, the Sponsor transferred on the Company’s behalf 345,000 Founder Shares to GSAM in consideration for GSAM’s entry into the Forward Purchase Agreement and the Private Placement Warrants. Prior to the initial investment in the company of $25,000 by the Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would, in the aggregate, represent 20% of the outstanding shares of common stock upon completion of the Company’s initial public offering.
The Founder Shares automatically converted into shares of the Company’s Common Stock at the Closing of the Business Combination on a one-for-one basis.
Private Placement Warrants
Simultaneously with the consummation of the Company’s initial public offering, we consummated two private placements of an aggregate of 6,266,667 Private Placement Warrants to the Sponsor and GSAM at a price of $1.50 per Private Placement Warrant, generating total proceeds of $9,400,000. Of the gross proceeds received from the Company’s initial public offering and the Private Placement Warrants, $345,000,000 was placed into a Trust Account.
Subscription Agreements
In connection with the execution of the Merger Agreement, the Company entered into a Subscription Agreement with the Sponsor, in its capacity as a PIPE Investor, pursuant to which the Sponsor agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Sponsor, an aggregate of 1,000,000 shares of the Company’s Common Stock for a purchase price of $10.00 per share, or an aggregate of $10,000,000.
At the closing of the Business Combination and in accordance with the Subscription Agreement, the Company issued an aggregate of 1,000,000 shares of the Company’s Common Stock to the Sponsor which were not registered under the Securities Act, and were issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act.
Forward Purchase Agreement
On January 24, 2021, the Company entered into a Forward Purchase Agreement with GSAM, as amended by the First Amendment to Forward Purchase Agreement, dated as of January 31, 2021 (as amended, the “Forward Purchase Agreement”), pursuant to which GSAM committed to purchase an aggregate of up to 5,000,000 Forward Purchase Units for $10.00 per Forward Purchase Unit, or an aggregate maximum amount of $50,000,000, in a private placement to close simultaneously with the closing of the Business Combination.
Concurrently with the execution of the Merger Agreement, the Company, the Sponsor and GSAM, entered into a side letter, pursuant to which GSAM irrevocably consented to purchase from the Company, and the Company agreed to issue and sell to GSAM, twenty-five million dollars ($25,000,000) of units (“
Forward Purchase Units
”), each consisting of one share of Common Stock and
one-quarter
of one redeemable warrant (“
Forward Purchase Warrants
”), at a price of $10.00 per Forward Purchase Unit, or an aggregate of $25,000,000, in a private placement to be consummated substantially concurrently with the consummation of the Business Combination. Each whole Forward Purchase Warrant is exercisable to purchase one share of the Company’s Common Stock at an exercise price of $11.50 per share. The Forward Purchase Shares are identical to shares of the Company’s Common Stock included in the units sold in the Company’s initial public offering, except the Forward Purchase Shares and the Forward Purchase Warrants are subject to transfer restrictions and certain registration rights. The Forward Purchase Agreement included an obligation that GSAM would forfeit certain shares of Class B Common Stock it acquired from the Sponsor in connection with the initial public offering if, at the time GSAM provided or withheld its consent to the Company’s initial business combination, it owned a number of shares of the Company’s Common Stock less than the number of Public Shares it purchased at closing of the initial public offering. Pursuant to the Side Letter, the Company and the Sponsor waived GSAM’s potential obligation to forfeit such shares of the Company’s Class B Common Stock in connection with the Business Combination.
On January 20, 2022, ENNV, the Sponsor and GSAM entered into a side letter to the Forward Purchase Agreement (the “
2022 Side Letter
”) pursuant to which, if GSAM acquired any shares of Common Stock (i) on or after January 20, 2022 but prior to 4:00 p.m. New York City time on January 25, 2022 (the “
Cutoff Time
”) and did not exercise any right to redeem such shares in connection with ENNV’s redemption of Common Stock in accordance with ENNV’s organizational documents in connection with the Closing (the “
Redemption
”) or (ii) on or after the Cutoff Time but prior to February 1, 2022 and delivered evidence reasonably satisfactory to ENNV that (a) the stockholder from whom such shares were acquired had, prior to such acquisition, validly elected to redeem such shares in connection with the Redemption and (b) such stockholder or GSAM, as applicable, had, prior to Closing, validly revoked such election to redeem such shares in connection with the Redemption (such shares of Common Stock described in clauses (i) and (ii), the “
Eligible Shares
”), and, in each case, did not transfer such Eligible Shares prior to the Closing Date, then such Eligible Shares would be “
Non-Redeemed
Shares
,” and the number of Forward Purchase Units GSAM was obligated to purchase under the Forward Purchase Agreement would be reduced by the number of
Non-Redeemed
Shares. Notwithstanding any such reduction in the number of Forward Purchase Units that GSAM was obligated to purchase under the Forward Purchase Agreement, upon the consummation of the sale of such Forward Purchase Units, ENNV issued to GSAM a number of additional Forward Purchase Warrants, such that GSAM received 625,000 Forward Purchase Warrants in the aggregate. On January 27, 2022, GSAM delivered to ENNV a notice that it had acquired 2,375,000
Non-Redeemed
Shares. The Company issued 125,000 Forward Purchase Units concurrently with the Closing of the Business Combination on the Closing Date.

Convertible Promissory Note
On July 30, 2021, the Company issued an unsecured promissory note in the principal amount of $1,500,000 (the “Note”) to an affiliate of the Sponsor, which could be drawn down by the Company from time to time upon written notice to the lender. The Note did not bear interest and was repayable in full upon consummation of the Business Combination. The holder of the Note (or a permitted assignee) had the option, but not the obligation, to convert all or a portion of the unpaid principal balance of the Note into a number of working capital warrants equal to the principal amount of the note so converted divided by $1.50. The terms of the working capital warrants would be identical to the terms of the warrants issued by the Company to the Sponsor in a private placement that took place simultaneously with the initial public offering. The note was subject to customary events of default, the occurrence of which automatically triggers the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable. The note was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. The Company had borrowed approximately $499,700 under the Note. The Note was repaid in full on February 4, 2022, in connection with the Business Combination.
Administrative Services Agreement
From February 9, 2021, until the Closing Date of the Business Combination, the Company paid to an affiliate of the Sponsor $10,000 per month for office space, utilities, administrative and support services provided to members of the Sponsor management team. Upon completion of the Business Combination, the Company ceased paying these monthly fees.
IPO Promissory Note
On January 26, 2021, the Company entered into a promissory note pursuant to which Energy Capital Partners Management, LP agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. The promissory note was repaid in full upon the Initial Public Offering.
Legacy Fast Radius Related Agreements
Loans to Co-Founders
On June 8, 2018, Legacy Fast Radius entered into a partial-recourse promissory note with its co-founder and Chief Executive Officer, Lou Rassey. The note was entered into with Mr. Rassey in connection with his exercise of an option to purchase 4,663,635 shares of Legacy Fast Radius common stock at a purchase price of $0.28 per share. As of January 16, 2022, the outstanding balance of the loan was approximately $1,305,817.80. This promissory note was satisfied on January 16, 2022 by Mr. Rassey surrendering to Fast Radius 50,712 shares of Legacy Fast Radius common stock, which shares were subsequently cancelled upon surrender.
On June 8, 2018, Legacy Fast Radius entered into a partial-recourse promissory note with its co-founder and Chief Operating Officer, Pat McCusker. The note was entered into with Mr. McCusker in connection with his exercise of an option to purchase 1,425,805 shares of Legacy Fast Radius common stock at a purchase price of $0.28 per share. As of January 16, 2022, the outstanding balance of the loan was approximately $277,955.40. This promissory note was satisfied on January 16, 2022 by Mr. McCusker surrendering to Fast Radius 10,795 shares of Legacy Fast Radius common stock, which shares were subsequently cancelled upon surrender.
On June 10, 2018, Legacy Fast Radius entered into a partial-recourse promissory note with its co-founder and Chief Scientist, William King. The note was entered into with Dr. King in connection with his exercise of an option to purchase 697,213 shares of Legacy Fast Radius common stock at a purchase price of $0.28 per share. As of January 16, 2022, the outstanding balance of the loan was approximately $77,569.64. This promissory note was satisfied on January 16, 2022 by Mr. King surrendering to Legacy Fast Radius 3,013 shares of Legacy Fast Radius common stock, which shares were subsequently cancelled upon surrender.

On June 8, 2018, Legacy Fast Radius entered into a partial-recourse promissory note with its co-founder and Chief Manufacturing Officer, John Nanry. The note was entered into with Mr. Nanry in connection with his exercise of an option to purchase 933,726 shares of Legacy Fast Radius common stock at a purchase price of $0.28 per share. As of January 16, 2022, the outstanding balance of the loan was approximately $219,813.28. This promissory note was satisfied on January 16, 2022 by Mr. Nanry surrendering to Legacy Fast Radius 8,537 shares of Legacy Fast Radius common stock, which shares were subsequently cancelled upon surrender.
Series B Preferred Stock Financing
From March 2019 through February 2020, Legacy Fast Radius issued an aggregate of 4,205,059 shares of Legacy Fast Radius Series B Preferred Stock for an aggregate purchase price of approximately $56.7 million. The following table summarizes purchases of shares of Legacy Fast Radius Series B Preferred Stock by related persons and their affiliated entities. None of Legacy Fast Radius’s executive officers purchased shares of Legacy Fast Radius Series B Preferred Stock:

Name	Shares of Series B Preferred Stock	Total Purchase Price
United Parcel Service General Services Co. (1)	2,609,438	$35,201,331.86
Drive Capital Fund II, L.P. (2)	391,538	$5,281,854.17
Drive Capital Fund II (TE), L.P. (2)	337,654	$4,554,955.51
Drive Capital Ignition Fund II (2)	12,097	$163,178.93
JCDP-4 LLC (3)	111,193	$1,499,993.57
Skydeck Holdings II LLC (4)	111,193	$1,499,993.57
Energize Ventures Fund LP (5)	444,773	$5,999,987.77

Total	4,017,886	$54,201,295.38

(1)
Michael Culloty was a member of the Legacy Fast Radius board of directors and is affiliated with United Parcel Service General Services Co. (“
UPS
”). On December 31, 2021, UPS held more than 5% of Legacy Fast Radius’s outstanding capital stock.

(2)
Nick Solaro was a member of the Legacy Fast Radius board of directors and is affiliated with Drive Capital Fund II, L.P., Drive Capital Fund II (TE), L.P. and Drive Capital Ignition Fund II (collectively, “
Drive Capital
”). On December 31, 2021, Drive Capital held more than 5% of Legacy Fast Radius’s outstanding capital stock.

(3)	On December 31, 2021, JCDP-4 LLC held more than 5% of Legacy Fast Radius’s outstanding capital stock.
(4)
Michael Polsky was a member of the Legacy Fast Radius board of directors and is affiliated with Skydeck Holdings II LLC (“
Skydeck
”) and Energize Ventures Fund LP (“
Energize
”). On December 31, 2021, Skydeck and Energize held more than 5% of Fast Radius’s outstanding capital stock.

(5)	On December 31, 2021, entities affiliated with Energize held more than 5% of Legacy Fast Radius’s outstanding capital stock.
In connection with the Series B Preferred Stock financing, Legacy Fast Radius also issued to UPS (i) on March 21, 2019, a warrant to purchase up to 713,491 shares of Legacy Fast Radius’ common stock and (ii) on February 2, 2020, a warrant to purchase up to 101,927 shares of Legacy Fast Radius’ common stock. The exercise price for both warrants issued to UPS is $0.0001 per share. These warrants were exercised in full on a cashless basis in connection with the Business Combination.
Convertible Notes
On March 12, 2021, Legacy Fast Radius entered into a note purchase agreement with Energize and certain other investors for convertible promissory notes (collectively, the “
Legacy Notes
”). Legacy Fast Radius received

funding of $7.6 million on April 13, 2021 at closing. The Legacy Notes had an interest rate of six percent (6%), with all accrued interest due at maturity. Concurrent with the funding of the Legacy Notes, Legacy Fast Radius also issued 140,000 warrants to Energize to purchase shares of Legacy Fast Radius common stock, with an exercise price of $0.01. None of Legacy Fast Radius’s executive officers purchased such convertible promissory notes. The following table summarizes purchases in such convertible promissory notes by related persons and their affiliated entities:

Name	Aggregate Principal Amount
Energize Ventures Fund LP (1)	$1,000,000
Energize Growth Fund I LP (1)	4,750,000
EV FR SPV LLC (1)	1,750,000

Total	$7,500,000

(1)	On December 31, 2021, entities affiliated with Energize held more than 5% of Legacy Fast Radius’s outstanding capital stock.
The Legacy Notes were converted into shares of Legacy Fast Radius common stock immediately prior to the Business Combination.
On August 23, 2021, Legacy Fast Radius entered into a Note Purchase Agreement with Drive Capital for convertible promissory notes (collectively, the “
Drive Notes
”). Legacy Fast Radius received funding of $3.0 million on August 24, 2021. The Drive Notes had an interest rate of six percent (6%), with all accrued interest due at maturity. None of Legacy Fast Radius’s executive officers purchased such convertible promissory notes. The following table summarizes purchases in such convertible promissory notes by related persons and their affiliated entities:

Name	Aggregate Principal Amount
Drive Capital Fund II, L.P. (1)	$1,584,570
Drive Capital Fund II (TE), L.P. (1)	1,366,500
Drive Capital Ignition Fund II, L.P (1)	48,930
Total	$3,000,000

(1)	On December 31, 2021, entities affiliated with Drive Capital held more than 5% of Fast Radius’s outstanding capital stock.
The Drive Notes were converted into shares of Legacy Fast Radius common stock immediately prior to the Business Combination.
On October 26, 2021, Legacy Fast Radius entered into a Note Purchase Agreement with Energy Capital Partners, an affiliate of the Sponsor, for convertible promissory notes (collectively, the “
ECP Notes
”). Legacy Fast Radius received funding of $7.0 million on October 26, 2021. The ECP Notes had an interest rate of six percent (6%), with all accrued interest due at maturity. The ECP Notes were converted into shares of Legacy Fast Radius common stock immediately prior to the Business Combination. None of Legacy Fast Radius’s executive officers purchased such convertible promissory notes.
Voting Agreement
Prior to the Closing of the Business Combination, Legacy Fast Radius was a party to the Second Amended and Restated Voting Agreement, dated as of February 3, 2020, pursuant to which certain holders of its capital stock, including (i) entities affiliated with UPS, Drive Capital, and Energize, each of which held more than 5% of Fast Radius’ outstanding capital stock prior to the Closing and (ii) Lou Rassey and Pat McCusker, each of whom are executive officers of Fast Radius, agreed to vote their shares of capital stock on certain matters, including with respect to the election of directors. Nick Solaro, who is a director of Fast Radius, is affiliated with Drive Capital. This agreement terminated upon completion of the Business Combination.
Commercial, Vendor and Lease Agreements
Throughout Legacy Fast Radius’s history, Legacy Fast Radius has obtained equity funding from strategic partners that have affiliates with whom Legacy Fast Radius transacts on a commercial basis in the ordinary course of its business. These strategic partners include UPS. As such, Legacy Fast Radius has customers who have affiliates that were shareholders of Legacy Fast Radius and/or who designated members of the Legacy Fast Radius Board in accordance with the agreements entered into in connection with such equity funding arrangements. Legacy Fast Radius charges market rates for products and services, and the commercial arrangements with these customers were entered into on an arms-length basis.
Since Legacy Fast Radius’ inception, UPS has contributed significant amounts of capital in the form of equity and debt to Fast Radius. Fast Radius has the following agreements with UPS:

•
In 2016, Legacy Fast Radius entered into a commercial agreement with UPS (as amended, the “
UPS Agreement
”). Under the UPS Agreement, UPS agreed to exclusively promote Legacy Fast Radius in its sales and marketing efforts as UPS’s exclusive on-demand
manufacturing partner. In exchange for the services, Legacy Fast Radius agreed to compensate UPS in the form of equity royalties or a quarterly cash payment equal to six percent (6%) of Legacy Fast Radius’ gross revenues up to an aggregate cumulative maximum of approximately $7.6 million. Under the UPS Agreement, Legacy Fast Radius may not enter into any commercial agreement with certain competitors of UPS to the extent UPS offers similar competitive services of such competitors in a given country.

•
Legacy Fast Radius entered into a warehouse rental agreement with UPS in January 2015. Fast Radius leases space in a warehouse in Louisville, Kentucky that is used for printing equipment, supplies, packages, and shipping space. Legacy Fast Radius paid approximately $66,700 and $65,700 in lease payments to UPS for the years ended December 31, 2021 and 2020, respectively.

•
Legacy Fast Radius entered into a
sub-lease
agreement with UPS in August 2018. Legacy Fast Radius
sub-leases
office space from UPS in Singapore. Legacy Fast Radius paid approximately $7,300 and $6,700 in lease payments to UPS for the years ended December 31, 2021 and 2020, respectively.

•
Legacy Fast Radius entered into a shipping service agreement with UPS in 2016. Legacy Fast Radius receives pickup and delivery services in this arrangement. Legacy Fast Radius paid approximately $1,148,236 and $449,876 in fees to UPS for shipping services for the years ended December 31, 2021 and 2020, respectively.

Director and Officer Indemnification
Legacy Fast Radius’s charter and Fast Radius’s Bylaws provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Legacy Fast Radius had entered into indemnification agreements with certain of the members of its board directors. Upon Closing of the Business Combination, Fast Radius has replaced these agreements with new indemnification agreements for each director and officer of the Company. For additional information, see “
Comparison of Stockholders Rights-Indemnification of Directors, Officers, Employees and Agents
” and “
Description of Capital Stock of the Post-Combination Company-Limitations on Liability and Indemnification of Officers and Directors
.”

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of June 1, 2022 by:

•	each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s Common Stock;

•	each current executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including derivative securities that are currently convertible or exercisable or that are convertible or exercisable within sixty (60) days.
Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them. Percentage beneficial ownership is based on 74,858,364 shares of Common Stock outstanding as of June 1, 2022, plus in the case of each holder derivative securities that are convertible or exercisable by that holder within sixty (60) days of such date.

Name and Address of Beneficial Owner (1)	Number of Shares	Percentage of Common Stock Outstanding
5% or Greater Stockholders:
Entities affiliated with Drive (2)	13,836,851	18.48%
ECP ControlCo, LLC and its affiliates (3)	9,895,461	13.22%
Entities affiliated with Energize Ventures (4)	4,961,315	6.63%
United Parcel Service General Services Co. (5)	13,897,447	18.56%
Executive Officers and Directors:
Lou Rassey (6)	10,057,332	13.08%
Prithvi Gandhi (7)	12,813	*
Pat McCusker (8)	2,203,033	2.92%
Matthew Flanigan	—	—
Steven Koch (9)	136,151	*
Matthew Maloney	—	—
Tyler Reeder	—	—
Nick Solaro	—	—
Betsy Ziegler	—	—

All current directors and executive officers as a group (9 persons)	12,409,329	16.58%

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company is c/o Fast Radius, Inc., 113 N. May St., Chicago, IL 60607.
(2)
Consists of (a) 7,308,432 shares of Common Stock held by Drive Capital Fund II, L.P. (“
DC Fund II
”), (b) 6,302,629 shares of Common Stock held by Drive Capital Fund II (TE), L.P. (“
DC Fund II (TE)
”) and (c) 225,790 shares of Common Stock held by Drive Capital Ignition Fund II (collectively with DC Fund II and DC Fund II (TE), “
Fund II
”). Drive Capital Fund II (GP), LLC (“
GP II LLC
”), serves as the general partner of Fund II. As the sole member of the investment committee of GP II LLC, Christopher Olsen controls decisions regarding the disposition of the shares held by Fund II. As the sole managing member of Drive Capital, LLC, which serves as the manager of GP II LLC, Christopher Olsen controls decisions regarding the voting of the shares held by Fund II. Nick Solaro, who is a member of the board of directors of Fast

Radius, Inc., is a member of GP II LLC, but does not exercise voting or dispositive power over, and disclaims beneficial ownership of, the shares held by Fund II. The business address of Fund II is c/o Drive Capital, 629 N. High St., Columbus, OH 43215.
(3)
Consists of (a) 8,140,000 shares of Common Stock held by the Sponsor resulting out of the conversion of Founder Shares at the Closing of the Business Combination, (b) 200,000 PIPE Shares held by the Sponsor, (c) 731,340 PIPE Shares held by ECP Energy Transition Opportunities Fund A, LP, an affiliate of ECP ControlCo, LLC (“ECP ControlCo”), (d) 68,660 PIPE Shares held by ECP Energy Transition Opportunities Fund B, LP, an affiliate of ECP ControlCo, and (e) 755,461 shares of Common Stock held by Energy Capital Partners Holdings, LP, an affiliate of ECP ControlCo, resulting out of the conversion of the ECP Notes at the Closing of the Business Combination. ENNV GP, LLC is the managing member of the Sponsor. ECP Energy Transition Opportunities GP, LP is the general partner of each of ECP Energy Transition Opportunities Fund A, LP and ECP Energy Transition Opportunities Fund B, LP. ECP Energy Transition Opportunities, LLC is the general partner of ECP Energy Transition Opportunities GP, LP. ECP ControlCo is the managing member of each of ENNV GP, LLC and ECP Energy Transition Opportunities, LLC, as well as the general partner of Energy Capital Partners Holdings, LP. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio are the managing members of ECP ControlCo and share the power to vote and dispose of the securities beneficially owned by ECP ControlCo. As such, Messrs. Kimmelman, Singer, Labbat, Reeder and D’Argenio disclaim any beneficial ownership of the shares beneficially owned by ECP ControlCo except to the extent of their indirect pecuniary interest in such shares.

(4)
Consists of (a) 777,205 shares of Common Stock held by Energize Growth Fund I LP (“
EGF
”), (b) 3,897,772 shares of Common Stock held by Energize Ventures Fund LP (“
EVF
”) and (c) 286,338 shares of Common Stock held by EV FR SPV LLC (“
FR SPV
” and collectively with EGF and EVF, the “
Energize Funds
”). John Tough is the Managing Partner of EVF and has sole voting and investment power over the shares held by EVF and as such may be deemed to be the beneficial owner of such shares. Mr. Tough disclaims any beneficial ownership of the shares held by EVF. Energize Growth I GP LLC (“
Growth GP
”) is the general partner of EGF and Energize Ventures GP LLC (“
Ventures GP
”) is the manager of FR SPV. John Tough is the Managing Partner of Growth GP and Ventures GP and has sole voting and investment power over the shares held by the Energize Funds. As such, Mr. Tough may be deemed to be the beneficial owner of such shares. The business address of the Energize Funds is c/o Energize Ventures, 1 South Wacker Drive, Suite 1620, Chicago, IL 60606.

(5)
Consists of (a) 1,000,000 PIPE Shares and (b) 12,897,447 shares of Common Stock. This entity is ultimately controlled by United Parcel Service, Inc., a public company incorporated in Delaware. The business address of this entity is c/o United Parcel Service, 55 Glenlake Parkway NE, Atlanta, GA 30328.

(6)
Consists of (a) 6,895,883 shares of Common Stock held directly by Mr. Rassey, (b) 213,253 shares of Common Stock held by Two Roads Group, LLC, which Mr. Rassey controls, (c) 904,652 shares of Common Stock held by family trusts, which are controlled by Mr. Rassey’s brother, Robert Rassey, as the sole trustee, consisting of (i) 226,163 shares of Common Stock held by TRF I Trust, (ii) 226,163 shares of Common Stock held by TRF II Trust, (iii) 226,163 shares of Common Stock held by TRF III Trust, and (iv) 226,163 shares of Common Stock held by TRF IV Trust, (d) 1,928,244 shares of Common Stock subject to vested options and restricted stock units and (e) 115,300 shares of Common Stock subject to options exercisable within 60 days of June 1, 2022. Mr. Rassey may be deemed to beneficially own the reported securities held by Two Roads Group, LLC, TRF I Trust, TRF II Trust, TRF III Trust and TRF IV Trust and disclaims beneficial ownership of such reported securities except to the extent of his pecuniary interest therein.

(7)	Consists of 12,813 shares of Common Stock subject to vested restricted stock units.
(8)
Consists of (a) 1,538,223 shares of Common Stock held directly by Mr. McCusker, (b) 629,559 shares of Common Stock subject to vested options and restricted stock units and (c) 35,251 shares of Common Stock subject to options and restricted stock units that are exercisable or vest within 60 days of June 1, 2022.

(9)	Consists of 136,151 shares of Common Stock subject to options exercisable within 60 days of June 1, 2022, which are held by Mohawk Consultants, LLC, which Mr. Koch controls.

SELLING SECURITYHOLDERS
The selling securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants being offered for resale pursuant to this prospectus, which consists of up to (i) 6,891,667 Warrants consisting of (A) up to 6,266,667 Private Placement Warrants and (B) up to 625,000 Forward Purchase Warrants and (ii) up to an aggregate of 83,205,293 shares of Common Stock consisting of up to: (a) 8,625,000 Founder Shares, (b) 15,516,639 Warrant Shares, (c) 755,461 ECP Notes Shares, (d) 125,000 Forward Purchase Shares, (e) 7,500,000 PIPE Shares and (f) 50,683,193 Control Shares.
When we refer to the “selling securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the selling securityholders’ interest in the shares of Common Stock and Warrants after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the selling securityholders concerning the Common Stock and Warrants that each may offered from time to time pursuant to this prospectus. The selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the selling securityholders, including regarding the identity of, and the securities held by, each selling securityholder, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part, if and when necessary. A selling securityholder may sell all, some or none of such securities in this offering. See “
Plan of Distribution
.”
We are registering the securities for resale pursuant to the selling securityholders’ registration rights under certain agreements between us and the selling securityholders. Except as set forth below, the selling securityholders have registration rights set forth in their subscription agreements. We are obligated to file one or more registration statements to register the resales of securities by the selling securityholders. We and the investors have each provided indemnities to each other against certain losses resulting from such party’s material misstatements or omissions in any registration statement or prospectus.

Other than as described below or elsewhere in this prospectus, none of the selling securityholders has any material relationship with us or any of our predecessors or affiliates.

Names and Addresses	Securities Beneficially Owned prior to this Offering (1)(2)		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering (2)
	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Bill King (3)	1,185,307		1,488,737		—	—	—	—
Corebetti Capital Equity Inc. (4)	250,000		250,000		—	—	—	—
David Lockwood (5)	35,000		35,000
Entities affiliated with Drive (6)	13,836,851		16,359,455		—	—	—	—
ECP ControlCo, LLC and its affiliates (7)	14,042,667	5,702,667	14,042,667	5,702,667		—	—	—
Energy Capital Partners Holdings, LP (8)	755,461		755,461		—	—	—	—
ECP Energy Transition Opportunities Fund A, LP (9)	731,340		731,340		—	—	—	—
ECP Energy Transition Opportunities Fund B, LP (10)	68,660		68,660		—	—	—	—
Entities affiliated with Goldman Sachs .(11)	1,659,000	1,189,000	1,659,000	1,189,000	—	—	—	—
JCDP-4 LLC (12)	2,892,319		1,400,000					—
John Nanry (13)	1,727,907		2,177,193		—	—	—	—
Kathryn E. Coffey (14)	35,000		35,000
Lou Rassey (15)	10,057,332		12,726,472		—	—	—	—
Macro Continental, Inc. (16)	250,000		250,000		—	—	—	—
Palantir Technologies Inc. (17)	2,000,000		2,000,000			—	—	—
Pat McCusker (18)	2,203,033		2,848,966		—	—	—	—
Richard Burke (19)	35,000		35,000
Seven Grand Partners LLC (20)	40,000		40,000		—	—	—	—
Skydeck Holdings II LLC (21)	3,196,973		400,000			—	—	—
Steven Koch (22)	136,152		136,152		—	—	—	—
Tracy McKibben (23)	35,000		35,000
United Parcel Service General Services Co. (24)	13,897,447		16,359,455		—	—	—	—
Walleye Opportunities Master Fund, Ltd. (25)	162,700	110,531	160,000		—	—	—	—
ZP Master Utility Fund, Ltd. (26)	1,000,000		1,000,000		—	—	—	—

*	Less than 1%.
(1)
Includes Founder Shares, ECP Notes Shares, Forward Purchase Shares, PIPE Shares, Control Shares, Private Placement Warrants, Forward Purchase Warrants and shares of Common Stock issuable upon exercise of the Private Placement Warrants and the Forward Purchase Warrants.

(2)
The securities registered for sale include the Founder Shares, ECP Notes Shares, PIPE Shares, Forward Purchase Shares, Control Shares, Private Placement Warrants, Forward Purchase Warrants and shares of

Common Stock issuable upon exercise of the Private Placement Warrants, the Forward Purchase Warrants and the Public Warrants (together, the “
Resale Securities
”). We do not know when or in what amounts the selling securityholders will offer the Resale Securities for sale, if at all. The selling securityholders may sell any or all of the Resale Securities included in and offered by this prospectus. We cannot estimate the number of Resale Securities that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the Resale Securities will have been sold by the selling securityholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 99,386,464 shares of Common Stock outstanding, assuming the exercise of all currently outstanding warrants, the issuance of the Control Earnout Shares, the purchase for cash of the Option Shares and the full vesting of RSU Shares and the sale of all Resale Securities by the selling securityholders.
(3)
Consists of (a) 1,068,350 shares of Common Stock held directly by Bill King, (b) 142,496 shares of Common Stock subject to vested restricted stock units as of June 1, 2022, (c) 1,825 shares of Common Stock subject to options and restricted stock units that are exercisable or vest within 60 days of June 1, 2022, (d) solely with respect to the “Securities to be Sold in this Offering” column, 97,360 shares of Common Stock subject to options and restricted stock units that are exercisable or vest after 60 days of June 1, 2022 and (e) solely with respect to the “Securities to be Sold in this Offering” column, 206,070 Control Earnout Shares. Dr. King has served as Chief Scientist of the Company since the Closing on February 4, 2022. These securities are subject to a contractual lock-up for 180 days following the Closing Date, subject to limited exceptions, and are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of July 18, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

(4)
These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of July 18, 2021, by and between the Company and the selling securityholder. The shares were issued to the selling securityholder on February 4, 2022 in connection with the Closing. The registered address of Corebetti Capital Equity Inc. is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(5)
The shares reported above are held of record in the name of Spyder Retirement Trust. David Lockwood is the sole trustee of Spyder Retirement Trust and has sole power to vote and dispose of such securities. David Lockwood served as a member of the board of directors of ENNV prior to the Closing on February 4, 2022. These securities are subject to a contractual lock-up for 180 days following the Closing Date, subject to limited exceptions, and are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of July 18, 2021, by and between the Company, David Lockwood and the other parties thereto, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

(6)
Consists of (a) (i) 7,308,432 shares of Common Stock held by DC Fund II, (ii) 6,302,629 shares of Common Stock held by DC Fund II (TE) and (iii) 225,790 shares of Common Stock held by Drive Capital Ignition Fund II (“DC Ignition Fund”) and (b) solely with respect to the “Securities to be Sold in this Offering” column, (x) 1,332,404 Control Earnout Shares held by DC Fund II, (y) 1,149,036 Control Earnout Shares held by DC Fund II (TE) and (z) 41,164 Control Earnout Shares held by DC Ignition Fund. GP II LLC serves as the general partner of Fund II. As the sole member of the investment committee of GP II LLC, Christopher Olsen controls decisions regarding the disposition of the shares held by Fund II. As the sole managing member of Drive Capital, LLC, which serves as the manager of GP II LLC, Christopher Olsen controls decisions regarding the voting of the shares held by Fund II. Nick Solaro, who is a member of the board of directors of Fast Radius, Inc., is a member of GP II LLC, but does not exercise voting or dispositive power over, and disclaims beneficial ownership of, the shares held by Fund II. The business address of Fund II is c/o Drive Capital, 629 N. High St., Columbus, OH 43215.

(7)
Consists of (i) 5,702,667 Common Stock underlying Private Placement Warrants and 5,702,667 Private Placement Warrants held by ENNV Holdings, LLC (ii) 8,140,000 Founder Shares and (iii) 200,000 PIPE Shares. The shares reported above are held in the name of the Sponsor. ENNV GP, LLC is the managing member of the Sponsor. ECP ControlCo is the managing member of ENNV GP, LLC. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio are the managing members of ECP ControlCo and share the power to vote and dispose of the securities beneficially owned by ECP ControlCo. As such, Messrs. Kimmelman, Singer, Labbat, Reeder and D’Argenio disclaim any beneficial ownership of the shares beneficially owned by ECP ControlCo except to the extent of their indirect pecuniary interest in such shares.
(8)
Consists of 755,461 ECP Notes Shares held by Energy Capital Partners Holdings, LP, an affiliate of ECP ControlCo. ECP ControlCo is the general partner of Energy Capital Partners Holdings, LP. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio are the managing members of ECP ControlCo and share the power to vote and dispose of the securities beneficially owned by ECP ControlCo. As such, Messrs. Kimmelman, Singer, Labbat, Reeder and D’Argenio disclaim any beneficial ownership of the shares beneficially owned by ECP ControlCo except to the extent of their indirect pecuniary interest in such shares.

(9)
Consists of 731,340 PIPE Shares held by ECP Energy Transition Opportunities Fund A, LP. ECP ControlCo is the managing member of ECP Energy Transition Opportunities, LLC, which is the general partner of ECP Energy Transition Opportunities GP, LP, which is the general partner of ECP Energy Transition Opportunities Fund A, LP. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio are the managing members of ECP ControlCo and share the power to vote and dispose of the securities beneficially owned by ECP ControlCo. As such, Messrs. Kimmelman, Singer, Labbat, Reeder and D’Argenio disclaim any beneficial ownership of the shares beneficially owned by ECP ControlCo except to the extent of their indirect pecuniary interest in such shares.

(10)
Consists of 68,660 PIPE Shares held by ECP Energy Transition Opportunities Fund B, LP. ECP ControlCo is the managing member of ECP Energy Transition Opportunities, LLC, which is the general partner of ECP Energy Transition Opportunities GP, LP, which is the general partner of ECP Energy Transition Opportunities Fund B, LP. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio are the managing members of ECP ControlCo and share the power to vote and dispose of the securities beneficially owned by ECP ControlCo. As such, Messrs. Kimmelman, Singer, Labbat, Reeder and D’Argenio disclaim any beneficial ownership of the shares beneficially owned by ECP ControlCo except to the extent of their indirect pecuniary interest in such shares.

(11)
Consists of (i) 203,881 Founder Shares, 69,602 Forward Purchase Shares, 348,008 shares of Common Stock underlying Forward Purchase Warrants, 348,008 Forward Purchase Warrants, 333,300 shares of Common Stock underlying Private Placement Warrants and 333,300 Private Placement Warrants held by Goldman Sachs MLP Energy Infrastructure Fund, (ii) 34,371 Founder Shares, 13,407 Forward Purchase Shares, 67,035 shares of Common Stock underlying Forward Purchase Warrants, 67,035 Forward Purchase Warrants, 56,189 shares of Common Stock underlying Private Placement Warrants and 56,189 Private Placement Warrants held by Goldman Sachs MLP and Energy Renaissance Fund, (iii) 49,248 Founder Shares, 17,562 Forward Purchase Shares, 87,810 shares of Common Stock underlying Forward Purchase Warrants, 87,810 Forward Purchase Warrants, 80,510 shares of Common Stock underlying Private Placement Warrants and 80,510 Private Placement Warrants held by Goldman Sachs Energy Infrastructure Fund, and (iv) 57,500 Founder Shares, 24,429 Forward Purchase Shares, 122,147 shares of Common Stock underlying Forward Purchase Warrants, 122,147 Forward Purchase Warrants, 94,001 shares of Common Stock underlying Private Placement Warrants and 94,001 Private Placement Warrants held by Goldman Sachs Clean Energy Income Fund. The business address of GSAM, Goldman Sachs MLP Energy Infrastructure Fund, Goldman Sachs MLP and Energy Renaissance Fund, Goldman Sachs Energy Infrastructure Fund and Goldman Sachs Clean Energy Income Fund is 200 West Street 3
rd
Floor, New York, NY 10282.

(12)
Consists of 2,892,319 shares of Common Stock, including 1,400,000 PIPE Shares. These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of July 18, 2021, by and between the Company and the selling securityholder. The shares were issued to the selling securityholder on February 4, 2022 in connection with the Closing. The business address of
JCDP-4
LLC is 600 W. Chicago Ave., Suite 625, Chicago, IL 60654.

(13)
Consists of (a) 1,442,071 shares of Common Stock held directly by John Nanry, (b) 276,059 shares of Common Stock subject to vested restricted stock units as of June 1, 2022, (c) 9,777 shares of Common Stock subject to options and restricted stock units that are exercisable or vest within 60 days of June 1, 2022,

(d) solely with respect to the “Securities to be Sold in this Offering” column, 165,150 shares of Common Stock subject to options and restricted stock units that are exercisable or vest after 60 days of June 1, 2022, and (e) solely with respect to the “Securities to be Sold in this Offering” column, 284,136 Control Earnout Shares. Mr. Nanry has served as Chief Manufacturing Officer of the Company since the Closing on February 4, 2022. These securities are subject to a contractual lock-up for 180 days following the Closing Date, subject to limited exceptions, and are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of July 18, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(14)
Kathryn E. Coffey served as a member of the board of directors of ENNV prior to the Closing on February 4, 2022. These securities are subject to a contractual lock-up for 180 days following the Closing Date, subject to limited exceptions, and are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of July 18, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

(15)
Consists of (a) 8,013,788 shares of Common Stock including (i) 6,895,883 shares of Common Stock held directly by Mr. Rassey, (ii) 213,253 shares of Common Stock held by Two Roads Group, LLC, which Mr. Rassey controls, (iii) 904,652 shares of Common Stock held by family trusts, which are controlled by Mr. Rassey’s brother, Robert Rassey, as the sole trustee, consisting of (w) 226,163 shares of Common Stock held by TRF I Trust, (x) 226,163 shares of Common Stock held by TRF II Trust, (y) 226,163 shares of Common Stock held by TRF III Trust, and (z) 226,163 shares of Common Stock held by TRF IV Trust, (b) 1,928,244 shares of Common Stock subject to vested options and restricted stock units as of June 1, 2022, (c) 115,300 shares of Common Stock subject to options and restricted stock units that are exercisable or vest within 60 days of June 1, 2022, (d) solely with respect to the “Securities to be Sold in this Offering” column, 1,129,070 shares of Common Stock subject to options and restricted stock units that are exercisable or vest after 60 days of June 1, 2022 and (e) solely with respect to the “Securities to be Sold in this Offering” column, 1,540,070 Control Earnout Shares. Mr. Rassey has served as Chief Executive Officer of the Company since the Closing on February 4, 2022. These securities are subject to a contractual lock-up for 180 days following the Closing Date, subject to limited exceptions, and are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of July 18, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” Mr. Rassey may be deemed to beneficially own the reported securities held by Two Roads Group, LLC, TRF I Trust, TRF II Trust, TRF III Trust and TRF IV Trust and disclaims beneficial ownership of such reported securities except to the extent of his pecuniary interest therein.

(16)
Consists of 250,000 PIPE Shares. These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of July 18, 2021, by and between the Company and the selling securityholder. The shares were issued to the selling securityholder on February 4, 2022 in connection with the Closing. The business address of Macro Continental Inc. is Shirley Street & Victoria Avenue, Nassau Bahamas.

(17)
Consists of 2,000,000 PIPE Shares. These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of July 18, 2021, by and between the Company and the selling securityholder. The shares were issued to the selling securityholder on February 4, 2022 in connection with the Closing. The business address of Palantir Technologies is 1555 Blake Street, Suite 250, Denver, CO 80202.

(18)
Consists of (a) 1,538,223 shares of Common Stock held directly by Pat McCusker, (b) 629,559 shares of Common Stock subject to vested options and restricted stock units as of June 1, 2022, (c) 35,251 shares of Common Stock subject to options and restricted stock units that are exercisable or vest within 60 days of June 1, 2022, (d) solely with respect to the “Securities to be Sold in this Offering” column, 353,959 shares of Common Stock subject to options and restricted stock units that are exercisable or vest after 60 days of June 1, 2022 and (e) solely with respect to the “Securities to be Sold in this Offering” column, 292,004 Control Earnout Shares. Mr. McCusker has served as Chief Operating Officer of the Company since the

Closing on February 4, 2022. These securities are subject to a contractual lock-up for 180 days following the Closing Date, subject to limited exceptions, and are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of July 18, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(19)
Richard Burke served as a member of the board of directors of ENNV prior to the Closing on February 4, 2022. These securities are subject to a contractual lock-up for 180 days following the Closing Date, subject to limited exceptions, and are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of July 18, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

(20)
Consists of 40,000 PIPE Shares. These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of July 18, 2021, by and between the Company and the selling securityholder. The shares were issued to the selling securityholder on February 4, 2022 in connection with the Closing. The business address of Seven Grand Partners LLC is 81 Pondfield Road, Suite C302, Bronxville, NY 10708.

(21)
Consists of 400,000 PIPE Shares. These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of July 18, 2021, by and between the Company and the selling securityholder. The shares were issued to the selling securityholder on February 4, 2022 in connection with the Closing. The business address Skydeck Holdings II LLC is 1 S Wacker, Suite 1800, Chicago, IL 60606.

(22)
Steven Koch has served as a member of the board of directors of the Company since the Closing on February 4, 2022. Consists of 136,151 shares of Common Stock subject to options exercisable within 60 days of the Closing, which are held by Mohawk Consultants, LLC, which Mr. Koch controls.

(23)
Tracy McKibben served as a member of the board of directors of ENNV prior to the Closing on February 4, 2022. These securities are subject to a contractual lock-up for 180 days following the Closing Date, subject to limited exceptions, and are being registered in accordance with the terms of an Amended and Restated Registration Rights Agreement, dated as of July 18, 2021, by and between the Company, the selling securityholder and the other parties thereto, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” The business address of Skydeck Holdings II LLC is 1 S Wacker Drive Suite 1810, Chicago IL 60606.

(24)
Consists of (i) 1,000,000 PIPE Shares, (ii) 12,897,447 Insider Shares, and (iii) solely with respect to the “Securities to be Sold in this Offering” column, 2,351,340 Control Earnout Shares. This entity is ultimately controlled by United Parcel Service, Inc., a public company incorporated in Delaware. The business address of this entity is c/o United Parcel Service, 55 Glenlake Parkway NE, Atlanta, GA 30328.

(25)
Consists of 162,700 shares of Common Stock, including 160,000 PIPE Shares, and 110,531 Public Warrants. These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of July 18, 2021, by and between the Company and the selling securityholder. The shares were issued to the selling securityholder on February 4, 2022 in connection with the Closing. The business address of Walleye Opportunities Master Fund, Ltd. is 2800 Niagara Lane North Plymouth, MN 55447

(26)
Consists of 1,000,000 PIPE Shares. These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of July 18, 2021, by and between the Company and the selling securityholder. The shares were issued to the selling securityholder on February 4, 2022 in connection with the Closing. ZP Master Utility Fund, Ltd. (the “Fund”) has delegated to Zimmer Partners, LP, as investment manager (the “Investment Manager”), sole voting and investment power over the Resale Securities held by the Fund pursuant to its investment management agreement with Zimmer Partners, LP. As a result, each of the Investment Manager, Zimmer Partners GP, LLC, as the general partner of the Investment Manager, Zimmer Financial Services Group LLC (fka Sequentis Financial LLC), as the sole member of Zimmer Partners GP, LLC, and Stuart J. Zimmer, as the managing member of Zimmer Financial Services Group LLC, may be deemed to exercise voting and investment power over the Resale Securities held by the Fund and thus may be deemed to beneficially own such Resale Securities. The business address of the foregoing entities is c/o Zimmer Partners, 9 West 57th St., 33 Floor, New York, NY 10019.

DESCRIPTION OF OUR SECURITIES
The following description summarizes some of the terms of our Charter and Bylaws and the DGCL, as well as the terms of our warrants. This description is summarized from, and qualified in its entirety by reference to, our Charter, Bylaws and Warrant Agreement, dated as of February 8, 2021, with American Transfer & Trust Company, LLC, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.
General
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Unless our board determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock have cumulative voting rights in the election of directors.
Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata the Company’s remaining assets available for distribution. Holders of our Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to our Common Stock. All shares of our Common Stock are fully paid and non-assessable.
The rights, powers, preferences and privileges of holders of our Common Stock are subject to those of the holders of any shares of our preferred stock that the board of directors may authorize and issue in the future.
Preferred Stock
There are no shares of preferred stock outstanding. Under the terms of our Charter, our board of directors is authorized to direct the Company to issue shares of preferred stock in one or more series without stockholder approval. The Company’s board of directors has the discretion to determine the rights, designations, powers, preferences, privileges, limitations and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing the Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Common Stock by restricting dividends on our Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the trading price of our Common Stock.
Warrants
There are 15,516,639 warrants outstanding, of which 8,624,972 are Public Warrants, 6,266,667 are Private Placement Warrants and 625,000 are Forward Purchase Warrants. Each Public Warrant, Private Placement

Warrant and Forward Purchase Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Only whole warrants are exercisable. The Public Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of the Business Combination or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the warrant is then effective and a current prospectus relating to those shares of Common Stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant is exercisable for cash and no Public Warrant is exercisable on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and may expire worthless. In no event will we be required to net cash settle any warrant.
We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants. We will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the redemption or expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00
. Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrants;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Common Stock and equity-linked securities as described below) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30 day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.
We have established the $18.00 redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Common Stock and equity-linked securities as described below) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $10.00
. Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•
at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrant on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below; and

•
if, and only if, the last reported sale price of our Common Stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of Common Stock and equity-linked securities as described above) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon a cashless exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the
30-day
redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants.
The numbers in the table below represent the number of shares of Common Stock that a Public Warrants holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per Public Warrants), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrants is adjusted as set forth in the first three paragraphs under the heading “-
Anti-dilution Adjustments
” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “
Anti-Dilution Adjustments
” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “
Anti-Dilution Adjustments
” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “
Anti-Dilution Adjustments
” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

	Fair market value of Common Stock
Redemption date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and time to expiration may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of Public Warrants is $11 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 shares of Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 shares of Common Stock for each whole Public Warrant. In no event will the

Public Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Common Stock per Public Warrant, subject to adjustment. Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock. In no event will the Public Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Common Stock per Public Warrant (subject to adjustment).
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Public Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the Public Warrants when the Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Public Warrants for Common Stock if and when such Common Stock trades at a price higher than the exercise price of $11.50 per share.
No fractional shares of Common Stock will be issued upon exercise of the Public Warrants on a cashless basis. If, upon exercise of the Public Warrants on a cashless basis, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than the shares of Common Stock pursuant to the warrant agreement, the Public Warrants may be exercised for such security.
Redemption procedures and cashless exercise
. If we call the Public Warrants for redemption as described above under “—Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00,” our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants in exchange for a number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of (a) the number of shares of Common Stock underlying the Public Warrants and (b) the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) such fair market value and (B) the product of the number of Public Warrants surrendered and 0.361, subject to adjustment. We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants. The “fair market value” shall mean the volume-weighted average price of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
. If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up
of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up
or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (1) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (2) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume-weighted average price of Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Common Stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. You should review a copy of the warrant agreement, which was filed as an exhibit to the Company’s registration statement on Form S-1 filed on February 1, 2021, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Common Stock.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants and the Forward Purchase Warrants
The Private Placement Warrants and the Forward Purchase Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants and the Forward Purchase Warrants) were not transferable, assignable or salable until 30 days after the completion of the Business Combination and they are not redeemable by us so long as they are held by the Sponsor, the clients of GSAM (the “GSAM Client Accounts”), or their permitted transferees (except for a number of shares of Common Stock as described under “Warrants—Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $10.00”). The Sponsor, the GSAM Client Accounts or their permitted transferees, have the option to exercise the Private Placement Warrants and the Forward Purchase Warrants on a cashless basis and the Sponsor, the GSAM Client Accounts and their permitted transferees also have certain registration rights related to the Private Placement Warrants and the Forward Purchase Warrants (including the shares of Common Stock issuable upon exercise of the Private Placement Warrants and the Forward Purchase Warrants), as described below. Otherwise, the Private Placement Warrants and the Forward Purchase Warrants have terms and provisions that are identical to those of the Public Warrants. Only if the Private Placement Warrants or the Forward Purchase Warrants are held by holders other than the Sponsor, the GSAM Client Accounts or their permitted transferees, the Private Placement Warrants and the Forward Purchase Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants or the Forward Purchase Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants in exchange for a number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of (a) the number of shares of Common Stock underlying such Warrants and (b) the excess of the “fair market value” (defined below) over the exercise price of such Warrants by (y) such fair market value and (B) the product of the number of Warrants surrendered and 0.361, subject to adjustment. We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the Warrants. The “fair market value” shall mean the volume-weighted average price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the shares of Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.
Dividends
Declaration and payment of any dividend will be subject to the discretion of the Company’s board of directors. The time and amount of dividends will be dependent upon, among other things, the Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Company’s board of directors may regard as relevant. Dividends may be payable in cash, stock or property of the Company.
The Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.
Anti-Takeover Provisions
The Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Company’s board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Company’s board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
The Charter provides that the Company’s board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third
of the Company’s board of directors will be elected each year. The classification of directors makes it more difficult for stockholders to change the composition of the Company’s board of directors.

Stockholder Action; Special Meetings of Stockholders
The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Company’s Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Company’s Bylaws. Further, the Charter provides that only the chairperson of the Company’s board of directors, the Chief Executive Officer of the Company or a majority of the Company’s board of directors, by resolution, may call special meetings of Company stockholders, thus prohibiting a Company stockholder from calling a special meeting. These provisions might delay the ability of Company stockholders to force consideration of a proposal or for Company stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Generally, in order for any matter to be “properly brought” before an annual meeting, the matter must be (i) specified in a notice of meeting given by or at the direction of the Company’s board of directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Company’s board of directors, or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) was a stockholder both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures specified in the Bylaws or properly made such proposal in accordance with Rule
14a-8
under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Company and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Bylaws. To be timely, a stockholder’s notice must be received at, the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year
anniversary of the preceding year’s annual meeting;
provided, however
, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “
Timely Notice
”).

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Company’s board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered written Timely Notice in proper form to the Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
The Bylaws provide that the Bylaws may be amended or repealed by a majority vote of the Company’s board of directors or by the holders of at least sixty-six
and
two-thirds
percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting as a single class. The Charter can be amended in accordance with the DGCL which requires approval by the Company’s board of directors and stockholders of the Company.
Limitations on Liability and Indemnification of Officers and Directors
The Charter and Bylaws provide indemnification and advancement of expenses for the Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. Under the terms of such indemnification agreements, the Company will be required to indemnify each of the Company’s directors and officers, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director of officer of the Company or any of its subsidiaries or was serving at the request of the Company in an official capacity of another entity. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Charter and the Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Company’s rights and the rights of the Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any Company stockholder may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.
Forum Selection
The Charter provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of the Company’s directors, officers, stockholders, employees or agents to the Company or the Company’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any claim against the Company, its directors, officers or employees arising under its charter, bylaws or the DGCL, (iv) any claim against the Company, its directors, officers or employees governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL. The Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Transfer Agent and Warrant Agent
The transfer agent for Common Stock and warrant agent for the warrants is American Stock Transfer & Trust Company, LLC.
Trading Symbol and Market
Our Common Stock and Public Warrants are listed on NASDAQ under the symbols “FSRD” and “FSRDW”, respectively.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock and Warrants, which we refer to collectively as our securities. This section is based upon the Internal Revenue Code of 1986, as amended (the “
Code
”), applicable U.S. Department of Treasury regulations (“
Treasury
Regulations
”) promulgated thereunder, judicial authority and administrative rulings, in each case effective as of the date hereof, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquire our Common Stock and Warrants for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of our securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a U.S. citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•
a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. Holder” is a beneficial holder of our securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
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Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “
U
.S.
Federal Income Tax Considerations For U.S. Holder
s
-
Gain
or
Loss
on
Sal
e, Taxable Exchange or Other Taxable Disposition of Common Stock
” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. If a U.S. Holder receives Common Stock in a taxable exchange for property other than cash, the U.S. Holder’s acquisition cost generally will be the fair market value of the Common Stock received in the exchange. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
The tax considerations of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Common Stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock generally would include the holding period of the Warrant.
It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise of a Warrant.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Common Stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “
U.S. Federal Income
Tax Considerations For U.S. Holder
s
-
P
ossible
C
onstructive
D
istribut
ions
”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations. A redemption of Warrants for Common Stock described in this prospectus under “
Description of
our
Securities
” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. Your aggregate initial tax basis in the shares of Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled “
Description of
our
Securities
.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “
U.S.
Federal Income Tax Considerations For U.S. Ho
lders
-
Taxat
ion of
D
istributi
ons
” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding (currently at 24%) may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
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Income
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Considera
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s
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “
U.S. Federal Income Tax Considerations For Non-U.S.
Holders-Possible Constructive Distributions
”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non- U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “
U.S. Federal Income Tax Considerations For Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants
” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “
U.S. Federal Income Tax Considerations For Non-U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants
” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “
U.S.
Federal Income Tax Considerations For U.S. Holders-Exercise of a Warrant
” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “
U.S. Federal Income Tax Considerations For Non-U.S.
Holders-Gain on Sale
,
Exchange or Other Taxable Disposition of Common Stock and Warrants
.”
Redemption of Warrants for Common Stock
A redemption of Warrants for Common Stock described in this prospectus under “
Description of
our
Securities
” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for our Common Stock. Your aggregate initial tax basis in the shares of Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.
Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants
A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our warrants, unless:

•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident for U.S. federal income tax purposes. Any gain described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable income tax treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “
Description of
our
Securities
.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “
U.S. Federal Income Tax Considerations For Non-U.S. Holders-Taxation of Distributions
” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Foreign Account Tax Compliance Act
Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“
FATCA
”) generally impose withholding tax at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding tax at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION
The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest
selling Warrants, shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Warrants, shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the Warrants or shares of Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when disposing of Warrants, shares of Common Stock or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to or through underwriters;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	distribution to members, limited partners or stockholders of selling security holders;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Warrants or shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the Warrants or shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Warrants, shares of Common Stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or shares of Common Stock in the course of hedging the positions they assume. The selling securityholders may also sell warrants or shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the warrants or Common Stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling securityholders from the sale of the Warrants or Common Stock offered by them will be the purchase price of the Warrants or Common Stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Warrants or Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of any warrants by payment of cash, however, we will receive the exercise price of the Warrants.
The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
A selling securityholder that is an entity may elect to make an in-kind distribution
of Common Stock or Warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable Common Stock or Warrants pursuant to the distribution through the registration statement.
To the extent required, the Warrants or shares of our Common Stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Warrants or Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Warrants or Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Warrants or shares of Common Stock in the market and to the activities of the selling securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or shares offered by this prospectus. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until all registrable securities covered have been sold or are no longer outstanding.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by DLA Piper LLP (US).

EXPERTS
The financial statements of Fast Radius Operations, Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

CHANGE IN AUDITOR
Legacy Fast Radius was considered the “accounting acquiror” of Fast Radius (f/k/a ECP Environmental Growth Opportunities Corp.) in the Business Combination, even though Fast Radius was the legal acquiror. On March 28, 2022, the Audit Committee of the Company’s board of directors approved the appointment of Deloitte & Touche LLP (“
Deloitte
”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2022. Deloitte served as the independent registered public accounting firm of Legacy Fast Radius prior to the Business Combination. Accordingly, Marcum LLP (“
Marcum
”), the independent registered public accounting firm of ENNV was informed on March 29, 2022 that it would be replaced by Deloitte as the Company’s independent registered public accounting firm following its completion of the Company’s audit of the year ended December 31, 2021, which consist only of the accounts of the pre-Business
Combination special purpose acquisition company, ENNV.
The audit report of Marcum on the Company’s financial statements as of December 31, 2020, and for the period from October 29, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles, except for an explanatory paragraph regarding ENNV’s ability to continue as a going concern.
During the period from October 29, 2020 (inception) through December 31, 2020, and the subsequent interim period through March 29, 2022, there were no (1) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make a reference in connection with their opinion to the subject matter of the disagreement or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K other than the material weaknesses in ENNV’s internal controls identified by management related to the accounting for certain complex instruments, which resulted in the restatement of ENNV’s balance sheet as of February 11, 2021 and its interim financial statements for the quarters ended March 31, 2021 and June 30, 2021.
During the two most recent fiscal years, ended December 31, 2021 and December 31, 2020, and the subsequent interim periods through March 28, 2022, neither the Company nor anyone on the Company’s behalf consulted with Deloitte regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issues, or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The Company has provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated March 30, 2022, was attached to the Current Report on
Form 8-K filed
on March 30, 2022 as Exhibit 16.1.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act with respect to the shares of Common Stock and Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock and Warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is
www.sec.gov
.

INDEX TO FINANCIAL STATEMENTS
Fast Radius, Inc. (formerly known as ECP Environmental Growth Opportunities Corp.)
Financial Statements (Unaudited)

Fast Radius Operations, Inc. (formerly known as Fast Radius, Inc.)
Audited Financial Statements

Financial Statements (Unaudited)

Fast Radius, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share information)

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$57,360	$8,702
Accounts receivable, net of allowances for doubtful accounts of $850 and $930, respectively	7,249	7,015
Inventories	766	449
Prepaid production costs	695	987
Prepaid expenses and other current assets	10,506	4,422

Total current assets	76,576	21,575
Non-current assets:
Property and equipment, net	10,526	9,528
Other non-current assets	3,555	535

Total assets	$90,657	$31,638

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$3,764	$3,987
Accrued compensation	3,500	3,097
Accrued and other liabilities	16,495	11,610
Advances from customers	95	258
Accrued liabilities - related parties	2,888	2,513
Warrant liability	—	2,968
Current portion of term loans	18,463	13,266

Total current liabilities	45,205	37,699

Other long-term liabilities	48	396
Warrant liability	2,500	—
Term loans - net of current portion and debt issuance costs	10,458	16,776
Related party convertible notes and derivative liability	—	16,857

Total liabilities	58,211	71,728

Commitment and contingencies (Note 6 )
Stockholders’ equity (deficit)
Common stock, $0.0001 par value, authorized 350,000,000 shares; issued 73,041,156 and 39,656,951 shares as of March 31, 2022 and December 31, 2021, respectively	7	4
Additional paid-in capital	225,373	83,399
Accumulated Deficit	(192,934)	(123,493)

Total stockholders’ equity (deficit)	32,446	(40,090)

Total liabilities and stockholders’ equity (deficit)	$90,657	$31,638

The accompanying notes are an integral part of these condensed consolidated financial statements.

Fast Radius, Inc.
Condensed Consolidated Statements of Net Loss and Comprehensive Loss (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Revenues	$6,262	$3,796
Cost of revenues	5,629	2,966

Gross Profit	633	830
Operating expenses
Sales and marketing	6,336	3,469
General and administrative	38,225	7,712
Research and development	3,332	1,146

Total operating expenses	47,893	12,327

Loss from Operations	(47,260)	(11,497)
Change in fair value of warrants	5,295	(1,253)
Change in fair value of derivatives	30	—
Interest income and other income (expense), net	(1)	9
Interest expense, including amortization of debt issuance costs	(2,664)	(45)

Loss before income taxes	(44,600)	(12,786)
Provision for income taxes	—	—

Net Loss	$(44,600)	$(12,786)

Net loss per share
Basic and Diluted	$(0.73)	$(0.33)

Weighted average shares outstanding:
Basic and Diluted	60,851,683	39,063,996
The accompanying notes are an integral part of these condensed consolidated financial statements.

F-
4

Fast Radius, Inc.
Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)
(in thousands)

	Convertible Preferred Equity	Amount	Common Stock	Amount	Treasury Stock	Amount	APIC	Accumulated Deficit	Total
Balance at January 1, 2021	16,023	$74,290	3,428	$—	(650)	$(221)	$3,724	$(55,388)	$(51,885)
Retroactive application of recapitalization	(16,023)	(74,290)	35,227	4	650	221	74,286	(221)	74,290
Adjusted balance at January 1, 2021	—	—	38,655	4	—	—	78,010	(55,609)	22,405
Net loss								(12,786)	(12,786)
Exercise of stock options and release of notes’ recourse provision			1,002				9		9
Share-based compensation							254		254

Balance at March 31, 2021	—	$—	39,657	$4	—	$—	$78,273	$(68,395)	$9,882

Balance at January 1, 2022	16,023	$74,290	4,040	$—	(650)	$(221)	$9,113	$(123,272)	$(114,380)
Retroactive application of recapitalization	(16,023)	(74,290)	35,873	4	650	221	74,286	(221)	74,290
Adjusted balance at January 1, 2022	—	—	39,913	4	—	—	83,399	(123,493)	(40,090)
Net loss								(44,600)	(44,600)
Effect of Business Combination and recapitalization, net of redemptions and issuance costs			11,737	1			3,029		3,030
Issuance of common stock pursuant to PIPE investment			7,500	1			74,999		75,000
Issuance of common stock upon conversion of convertible notes			2,034	—			17,655		17,655
Exercise of stock options			441	—			63		63
Issuance of common stock for settlement of share-based awards			9,176	1			(1)		—
Exercise of Legacy Fast Radius warrants			2,240	—			1,020		1,020
Company vesting shares granted to Fast Radius shareholders							24,841	(24,841)	—
Share-based compensation							20,368		20,368

Balance at March 31, 2022	—	$—	73,041	$7	—	$—	$225,373	$(192,934)	$32,446

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-
5

Fast Radius, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows lost in from operating activities
Net loss	$(44,600)	$(12,786)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	654	231
Amortization of deferred financing and convertible debt discount	2,051	26
Provision for doubtful accounts	(80)	130
Loss on disposal of assets	—	228
Stock-based compensation	20,368	254
Change in fair value of warrants	(5,295)	1,253
Change in fair value of derivative liability	(30)	—
Changes in operating assets and liabilities
Accounts Receivable	(154)	(399)
Inventories	(317)	(157)
Prepaid production costs	292	(379)
Prepaid expense and other current assets	(9,701)	(720)
Accounts payable	(265)	919
Accrued compensation and other liabilities	(2,873)	2,268
Advances from customers	(163)	—
Other non-current assets	(3,020)	39

Net cash used in operating activities	(43,133)	(9,093)

Cash flows from investing activities
Additions to property and equipment	(1,610)	(1,372)

Net cash used in investing activities	(1,610)	(1,372)

Cash flows from financing activities
Proceeds from exercise of stock options	63	9
Proceeds from term loan	—	703
Effect of merger, net of transaction costs paid	22,632	—
Issuance of PIPE shares	75,000	—
Repayment of term loans	(2,912)	(128)
Payment of deferred underwriting fees	(1,382)	—

Net cash generated from financing activities	93,401	584

Net increase (decrease) in cash	48,658	(9,881)
Cash, beginning of period	8,702	18,494

Cash, end of period	$57,360	$8,613

Supplemental disclosure of cash flow information
Capital expenditures not yet paid	$282	$327
The accompanying notes are an integral part of these condensed consolidated financial statements.

F-
6

Fast Radius, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
Note 1. Nature of Operations and Basis of Presentation
Fast Radius, Inc. (“Fast Radius” or the “Company”), f/k/a ECP Environmental Growth Opportunities Corp. (“ENNV”), was formed as a Delaware corporation on October 29, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (“Business Combination”). Fast Radius is a cloud manufacturing and digital supply chain company. The Fast Radius solution combines a proprietary software platform with physical infrastructure to enable accelerated product development and digital tools for product engineers.
Fast Radius is headquartered in Chicago, Illinois, with additional operating locations in Atlanta, Georgia; Louisville, Kentucky; and Singapore. Fast Radius’ operations in Louisville, Kentucky are located within the Worldport facility of United Parcel Service, Inc. (“UPS”), enabling parts to be produced and shipped late into the evening for overnight distribution around the world. Fast Radius has an operating subsidiary located in Singapore.
Fast Radius is organized as a single operating segment. Substantially all of the assets and operations of Fast Radius are located in the United States (“U.S.”).
Basis of Presentation
On July 18, 2021, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Company, ENNV Merger Sub, Inc., a wholly owned subsidiary of ENNV (“Merger Sub”), and Fast Radius Operations, Inc. (f/k/a Fast Radius, Inc.) (“Legacy Fast Radius”), pursuant to which Merger Sub agreed to merge with and into Legacy Fast Radius, with Legacy Fast Radius surviving such merger as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). At the closing of the Merger (the “Closing”), the Company was renamed “Fast Radius, Inc.” The Business Combination was completed on February 4, 2022 (“the Closing Date”).
The Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”) in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, ENNV is treated as the “acquired” company and Legacy Fast Radius is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy Fast Radius issuing stock for the net assets of ENNV, accompanied by a recapitalization. The net assets of ENNV are stated at historical cost, with no goodwill or other intangible assets recorded.
Legacy Fast Radius was determined to be the accounting acquirer based on the following predominant factors:

•	Legacy Fast Radius stockholders have the largest portion of voting rights in the Company;

•	Legacy Fast Radius stockholders have the ability to elect the majority of the directors to the Company’s board of directors (the “Board”);

•	Legacy Fast Radius’ management comprise the management of the Company;

•	Legacy Fast Radius’ operations comprise the ongoing operations of the Company;

•	Legacy Fast Radius is the larger entity based on historical revenues and business operations; and

•	The Company assumed Legacy Fast Radius’ name.

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The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Legacy Fast Radius. The shares and corresponding capital amounts and losses per share, prior to the Business Combination, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination. Activity within the Condensed Statements of Stockholders’ Equity for the issuance and repurchases of Legacy Fast Radius redeemable convertible preferred stock were also retroactively converted to Legacy Fast Radius common stock.
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial reporting and Securities and Exchange Commission (the “SEC”) regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ended December 31, 2022. A description of the Company’s significant accounting policies is included in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2021 included as Exhibit 99.1 to the Company’s Form
8-K/A
filed with the SEC on March 30, 2022. These unaudited condensed consolidated financial statements should be read in conjunction with the Legacy Fast Radius December 31, 2021 audited consolidated financial statements and the accompanying notes.
The unaudited condensed consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated.
Going Concern Consideration
The accompanying consolidated financial statements are prepared in accordance with U.S. GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has generated recurring losses which have resulted in an accumulated deficit of $192.9 million and $123.5 million as of March 31, 2022 and December 31, 2021, respectively, and expects to incur additional losses in the future. The Company is still in the growth stage of its business and expects to continue to make substantial investments in its business, including in the expansion of its product portfolio and research and development, sales and marketing teams, in addition to incurring additional costs as a result of being a public company. The Company believes the cash it obtained from the Business Combination and the private placement that occurred substantially concurrently with the consummation of the Business Combination (the “PIPE Investment”), as well as potential proceeds available under the purchase agreement with Lincoln Park Capital Fund, LLC as discussed in Note 14, are not sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of the issuance of these financial statements. As a result of the Company’s history of losses and negative cash flows from operations, and because its plans to obtain additional capital have not been completed at the time of the issuance of these consolidated financial statements, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. The Company intends to seek additional capital to fund its operations and future growth; however, there can be no assurance that the Company will be able to obtain other debt or equity financing on terms acceptable to the Company, if at all. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives. The Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.
The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

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COVID-19
Impact
In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus
(“COVID-19”)
to be a pandemic. The
COVID-19
pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential
businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company previously made substantial modifications to employee travel policies, implemented office closures as employees were advised to work from home, and cancelled or shifted its conferences and other events to virtual-only. The
COVID-19
pandemic has impacted and may continue to impact the Company’s business operations, including its employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of the pandemic’s continued effects over time. In particular, the
COVID-19
virus continues to surge in various parts of the world, including China, and such surges have impacts on the Company’s suppliers and may cause supply chain issues, parts shortages and delayed shipping times.
COVID-19
and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.
Note 2. Summary of Significant Accounting Policies
Use of Estimates in Condensed Consolidated Financial Statements
The preparation of the consolidated interim financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, related disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the periods presented. The Company’s most significant estimates and judgements involve valuation of the Company’s debt and equity securities, including assumptions made in the fair value of warrants, derivatives, and stock-based compensation; the useful lives of fixed assets; and allowances for doubtful accounts. Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable when made.
Other than the below, there have been no material changes to the Company’s significant accounting policies from its audited consolidated financial statements included as Exhibit 99.1 to the Company’s Form
8-K/A
filed with the SEC on March 30, 2022.
Redeemable Convertible Preferred Stock
Prior to the Business Combination, Legacy Fast Radius’ Series Seed,
Seed-1,
A-1,
A-2,
A-3,
and B Convertible Preferred Stock (collectively the “Preferred Stock”) were classified in temporary equity as they contained terms that could force Legacy Fast Radius to redeem the shares for cash or other assets upon the occurrence of an event not solely within Legacy Fast Radius’ control. Legacy Fast Radius adjusted the carrying values of the Preferred Stock each reporting period to the redemption value inclusive of any declared and unpaid dividends.
All Preferred Stock previously classified as temporary equity was retroactively adjusted and reclassified to permanent equity as a result of the Business Combination. As a result of the Business Combination, each share of Preferred Stock that was then issued and outstanding was automatically converted into Legacy Fast Radius common stock, such that each converted share of Preferred Stock was no longer outstanding and ceased to exist. Each share of Legacy Fast Radius common stock, including the Legacy Fast Radius common stock issued upon

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conversion of Legacy Fast Radius Preferred Stock, was converted into and exchanged for 2.056 (the “Exchange Ratio”) shares of the Company’s common stock. The Exchange Ratio was established pursuant to the terms of the Merger Agreement.
Warrants
At March 31, 2022, there were 15,516,639 warrants to purchase shares of common stock of the Company (“Common Stock”), consisting of 8,624,972 public warrants (the “Public Warrants”) and 6,891,667 private warrants held by the ENNV initial stockholders (the “Private Placement Warrants” and collectively with the Public Warrants, the “Warrants”). Each Warrant entitles the registered holder to purchase one share of
Common Stock at a price of $11.50 per share. The Warrants expire on February 4, 2027, or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants underlying the units sold in the Company’s initial public offering, except that the Private Placement Warrants and the shares of Common Stock issuable upon exercise of the Private Placement Warrants were not transferable, assignable, or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are non-redeemable
and can be exercised on a cashless basis so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial stockholders of ENNV or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may redeem the Public Warrants when the price per share of Common Stock equals or exceeds $18.00:

•	In whole and not in part;

•	At a price of $0.01 per Warrant;

•	Upon not less than 30 days’ prior written notice of redemption;

•
If, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying the warrants.
The Company may redeem the Public Warrants when the price per share of Common Stock equals or exceeds $10.00:

•	In whole and not in part;

•
Upon not less than 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Common Stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of shares of Common Stock;

•
If, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) on the trading day prior to the date on which of redemption is sent to the warrant holders; and

•	if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

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The Company accounts for the Public Warrants and Private Placement Warrants in accordance with
the guidance contained in ASC
815-40.
Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant must be recorded as a liability.
Note 3. Business Combination
As discussed in Note 1, on February 4, 2022, the Company completed the Business Combination with Legacy Fast Radius through the Merger, with Legacy Fast Radius surviving the Merger as a wholly-owned subsidiary of the Company. Upon the consummation of the Business Combination, each share of Legacy Fast Radius common stock issued and outstanding was canceled and converted into the right to receive 2.056 shares of Common Stock.
Upon the closing of the Business Combination, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 351,000,000 shares, of which 350,000,000 shares were designated Common Stock, $0.0001 par value per share, and 1,000,000 shares designated preferred stock, $0.0001 par value per share.
Each option to purchase Legacy Fast Radius common stock that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an option to purchase a number of shares of Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy Fast Radius common stock subject to such Legacy Fast Radius option and (ii) approximately 2.3, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy Fast Radius option, divided by (B) approximately 2.3.
Each unvested restricted stock unit awarded by Legacy Fast Radius that was outstanding immediately prior to the Business Combination was converted into an award of restricted stock units to acquire a number shares of Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Legacy Fast Radius common stock subject to the Legacy Fast Radius restricted stock unit award and (2) approximately 2.3.
The aggregate merger consideration also included an amount equal to 10,000,000 shares of common stock (the “Merger Earn Out Shares”) which are subject to the satisfaction of certain price targets set forth in the Merger Agreement during the earn out period, which price targets are based upon (i) the daily volume-weighted average sale price of shares of Common Stock quoted on NASDAQ, or the exchange on which the shares of Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the earn out period or (ii) the per share consideration received in connection with the occurrence of certain change of control events of the Company specified in the Merger Agreement (any such event, an “Acquiror Sale”). The Merger Earn Out Shares will be issuable in two equal tranches of 5,000,000 shares of Common Stock at the time that the Common Stock reaches a value, as calculated above, of $15.00 and $20.00, respectively.
Furthermore, the Merger Agreement provides that 10% of the shares of Common Stock held by ENNV Holdings, LLC (the “Sponsor” and such shares, the “Sponsor Earn Out Shares”) are subject to vesting upon the satisfaction of certain price targets set forth in the Sponsor Support Agreement during the earn out period, which price targets will be based upon (i) the daily volume-weighted average sale price of shares of Common Stock quoted on NASDAQ, or the exchange on which the shares of Common Stock are then traded, for any 20 trading days within any 30 consecutive trading day period within the earn out period or (ii) the per share consideration received in connection with an Acquiror Sale. The Sponsor Earn Out Shares will vest in two equal tranches of 407,000 shares of Common Stock at the time that the Common Stock reaches a value, as calculated above, of $15.00 and $20.00, respectively.
If, during the earn out period, there is an Acquiror Sale that will result in the holders of Common Stock receiving a per share price (based on the value of the cash, securities or in-kind
consideration being delivered in respect of

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such Common Stock, as determined in good faith by the Board) equal to or in excess of the applicable stock price level set forth above, then immediately prior to the consummation of such Acquiror Sale, the Legacy Fast Radius equity holders entitled to Merger Earn Out Shares and the Sponsor Earnout Shares shall be eligible to participate in such Acquiror Sale. If, during the earn out period, there is an Acquiror Sale that will result in the holders of Common Stock receiving a per share price (based on the value of the cash, securities or in-kind
consideration being delivered in respect of such common stock, as determined in good faith by the Board) that is less than the applicable stock price level set forth above, then no Merger Earn Out Shares shall be issuable and no Sponsor Earn Out Shares shall become vested in connection with or following completion of such Acquiror Sale. In the event of an Acquiror Sale, including where the consideration payable is other than a specified price per share, for purposes of determining whether the applicable stock price levels set forth above have been achieved, the price paid per share of Common Stock will be calculated on a basis that takes into account the number of Sponsor Earn Out Shares that will vest and the number of Merger Earn Out Shares that will vest (i.e., the ultimate price per share payable to all holders of Common Stock will be the same price per share used to calculate the number of Sponsor Earn Out Shares and Merger Earn Out Shares that vest). The Sponsor will have all of the rights of a holder of Common Stock with respect to the unvested Sponsor Earn Out Shares, except that the Sponsor will not be entitled to consideration in connection with any sale or other transaction and the Sponsor Earn Out Shares cannot be sold, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of prior to vesting.
As the Merger Earn Out Shares and Sponsor Earn Out Shares are not puttable by the holders thereof, the underlying shares are not redeemable outside of the Company’s control, and the Merger Earn Out Shares and Sponsor Earn Out Shares are settled through the issuance (in the case of the Merger Earn Out Shares) or through the vesting (in the case of the Sponsor Earn Out Shares) a fixed number of shares, the Merger Earn Out Shares and Sponsor Earn Out Shares are not a liability within the scope of ASC 480, Distinguishing Liabilities from Equity. Further, although the Merger Earn Out Shares and Sponsor Earn Out Shares meet the definition of a derivative, they qualify for the equity-scope exception to derivative accounting because they meet the criteria for equity indexation and equity classification under ASC
815-40,
Contracts in Entity’s Own Equity. Note that if an Acquiror Sale occurs as a result of a cash offer, the calculation of the share price used to determine if the applicable stock price level set forth above has been achieved would include the Merger Earn Out Shares and Sponsor Earn Out Shares. Lastly, the Merger Earn Out Shares and Sponsor Earn Out Shares are indexed to the Company’s own stock, as there are no other events that would accelerate the vesting of such shares other than the share price being in excess of the applicable stock price levels set forth above or an Acquiror Sale.
The Merger Earn Out Shares are reflected in the condensed consolidated financial statements similar to a dividend since this arrangement was entered into with all the common shareholders of Legacy Fast Radius, which is considered the acquirer for accounting purposes.
In connection with the execution of the Merger Agreement, the Company entered into separate subscription agreements (the “Subscription Agreements”) with certain investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 7,500,000 shares of Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $75 million in the PIPE investment. The PIPE investment closed concurrently with the closing of the Business Combination.
Upon the closing of the Business Combination, ENNV had outstanding 8,624,972 Public Warrants and 6,891,667 Private Warrants which were listed on the Nasdaq Capital Market under the symbol “ENNVW.” Upon the closing of the Business Combination, they became listed on the Nasdaq Global Select Market under the symbol “FSRDW.” The Warrants remain subject to the same terms and conditions as prior to the Business Combination.
Also immediately prior to the closing of the Business Combination, the Legacy Fast Radius convertible notes (the “Convertible Notes”) and Legacy Fast Radius warrants (the “Legacy Fast Radius Warrants”) were converted into common shares of Legacy Fast Radius in accordance with their contractual terms. Upon completion of the

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Business Combination, the outstanding principal and unpaid accrued interest due on the Legacy Fast Radius Convertible Notes were converted into an aggregate of 2.0 million shares of Common Stock, and the converted notes were no longer outstanding, and ceased to exist. Upon completion of the Business Combination, the Legacy Fast Radius Warrants were converted into 2.2 million shares of Common Stock.
Upon consummation of the Business Combination and the closing of the PIPE, the most significant change in Legacy Fast Radius’ financial position and results of operations was a total net increase in cash and cash equivalents of approximately $73 million, which reflected the gross proceeds received less repayments of certain indebtedness, transaction costs and other related fees and expenses such as directors & officers’ insurance and certain assumed liabilities from ENNV.
The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ENNV was treated as the “acquired” company for financial reporting purposes. See Note 1 for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Fast Radius issuing stock for the net assets of ENNV, accompanied by a recapitalization. The net assets of ENNV are stated at historical cost, with no goodwill or other intangible assets recorded.
The following table reconciles the elements of the Business Combination to the unaudited condensed consolidated statements of stockholders’ equity (deficit) and cash flows for the three months ended March 31, 2022:

(in thousands)
Cash - ENNV trust and cash, net of redemptions	$30,844
Cash - PIPE financing	75,000
Non-cash Convertible Note conversion	17,655
Non-cash Legacy Fast Radius warrant conversion	1,020
Liabilities paid on behalf of or assumed from ENNV	(10,361)
Fair value of assumed common stock warrants	(5,847)
Transaction costs recorded in equity	(11,606)

Net impact on total stockholders’ equity	96,705
Transaction costs not yet paid or paid in the prior year	6,565
Non-cash Convertible Note conversion	(17,655)
Non-cash Legacy Fast Radius warrant conversion	(1,020)
Liabilities paid on behalf of ENNV and classified as operating cash flows or assumed from ENNV and not yet paid	5,808
Non-cash fair value of assumed common stock warrants	5,847

Net impact on net cash provided by financing activities	$96,250
Note 4. Supplemental Financial Information
Allowance for Doubtful Accounts
The following table summarizes activity in the allowance for doubtful accounts for the three months ended
:

(in thousands)	March 31, 2022	March 31, 2021
Balance at beginning of period	$(930)	$(405)
Uncollectible accounts (charged) credited to expense	80	(130)

Balance at end of period	$(850)	$(535)

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Inventories

(in thousands)	March 31, 2022	December 31, 2021
Raw materials	$592	$433
Work-in-process	174	16
Finished Goods	—	—

Total Inventories	$766	$449

Property and Equipment, Net

(in thousands)	March 31, 2022	December 31, 2021
Advanced manufacturing machinery & quality equipment	$5,740	$5,705
Software	3,709	2,912
Computer & office hardware	1,226	1,149
Furniture and fixtures	136	39
Leasehold improvements	3,400	3,048
Construction in-progress	293	—

Total property, plant and equipment	14,504	12,853
Accumulated depreciation and amortization	(3,978)	(3,325)

Property, plant and equipment (net)	$10,526	$9,528

Accrued and Other Liabilities
Accrued and other liabilities as of March 31, 2022 and December 31, 2021 included costs associated with the Business Combination of approximately $13.5 million and $6.3 million, respectively.
Significant Customers and Concentration of Credit Risks
The Company is subject to credit risk primarily through its accounts receivable. Credit is generally extended to customers based on a credit review. The credit review considers each customer’s financial condition, including the customer’s established credit rating or the Company’s assessment of the customer’s creditworthiness based on their financial statements absent a credit rating, local industry practices, and business strategy. A credit limit and terms are established for each customer based on the outcome of this review. The Company performs on-going
credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. The Company generally does not require collateral. The Company regularly evaluates the credit risk of its customers.
Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For the three months ended March 31, 2022 and 2021, no single customer accounted for more than 10% of the Company’s revenue. As of March 31, 2022 and December 31, 2021, no single customer accounted for more than 10% of the Company’s accounts receivable.

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Note 5. Debt
The following is a summary of short- and long-term debt:

(in thousands)	March 31, 2022	December 31, 2021
2020 MFS Loan	$296	$314
Manufacturers Capital Promissory Notes	907	968
Related Party - Energize Convertible Debt	—	7,600
2020 SVB Loan	9,392	10,225
2021 SVB Loan	20,868	20,800
Related Party - Drive Capital Convertible Debt	—	3,000
Related Party - ECP Holdings Convertible Debt	—	7,000

Total Outstanding Principal	31,463	49,907
Less: Discounts and deferred financing fees	(2,542)	(7,403)
Total Outstanding Debt	28,921	42,504
Fair Value of Derivatives	—	4,395

Total Debt and Derivative Liabilities	$28,921	$46,899

The following is the summary of future principal repayments of debt:

(in thousands)	March 31, 2022
Remainder of 2022	$12,147
2023	15,160
2024	3,949
2025	207

Total	$31,463

2021 SVB Loan
On February 4, 2022, the 2021 Silicon Valley Bank (“SVB”) Loan was amended to extend the maturity date from the Closing Date to April 3, 2023 and required payment of $2.0 million of the $20.0 million outstanding principal balance upon consummation of the Business Combination. This amendment also added the original $0.8 million fee due at the Closing Date to the amended loan’s outstanding principal balance, deferring its repayment until maturity. In exchange for the extension of the loan, Fast Radius will pay an additional fee of $2.1 million due at maturity. The Company will make six interest-only payments beginning March 1, 2022 and will begin paying $2.4 million in principal beginning September 1, 2022. The interest rate on the term loan is the prime rate + 6.0%.
Related Party Convertible Notes – Energize Ventures Fund
On March 12, 2021, Legacy Fast Radius entered into a note purchase agreement with Energize Ventures Fund LP, Energize Growth Fund I LP, EV FR SPV and Ironspring Venture Fund
I-FR,
LP, all of which were existing stockholders or affiliates of existing shareholders of Legacy Fast Radius, for convertible promissory notes (collectively the “Related Party Convertible Notes I”). Legacy Fast Radius received the principal of $7.6 million on April 13, 2021 at closing. The Related Party Convertible Notes had a stated interest rate of 6%, with all accrued interest and principal due at maturity, which was scheduled to be April 13, 2023. Further, warrants to purchase a maximum of 140,000 shares with an exercise price of $0.01 were issued in conjunction with the closing of the Related Party Convertible Notes I. The warrants were determined to be equity classified and were recorded as a discount to the Related Party Convertible Notes I. The Related Party Convertible Notes I contained

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a share settlement redemption feature that qualified as a derivative liability and required bifurcation. The derivative had a fair value of $2.5 million as of December 31, 2021 and was recorded in Related party convertible notes and derivative liability on the condensed consolidated balance sheet. For the three months ended March 31, 2022, the Company recognized a mark to market gain associated with the derivative of $47 thousand.
The following provides a summary of the interest expense of the Company’s Related Party Convertible Notes I and Related Party Derivative Liability with Energize Ventures:

(in thousands)	Three Months Ended March 31, 2022
Contractual interest expense	44
Amortization of deferred financing costs and convertible debt discount	184

Total Interest Expense	228
Effective interest rate	58.3%
The following provides a summary of the convertible notes and derivatives:

(in thousands)	As of December 31, 2021
Unamortized deferred issuance costs, derivative, and warrants	$3,534
Net carrying amount of convertible note	4,066

Principal value of convertible note	$7,600
Fair value of convertible note and derivative liability	$9,936
Fair value of convertible note excluding derivative liability	$7,446
Fair value Level	Level 3
For further information on fair value measurements, refer to Note 12.
Related Party Convertible Notes – Drive Capital Fund
On August 23, 2021, Legacy Fast Radius entered into a Note Purchase Agreement with Drive Capital Fund II LP and Drive Capital Ignition Fund II LP (existing stockholders of Legacy Fast Radius) for convertible promissory notes (collectively the “Related Party Convertible Notes II”). Legacy Fast Radius received funding of $3.0 million on August 24, 2021 at closing. The Notes had a stated interest rate of 6%, with all accrued interest and principal due at maturity, which was scheduled to be August 23, 2023. These Related Party Convertible Notes II contained a share settlement redemption feature that qualified as a derivative liability and required bifurcation. The derivative had a fair value of $0.6 million as of December 31, 2021 and was recorded in Related party convertible notes and derivative liability on the consolidated balance sheet. For the three months ended March 31, 2022, the Company recognized a mark to market loss associated with the derivative of $5 thousand.

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The following provides a summary of interest expense on the Company’s Related Party Convertible Notes II and Related Party Derivative Liability with Drive Capital:

(in thousands)	Three Months Ended March 31, 2022
Contractual interest expense	17
Amortization of deferred financing costs and convertible debt discount	24

Total Interest Expense	41
Effective interest rate	17.1%
The following provides a summary of the convertible notes and derivatives:

(in thousands)	As of December 31, 2021
Unamortized deferred issuance costs, derivative, and warrants	$474
Net carrying amount of convertible note	2,526

Principal value of convertible note	$3,000
Fair value of convertible note and derivative liability	$3,390
Fair value of convertible note excluding derivative liability	$2,830
Fair value Level	Level 3
Related Party Convertible Notes – Energy Capital Partners Holdings
On October 26, 2021, Legacy Fast Radius entered into a Note Purchase Agreement with Energy Capital Partners Holdings, LP for convertible promissory notes (collectively the “Related Party Convertible Notes III”). Legacy Fast Radius received funding of $7.0 million on October 26, 2021 at closing. The Notes had a stated interest rate of 6%, with all accrued interest and principal due at maturity, which was scheduled to be October 26, 2023. These Related Party Convertible Notes III contained a share settlement redemption feature that qualified as a derivative liability and required bifurcation. The derivative had a value of $1.3 million as of December 31, 2021 and was recorded in Related party convertible notes and derivative liability on the consolidated balance sheet. For the three months ended March 31, 2022, the Company recognized a mark to market loss associated with the derivative of $12 thousand.
The following provides a summary of the interest expense of the Company’s Related Party Convertible Notes III and Related Party Derivative Liability with Energy Capital Partners Holdings:

(in thousands)	Three Months Ended March 31, 2022
Contractual interest expense	40
Amortization of deferred financing costs and convertible debt discount	52

Total Interest Expense	92
Effective interest rate	16.3%

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The following provides a summary of the convertible notes and derivatives:

(in thousands)	As of December 31, 2021
Unamortized deferred issuance costs, derivative, and warrants	$1,130
Net carrying amount of convertible note	5,870

Principal value of convertible note	$7,000
Fair value of convertible note and derivative liability	$7,829
Fair value of convertible note excluding derivative liability	$6,484
Fair value Level	Level 3
Immediately prior to the completion of the Business Combination, the Related Party Convertible Notes I, II and III, along with unpaid and accrued interest, were converted into 990 thousand shares of common stock of Legacy Fast Radius (2.0 million shares of Common Stock post Business Combination).
Note 6. Commitments and Contingencies
The Company accounts for loss contingencies in accordance with ASC
450-20,
Loss Contingencies
. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
Commitments
In May 2021, Legacy Fast Radius entered into a master subscription agreement with Palantir Technologies Inc. (“Palantir”) in which Legacy Fast Radius would commit to utilize software and services from Palantir over the next six years for a total of $45.0 million. The software and services are related to the Company’s future plan to provide automated intelligence solutions as a service following commercialization of the Company’s Cloud Manufacturing Platform. Upon close of the Merger in February 2022, the Company made a payment to Palantir of $9.4 million and the remaining non-cancellable
future minimum payments due on this firm purchase agreement are $10.1 million.
Contingencies
In October 2021, based on an internal review, Legacy Fast Radius became aware of certain additional duties likely owed to the United States Customs and Border Protection (“CBP”). Legacy Fast Radius initiated a voluntary disclosure to CBP in late 2021 of certain possible errors in the declaration of imported products relating to value, classification, and other matters. As part of the disclosure, the Company conducted a comprehensive review of its import practices and in March 2022 made a further submission to CBP providing details regarding the possible errors. The Company’s comprehensive review of import practices and communication with CBP is ongoing. As a result, related to additional duties primarily from 2021, Legacy Fast Radius recognized a $1.0 million charge within Cost of revenues in the consolidated statement of net loss and comprehensive loss for the year ended December 31, 2021. The information submitted by the Company will be reviewed by CBP and the Company may be liable to CBP for additional unpaid duties and interest. The resolution of this prior disclosure could be material to the Company’s cash flows in a future period and to its results of operations for any period.

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Note 7. Equity
The condensed consolidated statements of changes in stockholders’ equity (deficit) reflects the Business Combination as defined in Note 1 as of February 4, 2022. As Legacy Fast Radius was deemed the accounting acquirer in the Business Combination with ENNV, all periods prior to the consummation date reflect the balances and activity of Legacy Fast Radius. The balances as of January 1, 2022 and 2021 are from the consolidated financial statements of Legacy Fast Radius as of that date, share activity (convertible preferred stock, common stock, treasury stock, additional paid in capital and accumulated deficit) and per share amounts were retroactively adjusted, where applicable, using the recapitalization conversion ratio of 2.056.
Common Stock
Upon closing of the Business Combination, pursuant to the terms of the Company’s Second Amended and Restated Certificate of Incorporation, the Company authorized 350,000,000 shares of Common Stock with a par value $0.0001. The holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval and are entitled to receive dividends, as and if declared by the Board out of legally available funds.
The Company had 73.0 million issued and outstanding shares of Common Stock as of March 31, 2022. Not reflected in the shares issued and outstanding as of March 31, 2022 is approximately 1.8 million shares related to RSUs that vested in 2022 but have not yet been settled and issued.
Preferred Stock
Upon closing of the Business Combination, pursuant to the terms of the Company’s Second Amended and Restated Certificate of Incorporation, the Company authorized 1,000,000 shares of Preferred Stock with a par value $0.0001.
There was no Preferred Stock outstanding as of March 31, 2022.
Legacy Fast Radius Warrants
Immediately prior to the completion of the Business Combination, all outstanding Legacy Fast Radius Warrants were exercised into an aggregate of 1.1 million shares of Legacy Fast Radius common stock (2.2 million shares of Common Stock post Business Combination).
Legacy Fast Radius Convertible Preferred Stock
Immediately prior to the completion of the Business Combination, all outstanding shares of Legacy Fast Radius preferred stock converted into an aggregate of 16.0 million shares of Legacy Fast Radius common stock (32.9 million shares of Common Stock post Business Combination).
Legacy Fast Radius Treasury Stock
Immediately prior to the completion of the Business Combination, all treasury shares of Legacy Fast Radius were retired.
Warrants
Prior to the Business Combination, there were 15,516,667 warrants to purchase Common Stock outstanding, consisting of 8,625,000 Public Warrants and 6,891,667 Private Placement Warrants held by the ENNV initial stockholders. Following the Business Combination, there were 15,516,639 warrants to purchase Common Stock

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outstanding, consisting of 8,624,972 Public Warrants and 6,891,667 Private Placement Warrants held by the ENNV initial stockholders, with the reduction in Public Warrants resulting from rounding for fractional interests. Each warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share.
The
warrants expire on February 4, 2027, or earlier upon redemption or liquidation. Refer to Note 2 for additional information.
Note 8. Revenues
The Company charges certain customers shipping and handling fees. These fees are recorded within revenue when incurred after transfer of control of the products to customers. Revenues related to shipping and handling fees were $389 thousand and $57 thousand for the three months ended March 31, 2022 and 2021, respectively. When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of revenues when incurred.
The Company will contract with third parties to produce certain components of a customer order. Costs paid in advance of production are recorded in current assets as prepaid production costs until control of the product is transferred to the customer. Under such outsourced manufacturing arrangements, the Company is the primary obligor to its customer.
Contract assets are recorded when the Company has a right to consideration in exchange for goods or services that it has transferred to a customer but for which payment is conditional on more than just the passage of time. Contract liabilities consist of fees paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria. The Company did not have any contract assets or liabilities as of March 31, 2022 or December 31, 2021, respectively. During the three months ended March 31, 2021, the amount of revenue recognized that was included in deferred revenue as of December 31, 2020 was not significant.
Disaggregation of Revenues
The Company’s primary sources of revenue are from one revenue stream, product sales of manufactured parts. The Company is also presenting a disaggregation of revenue by geographical region (based on the external customer’s location) for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(in thousands)	2022	2021
Revenues
Americas	$6,039	$3,501
Europe	170	71
Asia Pacific	53	224

Total	$6,262	$3,796

Note 9. Stock-Based Compensation
Equity Incentive Plan
On February 2, 2022, the Company’ stockholders approved the Fast Radius, Inc. 2022 Equity Incentive Plan (the “Equity Incentive Plan”), which became effective immediately upon the Closing, replacing the Legacy Fast Radius 2017 Equity Incentive Plan, as amended (the “2017 Equity Incentive Plan”). Each outstanding vested or unvested stock award under the 2017 Plan was converted to the 2022 Plan, multiplied by the applicable exchange ratio as described in Note 3, with the same key terms and vesting requirements. All stock option activity prior to the closing of the Business Combination on February 4, 2022 has been retroactively restated to reflect the

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Exchange Ratio. Pursuant to the Equity Incentive Plan, the Board may grant stock awards, including stock options, stock appreciation rights, restricted stock awards, restricted stock units and other stock-based awards, to officers, key employees, and directors. The Equity Incentive Plan allows for non-employee
director grants, which are accounted for in the same manner as employee awards. There are 11.0 million registered shares of Common Stock reserved for issuance under the Equity Incentive Plan. During the three months ended March 31, 2022, 7.2 million RSUs were considered granted under the Equity Incentive Plan for accounting purposes.
Standard employee RSUs contain both service and performance conditions wherein vesting is generally subject to a requisite four year service period, whereby the award vests 25% on the one-year
anniversary of the vesting commencement date then ratably over 36 monthly installments, subject to continuous service by the individual and achievement of the performance target, as stipulated in the notice of grant (“Liquidity Event” as defined in the underlying agreements). Founder RSUs included a portion that vested upon the closing of the Business Combination, and a portion that will vest on the first day following the lapse of the
Lock-Up
Period, the first 180 days from the consummation of the Business Combination, on which the Company Valuation equals or exceeds $1.5 billion. Due to the nature of the performance condition, recognition of compensation cost was deferred until the occurrence of the Liquidity Event. The fair values associated with the RSUs granted after the Closing Date are based on the closing price of the Company’s Common Stock on the date of grant. The fair values associated with the RSUs granted in 2022 prior to the Closing Date under the 2017 Equity Incentive Plan were estimated on the date of grant by multiplying the SPAC share market value by the Exchange Ratio and adding the value of the $15 and $20 earn out shares which is evaluated using a Monte-Carlo analysis. The remaining private scenario is evaluated using the Black-Scholes option-pricing model. The key assumptions used in this valuation are as follows.

SPAC probability	95%
Remain private probability	5%
SPAC Market Value	$736 million
Conversion Ratio	2.056
Expected annual dividend yield	0.00%
Expected volatility	84%
Risk-free rate of return	0.71%
Expected option term (years)	1.4 years
Vesting of the RSUs issued under the 2017 Equity Incentive Plan was dependent on a liquidity event, of which the Business Combination qualified under the 2017 Equity Incentive Plan as a liquidity event, which occurred on February 4, 2022. Accordingly, the Company recognized stock-based compensation expense of $18.7 million as of that date to recognize the vested portion of the awards.
CEO Award
Pursuant to the terms of his amended and restated employment agreement, Mr. Rassey, the Company’s Chief Executive Officer, was granted a RSU award of 6 million shares under the Equity Incentive Plan for accounting purposes concurrent with the closing of the Business Combination. The award is eligible to vest in installments contingent upon Mr. Rassey’s continued employment as Chief Executive Officer through the date of attainment of ten common stock share price performance goals (“Price Hurdles”), 10% of the total number of shares subject to the award are eligible to vest upon attainment of each separate identified Price Hurdle. Once any portion of the award vests based on achievement of a specific Price Hurdle, no additional portion of the award may vest based on any subsequent attainment of the same Price Hurdle on any later date during the term of the award. The fair

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value is determined by using the Monte Carlo Simulation valuation model and the assumptions below. The valuation model incorporated the following key assumptions on the date of grant:

Stock price	$7.63
Expected volatility	30.1%
Expected term (years)	10.0
Risk-free rate	1.92%
Discount for lack of marketability	6.9%
The aggregate grant date fair value of the award is $11.6 million. The derived service period under the Monte Carlo Simulation model for the equity-classified award was determined based on the median vesting time for the simulations that achieved the vesting hurdle. Stock-based compensation expense associated with each tranche under the award is recognized over the longer of the (i) derived service period of the tranche and (ii) expected service period, using the accelerated expense recognition method. It is estimated that the stock-based compensation expense for the award will be recognized over 8 years.
Stock-based compensation expense for the three months ended March 31, 2022 and 2021 was $20.4 million and $0.3 million respectively. No income tax benefit was recognized in the condensed consolidated statements of net loss and comprehensive loss and an immaterial amount of compensation was capitalized. Stock-based compensation expense was recorded in the following financial statement lines within the condensed consolidated statements of net loss and comprehensive loss:

(in thousands)	2022	2021
Cost of Revenues	$115	$4
General and Administrative	$17,545	$219
Selling & Marketing	$1,183	$—
Research & Development	$1,525	$31
As of March 31, 2022, the Company had 10.1 million granted but unvested RSUs with unrecognized stock-based compensation expense of $29.7 million remaining to be recognized over a weighted-average period of 2.1 years.
Employee Stock Purchase Plan
On February 2, 2022, the Company’s stockholders approved the 2022 Employee Stock Purchase Plan, (the “ESPP”). The ESPP provides eligible employees with a means of acquiring equity in the Company at a discounted price using their own accumulated payroll deductions. Under the terms of the ESPP, employees can elect to have amounts of their annual compensation withheld, up to a maximum set by the Board, to purchase shares of Common Stock for a purchase price equal to 85% of the lower of the fair market value per share (at closing) of Common Stock on (i) the first trading day of the offering period or (ii) the last trading day of the offering period. There are 2,150,000 shares of Common Stock reserved for issuance under the ESPP. During the three months ended March 31, 2022, there were no shares purchased under the ESPP.
Note 10. Taxes
The Company’s provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items arising in that period. The Company’s effective tax rate differs from the U.S. statutory tax rate primarily due to valuation allowances on its deferred tax assets as it is more likely than not that some, or all, of the Company’s deferred tax assets will not be realized. There was no income tax benefit for the three months ended March 31, 2022 and 2021, respectively.
Deferred tax assets and liabilities are determined based upon the differences between the unaudited condensed consolidated financial statements carrying amounts and the tax bases of existing assets and liabilities and for loss

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and credit carryforwards, using enacted tax rates
expected
to be in effect in the years in which the differences are expected to reverse. The Company has provided a full valuation allowance against the net deferred tax assets as the Company has determined that it was more likely than not that the Company would not realize the benefits of federal and state net deferred tax assets.
Note 11. Net Loss Per Share
The Company computes basic loss per share using net loss attributable to stockholders and the weighted-average number of Common Stock shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive. The Company’s potentially dilutive securities, which include stock options, unvested restricted stock awards/units, earnout awards, convertible notes, redeemable convertible preferred stock and warrants to purchase shares of stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to the Company’s stockholders’ is the same.
The reconciliation of the numerator and
denominator
for the basic and diluted earnings calculations for the three months ended March 31, 2022 and 2021 is as follows:

(in thousands, except share and per share data)	March 31, 2022	March 31, 2021
Income (loss) available to common stockholders per share:
Net loss	$(44,600)	$(12,786)
Weighted average common shares outstanding:
Basic and Diluted	60,851,683	39,063,996
Net loss per share - Basic and Diluted	$(0.73)	$(0.33)
The computation of diluted net loss per
share
excluded approximately 43 million and 45 million securities in 2022 and 2021, respectively, because their inclusion would have had an anti-dilutive effect on net loss per share
Note 12. Fair Value
Measurements
The Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021 by level within the fair value hierarchy are as follows:

	March 31, 2022
(in thousands)	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Cash sweep accounts	$57,360	$—	$—
Public warrants	$1,390	$—	$—
Private placement warrants	$—	$1,110	$—

	December 31, 2021
(in thousands)	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Cash sweep and money market accounts	$8,702	$—	$—
Related party derivative liability	$—	$—	$4,395
Legacy Fast Radius warrant liability	$—	$—	$2,968

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There were no transfers between Level 1, 2 or 3 during the three months ended March 31, 2022.
Fair Value of warrants issued to
purchase
Legacy
Fast Radius Common Stock
The following table includes a summary of the changes in fair value of the liability classified warrants issued to purchase Legacy Fast Radius common stock measured at fair value using significant unobservable inputs (Level 3) for the three months ended
March 31, 2022 and 2021:

(in thousands)	2022	2021
Beginning balance	$2,014	$87
Additions	—	507
Change in fair value	(1,475)	559
Converted to common stock	(539)	—

Ending balance	$—	$1,153

A summary of the weighted average
significant
unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability for common share warrants categorized within Level 3 of the fair value hierarchy as of February 4, 2022 (the conversion date) and December 31, 2021 is as follows:

	February 4, 2022	December 31, 2021
Legacy Fast Radius stock price	$15.69	$28.28
Term (Years)	N/A	10.71
Volatility	N/A	84.40%
Risk-free rate of return	N/A	1.52%
Dividend yield	0.00%	0.00%
Fair Value of warrants issued to purchase Legacy Fast Radius series
A-3
preferred stock
The following table includes a summary of changes in fair value of the liability classified warrants issued to purchase Legacy Fast Radius series
A-3
preferred stock measured at fair value using significant
unobservable
inputs (Level 3) for the three months ended March 31, 2022 and 2021:

(in thousands)	2022	2021
Beginning balance	$954	$112
Change in fair value	(473)	694
Converted to common stock	(481)	—

Ending balance	$—	$806

A summary of the weighted average
significant
unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability for preferred share warrants is categorized within Level 3 of the fair value hierarchy as of February 4, 2022 (the conversion date) and December 31, 2021 is as follows:

	February 4, 2022	December 31, 2021
Legacy Fast Radius stock price	15.69	$30.19
Term (Years)	N/A	11.26
Volatility	N/A	83.10%
Risk-free rate of return	N/A	1.54%
Dividend yield	0.00%	0.00%

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Related Party Derivative Liability
The following table includes a
summary
of changes in fair value of the Company’s Related party derivative liabilities related to the convertible notes measured at fair value using significant unobservable inputs (Level 3) for the three months ended March 31, 2022:

(in thousands)	2022
Beginning balance	$4,395
Change in fair value	(30)
Converted to common stock	(4,365)

Ending balance	$—

A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability categorized within Level 3 of the fair value hierarchy as of February 4, 2022 (the conversion date) and December 31, 2021 is as follows:

Energize	February 4, 2022	December 31, 2021
Cost of debt	11.0%	11.0%
Term (Years)	0.0	0.08 - 0.25
Present value factor	1	0.98 - 0.99

Drive Capital	February 4, 2022	December 31, 2021
Cost of debt	11.0%	11.0%
Term (Years)	0.0	0.08 - 0.25
Present value factor	1	0.98 - 0.99

ECP Holdings	February 4, 2022	December 31, 2021
Cost of debt	11.0%	11.0%
Term (Years)	0.0	0.08 - 0.25
Present value factor	1	0.98 - 0.99
Other
The carrying amounts reported in the condensed consolidated balance sheets for accounts receivable, accounts payable, and accrued liabilities approximate fair value due to their short-term maturities. With the exception of the Company’s Related Party Convertible Notes, the fair value of the Company’s debt approximates their carrying values based on the variable nature of interest rates and current market rates available. The Company considered its debt at December 31, 2021 to be a Level 3 measurement in the fair value hierarchy as significant judgment was involved to determine the fair value of embedded conversion features. Refer to Note 5 for further information regarding the fair value of the Company’s Related Party Convertible Notes.
Note 13. Related Party Transactions
United Parcel Service
Since Legacy Fast Radius’ inception, UPS has contributed significant amounts of capital in the form of equity and debt to Legacy Fast Radius. UPS currently has investments in Common Stock. The Company has multiple agreements with UPS, which are summarized below.
Legacy Fast Radius entered into a Discount Agreement in 2016 with UPS, which was amended in March 2017 and March 2019. Under the agreement, UPS performs advertising and brand marketing services for the Company. In exchange for the services, the Company has agreed to compensate UPS in the form of equity

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royalties which are determined based on 6% of the Company’s gross revenues. The Company determined this arrangement qualifies as a nonmonetary transaction within ASC 718. As of March 31, 2022 and December 31, 2021, the Company recognized $2.9 million and $2.5 million as a related party accrued liability on the condensed consolidated balance sheets. During the three months ended March 31, 2022 and 2021, the Company recognized $375 thousand and $227 thousand, respectively, in sales and marketing expense on its condensed consolidated statements of net loss and comprehensive loss.
Legacy Fast Radius entered into a warehouse rental agreement with UPS in January 2015. The Company leases space in a warehouse in Louisville, KY that is used for printing equipment, supplies, packages and shipping space. The Company paid $17 thousand in lease payments to UPS for the three months ended March 31, 2022 and 2021, respectively.
Legacy Fast Radius entered into a shipping service agreement with UPS in 2016 (as amended in both 2017 and 2019) for which the Company receives pickup and delivery services. The Company paid $451 thousand and $148 thousand in fees to UPS for shipping services for the three months ended March 31, 2022 and 2021, respectively.
Legacy Fast Radius entered into a
sub-lease
agreement with UPS in August 2018. The Company
sub-leases
office space from UPS in Singapore. The Company paid $3 thousand and $2 thousand in lease payments to UPS for the three months ended March 31, 2022 and 2021, respectively.
Energize Venture Fund & Ironspring Venture Fund
Energize Venture Fund LP (“Energize”) and Ironspring Venture Fund I, LP (“Ironspring”) have investments in the Company’s Common Stock. On March 12, 2021, Legacy Fast Radius signed a convertible note agreement with Energize and Ironspring, which was funded on April 13, 2021. The Company received $7.6 million in proceeds related to these notes. The notes had a stated interest rate of 6% and an effective interest rate of 58%, with all principal and interest due at maturity. Interest expense recorded on the note during the three months ended March 31, 2022 was $228 thousand. The note, including accrued and unpaid interest, was converted into Common Stock upon close of the Business Combination. Legacy Fast Radius also issued warrants to purchase 140,000 shares of Legacy Fast Radius common stock to holders of Energize that were converted into Common Stock upon the close of the Business Combination.
Drive Capital
Drive Capital has an investment in the Company’s Common Stock. On August 24, 2021, Legacy Fast Radius signed a convertible note agreement with Drive Capital, which was funded on August 24, 2021. Legacy Fast Radius received $3.0 million in proceeds related to these notes. The notes had a stated interest rate of 6% and an effective interest rate of 17%, with all principal and interest due at maturity. Interest expense recorded on the note during the three months ended March 31, 2022 was $41 thousand. The note, including accrued and unpaid interest, was converted into Common Stock upon close of the Business Combination.
ECP Holdings
On October 26, 2021, Legacy Fast Radius signed a convertible note agreement with Energy Capital Partners Holdings LP (“ECP Holdings”), an affiliate of ENNV, which was funded on October 26, 2021. Legacy Fast Radius received $7.0 million in proceeds related to these notes. The notes have a stated interest rate of 6% and an effective interest rate of 16%, with all principal and interest due at maturity. Interest expense recorded on the note during the three months ended March 31, 2022 was $92 thousand. The note, including accrued and unpaid interest, was converted into Common Stock upon close of the Business Combination.

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Palantir
Concurrently with the execution of the Merger Agreement in 2021, ENNV entered into subscription agreements with the PIPE Investors, including Palantir, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ENNV agreed to issue and sell, to the PIPE Investors the PIPE Shares for a purchase price of $10.00 per share, or an aggregate purchase price of $75.0 million, in the PIPE Investment. The PIPE Investment closed concurrently with the Business Combination on February 4, 2022. In May 2021, Legacy Fast Radius entered into a master subscription agreement with Palantir in which Legacy Fast Radius committed to utilize software and services from Palantir over the next six years for a total of $45.0 million. The software and services are related to the Company’s future plan to provide automated intelligence solutions as a service following commercialization of the Company’s Cloud Manufacturing Platform. Upon close of the Merger in February 2022, the Company made a payment to Palantir of $9.4 million and the remaining non-cancellable
future minimum payments due on this firm purchase agreement are $10.1 million.
Note 14. Subsequent Events
On May 11, 2022, the Company entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“Lincoln Park”), pursuant to which Lincoln Park has committed to purchase up to $30.0 million worth of Common Stock. Concurrently with entering into the Purchase Agreement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park, pursuant to which it agreed to register the offer and sale of shares of Common Stock available for issuance under the Purchase Agreement under the Securities Act of 1933, as amended (the “Securities Act”).
Beginning on the Commencement Date (as defined below) and thereafter, the Company has the right, but not the obligation, to deliver to Lincoln Park a purchase notice (a “Regular Purchase Notice”), directing Lincoln Park to purchase up to 100,000 shares of Common Stock (the “Regular Purchase Amount”) provided that the closing sale price of Common Stock on the purchase date is not below a threshold price set forth in the Purchase Agreement (a “Regular Purchase”). The Regular Purchase Amount may be increased to various limits, up to 400,000 shares, if the closing sale price of Common Stock on the applicable purchase date equals or exceeds certain higher threshold prices set forth in the Purchase Agreement, provided that Lincoln Park’s maximum committed purchase obligation under any single Regular Purchase may not exceed $2.0 million. The above-referenced share amount limitations and closing sale price thresholds are subject to adjustment for any reorganization, recapitalization, non-cash
dividend, stock split or other similar transaction as provided in the Purchase Agreement. The purchase price per share for each Regular Purchase will be the lower of: (i) the lowest sale price of Common Stock during the purchase date, or (ii) the average of the three lowest closing sale prices of Common Stock in the ten business days prior to the purchase date. There are no upper limits on the price per share that Lincoln Park must pay for shares of Common Stock under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.
If the Company directs Lincoln Park to purchase the maximum number of shares of Common Stock that the Company may sell in a Regular Purchase, then in addition to such Regular Purchase, and subject to certain conditions and limitations in the Purchase Agreement, the Company may direct Lincoln Park to purchase additional shares of Common Stock in accelerated purchases (each, an “Accelerated Purchase”) up to the lower of: (i) three times the number of shares of Common Stock purchased pursuant to the corresponding Regular Purchase or (ii) 30% of the trading volume on the date of each such accelerated purchase or such shorter period as provided under the Purchase Agreement. The purchase price for the additional shares is 97% of the lesser of:

•	the closing sale price for the Common Stock on the date of sale; or

•	the accelerated purchase date’s volume weighted average price of the Common Stock on the date of sale.

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The aggregate number of shares of Common Stock that the Company can sell to Lincoln Park under the Purchase Agreement may in no case exceed 14,643,920 shares (subject to adjustment as described above) of Common Stock (which is equal to approximately 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement) (the “Exchange Cap”), unless (i) Company stockholder approval is obtained to issue Purchase Shares above the Exchange Cap, in which case the Exchange Cap will no longer apply, or (ii) the average price of all applicable sales of Common Stock to Lincoln Park under the Purchase Agreement equals or exceeds $0.62 per share of Common Stock (which represents the lower of (A) the Nasdaq official closing price of the Common Stock on the trading day immediately preceding the date of the Purchase Agreement or (B) the average Nasdaq official closing price of the Common Stock for the five consecutive trading days ending on the trading day immediately preceding the date of the Purchase Agreement, adjusted such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules).
In all cases, the Purchase Agreement also prohibits the Company from directing Lincoln Park to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule
13d-3
thereunder), would result in Lincoln Park beneficially owning more than 9.99%.
As consideration for Lincoln Park’s commitment to purchase shares of Common Stock under the Purchase Agreement, the Company issued 728,385 shares of Common Stock to Lincoln Park as a commitment fee. Upon the date of the first Regular Purchase, the Company will be required to issue 182,096 shares as an additional commitment fee.
The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions. Sales under the Purchase Agreement may commence only after certain conditions have been satisfied (the date on which all requisite conditions have been satisfied, the “Commencement Date”), which conditions include the effectiveness of a registration statement covering the resale of the shares of Common Stock issued or sold by the Company to Lincoln Park under the Purchase Agreement, the filing with The Nasdaq Stock Market of a Listing of Additional Shares notification with respect to the shares of Common Stock issued or sold by the Company to Lincoln Park under the Purchase Agreement and Nasdaq having raised no objection to the consummation of transactions contemplated under the Purchase Agreement, and the receipt by Lincoln Park of a customary opinion of counsel and other certificates and closing documents.
The Purchase Agreement may be terminated by the Company at any time for any reason or for no reason, without any cost or penalty, by giving one business day notice to Lincoln Park. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Common Stock. Although the Company has agreed to reimburse Lincoln Park for a limited portion of the fees it incurred in connection with the Purchase Agreement, the Company has not and will not pay any additional amounts to reimburse or otherwise compensate Lincoln Park in connection with the transaction, other than the issuance of the shares of Common Stock being issued as a commitment fee.
There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on the Company’s ability to enter into variable rate transactions described in the Purchase Agreement), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Company may deliver Purchase Notices under the Purchase Agreement, subject to market conditions, and in light of its capital needs from time to time and under the limitations contained in the Purchase Agreement. Any proceeds that the Company receives under the Purchase Agreement are expected to be used to advance its growth strategy and for general corporate purposes.

F-
2
8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Fast Radius Operations, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Fast Radius Operations, Inc. and subsidiary (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of net loss and comprehensive loss, stockholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, since inception, the Company has experienced recurring losses from operations and generated negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Chicago, Illinois
March 30, 2022 (June 3, 2022, as to the effects of the reverse recapitalization described in Note 1)
We have served as the Company’s auditor since 2021.

Fast Radius Operations, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$8,701,895	$18,494,248
Accounts receivable, net of allowances for doubtful accounts of $929,800 and $404,755, respectively	7,015,278	5,046,497
Inventories	448,771	274,311
Prepaid production costs	986,498	283,553
Prepaid expenses and other current assets	4,422,307	623,292

Total current assets	$21,574,749	$24,721,901
Non-current assets
Property and equipment, net	9,528,427	2,664,366
Other non-current assets	534,915	336,923

Total assets	$31,638,091	$27,723,190

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$3,987,129	$1,528,790
Accrued compensation	3,096,556	1,350,539
Accrued and other liabilities	11,610,233	167,384
Advances from customers	258,089	25,012
Accrued liabilities – related parties	2,513,347	1,313,062
Deferred revenue	—	5,350
Warrant liability	2,968,435	199,408
Current portion of long-term debt	13,265,588	413,930

Total current liabilities	$37,699,377	$5,003,475

Other long-term liabilities	396,258	—
Term loans - net of current portion and debt issuance costs	16,775,836	314,389
Related party convertible notes and derivative liabilities	16,856,558	—

Total liabilities	$71,728,029	$5,317,864

Commitments and contingencies (Note 11)		—
Stockholders’ equity (deficit)
Common Stock, $0.0001 par value, 350,000,000 authorized; 39,913,100 and 38,654,855 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	3,991	3,865
Additional paid-in capital	83,399,444	78,010,936
Accumulated deficit	(123,493,373)	(55,609,475)
Total stockholders’ equity (deficit)	(40,089,938)	22,405,326
Total liabilities and stockholders’ equity (deficit)	$31,638,091	$27,723,190

See accompanying notes to the consolidated financial statements.

Fast Radius Operations, Inc.
CONSOLIDATED STATEMENTS OF NET LOSS AND COMPREHENSIVE LOSS

For the years ended	December 31, 2021	December 31, 2020
Revenues	$20,012,064	$13,966,251
Cost of revenues	20,299,677	12,038,769

Gross profit	(287,613)	1,927,482
Operating expenses
Sales and marketing	22,721,423	8,327,910
General and administrative	32,974,231	12,043,879
Research and development	5,035,963	2,959,330

Total operating expenses	60,731,617	23,331,119
Loss from operations	(61,019,230)	(21,403,637)
Change in fair value of warrants	(1,781,280)	(80,040)
Change in fair value of derivative liability	(208,000)	—
Interest income and other income	1,318	120,549
Interest expense, including amortization of debt issuance costs	(4,876,706)	(308,266)

Loss before income taxes	(67,883,898)	(21,671,394)
Income tax expense (benefit)	—	—

Net loss and comprehensive loss	$(67,883,898)	$(21,671,394)

Net loss per share
Basic and diluted	$(1.64)	$(0.56)
Weighted average shares outstanding:
Basic and diluted	41,454,582	38,900,813

See accompanying notes to the consolidated financial statements.

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32

Fast Radius Operations, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Convertible Preferred Equity	Amount	Common Stock	Amount	Treasury Stock	Amount	APIC	Accumulated Deficit	Total
Balance at January 1, 2020	15,430,205	$66,290,289	1,194,163	$119	(650,000)	$(221,000)	$2,525,228	$(33,717,081)	$(31,412,734)
Retroactive application of recapitalization	(15,430,205)	(66,290,289)	31,649,506	3,165	650,000	221,000	66,287,124	(221,000)	66,290,289
Adjusted balance at January 1, 2020	—	—	32,843,669	3,284	—	—	68,812,352	(33,938,081)	34,877,555
Net loss								(21,671,394)	(21,671,394)
Issuance of equity warrant s							200,373		200,373
Issuance of stock			1,219,281	122			7,999,839		7,999,961
Exercise of stock options and release of notes’ recourse provision			4,591,905	459			6,292		6,751
Share -based compensation							992,080		992,080

Balance at December 31, 2020	—	$—	38,654,855	$3,865	—	$—	$78,010,936	$(55,609,475)	$22,405,326

Balance at January 1, 2021	16,023,234	$74,290,250	3,427,555	$343	(650,000)	$(221,000)	$3,724,208	$(55,388,475)	$(51,884,924)
Retroactive application of recapitalization	(16,023,234)	(74,290,250)	35,227,300	3,522	650,000	221,000	74,286,728	(221,000)	74,290,250
Adjusted balance at January 1, 2021	—	—	38,654,855	3,865	—	—	78,010,936	(55,609,475)	22,405,326
Net loss								(67,883,898)	(67,883,898)
Issuance of equity warrants to related party							2,200,658		2,200,658
Issuance of equity warrants							2,245,000		2,245,000
Exercise of stock options and release of notes’ recourse provision			1,258,245	126			87,454		87,580
S hare -based compensation							855,396		855,396

Balance at December 31, 2021	—	$—	39,913,100	$3,991	—	$—	$83,399,444	$(123,493,373)	$(40,089,938)

See accompanying notes to the consolidated financial statements

Fast Radius Operations, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended	December 31, 2021	December 31, 2020
Cash flows from operating activities
Net loss	$(67,883,898)	$(21,671,394)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,653,318	841,736
Amortization of deferred financing fees and convertible debt discount	3,484,753	116,857
Stock-based compensation	855,396	992,082
Compensation expense related to equity classified warrants	—	200,373
Change in fair value of warrants	1,781,280	80,040
Change in fair value of derivative liability	208,000	—
Provision for doubtful accounts	641,357	710,882
Loss on disposal of assets	227,800	—
Changes in operating assets and liabilities
Accounts receivable	(2,610,138)	(1,840,412)
Inventories	(174,460)	(12,676)
Prepaid production costs	(702,945)	96,734
Prepaid expenses and other current assets	(3,311,925)	(635,941)
Accounts payable	2,335,077	(138,229)
Accrued compensation and other liabilities	14,785,409	550,733
Advances from customers	233,077	(85,466)
Deferred revenue	(5,350)	(102,845)
Other	(287,872)	(6,250)

Cash used in operating activities	$(48,771,121)	$(20,903,776)

Cash flows from investing activities
Additions to property, plant and equipment	(8,621,917)	(711,727)

Cash used in investing activities	$(8,621,917)	$(711,727)

Cash flows from financing activities
Proceeds from term loans	$31,486,824	427,615
Repayment of term loans	(948,928)	(3,140,783)
Proceeds from convertible notes and warrants with related parties	17,600,000	—
Proceeds from equity contributions	—	7,999,961
Convertible notes issuance costs	(124,791)	—
Proceeds from exercise of stock options	87,580	6,750

Payment of deferred financing costs	(500,000)	—

Cash provided by financing activities	$47,600,685	$5,293,543

Change in cash and cash equivalents	(9,792,353)	(16,321,960)
Cash and cash equivalents, beginning of period	18,494,248	34,816,208

Cash and cash equivalents, end of period	$8,701,895	$18,494,248

Supplemental disclosure of cash flow information
Issuance of liability classified warrants in connection with debt	$987,747	$86,963
Issuance of equity classified warrants in connection with debt	$4,445,658	$—
Capital expenditures not yet paid	$239,261	$116,000
Interest paid	$854,078	$110,420

See accompanying notes to the consolidated financial statements.

F-
34

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1 – Nature of Operations and Basis of Presentation
Fast Radius Operations,
Inc., which was incorporated in the United States in 2017 (“Fast Radius” or the “Company”), is a cloud manufacturing and digital supply chain company. The Fast Radius solution combines a proprietary software platform with physical infrastructure to enable accelerated product development and digital tools for product engineers.
The Company is headquartered in Chicago, Illinois, with additional operating locations in Atlanta, Georgia; Louisville, Kentucky; and Singapore. The Company’s operations in Louisville, Kentucky are located within the Worldport facility of United Parcel Service, Inc. (“UPS”), enabling parts to be produced and shipped late into the evening for overnight distribution around the world. The Company has an operating subsidiary located in Singapore.
On July 18, 2021, ECP Environmental Growth Opportunities Corp., a Delaware corporation (“ENNV”), and ENNV Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENNV (“Merger Sub”), entered into an Agreement and Plan of Merger (as it was amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Fast Radius, pursuant to which Merger Sub will merge with and into Fast Radius, with Fast Radius surviving the merger as a wholly owned subsidiary of ENNV (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).
On February 4, 2022, pursuant to the Merger Agreement, Fast Radius consummated the Business Combination. Subject to the terms of the Merger Agreement, all of the issued and outstanding shares of Fast Radius were converted into an aggregate of (i) 65,000,000 shares of Common Stock, par value $0.0001 per share, of ENNV at a deemed value of $10.00 per share (including 11,196,271 shares of Common Stock underlying exchanged options, vested RSUs and exchanged RSUs) and (ii) the contingent right to receive during the earnout period certain additional shares of the Company’s common stock as specified in the Merger Agreement (the “Merger Earnout Shares”), in two equal tranches of 5,000,000 shares of the Company’s Common Stock, upon the satisfaction of certain price targets set forth in the Merger Agreement. The transaction provided all holders of the Company’s Common Stock with shares of Common Stock of the continuing public company. Upon close of the Business Combination, ENNV changed its name to Fast Radius, Inc. and the Company changed its name to Fast Radius Operations, Inc. As of December 31, 2021, the Company capitalized $3.6 million in direct and incremental equity issuance-related transaction costs within prepaid expenses and other current assets on the consolidated balance sheet, of which $3.1 million was not yet paid as of December 31, 2021 and was presented within accrued and other liabilities on the consolidated balance sheet.
The Merger will be accounted for as a reverse recapitalization (the “Reverse Recapitalization”) in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, ENNV is treated as the “acquired” company and Fast Radius is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Fast Radius issuing stock for the net assets of ENNV, accompanied by a recapitalization. The net assets of ENNV are stated at historical cost, with no goodwill or other intangible assets recorded.
Fast Radius was determined to be the accounting acquirer based on the following predominant factors:

•	Fast Radius stockholders have the largest portion of voting rights in the post Business Combination Company;

•	Fast Radius stockholders have the ability to elect the majority of the directors to the post Business Combination Company’s board of directors (the “Board”);

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35

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

•	Fast Radius’ management comprise the management of the post Business Combination Company;

•	Fast Radius’ operations comprise the ongoing operations of the post Business Combination Company;

•	Fast Radius is the larger entity based on historical revenues and business operations; and

•	The post Business Combination Company assumed Fast Radius’ name.
The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Fast Radius. The shares and corresponding capital amounts and losses per share, prior to the Business Combination, have been retroactively restated based on shares reflecting the exchange ratio established in the Business Combination, unless otherwise noted. Activity within the Statements of Stockholders’ Equity (Deficit) for the issuance and repurchases of Fast Radius redeemable convertible preferred stock were also retroactively converted to Fast Radius common stock.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP. No transactions have been recorded to accumulated other comprehensive income or loss through December 31, 2021.
Principles of Consolidation
The Company’s consolidated financial statements reflect its financial statements and those of its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.
Risks and Uncertainties
The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, new customer acquisition, the need for additional funding, competition from substitute products and services from larger companies, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology. The Company has financed its operations through issuances of debt and preferred stock since inception. The Company’s long-term success is dependent upon its ability to successfully market its products and services; grow revenue; control operating costs and expenses; meet its obligations; obtain additional capital when needed; and, ultimately, achieve profitable operations.
COVID-19
Impact
In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus
(“COVID-19”)
to be a pandemic. The
COVID-19
pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential
businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and cancelled or shifted its conferences and other events to virtual-only through the date of these consolidated financial statements. The
COVID-19
pandemic has impacted and may continue to impact the Company’s business operations, including its employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of the pandemic’s continued effects over time.
COVID-19
and other similar outbreaks, epidemics or pandemics could have a

F-
36

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.
Going Concern Consideration
The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
Since inception, the Company has generated recurring losses which have resulted in an accumulated deficit of $123.5 million and $55.6 million as of December 31, 2021 and December 31, 2020, respectively, and expects to incur additional losses in the future. The Company is still in the growth stage of its business and expects to continue to make substantial investments in its business, including in the expansion of its product portfolio and research and development, sales and marketing teams, in addition to incurring additional costs as a result of being a public company. The Company believes the cash it obtained from the Business Combination and the private placement that occurred substantially concurrently with the consummation of the Business Combination (the “PIPE Investment”), are not sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of the issuance of these financial statements. As a result of the Company’s history of losses and negative cash flows from operations, and because its plans to obtain additional capital have not been completed at the time of the issuance of these consolidated financial statements, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued. The Company expects to generate additional cash to fund its growth through future debt or equity transactions; however, there can be no assurance that the Company will be able to obtain other debt or equity financing on terms acceptable to the Company, if at all. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives. The Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.
The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.
Note 2 – Summary of Significant Accounting Policies
Emerging Growth Company
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.
Use of Estimates
The preparation of the consolidated interim financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, related disclosure of contingent assets and liabilities at the date of the financial statements, and the

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37

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

reported amounts of revenues and expenses for the periods presented. The Company’s most significant estimates and judgements involve valuation of the Company’s debt and equity securities, including assumptions made in the fair value of warrants, derivatives, and stock-based compensation; the useful lives of fixed assets; and allowances for doubtful accounts. Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions prove not to be substantially accurate, even if such assumptions are reasonable whe
n made.

Segment Information
The Company operates and manages its business as one operating and reportable segment. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on an aggregate basis for purposes of evaluating financial performance and allocating resources. The Company’s long-lived assets and customers are all substantially located in the United States.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of 90 days or less, or with the ability to redeem amounts on demand, to be cash and cash equivalents. The carrying amount of cash equivalents are reported at cost, which approximates their fair value.
Accounts Receivable
In evaluating the collectability of accounts receivable, the Company assesses a number of factors, including specific customers’ abilities to meet their financial obligations, the length of time a receivable is past due, and historical collection experience. If circumstances related to specific customers change, or economic conditions deteriorate such that the Company’s past collection experience is no longer relevant, its estimate of the recoverability of accounts receivable could be further reduced from the levels provided for in the consolidated financial statements. All accounts or portions thereof considered uncollectible are written off to the allowance for doubtful accounts in the period this information becomes known. Recoveries of trade receivables previously written off are recorded when received.

The components of accounts receivable are as
follows:

	December 31, 2021	December 31, 2020
Trade receivables	$7,945,078	$5,451,252
Allowance for doubtful accounts	(929,800)	(404,755)

Total accounts receivable	$7,015,278	$5,046,497
The following table summarizes activity in the allowance for doubtful accounts
:

	December 31, 2021	December 31, 2020
Balance at beginning of period	$(404,755)	$(190,205)
Provision for uncollectible accounts	(641,357)	(710,882)
Uncollectible accounts written off	116,312	496,332

Balance at end of period	$(929,800)	$(404,755)

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38

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Significant Customers and Concentration of Credit Risks
The Company is subject to credit risk primarily through its accounts receivable. Credit is extended to customers based on a credit review. The credit review considers each customer’s financial condition, including the customer’s established credit rating or the Company’s assessment of the customer’s creditworthiness based on their financial statements absent a credit rating, local industry practices, and business strategy. A credit limit and terms are established for each customer based on the outcome of this review. The Company performs on-
going credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. The Company generally does not require collateral. The Company regularly evaluates the credit risk of its customers.
Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For the customers identified, revenue as a percentage of total revenue and accounts receivable as a percentage of net accounts receivable are as follows:

	December 31, 2021	December 31, 2020
Revenue for the years ended
Customer A	<10%	21.6%

	December 31, 2021	December 31, 2020
Accounts receivable
Customer A	<10%	24.2%
Customer B	<10%	13.3%

Inventories
The Company’s inventories consist of raw materials,
work-in-process,
and finished goods, and costs incurred directly or indirectly in production, which includes labor and overhead. Certain items in inventory require limited assembly procedures to be performed before shipping the items to customers. Inventories are stated at the lower of cost and net realizable value. As virtually all inventory is made to customers’ specific orders, finished goods inventory is typically shipped to the customer upon completion.
Inventories consisted of the following:

	December 31, 2021	December 31, 2020
Raw materials	$432,461	$162,397
Work-in-process	16,310	107,770
Finished goods	—	4,144

Total Inventories	$448,771	$274,311
Cost is determined using the weighted-average method. The Company performs on-going
evaluations and records adjustments for slow-moving and obsolete items, based upon factors surrounding the inventory age, amount of inventory on hand and projected sales. Inventory provisions based on obsolescence and inventory in excess of forecasted demand are recorded through cost of revenues in the consolidated statements of net loss and comprehensive loss.
Property and Equipment, net
The Company’s property and equipment primarily consists of advanced manufacturing machinery, quality measurement equipment, other manufacturing infrastructure, office equipment and furniture, computer hardware,

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39

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

internally developed software, and networking equipment. Depreciation is computed using the straight-line method over the estimated useful life by asset category, or in the case of leasehold improvements, the shorter of the lease term including any renewal periods reasonably assured to be exercised at inception, or the estimated useful life of the asset category. Repairs and maintenance are expensed as incurred, while betterments and improvements that the Company determines extend the useful life or add functionality of property and equipment are capitalized. Property and equipment are depreciated over the estimated useful life of the asset categories as follows
:

Advanced Manufacturing Machinery & Quality Equipment	5 – 10 Years
Computer & Office Hardware	5 Years
Furniture & Fixtures	7 Years
Internally Developed Software	3 – 5 years
Leasehold Improvements	Lesser of lease term or estimated useful life

The Company periodically reviews each asset category’s estimated useful life based upon actual experience and expected future utilization. A change in useful life is treated as a change in accounting estimate and is applied prospectively.
The Company reviews the carrying amounts of property and equipment for potential impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating recoverability, the Company groups assets and liabilities at the lowest level such that the identifiable cash flows relating to the group are largely independent of the cash flows of other assets and liabilities, which are each determined to be an asset group. The Company then compares the carrying amount of each asset group to the estimated undiscounted future cash flows attributable to the asset group. If the estimated undiscounted future cash flows for the asset group are not at least equal to the carrying amount, the Company estimates the fair value of the asset group and an impairment charge is recorded at the amount by which the carrying amount of the asset or asset group exceeds the fair value, if applicable. In addition, the remaining depreciation period for the impaired asset or asset group would be reassessed and, if necessary, revised. For the years ended December 31, 2021 and December 31, 2020, the Company did not recognize any impairment of its property and equipment. Refer to Note 4 for further information regarding property and equipment.
Software
applications
developed for internal use are capitalized as internally developed software. Costs are capitalized when: (i) the preliminary project stage is completed (i.e., the application development stage) and (ii) it is probable that the software will be completed and used for its intended function. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred for maintenance, minor upgrades and enhancements are expensed as incurred within general and administrative expense in the consolidated statements of net loss and comprehensive loss.
Debt and Deferred Financing Fees
Debt discounts are presented on the balance sheet as a direct deduction from the carrying amount of that related debt. Refer to Note 5 for further information regarding debt.
Costs incurred in connection with the Company’s debt instruments consist principally of debt issuance costs and have been deferred and are being amortized over the terms of the related debt agreements using the effective interest method. Deferred financing fees are presented on the consolidated balance sheets as direct reductions to debt balances.

F-
40

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Research and Development Costs
Management invests resources to advance the development of its products and services for its customers, including the development of the cloud manufacturing software platform. Research and development costs represent costs incurred to support the advancement of new product platforms, consumables, and activities to enhance manufacturing capabilities. Research and development costs are comprised of prototype parts, design expense, employee-related personnel expense, and an allocated portion of overhead costs. Research and development costs are expensed as incurred.
Net Loss Per Share
Basic net loss per share attributable to stockholders is computed by dividing net loss attributable to the Company’s stockholders by the weighted-average number of common shares outstanding during the period without consideration of potentially dilutive Common Stock. Diluted net loss per share attributable to the Company’s stockholders reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock or resulted in the issuance of Common Stock that then shared in the earnings of the Company unless inclusion of such shares would be anti-dilutive. For periods in which the Company reports net losses, diluted net loss per common share attributable to the Company’s stockholders is the same as basic net loss per common share attributable to the Company’s stockholders, because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Refer to Note 14 for further information regarding net loss per share.
Advertising Costs
Advertising costs are expensed as incurred. Advertising expenses consist primarily of media advertising costs, trade and customer marketing expenses, sales and marketing related personnel, and public relations expenses which aim to strengthen the leadership of the Company’s brand in key vertical markets. Advertising costs were approximately $7.9 million and $1.2 million for the years ended December 31, 2021 and 2020, respectively. All advertising expenses are recorded in Sales and marketing expense in the consolidated statements of net loss and comprehensive loss.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and net operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of net loss and comprehensive loss in the period that includes the enactment date. Deferred income tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred income tax assets will not be realized. The Company does not have any uncertain tax positions.
A valuation allowance is provided unless it is more likely than not that the deferred tax asset will be realized. Assessing whether deferred tax assets are realizable requires significant judgement. In the determination of the appropriate valuation allowance, the Company considers future reversals of existing taxable temporary differences, the most recent projections of future business results, prior earnings history, carry back and carry forward periods, and prudent tax strategies. Assessments for the realization of deferred tax assets made at a given balance sheet date are subject to change in the future. Refer to Note 6 for further information regarding income taxes.

F-
41

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation—Options, RSUs and Warrants
The Company accounts for stock-based compensation awards in accordance with Financial Accounting Standards Board (“FASB”) ASC 718,
Compensation—Stock Compensation
(“ASC 718”). ASC 718 requires all stock-based payments to employees and nonemployees, including grants of stock options, restricted stock, restricted stock units (“RSUs”), and modifications to existing stock awards, to be recognized in the statements of net loss and comprehensive loss based on their fair values. The Company’s stock-based awards are comprised of stock options and RSUs. The Company estimated the fair value of its Common Stock options when granted using the Black Scholes option-pricing model and RSUs when granted using the estimated Common Stock value.
The Company’s stock-based awards are subject to service and/or performance-based vesting conditions. The Company recognizes compensation expenses for awards with only a service condition over the explicit service period using the straight-line method. For awards subject to a service and performance condition, compensation cost is recognized over the longer of the explicit, implicit, or derived period using the accelerated attribution method for cost allocation, as long as the performance condition is probable of achievement. At each reporting period, the Company evaluates the probability that its performance-based stock options will be earned and adjusts its previously recognized compensation expense as necessary. If the achievement of the respective performance metrics is not probable or the respective performance goals are not met, the Company reverses its previously recognized compensation expense. In accordance with ASC 718, excess tax benefits realized from the exercise of stock-based awards are classified as cash flows from operating activities. All excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) are recognized as income tax expense or benefit in the consolidated statements of net loss and comprehensive loss.
The Company accounts for stock-based compensation awards issued to nonemployees for services, as prescribed by ASC 718, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable using the measurement date guidelines enumerated in Accounting Standards Update (“ASU”)
2018-07,
Improvements to Nonemployee Share-Based Payment Accounting
(“ASU
2018-07”).
The Company has elected to account for forfeitures as they occur for both employee and nonemployee awards. Refer to Note 9 for further information regarding stock-based compensation.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.
The Company has determined the estimated fair value of its financial instruments including stock-based awards, derivatives, and certain warrants, which are accounted for as liabilities, based on appropriate valuation methodologies; however, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company could realize in a current market exchange. The estimated fair values can be materially affected by using different assumptions or methodologies.
The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents represent cost, which approximates fair value. The carrying amounts reported in the consolidated balance sheets for accounts

F-
42

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

receivable,

accounts payable, and accrued liabilities approximate fair value due to their short-term maturities. With the exception of the Company’s Related Party Convertible Notes, the fair value of the Company’s debt approximates their carrying values based on the variable nature of interest rates and current market rates available. The Company considers its debt to be a Level 3 measurement in the fair value hierarchy as significant judgment is involved to determine the fair value of embedded conversion features. Refer to Note 10 for further information regarding fair value.
Redeemable Convertible Preferred Stock
Prior to the Business Combination,
Fast Rad
ius’ Series Seed, Seed-1, A-1, A-2, A-3, and B Convertible Preferred Stock (collectively the “Preferred Stock”) were classified in temporary equity as they contained terms that could force Fast Radius to redeem the shares for cash or other assets upon the occurrence of an event not solely within Fast Radius’ control. Fast Radius adjusted the carrying values of the Preferred Stock each reporting period to the redemption value inclusive of any declared and unpaid dividends.
All Preferred Stock previously classified as temporary equity was retroactively adjusted and reclassified to permanent equity as a result of the Business Combination. As a result of the Business Combination, each share of Preferred Stock that was then issued and outstanding was automatically converted into Fast Radius common stock, such that each converted share of Preferred Stock was no longer outstanding and ceased to exist. Each share of Fast Radius common stock, including the Fast Radius common stock issued upon conversion of Fast Radius Preferred Stock, was converted into and exchanged for 2.056 (the “Exchange Ratio”) shares of the post Business Combination Company’s common stock. The Exchange Ratio was established pursuant to the terms of the Merger Agreement.
Warrants
The Company accounts for its warrants issued with other debt and equity instruments in accordance with ASC 480,
Distinguishing Liabilities from Equity
(“ASC 480”), and ASC 718. In the event the terms of the warrants qualify for classification as a liability rather than equity, the Company accounts for the instrument as a liability recorded at fair value each reporting period with the change in fair value recognized through earnings. Refer to Note 8 for further information regarding warrants.
Treasury stock
Fast Radius historically repurchased a portion of its previously issued common stock that was classified on the Consolidated Balance Sheet as Treasury Stock. Immediately prior to the completion of the Business Combination, all treasury shares of Fast Radius were retired.
Revenue Recognition
The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contracts; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The

Company’s primary source of revenue is from product sales of manufactured parts. Fast Radius has contracts with customers where the transfer of control of the specified good varies from contract to contract, but predominantly occurs upon shipment. The Company does not act as an agent in any of its revenue arrangements. Fast Radius seldom offers assurance-type warranties in the ordinary course of business; however, when such warranties are included, they generally have a service life of four years beginning from the date of product purchase. In the event of a failure of products covered under the warranties, the Company may repair or replace the products at the customer’s discretion. As of December 31, 2021 and 2020, the Company has
no
t incurred any warranty related costs related to products covered by this warranty.
The Company also derives revenue from consulting agreements, in which the Company produces digital assets (CAD files) and physical assets (prototypes). For consulting contracts, the deliverables are combined to be one performance obligation within the context of the contract, and revenue is recognized over time or at a point-in-
time based on contract terms. Revenue is recognized over time when the customer legally controls the work-in-
process associated with the Company’s performance. Revenue is measured by the costs incurred to date relative to the estimated total direct costs to fulfill each contract
(cost-to-cost
method). Incurred costs represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Contract costs include hourly labor, materials, and overhead. Otherwise revenues are recognized at a point-in-time
when control has transferred to the customer.
Payments are generally due within a range of 30 to 90 days after the performance obligation has been satisfied. Revenue from consulting agreements is not material.
The Company charges certain customers shipping and handling fees. These fees are recorded within revenue after transfer of control of the products to customers. Revenues related to shipping and handling were $0.8 million and $0.4 million in 2021 and 2020, respectively. When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of revenues as incurred.
The Company will contract with third parties to produce certain components of a customer order. Costs paid in advance of production are recorded in current assets as prepaid production costs until control of the product is transferred to the customer. Under such outsourced manufacturing arrangements, the Company is the primary obligor to its customer.
Contract liabilities consist of fees paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.
Contract

assets are recorded when the Company has a right to consideration in exchange for goods or services that it has transferred to a customer but for which payment is conditional on more than just the passage of time. Given the nature of the Company’s contracts, the Company did no
t have any contract assets as of Dec
ember 31,
2021 or 2020, respectively. Refer to Note 3 for further information regarding revenue.
Leases
The
Company leases certain equipment
,
office space and its corporate headquarters under
non-cancelable
lease agreements which are accounted for as operating leases. The Company recognizes operating lease minimum rentals on a straight-line basis over the lease term. Executory costs such as real estate taxes and maintenance, and contingent rentals based on the volume of actual utilization are recognized as incurred. The difference between cash rent payments and the recognition of straight-line rent expense is recorded as deferred rent. The
Company

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

records
deferred rent in other
non-current
liabilities on the consolidated balance sheets. The lease term, which includes all renewal periods that are considered to be reasonably assured of being exercised, begins on the date the Company has access to the leased asset. Refer to Note 11 for further information regarding leases.
Recently issued accounting pronouncements
Recently Adopted Accounting Pronouncements
In August 2018, the FASB issued ASU
No. 2018-15,
Intangibles — Goodwill and Other —
Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software (and hosting arrangements that include an
internal-use
software license). The standard was effective for annual reporting periods beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic 470-
20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
, which simplifies accounting for convertible instruments. More convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. The ASU also simplifies the diluted EPS calculation in certain circumstances. The ASU is effective for smaller reporting companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2020. The ASU allows entities to use either a modified retrospective or full retrospective transition method. The Company early adopted this standard effective January 1, 2021 noting no material effects on its consolidated financial statements.
Recently Issued Accounting Pronouncements not yet adopted as of December 31, 2021
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes
, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in ASC 740,
Income Taxes
. It also clarifies certain aspects of the existing guidance to promote more consistent application. This standard is effective for calendar-year private companies with fiscal years beginning after December 15, 2022 and interim periods within that year, and early adoption is permitted. The Company is currently in the process of evaluating the impact the new standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU
2016-02,
Leases
(“ASC 842”), which requires lessees to recognize a
right-of-use
asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification of the lease as a finance or operating lease. On April 8, 2020, the FASB, pursuant to ASU
2020-05,
voted to defer the effective date for ASC 842 for one year. For private companies, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is in the process of evaluating the effects of adopting this ASU on its consolidated financial statements.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments
, and subsequent related amendments, which requires the use of a new current

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

expected
credit loss (“CECL”) model in estimating allowances for doubtful accounts with respect to accounts receivable and notes receivable. Receivables from revenue transactions, or trade receivables, are recognized when the corresponding revenue is recognized under ASC 606. The CECL model requires that the Company estimate its lifetime expected credit loss with respect to these receivables and record allowances which are deducted from the balance of the receivables, which represent the estimated net amounts expected to be collected. Given the generally short-term nature of trade receivables, the Company does not expect to apply a discounted cash flow methodology. However, the Company will consider whether historical loss rates are consistent with expectations of forward-looking estimates for its trade receivables. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is in the process of evaluating the effects of adopting this ASU on its consolidated financial statements.
NOTE 3 - REVENUES
The Company charges certain customers shipping and handling fees. These fees are recorded within revenue when incurred after transfer of control of the products to customers. Revenues related to shipping and handling fees were $0.8 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively. When shipping and handling services are performed before transfer of control to customers, they are accounted for as a fulfillment cost and are included in cost of revenues when incurred.
The Company will contract with third parties to produce certain components of a customer order. Costs paid in advance of production are recorded in current assets as prepaid production costs until control of the product is transferred to the customer. Under such outsourced manufacturing arrangements, the Company is the primary obligor to its customer.
Contract assets are recorded when the Company has a right to consideration in exchange for goods or services that it has transferred to a customer but for which payment is conditional on more than just the passage of time. Contract liabilities consist of fees paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria. The Company did not have any contract assets as of December 31, 2021 or 2020, respectively. Deferred revenue (contract liabilities) is recognized when a customer pays consideration before the Company transfers goods or provide services and was
$5
thousand as of December 31, 2020. There were no contract liabilities as of December 31, 2021. During the year ended December 31, 2021, the amount of revenue recognized that was included in deferred revenue as of December 31, 2020 was not significant.

Disaggregation of Revenues
The Company’s primary sources of revenue are from one revenue stream, product sales of manufactured parts. The Company is also presenting a disaggregation of revenue by geographical region (based on the external customer’s location) for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
Revenues
Americas	$18,947,044	$12,946,158
Europe	499,294	476,087
Asia Pacific	565,726	544,006

Total	$20,012,064	$13,966,251

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PROPERTY AND EQUIPMENT
Property and equipment, net, consisted of the following:

	December 31, 2021	December 31, 2020
Advanced manufacturing machinery & quality equipment	$5,705,034	$3,016,377
Software	2,912,107	—
Computer & office hardware	1,148,944	657,972
Furniture and fixtures	38,473	34,753
Leasehold improvements	3,048,419	699,278

Total property and equipment	$12,852,977	$4,408,380
Less: accumulated depreciation and amortization	(3,324,550)	(1,744,014)

Property and equipment (Net)	$9,528,427	$2,664,366

Depreciation and amortization expense for the years ended December 31, 2021 and 2020, was $1.7 million and $0.8 million, respectively
.

NOTE 5 –DEBT
The following is a summary of short- and long-term debt:

	December 31, 2021	December 31, 2020
2018 ATEL Loan	$—	$359,594
2020 MFS Loan	314,637	384,604
Manufacturers Capital Promissory Notes	967,710	—
Related Party - Energize Convertible Debt	7,600,000	—
2020 SVB Loan	10,225,000	—
2021 SVB Loan	20,800,000	—
Related Party - Drive Capital Convertible Debt	3,000,000	—
Related Party - ECP Holdings Convertible Debt	7,000,000	—

Total Outstanding Principal	$49,907,347	$744,198
Less: Discounts	(6,816,026)	—
Less: Deferred financing fees	(588,339)	(15,879)

Total Outstanding debt	$42,502,982	$728,319
Fair value of derivatives	4,395,000	—

Total Debt and derivative liabilities	$46,897,982	$728,319

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The

following is the summary of future principal repayments of debt:

Amounts
2022	$15,059,584
2023	30,690,676
2024	3,949,970
2025	207,117

Total	$49,907,347

2018 ATEL Loan
On October 4, 2018, the Company entered into a credit agreement with ATEL Ventures (“ATEL”) with a principal amount up to $3.0 million to finance equipment purchases (hereafter referred to as the “ATEL Loan”). All advances under the agreement are collateralized by the specific equipment financed in accordance with the agreement terms. On December 31, 2018, the Company financed the acquisition of advanced manufacturing equipment and machinery in the amount of $1.1 million. The loan required 36 monthly payments of principal and interest, with a maturity date of November 1, 2021. The loan did not have a stated interest rate; therefore, the Company calculated the imputed interest rate using the
Yield-to-Maturity
(YTM) method. The imputed interest rate for the periods ended December 31, 2021 and 2020, was approximately 5.8% and 5.6%, respectively. In conjunction with the agreement, the Company issued a warrant to ATEL to purchase up to 91,755 shares of the Company’s Series
A-3
Preferred Stock. As the Company only borrowed
one-third
of the total available financing, only
one-
third of the total 91,755 warrants were granted. These warrants are accounted for pursuant to ASC 480. As of December 31, 2021, the Company has issued 32,405 warrants to ATEL in conjunction with the debt agreement. The agreement includes provisions allowing for an optional prepayment, default interest, and acceleration upon events of default that are outlined within the agreement. On November 1, 2021, the ATEL loan was paid in full, including the outstanding interest and principal balance.
2018 SVB Loan
On October 12, 2018, the Company entered into a term loan agreement with Silicon Valley Bank (“SVB”) for $3.0 million (hereafter referred to as the “2018 SVB loan”). The term loan required monthly payments of principal and interest, with all remaining principal and interest due on September 1, 2022. The term loan had an interest rate of prime rate + 1.25%. The loan was substantially collateralized by personal property and equity, as guaranteed by the Company. The term loan agreement did not contain financial covenants. In conjunction with the term loan, the Company issued warrants for the purchase of up to 46,636 shares of Common Stock at an exercise price of $0.45 per share. The warrants were recorded as a discount to the term note. Refer to Note 8 for information regarding redeemable warrants.
On February 19, 2020, the Company extinguished the 2018 SVB loan by repaying the outstanding interest and principal balance. The Company also expensed the remainder of the deferred financing fees associated with the loan.
2020 MFS Loan
On November 4, 2020, the Company entered into a secured loan agreement with Manufacturers Financing Services (“MFS”) for $0.4 million to finance the purchase of printing equipment. The loan required a 10% down payment at the time of origination, with 60 monthly payments of $7 thousand inclusive of principal and interest to be paid through December 1, 2025. The imputed interest rate for the periods ended December 31, 2021
and

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2020
was approximately 3.4% and 4.1%, respectively. The loan agreement does not contain any financial covenants. The loan is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $315 thousand as of December 31, 2021.
2020 SVB Loan
On December 29, 2020, the Company entered into a term loan credit agreement with SVB with a maximum credit extension of $6.5 million (“2020 SVB loan”). On March 12, 2021, the agreement was amended to increase the maximum credit extension to $10.0 million. The credit agreement defines two tranches of “availability” for advances. The first tranche must be drawn by May 31, 2021 and the second tranche must be drawn by September 30, 2021. The agreement requires monthly interest payments of 4.9% on the outstanding principal and monthly principal payments of $277.8 thousand beginning January 1, 2022. The term of the loan is the earlier to occur of the 36th month after the last tranche of funding and no later than December 1, 2024. The interest rate on the term loan is the greater of (a) the prime rate + 1.0%, or (b) 2.25%.
In connection with acquiring the financing from the 2020 SVB loan, the Company issued warrants for the purchase of 26,115 shares of Common Stock at an exercise price of $1.81 per share. On March 12, 2021, the Company issued 26,115 additional warrants for the purchase of common shares at an exercise price of $13.49 per share. On May 25, 2021, the Company issued 26,115 additional warrants for the purchase of common shares at an exercise price of $13.49 per share. The warrants were determined to be liability classified and were recorded at their issuance date fair value as a discount to the loan. See Note 8 for further discussion on redeemable warrants.
On May 25, 2021, the Company drew the full availability of the loan. The outstanding balance of the loan as of December 31, 2021 was $10.0 million.
2021 SVB Loan
On September 10, 2021, the Company entered into a term loan credit agreement with SVB with a maximum credit extension of $20.0 million. The first $10.0 million of the loan can be drawn upon immediately, and the remaining $10.0 million can only be drawn upon to the amount of other additional financing that the Company receives. The company will make interest-only payments until the term loan’s maturity date, which is the earlier of a merger with a special purpose acquisition company (“SPAC”) or March 10, 2022. The interest rate on the term loan is the prime rate + 6.0%.
On September 10, 2021, the Company drew the initial $10.0 million and an additional $3.0 million when the Drive Capital convertible debt was issued. The Company subsequently drew the remaining $7.0 million on October 26, 2021 when the ECP convertible debt was issued. As of November 8, 2021, the full $20 million has been drawn on the loan. On February 4, 2022, the 2021 SVB Loan was amended to extend the maturity date from March 10, 2022 to April 3, 2023. Refer to Note 15 for further information regarding the extension.
Manufacturers Capital Promissory Notes
On January 15, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of machinery and equipment. The Company received proceeds of $299 thousand which required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $5 thousand, inclusive of principal and interest to be paid through January 15, 2025. The imputed interest rate for the year ended December 31, 2021 was 2.8%. The loan agreement does not contain any financial covenants and is

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

substantially
secured by the equipment serving as collateral. The outstanding balance of the loan was $168 thousand as of December 31, 2021.
On March 24, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of equipment. The Company received proceeds of $680 thousand which required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $11.7 thousand, inclusive of principal and interest to be paid through March 24, 2025. The imputed interest rate for the year ended December 31, 2021 was 3.0%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $389 thousand as of December 31, 2021.
On July 13, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of equipment. The Company received proceeds of $253 thousand which required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $5.7 thousand, inclusive of principal and interest to be paid through July 13, 2025. The imputed interest rate for the year ended December 31, 2021 was 2.4%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $203 thousand as of December 31, 2021.
On August 16, 2021, the Company entered into a note agreement with Manufacturers Capital to finance the purchase of equipment. The Company received proceeds of $253 thousand which required down payment of 10% at the time of origination. The agreement calls for 48 monthly payments of $5.7 thousand, inclusive of principal and interest to be paid through August 16, 2025. The imputed interest rate for the year ended December 31, 2021 was 2.0%. The loan agreement does not contain any financial covenants and is substantially secured by the equipment serving as collateral. The outstanding balance of the loan was $207 thousand as of December 31, 2021.
Related Party Convertible Notes – Energize Ventures Fund
On March 12, 2021, the Company entered into a note purchase agreement with Energize Ventures Fund LP, Energize Growth Fund I LP, EV FR SPV and Ironspring Venture Fund
I-FR,
LP, all of which are existing shareholders or affiliates of existing shareholders, for convertible promissory notes (collectively the “Related Party Convertible Notes I”). The Company received the principal of $7.6 million on April 13, 2021 at closing. The Related Party Convertible Notes have a stated interest rate of 6%, with all accrued interest and principal due at maturity, which is April 13, 2023. The Related Party Convertible Notes I are recorded at carrying value. Further, warrants to purchase a maximum of 140,000 shares with an exercise price of $0.01 were issued in conjunction with the closing of the Related Party Convertible Notes I. The warrants were determined to be equity classified and are recorded as a discount to the Related Party Convertible Notes I. For further details, please refer to Note 8. The Related Party Convertible Notes I contain a share settlement redemption feature that qualifies as a derivative liability and requires bifurcation. The derivative had a fair value of $2.5 million as of December 31, 2021 and was recorded in Related party convertible notes and derivative liability on the consolidated balance sheet. For the year ended December 31, 2021, the Company recognized a mark to market loss associated with the derivative of $75 thousand.

F-
50

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The
following
provides a summary of the interest expense of the Company’s Related Party Convertible Notes I and Related Party Derivative Liability with Energize Ventures:

Year ended December 31,
(in thousands)	2021
Contractual interest expense	$327

Amortization of deferred financing costs and convertible debt discount	1,102

Total Interest Expense	$1,429
Effective interest rate	58.3%
The following provides a summary of the convertible notes and derivatives:

As of
(in thousands)	December 31, 2021
Unamortized deferred issuance costs, derivative, and warrants	$3,534
Net carrying amount of convertible note	4,066

Principal value of convertible note	$7,600
Fair value of convertible note and derivative liability	9,936
Fair value of convertible note excluding the derivative liability	$7,446
Fair value level	Level 3
For further information on fair value measurements, refer to Note 10.
Related Party Convertible Notes – Drive Capital Fund
On August 23, 2021, the Company entered into a Note Purchase Agreement with Drive Capital Fund II LP and Drive Capital Ignition Fund II LP (existing stockholders) for convertible promissory notes (collectively the “Related Party Convertible Notes II”). The Company received funding of $3.0 million on August 24, 2021 at closing. The Notes have a stated interest rate of 6%, with all accrued interest and principal due at maturity, which is August 23, 2023. These Related Party Convertible Notes II contain a share settlement redemption feature that qualifies as a derivative liability and requires bifurcation. The derivative had a fair value of $0.6 million as of December 31, 2021 and was recorded in Related party convertible notes and derivative liability on the consolidated balance sheet. For the year ended December 31, 2021, the Company recognized a mark to market loss associated with the derivative of $11 thousand.
The following provides a summary of interest expense on the Company’s Related Party Convertible Notes II and Related Party Derivative Liability with Drive Capital:

Year ended December 31,
(in thousands)	2021
Contractual interest expense	$63

Amortization of deferred financing costs and convertible debt discount	86

Total Interest Expense	$149
Effective interest rate	17.1%

F-
51

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The

following
provides a summary of the convertible notes and derivatives:

As of
(in thousands)	December 31, 2021
Unamortized deferred issuance costs, derivative, and warrants	$474
Net carrying amount of convertible note	2,526

Principal value of convertible note	$3,000
Fair value of convertible note and derivative liability	3,390
Fair value of convertible note excluding the derivative liability	$2,830
Fair value level	Level 3
Related Party Convertible Notes – Energy Capital Partners Holdings
On October 26, 2021, the Company entered into a Note Purchase Agreement with Energy Capital Partners Holdings, LP for convertible promissory notes (collectively the “Related Party Convertible Notes III”). The Company received funding of $7.0 million on October 26, 2021 at closing. The Notes have a stated interest rate of 6%, with all accrued interest and principal due at maturity, which is October 26, 2023. These Related Party Convertible Notes III contain a share settlement redemption feature that qualifies as a derivative liability and requires bifurcation. The derivative had a value of $1.3 million as of December 31, 2021 and was recorded in Related party convertible notes and derivative liability on the consolidated balance sheet. For the year ended December 31, 2021, the Company recognized a mark to market loss associated with the derivative of $122 thousand.

The

following provides a summary of the interest expense of the Company’s Related Party Convertible Notes III and Related Party Derivative Liability with Energy Capital Partners Holdings:

Year ended December 31,
(in thousands)	2021
Contractual interest expense	$76

Amortization of deferred financing costs and convertible debt discount	95

Total Interest Expense	$171
Effective interest rate	16.3%
The following provides a summary of the convertible notes and derivatives:

(in thousands)	As of December 31, 2021
Unamortized deferred issuance costs, derivative, and warrants	$1,130
Net carrying amount of convertible note	5,870

Principal value of convertible note	$7,000
Fair value of convertible note and derivative liability	7,829
Fair value of convertible note excluding the derivative liability	$6,484
Fair value level	Level 3

F-
52

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The

Related Party Convertible Notes I, II, and III are convertible into common shares at the option of the holder within
90
days of maturity or are automatically converted upon closing of a SPAC Transaction. Upon a Qualified Financing event, the Related Party Convertible Notes I, II, and III are convertible into preferred equity (as such terms are defined in the Note Purchase Agreement). As of December 31, 2021, the conversion price of the notes was equal to
80
% of the lowest price per share paid by the other purchasers of equity sold in any of those certain triggering events. The Related Party Convertible Notes I, II, and III were converted into common shares as part of the Business Combination. Refer to Note 15 for further information.
NOTE 6 – INCOME TAXES
The components of the Company’s loss before income taxes are as follows:

	Years Ended December 31,
	2021	2020
United States	$(67,883,898)	$(21,671,394)
Foreign	—	—

Total	$(67,883,898)	$(21,671,394)

The Company did not record any current or deferred federal, state or foreign income taxes for the years ended December 31, 2021 and 2020, respectively.
The

reconciliation of the Federal statutory income tax provision to the Company’s effective income tax provision is as follows:

	Years Ended December 31,
	2021	2020
Federal statutory income tax rate	21%	21%
Federal income tax at statutory rates	$(14,255,619)	$(4,550,993)
Valuation Allowance	13,982,549	4,435,667
Other, permanent difference	273,070	115,326

Total income tax provision	$—	$—

Effective income tax rate	0%	0%
Deferred income taxes reflect the net tax effects of loss and credit carry forwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred income tax assets and liabilities at December 31, 2021 and 2020 were comprised of the following:

	Years Ended December 31,
	2021	2020

Deferred Tax Assets:
Allowance for doubtful accounts	$273,692	$110,381
Accruals and reserves	4,448,488	733,051
Disallowed interest carryforwards	1,332,346	—
Net operating loss and other carryforwards	24,171,779	12,418,254
Stock based compensation	505,580	377,514
Other, net	40,507	16,364

F-
53

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31,
	2021	2020
Deferred tax assets before valuation allowance	$30,772,392	$13,655,564
Valuation Allowance	(30,739,829)	(13,591,637)
Total Deferred Tax Assets, net of valuation allowance	32,563	63,927
Deferred Tax Liabilities:
Depreciation	32,563	63,927
Total Deferred Tax Liabilities	32,563	$63,927
Net Deferred Tax Assets (Liabilities)	$—	$—
A valuation allowance is required to be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. A full review of all positive and negative evidence needs to be considered, including the Company’s current and past performance, the market environments in which the Company operates, the utilization of past tax credits, length of carry back and carry forward periods, as well as tax planning strategies that might be implemented. Management believes that, based on a number of factors, it is more likely than not, that all of the deferred tax assets may not be realized; and accordingly, as of December 31, 2021 and 2020, the Company has provided a full valuation allowance against its net deferred tax assets.
On a gross basis, the Company has Federal net operating loss carry forwards of $89.8 million and $43.9 million as of December 31, 2021 and December 31, 2020, respectively, of which $1.0 million will expire in 2027 and the remainder of which may be carried forward indefinitely. The Company also has State gross net operating loss carry forwards of $79.3 million and $50.1 million as of December 31, 2021 and December 31, 2020, respectively, in various state jurisdictions which begin to expire in 2030. A full valuation allowance has been established for these net operating loss carry forwards as of December 31, 2021 and December 31, 2020. The increase in the valuation allowance in 2021 was due to an increase in the Federal valuation allowance of $14.0 million and an increase to State valuation allowances of $3.2 million. The following is a rollforward of the Company’s valuation allowances for the years ended December 31, 2021 and 2020, respectively:

Valuation allowance as of January 1, 2020	$7,831,390
Adjustments to the valuation allowance	5,760,247
Valuation allowances as of December 31, 2020	13,591,637
Adjustments to the valuation allowance	17,148,192
Valuation allowance as of December 31, 2021	$30,739,829
The Company has no unrecognized tax benefits as of December 31, 2021 and December 31, 2020. The Company is subject to U.S. Federal income tax and various state income taxes. The Company is subject to examination in these jurisdictions for the 2017 year and beyond.
NOTE 7 – STOCKHOLDERS’ EQUITY
(
DEFICIT
)
The consolidated statements of changes in stockholders’ equity (deficit) reflects the Business Combination as defined in Note 1. As Fast Radius was deemed the accounting acquirer in the Business Combination with ENNV, all periods prior to the consummation date reflect the balances and activity of Fast Radius. The balances as of January 1, 2021 and 2020 are from the consolidated financial statements of Fast Radius as of that date, share activity (convertible preferred stock, common stock, treasury stock, additional paid in capital and accumulated deficit) and per share amounts were retroactively adjusted, where applicable, using the recapitalization conversion ratio of 2.056.

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Common Equity
Upon closing of the Business Combination, pursuant to the terms of the Company’s Second Amended and Restated Certificate of Incorporation, the Company
authorized
 350,000,000 shares
 of Common Stock with a par value $0.0001. The holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval and are entitled to receive dividends, as and if declared by the Board out of legally available funds.

The Company has issued and outstanding 39,913,100 and 38,654,855 shares of Common Stock as of December 31, 2021 and 2020, respectively, based on the Exchange Ratio.
Preferred Equity

Upon closing of the Business Combination, pursuant to the terms of the Company’s Second Amended and Restated Certificate of Incorporation, the Company authorized 1,000,000 shares of Preferred Stock with a par value $0.0001. No shares of Preferred Stock are outstanding subsequent to the Business Combination.
Immediately prior to the completion of the Business Combination, all outstanding shares of Fast Radius Preferred Stock converted into an aggregate of 16.0 million shares of Fast Radius common stock (32.9 million shares of Common Stock post Business Combination).
NOTE 8 – WARRANTS
Warrants issued to purchase Common Stock
On December 29, 2020, in connection with the 2020 SVB Loan, the Company issued warrants for the purchase of 53,693 shares of Common Stock at an exercise price of $0.88 per share. On March 12, 2021, the Company amended the December 29, 2020 warrant agreement such that there would be issuances of warrants upon execution of the amendment and on the draw date of the debt. On the date of the amendment, the Company issued 53,693 warrants at an exercise price of $6.56 per share with an expiration date of March 12, 2033. When the draw occurred on May 25, 2021, the Company issued warrants for the purchase of an additional 53,693 shares of Common Stock to SVB at an exercise price of $6.56 per share with an expiration date of March 12, 2033. As of December 31, 2021, the full amount of the debt has been drawn and 161,079 warrants were issued and outstanding associated with the amended agreement, comprised of 53,693 and 107,386 warrants issued in 2020 and 2021, respectively. The SVB warrants are classified as a derivative liability pursuant to ASC
815-40,
Derivatives and Hedging (“ASC
815-40”)
and adjusted to their fair value with changes in fair value recognized in earnings. Refer to Note 5 for further information regarding this loan.
On February 2, 2020, for UPS’s role in assisting to lead and secure the Series B Preferred Stock financing round, the Company issued UPS warrants to purchase up to 209,564 shares of the Company’s Common Stock. The exercise price for the warrants issued to UPS is $0.00005 per share. The warrants are classified as equity and were recorded at fair value upon issuance.

On April 13, 2021, the Company issued warrants for the purchase of 287,843 shares of Common Stock to holders of the Related Party Convertible Notes I, as further discussed in Note 5. The warrants have an exercise price of $0.005 per share with an expiration date of April 13, 2031. The warrants are classified as equity and were recorded at fair value upon issuance with a corresponding discount to the Related Party Convertible Notes I.
On September 10, 2021, the Company issued warrants for the purchase of 218,494 shares of Common Stock to SVB at an exercise price of $10.17 per share with an expiration date of September 10, 2033. These warrants were

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
granted in conjunction with a term loan of up to $20.0 million. As of December 31, 2021, $20.0 million of the debt has been drawn. The SVB warrants are classified as equity and were recorded at fair value upon issuance with a corresponding discount to the notes. Refer to Note 5 for further information regarding this loan.
A summary of the Common Stock warrant activity for the years ended December 31, 2021 and 2020 is as follows:

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at January 1, 2020	1,663,325	$0.41	$0.82
Granted	263,257	0.18	1.09
Exercised	—	—	—

Outstanding at December 31, 2020	1,926,582	$0.38	$0.85	4.06

Exercisable	1,926,582

	Number of warrants	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual term (years)
Outstanding at January 1, 2021	1,926,582	$0.38	$0.85
Granted	613,723	4.77	8.85
Exercised	—	—	—

Outstanding at December 31, 2021	2,540,305	$1.44	$2.79	4.84

Exercisable	2,540,305

As of December 31, 2021 and 2020, there are warrants allowing for the purchase of up to 2,540,305 and 1,926,582 shares of Common Stock, respectively. Warrants are exercisable at any time, at the option of the holder, into Common Stock at a rate of 1 to 1 initially, subject to adjustments for dilution.
Other than warrants accounted for under ASC 718, the Company evaluated the warrants for liability or equity classification in accordance with the provisions of ASC 480 and ASC
815-40.
Based on the provisions governing the warrants in the applicable agreements, the Company determined that the warrants associated with the 2018 SVB loans, 2021 SVB loans, and Related Party Convertible Notes I meet the criteria required to be classified as an equity award. Accordingly, the warrants were recorded at their grant date fair value with no subsequent remeasurement. The 2020 SVB loan warrants associated with the financing agreement have been determined to be liability classified. Accordingly, the warrants were recorded at their initial fair value and are remeasured at fair value at each subsequent reporting date. Additionally, all warrants issued are immediately exercisable and expire on an expiration date specified in each agreement. Warrants issued to XMS Capital Partners, LLC (“XMS”) and UPS are accounted for pursuant to ASC 718, Compensation—Stock Compensation (“ASC 718”). Refer to Note 9 for further information regarding stock-based compensation.

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Warrants issued to purchase Series
A-3
Preferred Stock
On October 4, 2018, in connection with obtaining a $3.0 million loan from ATEL to finance equipment purchases, the Company issued a warrant to purchase up to 188,650 Series
A-3
Preferred shares at a price of $0.79 per share. 66,625 warrants were issued in conjunction with the term loan and have an expiration date that is the earlier of October 4, 2033 or the 5th anniversary of an initial public offering (“IPO”) closing. This warrant to purchase 66,625 shares represents all
A-3
warrants outstanding as of December 31, 2021 and 2020, respectively.
The Company evaluated the Series
A-3
warrants issued to ATEL for liability or equity classification in accordance with the provisions of ASC 480 and ASC
815-40.
Based on the provisions governing the warrants in the applicable agreement, the ATEL Series
A-3
warrants have been determined to be liability classified. Accordingly, the warrants were recorded at their initial fair value and are remeasured at fair value at each subsequent reporting date. All Series
A-3
warrants issued are immediately exercisable and expire on the expiration date specified in the warrant agreement.
The Company recognized expense of $2.2 million and $83 thousand related to liability classified warrants during the years ended December 31, 2021 and 2020, respectively, which included changes in fair value and interest expense associated with the amortization of discounts allocated to the related debt liabilities. The Company recognized $1.8 million and $0.3 million of expense related to equity classified warrants (under ASC 718) during the years ended December 31, 2021 and 2020, respectively, which included the costs recognized upon issuance and interest expense associated with the amortization of discounts allocated to the related debt liabilities.
The number and kind of securities purchasable upon the exercise of these warrants and their exercise price shall be subject to adjustment from time to time upon the occurrence of certain events which may impact the exercise price and number of shares issued, including (a) stock dividends or splits, etc. (b) reclassification, exchange, combinations or substitution or (c) adjustments to conversion price.
NOTE 9 – STOCK BASED COMPENSATION
Stock Options
On December 4, 2017, the Company’s Board of Directors adopted its 2017 Incentive Plan which subsequently was amended and restated on July 29, 2020 (the “Plan”). The Plan was entered into with the objective of attracting and retaining key personnel, providing for additional performance incentives, and promoting the success of the Company by increasing the efforts of participants. The Plan seeks to achieve this purpose by providing for awards in the form of stock options (“options”) and RSUs to officers, employees, consultants, and directors of the Company. Pursuant to the Plan, the Company has issued the following stock-based payment awards to employees and nonemployees in exchange for services provided to the Company, (i) options to the Company’s founders, including options early exercised through a promissory note, (ii) stock options and RSUs to various employees and former employees, and (iii) options and warrants issued to various nonemployee consultants (collectively, the “Awards”). The underlying Awards pursuant to the Plan are administered by the Compensation and Management Development Committee of the Board of Directors.

28 million shares are reserved and available for grant and issuance pursuant to the Plan as of the date of adoption of the amended Plan.
Stock-based compensation expense during the years ended December 31, 2021 and 2020, was $0.9 million and $1.0 million respectively. No income tax benefit was recognized in the consolidated statements of net loss and comprehensive loss and an immaterial amount of compensation was capitalized during 2021. Stock-based

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

compensation expense was recorded in the following financial statement lines within the consolidated statements of net loss and comprehensive loss:

	December 31, 2021	December 31, 2020
Cost of Revenues	$13,402	$14,383
General and Administrative	$680,609	$825,664
Selling and Marketing	$79,695	$104,985
Research & Development	$81,690	$47,048
In 2018, founders early exercised approximately 16 million stock options through execution of partial-recourse promissory notes. The options had an exercise price of $0.14 per share. The options contain various service and performance-based vesting conditions. Specifically, a portion of the options vest solely based on a graded four- year
service condition, a portion vests based on both achievement of a performance condition as well as completion of a graded four-year service condition, and the remaining vest on achieving certain pre-money
valuation in a financing event as well as completion of a graded five-year service condition. During the years ended December 31, 2021 and 2020, 1,039,320 and 4,561,065 of the shares associated with these early exercised options became outstanding for accounting purposes as they were released from the notes’ recourse provision. The release of the notes’ recourse provision was the result of the donation or sale of these early exercised options by the founders, resulting in an increase in Common Stock outstanding.
During fiscal year 2020, the Company issued approximately 2 million stock options to its employees and consultants collectively at exercise prices ranging between $0.70 and $0.88. Stock options granted to employees were subject to graded service-based vesting over the period of four years (primarily), subject, in each case, to the individual’s continued service through the applicable vesting date.
In 2019, the Company issued 136,152 stock options to nonemployees in connection with their respective advisory services to the Company at exercise prices of $0.70. There were no stock options issued to nonemployees during the years ended December 31, 2021 and 2020. Stock options granted to one of the nonemployees are subject to both performance and service-based conditions wherein vesting is contingent upon meeting certain business development goals per year and subject to continued services as senior advisor to the Company. Whereas stock options granted to another nonemployee is subject to a standard four-year time-based vesting schedule with 1/16 of the shares to vest each quarter subject to acceleration upon an initial public offering or a change of control event. With the exception of 786,512 options which had an expiration date of January 11, 2020, all options expire 10 years after the date of grant.

The following table summarizes activity in relation to the Company’s stock options issued to employees, founders and consultants:

	Number of Shares/Units	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(years)

Balance at January 1, 2021	7,354,441	$0.60	$0.33	8.59	$8,636,744
Granted	—	—	—		—
Exercised	218,925	0.47	0.26		2,882,631
Forfeited	524,578	0.62	0.33		5,965,765
Expired	59,953	0.72	0.39		675,649

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Number of Shares/Units	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
				(years)
Balance at December 31, 2021	6,550,985	$0.61	$0.33	7.60	$75,296,955
Exercisable at December 31, 2021	3,197,157	0.50	0.27	7.31	37,456,625
Expected to vest at December 31, 2021	3,353,828	0.71	0.36	7.87	37,840,330
As of December 31, 2021, there was approximately $0.9 million of unrecognized compensation cost related to options under the Plan which is expected to be recognized over a weighted average period of 1.1 years.
The Company recognizes compensation expense for the options equal to the fair value of the equity-based compensation awards over the vesting period of such awards. The fair values associated with the options are estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions:

2020
Expected annual dividend yield	0.00%
Expected volatility	51.78%
Risk-free rate of return	0.75%
Expected option term (years)	5.98

The Black-Scholes option pricing model requires the input of certain subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate and (d) expected dividends. Due to the lack of company-specific historical and implied volatility data for trading the Company’s stock in the public market, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to the Company, including stage of product development and digital manufacturing industry focus. The Company is a technology and services platform positioned as a supply chain solution and the representative group of companies has certain similar characteristics to the Company. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. For options granted to nonemployees, the Company utilizes the contractual term of the arrangement as the basis for the expected term assumption. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the options. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its Common Stock, which is similar to the Company’s peer group.

Restricted Stock Units
As of December 31, 2021 and 2020, the Company has issued 4,936,522 and 530,548, respectively, of RSUs with a weighted average grant date fair value of $7.56 and $0.87 per RSU, respectively. Of the 4,936,522 RSUs issued as of December 31, 2021, 2,799,795 are standard RSUs and 2,136,726 are founder RSUs.
Standard employee RSUs contain both service and performance conditions wherein vesting is generally subject to a requisite four year service period, whereby the award vests 25% on the one-year
anniversary of the Vesting

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Commencement Date
(as defined in the Company’s Stock Purchase Agreement) then ratably over 36 monthly installments, subject to continuous service by the individual and achievement of the performance target, as stipulated in the notice of grant (“Liquidity Event” as defined in the underlying agreements). Due to the nature of the performance condition, recognition of compensation cost has been deferred until the occurrence of a Liquidity Event.
As of December 31, 2021, unrecognized compensation costs associated with outstanding RSUs was approximately
$35.8 million.
Founder RSUs include a portion that vests upon the closing of a SPAC transaction or the first IPO to occur following February 1, 2021, and a portion that will vest on the first day following the lapse of the
Lock-up
Period, the first 180 days from the consummation of a SPAC transaction or IPO, on which the Company Valuation equals or exceeds $1.5 billion. 1,228,330 of the founders RSUs will vest upon completion of the initial SPAC transaction or IPO and the remaining 908,397 will vest upon the achievement of a $1.5 billion valuation following a SPAC transaction or IPO. Due to the nature of the vesting conditions, recognition of compensation cost has been deferred until the applicable vesting conditions have been met.
See below for a summary of RSU activity for the year ended December 31, 2021:

	Number of units	Weighted average grant date fair value

Non-vested at January 1, 2021	493,358	$0.87
Granted	4,405,974	8.37
Vested	—	—
Forfeited	(257,372)	5.83
Non-vested at December 31, 2021	4,641,960	$7.72

The stock-based compensation expense associated with RSUs will not be recognized until the completion of a Liquidity Event, at which time RSUs whose service conditions have been met will vest and the associated compensation costs will be recognized as stock-based compensation expense.
As of December 31, 2021, the service conditions for 342,945 of the outstanding 2,505,234 standard employee RSUs have been achieved. The remaining outstanding employee RSUs are expected to achieve their service conditions over a weighted average period of approximately 1.4 years.
Note 10 – Fair Value Measurements
The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1 -
Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for Level 1 investments generally does not require significant judgment, and the estimation is not difficult.

Level 2 -
Pricing is provided by third-party sources of market information obtained through investment advisors. The Company does not adjust for or apply any additional assumptions or estimates to the pricing information received from its advisors.

F-
60

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Level 3 -
Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 instruments involves the most management judgment and subjectivity.

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020 by level within the fair value hierarchy are as follows:

	December 31, 2021
	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Cash sweep and money mar ket accounts	$8,701,895	$	$
Related party derivative liabilities	$—	$—	$4,395,000
Warrant liability	$—	$—	$2,968,435

	December 31, 2020
	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)
Cash sweep and money market accounts	$17,562,823	$—	$—
Warrant liability	$—	$—	$199,408
There were no transfers between Level 1, 2 or 3 during the periods ended December 31, 2021 and December 31, 2020
.

Fair Value of warrants issued to purchase Common Stock
The following table includes a summary of the changes in fair value of the Company’s liability classified warrants issued to purchase Common Stock measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Beginning balance	$86,963	$—
Additions	987,747	86,963
Change in fair value recorded in earnings	939,454	—

Ending balance	$2,014,164	$86,963

F-
61

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability for common share warrants, including the estimated common stock price of Fast Radius Operations, Inc. prior to the recapitalization, categorized within Level 3 of the fair value hierarchy as of December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Stock Price	$28.28	$4.11
Term (Years)	10.71	12.00
Volatility	84.40%	120.13%
Risk-free rate of return	1.52%	0.13%
Dividend Yield	0.00%	0.00%
Fair Value of warrants issued to purchase series
A-3
preferred stock
The following table includes a summary of changes in fair value of the Company’s liability classified warrants issued to purchase series
A-3
preferred stock measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Beginning balance	$112,445	$32,405
Additions	—	—
Change in fair value recorded in earnings	841,826	80,040

Ending balance	$954,271	$112,445

A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s warrant liability for
A-3
preferred share warrants, including the estimated A-3 preferred stock price of Fast Radius Operations, Inc. prior to the recapitalization, categorized within Level 3 of the fair value hierarchy as of December 31, 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020
Stock Price	$30.19	$4.23
Term (Years)	11.26	12.50
Volatility	83.10%	118.63%
Risk-free rate of return	1.54%	0.13%
Dividend Yield	0.00%	0.00%

Related Party Derivative Liability
The following table includes a summary of changes in fair value of the Company’s Related party derivative liabilities related to the convertible notes measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2021:

December 31, 2021
Beginning balance	$—
Additions	4,187,000
Change in fair value recorded in earnings	208,000

Ending balance	$4,395,000

F-
62

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A summary of the weighted average significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability categorized within Level 3 of the fair value hierarchy as of December 31, 2021 and their inception dates are as follows:

Energize Ventures	December 31, 2021	April 13, 2021 (Inception)
Cost of debt	11.0%	11.0%
Term (Years)	0.08 – 0.25	0.25 – 0.50
Present value factor	0.98 – 0.99	0.95 – 0.97

Drive Capital	December 31, 2021	August 24, 2021 (Inception)
Cost of debt	11.0%	11.0%
Term (Years)	0.08 – 0.25	0.31 – 0.60
Present value factor	0.98 – 0.99	0.94 – 0.97

ECP Holdings	December 31, 2021	October 26, 2021 (Inception)
Cost of debt	11.0%	10.0%
Term (Years)	0.08 – 0.25	0.27 – 0.43
Present value factor	0.98 – 0.99	0.96 – 0.98
NOTE 11 – COMMITMENTS AND CONTINGENCIES
The Company accounts for loss contingencies in accordance with ASC
450-20,
Loss Contingencies
. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.
Commitments
In May 2021, the Company entered into a master subscription agreement with Palantir Technologies Inc. (“Palantir”) in which the Company would commit to utilize software and services from Palantir over the next six years for a total of $45.0 million. The software and services are an integral part of the Company’s plan to provide automated intelligence solutions as a service upon commercialization of the Company’s Cloud Manufacturing Platform. The agreement is structured such that the Company committed to spend $50.0 thousand per month through the earlier of the closing of the Merger or December 31, 2021. Should the Merger not have been consummated, the Company had the option of terminating the agreement and no further commitments would have been required. Upon close of the Merger in February 2022, the Company made a payment to Palantir of $
9.4
 million and the remaining
non-cancellable
future minimum payments due on this firm purchase agreement are $
10.1
 million.
Contingencies
In October 2021, based on an internal review, the Company became aware of certain additional duties likely owed to the United States Customs and Border Protection (“CBP”). The Company initiated a voluntary prior disclosure to CBP in late 2021 of certain possible errors in the declaration of imported products relating to value, classification, and other matters. The Company’s comprehensive review of import practices and communication with CBP is ongoing to accurately complete the analysis and quantify the liability. As a result, related to
F-
63

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

additional duties primarily from 2021, the Company recognized a $1.0 million charge within Cost of revenues in the consolidated statement of net loss and comprehensive loss for the year ended December 31, 2021. The Company made a further submission to CBP in March 2022 providing details regarding the possible errors and is working diligently to resolve the matter. The resolution of this prior disclosure could be material to the Company’s cash flows in a future period and to its results of operations for any period.
Operating Leases
The Company leases certain equipment (3D printers), office space and its corporate headquarters under non-cancelable
lease agreements with remaining terms that do not extend past 2026 which are accounted for as operating leases. Rent expense is recorded on a straight-line basis over the lease term. Certain of the operating lease agreements contain rent escalation provisions. The difference between cash rent payments and the recognition of straight-line rent expense is recorded as deferred rent. Rent expense for the years ended December 31, 2021 and 2020 was $3.1 million and $1.7 million, respectively.
Future minimum
non-cancelable
lease payments under the Company’s operating leases as of December 31, 2021 were as follows:

Amounts
2022	2,895,231
2023	2,191,339
2024	779,456
2025	803,073
2026	67,087

Total	$6,736,187

NOTE 12 – EMPLOYEE BENEFIT PLAN
The Company sponsors a defined contribution plan for its employees in the United States. This plan is qualified under Section 401(k) of the U.S. tax code. Currently, the Company does not match any employee contributions and no expense was recorded in the consolidated statements of net loss and comprehensive loss for the years ended December 31, 2021 and 2020, respectively.

NOTE 13 – RELATED PARTY TRANSACTIONS
United Parcel Service
Since the Company’s inception, UPS has contributed significant amounts of capital in the form of equity and debt to the Company. UPS currently has investments in
Common Stock
 with
a
balances of

$
38.4
 million as of December 31, 2021 and 2020, respectively. The Company has multiple agreements with UPS, which are summarized below.
The Company entered into a Discount Agreement in 2016 with UPS, which was amended in March 2017 and March 2019. Under the agreement, UPS performs advertising and brand marketing services for the Company. In exchange for the services, the Company has agreed to compensate UPS in the form of equity royalties which are determined based on 6% of the Company’s gross revenues. The Company determined this arrangement qualifies as a nonmonetary transaction within ASC 718. In 2019, the Company issued 30,684 shares of
C
ommon
S
tock for these services. As of December 31, 2021 and 2020, the Company recognized $2.5 million and $1.3 million as a

F-
64

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 related party accrued liability on the consolidated balance sheets. During the years ended December 31, 2021 and 2020, the Company recognized $
1.2

million and $0.8 million, respectively, in sales and marketing expense on its consolidated statements of net loss and comprehensive loss.

The Company entered into a warehouse rental agreement with UPS in January 2015. The Company leases space in a warehouse in Louisville, KY that is used for printing equipment, supplies, packages and shipping space. The Company paid $66.7 thousand and $65.7 thousand in lease payments to UPS for the years ended December 31, 2021 and 2020, respectively.
The Company entered into a shipping service agreement with UPS in 2016 (as amended in both 2017 and 2019) for which the Company receives pickup and delivery services. The Company paid $1.0 and $0.5 million in fees to UPS for shipping services for the years ended December 31, 2021 and 2020, respectively.
The Company entered into a
sub-lease
agreement with UPS in August 2018. The Company
sub-leases
office space from UPS in Singapore. The Company paid $7.3 thousand and $6.7 thousand in lease payments to UPS for the years ended December 31, 2021 and 2020, respectively.
Energize Venture Fund & Ironspring Venture Fund
On February 3, 2020, Energize Venture Fund LP (“Energize”) purchased 3,734,151 shares of common stock with a balance of $10.8 million as of December 31, 2021 and 2020, respectively.
On February 3, 2020, Ironspring Venture Fund I, LP (“Ironspring”) purchased 304,818 shares of common
s
tock with a balance of $2 million as of December 31, 2021 and 2020, respectively.
On March 12, 2021, the Company signed a convertible note agreement with Energize and Ironspring, which was funded on April 13, 2021. The Company received $7.6 million in proceeds related to these notes. The notes have a stated interest rate of 6% and an effective interest rate of 58%, with all principal and interest due at maturity. As of December 31, 2021, the Company recognized $1.4 million in interest expense related to these notes and has recorded a derivative liability with a fair market value of $2.5 million as of December 31, 2021. Please refer to Note 5 for further details.
The Company also issued warrants to purchase 287,843 shares of Common Stock to holders of Energize, as further discussed in Note 8.
Drive Capital
On November 13, 2017, Drive Capital purchased 8,212,671 shares of commo
n stock
 for $4.0 million. Drive Capital made additional purchases of 3,773,006 shares of common
s
t
ock on June 12, 2018 and of 1,524,107 shares of
common s
tock on March 21, 2019 for $3.0 million and $10.0 million, respectively. All shares purchased by Drive Capital remain outstanding as of December 31, 2021 and 2020, respectively.

On August 24, 2021, the Company signed a convertible note agreement with Drive Capital, which was funded on August 24, 2021. The Company received $3.0 million in proceeds related to these notes. The notes have a stated interest rate of 6% and an effective interest rate of 17%, with all principal and interest due at maturity. As of December 31, 2021, the Company recognized $0.1 million in interest expense related to these notes and has recorded a derivative liability with a fair market value of $0.6 million as of December 31, 2021. Please refer to Note 5 for further details.

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

ECP Holdings
On October 26, 2021, the Company signed a convertible note agreement with Energy Capital Partners Holdings LP (“ECP Holdings”), an affiliate of ENNV, which was funded on October 26, 2021. The Company received $7.0 million in proceeds related to these notes. The notes have a stated interest rate of 6% and an effective interest rate of 16%, with all principal and interest due at maturity. As of December 31, 2021, the Company recognized $0.2 million in interest expense related to these notes and has recorded a derivative liability with a fair market value of $1.3 million as of December 31, 2021. Please refer to Note 5 for further details.
Palantir
Concurrently with the execution of the Merger Agreement, ENNV entered into subscription agreements with certain third-party investors, including, among others, UPS, Palantir and ENNV (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ENNV agreed to issue and sell, to the PIPE Investors an aggregate of
7,500,000
shares of Common Stock (the “PIPE Shares”) for a purchase price of
 $10.00 per share, or an aggregate purchase price of $75.0 million, in a private placement
 (the “PIPE Investment”).
The Pipe Investment closed concurrently with the Business Combination on February 4, 2022. In May 2021, the Company entered into a master subscription agreement with Palantir in which the Company would commit to utilize software and services from Palantir over the next six years for a total of $45.0 million. The software and services are an integral part of the Company’s plan to provide automated intelligence solutions as a service upon commercialization of the Company’s Cloud Manufacturing Platform. The agreement is structured such that the Company committed to spend $50 thousand per month through the earlier of the closing of the Merger or December 31, 2021. Should the Merger not have been consummated, the Company had the option of terminating the agreement and no further commitments would have been required. Upon close of the Merger in February 2022, the Company made a payment to Palantir of $9.4 million and the remaining non-cancellable
future minimum payments due on this firm purchase agreement are $10.1 million.
NOTE 14 – NET LOSS PER SHARE
The Company computes basic loss per share using net loss attributable to Common Stockholders and the weighted-average number of Common Stock shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive. The Company’s potentially dilutive securities, which include stock options, unvested restricted stock awards/units, convertible notes, redeemable convertible preferred stock and warrants to purchase shares of redeemable convertible preferred stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to the Company’s stockholders’ is the same.

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted earnings calculations for the years ended December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Income (loss) available to Common Stockholders per share:
Net loss	$(67,883,898)	$(21,671,394)
Weighted average common shares outstanding:
Basic and Diluted	41,454,582	38,900,813
Net loss per share – Basic and Diluted	$(1.64)	$(0.56)

F-
66

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The computation
of diluted net loss per share excluded
approximately 16 million

and 8
million
shares in 2021 and 2020, respectively, because their inclusion would have had an anti-dilutive effect on net loss per share
NOTE 15 – SUBSEQUENT EVENTS
In connection with the preparation of the consolidated annual financial statements for the year ended December 31, 2021, management has evaluated events through March
30
, 2022 which is the date the financial statements were issued, to determine whether any events required recognition or disclosure in the consolidated financial statements. The following subsequent events were identified through the date of these consolidated financial statements:
On February 4, 2022, Fast Radius consummated the Business Combination. The aggregate merger consideration issued by ENNV (such company, following the Business Combination, the “
Combined Company
”)

was
 $
750.0
 million. In connection with the Closing:

•	Each issued and outstanding share of Fast Radius capital stock was converted into and exchanged for 65,000,000 shares of the Combined Company’s Common Stock.

•
Outstanding
p
rincipal on the mandatorily redeemable Fast Radius convertible notes were converted into 989,539 shares of Fast Radius Common Stock (2,034,513 shares of the Combined Company’s Common Stock).

•	1,267,948 warrants were exercised and converted into 1,089,378 shares of the Combined Company’s Common Stock.

•	803,227 RSUs and 25,306 options vested upon the closing of the Business Combination. Compensation expense associated with these awards will be recognized in the first quarter of 2022.

•	$3.6 million in transaction bonuses to certain founders and employees of the Company upon consummation of the Business Combination became due.
Upon the completion of the Business Combination, Lou Rassey, Chief Executive Officer, was granted a restricted stock unit award (“Closing RSU Award”) under the Plan. The Closing RSU Award will be in respect to the number of shares of Combined Company Common Stock equal to 5% of the sum of: (i) the total number of shares of Combined Company Common Stock as determined on a fully diluted basis as of the Closing, plus (ii) total number of Earn Out Shares. The Closing RSU Award is eligible to vest in installments contingent upon Mr. Rassey’s continued employment as Chief Executive Officer through the date of attainment of each of the Combined Company common stock share price performance goals. The aggregate estimated grant date fair value of the closing RSU award will be determined using a Monte Carlo Simulation model during the first quarter of 2022.
On February 4, 2022, the 2021 SVB Loan was amended to extend the maturity date from the Closing to April 3, 2023 and required payment of $2.0 million of the $20.0 million outstanding principal balance upon consummation of the Business Combination. This amendment also added the original $0.8 million fee due at the SPAC closing to the amended loan’s outstanding principal balance, deferring its repayment until maturity. In exchange for the extension of the loan, Fast Radius will pay an additional fee of $2.1 million due at maturity. The Company will make six interest-only payments beginning March 1, 2022 and will begin paying $2.4 million in principal beginning September 1, 2022. The interest rate on the term loan is the prime rate + 6.0%.

Fast Radius Operations, Inc.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In conjunction with the close of the Business Combination, the Company paid approximately $9.4 million to Palantir related to services provided under the agreement as of the Closing. Please refer to Note 11 for further details.
The Company is not aware of any additional subsequent events, other than those described above, that would require recognition or disclosure in the consolidated financial statements.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution.
The following table indicates the estimated expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions.

Amount
Securities and Exchange Commission registration fee		$15,128.56
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees and expenses		*
Financial printing and miscellaneous expenses		*

Total expenses	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 14.    Indemnification of Directors and Officers.
Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Charter provides that no director of the registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our Charter provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “
Indemnitee
”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Charter provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 15.    Recent Sales of Unregistered Securities.
Founder Shares
On December 8, 2020, the Sponsor paid $25,000 in exchange for 8,625,000 Founder Shares, or approximately $0.003 per share. On December 23, 2020, we effectuated a 6-for-5 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 7,187,500 Founder Shares. On January 26, 2021, we effectuated a 5-for-6 split of the founder shares, resulting in an aggregate outstanding amount of 8,625,000 Founder Shares. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding common stock upon completion of the ENNV IPO. Such securities were issued in connection with the Company’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor was an accredited investor for purposes of Rule 501 of Regulation D.
Private Placement Warrants
In addition, the Sponsor and GSAM purchased from the Company an aggregate of 6,266,667 Private Placement Warrants at $1.50 per warrant for an aggregate purchase price of approximately $9,400,000. This purchase took place on a private placement basis simultaneously with the completion of the Initial Public Offering. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
No underwriting discounts or commissions were paid with respect to such sales.
PIPE Subscription Agreements
Concurrently with the execution of the Merger Agreement, ENNV entered into Subscription Agreements with the PIPE Investors, pursuant to which ENNV agreed to sell, and the PIPE Investors agreed to purchase, an aggregate of 7,500,000 PIPE Shares at a purchase price of $10.00 per share, for gross proceeds of $75.0 million, in a private placement.
In accordance with the terms of the Subscription Agreements, on February 4, 2022, the Company issued and sold 7.5 million unregistered securities to the PIPE Investors. The shares of Common Stock issued pursuant to the Subscription Agreements were not registered under the Securities Act and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.
Forward Purchase Agreement Side Letter
Concurrently with the execution of the Merger Agreement, ENNV, the Sponsor and GSAM, entered into the Side Letter, pursuant to which GSAM irrevocably consented to purchase from ENNV, and ENNV agreed to issue and sell to GSAM, 2,500,000 Forward Purchase Units, each consisting of one share of Common Stock and one-quarter
of one Forward Purchase Warrants, each whole redeemable warrant of which is exercisable to purchase one share of Common Stock at an exercise price of $11.50 per share, at a price of $10.00 per Forward Purchase Unit substantially concurrently with the Closing. On January 20, 2022, ENNV, the Sponsor and GSAM entered the 2022 Side Letter pursuant to which, if GSAM acquired any Eligible Shares, and, in each case, did not transfer such Eligible Shares prior to the Closing Date, then such Eligible Shares would be “
Non-Redeemed
Shares
,” and the number of Forward Purchase Units GSAM was obligated to purchase under the Forward Purchase Agreement would be reduced by the number of
Non-Redeemed
Shares. Notwithstanding any such reduction in the number of Forward Purchase Units that GSAM was obligated to purchase under the Forward Purchase Agreement, upon the consummation of the sale of such Forward Purchase Units, ENNV issued to GSAM a number of additional Forward Purchase Warrants, such that GSAM received 625,000 Forward Purchase Warrants in the aggregate. On January 27, 2022, GSAM delivered to ENNV a notice that it had acquired 2,375,000
Non-Redeemed
Shares. The Company issued 125,000 Forward Purchase Units concurrently with the Closing of the Business Combination on the Closing Date.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
2.1†	Agreement and Plan of Merger, dated as of July 18, 2021, by and among ECP Environmental Growth Opportunities Corp., ENNV Merger Sub, Inc. and Fast Radius, Inc. (included as Annex A to the Final Proxy Statement/Prospectus)	424 (b)(3)	333-259335	2.1	January 13, 2022

2.2	Amendment to the Agreement and Plan of Merger, dated as of December 26, 2021, by and among ECP Environmental Growth Opportunities Corp., ENNV Merger Sub, Inc. and Fast Radius, Inc.	8-K	001-40032	2.1	December 27, 2021

2.3	Amendment No. 2 to the Agreement and Plan of Merger, dated as of January 31, 2022, by and among ECP Environmental Growth Opportunities Corp., ENNV Merger Sub, Inc. and Fast Radius, Inc.	8-K	001-40032	2.1	February 2, 2022

3.1	Second Amended and Restated Certificate of Incorporation of Fast Radius, Inc.	8-K	001-40032	3.1	February 10, 2022

3.2	Amended and Restated Bylaws of Fast Radius, Inc.	8-K	001-40032	3.2	February 10, 2022

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

4.1	Warrant Agreement, dated February 8, 2021, by and between ECP Environmental Growth Opportunities Corp. and American Transfer & Trust Company, LLC.	8-K	001-40032	4.1	February 12, 2021

5.1**	Opinion of DLA Piper LLP (US)

10.1	Form of Subscription Agreement.	8-K	001-40032	10.3	July 19, 2021

10.2	Securities Subscription Agreement, dated November 30, 2020, by and between the Company and Sponsor.	S-1	333-252172	10.4	January 15, 2021

10.3	Amended and Restated Registration Rights Agreement, dated as of July 18, 2021, by and among ECP Environmental Growth Opportunities Cor., ENNV Holdings, LLC, Goldman Sachs Asset Management, L.P and certain equityholders	8-K	001-40032	10.3	July 19, 2021

10.4	Company Support Agreement, dated July 18, 2021, by and among ECP Environmental Growth Opportunities Corp., ENNV Merger Sub., Inc., Fast Radius, Inc. and certain other parties thereto	8-K	001-40032	10.4	July 19, 2021

10.5	Sponsor Support Agreement, dated July 18, 2021, by and among ECP Environmental Growth Opportunities Corp., Fast Radius, Inc, the Sponsor and the Company’s officers and directors.	8-K	001-40032	10.5	July 19, 2021

10.6	Side Letter to Forward Purchase Agreement, dated as of July 18, 2021, by and among ECP Environmental Growth Opportunities Corp., ENNV Holdings, LLC and Goldman Sachs Asset Management, L.P.	8-K	001-40032	10.2	July 19, 2021

10.7	Side Letter to Forward Purchase Agreement, dated as of January 20, 2022, by and among ECP Environmental Growth Opportunities Corp., ENNV Holdings, LLC and Goldman Sachs Asset Management, L.P.	8-K	001-40032	10.1	January 21, 2022

10.8#	Form of Indemnification Agreement of Fast Radius, Inc.	S-4/A	333-259335	10.20	January 10, 2022

10.9#	2022 Equity Incentive Plan.	8-K	001-40032	10.9	February 10, 2022

10.10#	2022 Employee Stock Purchase Plan.	8-K	001-40032	10.10	February 10, 2022

10.11#	Amended and Restated Executive Employment Agreement, dated November 24, 2021, by and between Fast Radius, Inc. and Lou Rassey	S-4/A	333-259335	10.21	November 26, 2021

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

10.12#	Executive Employment Agreement, dated February 28, 2021, by and between Fast Radius, Inc. and Patrick McCusker	S-4	333-259335	10.22	September 3, 2021

10.13#	Amendment to Executive Employment Agreement, dated January 16, 2022, by and between Fast Radius, Inc. and Lou Rassey	8-K	001-40032	10.13	February 10, 2022

10.14#	Amendment to Executive Employment Agreement, dated January 16, 2022, by and between Fast Radius, Inc. and Patrick McCusker	8-K	001-40032	10.14	February 10, 2022

10.15	Letter Agreement, dated as of December 31, 2021, by and among ECP Environmental Growth Opportunities Corp., Fast Radius, Inc. and certain equityholders of Fast Radius, Inc. named therein.	S-4/A	333-259335	10.25	January 10, 2022

10.16†+	Amended and Restated Discount Agreement, dated as of March 21, 2019, by and between Fast Radius, Inc. and United Parcel Service General Services Co.	8-K	001-40032	10.16	February 10, 2022

10.17	Loan and Security Agreement, dated as of September 10, 2021, by and between Fast Radius, Inc. and SVB Innovation Credit Fund VIII, L.P.	10-K	001-40032	10.17	April 15, 2022

10.18	Consent and First Amendment to Loan and Security Agreement, dated as of February 4, 2022, by and between Fast Radius, Inc. and SVB Innovation Credit Fund VIII, L.P.	10-K	001-40032	10.18	April 15, 2022

10.19	Second Amendment to Loan and Security Agreement, dated as of February 16, 2022, by and between Fast Radius, Inc. and SVB Innovation Credit Fund VIII, L.P.	10-K	001-40032	10.19	April 15, 2022

10.20	Loan and Security Agreement, dated as of December 29, 2020, by and between Fast Radius, Inc. and Silicon Valley Bank	10-K	001-40032	10.20	April 15, 2022

10.21	First Amendment to Loan and Security Agreement, dated as of March 12, 2021, by and between Fast Radius, Inc. and Silicon Valley Bank	10-K	001-40032	10.21	April 15, 2022

10.22#	Form of Notice of Grant and Restricted Stock Units Agreement under the Fast Radius, Inc. 2022 Equity Incentive Plan	10-K	001-40032	10.22	April 15, 2022

10.23	Purchase Agreement, dated May 11, 2022, between Fast Radius, Inc. and Lincoln Park Capital Fund, LLC	8-K	001-40032	10.1	May 12, 2022

10.24*#	Executive Employment Agreement, dated August 13, 2021, by and between Fast Radius, Inc. and Prithvi Gandhi

16.1	Letter regarding Change in Certifying Accountant	8-K	001-40032	16.1	March 30, 2022

21.1	List of Subsidiaries	10-K	001-40032	21.1	April 15, 2022

Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

23.1*	Consent of Deloitte & Touche LLP (with respect to Legacy Fast Radius’s consolidated financial statements)

23.3**	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1***	Power of Attorney

101.INS**	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document)

101.SCH**	Inline XBRL Taxonomy Extension Schema Document

101.CAL**	Inline XBRL Taxonomy Calculation Linkbase Document

101.DEF**	Inline XBRL Taxonomy Definition Linkbase Document

101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104**	Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments)

107**	Filing Fee Table

*	Filed herewith.
**	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-264427) filed by the Company with the SEC on April 21, 2022.
***	Included on the signature page to the Company’s Registration Statement on Form S-1 (File No. 333-264427) filed by the Company with the SEC on April 21, 2022.
†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation
S-K
Item 601. The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates a management contract or compensatory plan, contract or arrangement.
+	Certain portions of this exhibit have been omitted pursuant to Regulation S-K, Item (601)(b)(10).
(b)
Financial Statement Schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “
Calculation of Registration Fee
” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form
S-1
and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof;
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4) that, for the purpose of determining liability under the Securities Act to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
Provided
,
however
, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Chicago, Illinois, on this 3 rd
 day of June, 2022.

Fast Radius, Inc.

By:	/s/ Prithvi Gandhi
Name: Prithvi Gandhi
Title: Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

* Lou Rassey	Chief Executive Officer, Chairperson and Director ( Principal Executive Officer )	June 3, 2022

/s/ Prithvi Gandhi Prithvi Gandhi	Chief Financial Officer ( Principal Financial and Accounting Officer )	June 3, 2022

* Matthew Flanigan	Director	June 3, 2022

* Steven Koch	Director	June 3, 2022

* Matthew Maloney	Director	June 3, 2022

* Tyler Reeder	Director	June 3, 2022

* Nick Solaro	Lead Independent Director	June 3, 2022

* Elizabeth Ziegler	Director	June 3, 2022

* By:	/s/ Prithvi Gandhi
Name: Prithvi Gandhi
Title: Chief Financial Officer